     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2002

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM S-11
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           NEWCASTLE INVESTMENT CORP.
      (Exact name of registrant as specified in its governing instruments)
                             ---------------------
                          1251 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10020
                                 (212) 798-6100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               RANDAL A. NARDONE
                                   SECRETARY
                           NEWCASTLE INVESTMENT CORP.
                       C/O FORTRESS INVESTMENT GROUP LLC
                          1251 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10020
                                 (212) 798-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

             DAVID J. GOLDSCHMIDT                            J. GERARD CUMMINS
   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                    JAMES O'CONNOR
                4 TIMES SQUARE                         SIDLEY AUSTIN BROWN & WOOD LLP
        NEW YORK, NEW YORK 10036-6522                         875 THIRD AVENUE
                (212) 735-3000                            NEW YORK, NEW YORK 10022
                                                               (212) 906-2000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
            TITLE OF SECURITIES                PROPOSED MAXIMUM AGGREGATE               AMOUNT OF
              BEING REGISTERED                    OFFERING PRICE(1)(2)           REGISTRATION FEE(2)(3)
------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share.....          $115,000,000                     $10,580.00
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Includes shares that may be purchased pursuant to an over-allotment option granted to the underwriters.
(2) Estimated based on a bona fide estimate of the maximum aggregate offering price solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.
(3) $123,408.76 was previously paid in connection with the registration statement (no. 333-63061) filed by Newcastle Investment Holdings Corp. (formerly Fortress Investment Corp.), the parent corporation of the issuer, which was withdrawn.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING, PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 14, 2002

PROSPECTUS

                                           SHARES

                                NEWCASTLE INVESTMENT CORP.
(BEAR, STEARNS & CO., LOGO)       COMMON STOCK
                             ---------------------

    This is the initial public offering of Newcastle Investment Corp. No public market currently exists for our common stock. All of our common stock is currently owned by Newcastle Investment Holdings Corp. After this offering, new
investors will own    % of our common stock and Newcastle Investment Holdings
Corp. will own    % of our common stock, assuming no exercise of outstanding options.

    We currently anticipate the initial public offering price of our common
stock to be between $        and $    per share. We will apply for listing of
the shares on the New York Stock Exchange under the symbol "NCT."

    We are externally managed by Fortress Investment Group LLC, our manager. At March 31, 2002, Fortress Investment Group and its employees owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options). We have also granted to our manager an option to purchase shares of our common stock. In addition, in connection with this offering, we will grant to our manager an option to purchase an additional shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. As a result, upon completion of this offering, our manager will
beneficially own approximately    % of our common stock, taking into account its
interest in Newcastle Investment Holdings and assuming its exercise of all of its options. The manager option shares will not be registered in connection with this offering. We have no ownership interest in Fortress Investment Group. We pay Fortress Investment Group an annual base management fee and may pay an incentive return based on certain performance criteria. Fortress Investment Group also manages and invests in other entities, including Newcastle Investment Holdings, that invest in real estate assets.

    We are organized and conduct our operations to qualify as a real estate investment trust (a REIT) for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter and bylaws contain certain restrictions relating to the ownership and transfer of our common stock, including a 9.8% ownership limit.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF THESE RISKS, INCLUDING, AMONG OTHERS:

    - We are dependent upon our manager and may not find a suitable replacement if our manager terminates the management agreement.

    - All of our officers are officers of our manager.

    - Our manager manages and invests in other real estate-related vehicles, including Newcastle Investment Holdings, and our chairman and chief executive officer and some of our other officers also serve as officers and/or directors of these other entities.

    - We were organized in June 2002. While our business has previously been operated as part of Newcastle Investment Holdings, we have no separate operating history.

    - Our ability to continue to pay dividends on our common stock at or above historical levels paid by Newcastle Investment Holdings may be dependent on our ability to generate gains upon sales of investments.

    - We may change our investment strategy without stockholder consent.

    - Many of our investments are illiquid and we may not be able to respond to changes in market conditions.

    - We invest in subordinated securities, which have a greater risk of loss than more senior securities.

    - We may leverage up to 90% of the value of our assets.

    - Interest rate fluctuations may reduce our net income.

    - If we fail to qualify as a REIT, we will be subject to income tax at regular corporate rates.

    - Newcastle Investment Holdings may make a distribution to its stockholders of shares of our common stock at any time following 180 days after the date of this prospectus and substantial sales of these shares may adversely affect the market price of our common stock.
                             ---------------------

                                                                          UNDERWRITING
                                                                PRICE     DISCOUNTS AND   PROCEEDS
                                                              TO PUBLIC    COMMISSIONS     TO US
                                                              ---------   -------------   --------
Per Share...................................................    $             $            $
Total.......................................................    $             $            $

    We have granted the underwriters a 30-day option to purchase up to additional shares to cover any over-allotments.

    Delivery of the shares will be made on or about         , 2002.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

BEAR, STEARNS & CO. INC.                                         LEHMAN BROTHERS
                         BANC OF AMERICA SECURITIES LLC
                The date of this prospectus is           , 2002

     YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................   16
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   28
USE OF PROCEEDS.............................................   29
DISTRIBUTION POLICY.........................................   29
CAPITALIZATION..............................................   32
DILUTION....................................................   33
SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.......   34
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION......   37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF HISTORICAL FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   50
NEWCASTLE INVESTMENT CORP...................................   64
OUR MANAGER AND THE MANAGEMENT AGREEMENT....................   81
MANAGEMENT..................................................   90
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........   94
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   95
DESCRIPTION OF CAPITAL STOCK................................   97
SHARES ELIGIBLE FOR FUTURE SALE.............................  103
IMPORTANT PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND
  BYLAWS....................................................  105
FEDERAL INCOME TAX CONSIDERATIONS...........................  108
ERISA CONSIDERATIONS........................................  124
UNDERWRITING................................................  127
LEGAL MATTERS...............................................  130
EXPERTS.....................................................  130
WHERE YOU CAN FIND MORE INFORMATION.........................  130
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights information more fully described elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares of our common stock. You should read this entire prospectus carefully, including "Risk Factors" and our consolidated historical and pro forma financial statements and the related notes included in this prospectus, before deciding to invest in shares of our common stock.

     Prior to the closing of this offering, Newcastle Investment Holdings, our sole stockholder, will have transferred to us the following assets and related liabilities:

     - Real estate securities (CBO I and CBO II);
     - Credit leased real estate (Bell Canada portfolio and LIV portfolio);
     - GSA portfolio mezzanine bonds; and
     - Other assets.

In this prospectus we refer to our formation and this transfer of assets and liabilities as the "formation transactions." We describe each of these assets and related liabilities in this prospectus under "Newcastle Investment
Corp. -- Our Investments." Unless otherwise noted, all information in this prospectus assumes that the formation transactions have been completed and, unless we state otherwise, all financial and statistical data that we provide with respect to our investments assumes that the formation transactions have been completed as of the date such information is given.

                           NEWCASTLE INVESTMENT CORP.

     We invest in real estate securities and other real estate-related assets. We seek to finance these investments primarily using match-funded financing structures. Match-funded financing structures match assets and liabilities with respect to interest rates and maturities. Our objective is to maximize the difference between the yield on our investments and the cost of financing these investments while hedging our positions. We are organized and conduct our operations to qualify as a real estate investment trust (REIT) for federal income tax purposes.

     Newcastle Investment Holdings Corp. currently owns all of our outstanding common stock. Newcastle Investment Holdings was formed in May 1998. We were formed in June 2002 for the purpose of separating the core real estate securities business from Newcastle Investment Holdings' other investments. We believe that separating this core business from Newcastle Investment Holdings provides an opportunity for achieving more stable earnings. In connection with our formation, Newcastle Investment Holdings changed its name from Newcastle Investment Corp. Immediately upon completion of this offering, Newcastle
Investment Holdings will own      % of our common stock and new investors in
this offering will own      % of our common stock.

     At March 31, 2002, our manager, Fortress Investment Group, and its employees owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options). We have granted to our
manager an option to purchase                shares of our common stock. In
addition, in connection with this offering, we will grant to our manager an
option to purchase an additional                shares of our common stock,
representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. As a result, upon completion of
this offering, our manager will beneficially own approximately      % of our
common stock, taking into account its interest in Newcastle Investment Holdings and assuming exercise of all of its options.

     As a result of the formation transactions, we will own a diversified portfolio of credit sensitive real estate securities, including commercial and residential mortgage backed securities and unsecured REIT debt, rated primarily BBB (the lowest investment grade rating) and BB (one level below investment grade). Mortgage backed securities are interests in or obligations secured by pools of commercial or residential mortgage loans. We will also own credit leased real estate in Canada and Belgium, which we refer to in this prospectus as the "Bell Canada portfolio" and the "LIV portfolio," respectively. We consider credit leased real estate to be real estate that is leased primarily to tenants with, or whose major tenant has, investment grade (BBB- or higher) credit ratings. After giving effect to the formation transactions as if they had been completed as of the dates below:

     - our portfolio consisted of approximately $731 million of assets at March 31, 2002;

     - for the year ended December 31, 2001, we had revenues of approximately $78.3 million and income from continuing operations of approximately $27.6 million;

     - for the three months ended March 31, 2002, we had revenues of approximately $21.5 million and income from continuing operations of approximately $9.7 million; and

     - our income from continuing operations per common share was $1.67 for 2001 and was $0.59 per share for the three months ended March 31, 2002.

     As of and for the three months ended March 31, 2002, 82% of our total assets was comprised of real estate securities and 18% was comprised of credit leased real estate, and 74% of our total revenue was derived from interest and dividend income and gains on settlement of investments from our real estate securities and 26% was derived from rental and escalation income from our credit leased real estate.

     We have also entered into an agreement with an affiliate of Bear Stearns that provides us with an option to purchase up to $225 million face amount of mortgage loans. For more information, including a description of these assets and related financing, see "Use of Proceeds" and "Newcastle Investment
Corp. -- Our Investments."

     We intend to focus on increasing our holdings in credit sensitive real estate securities, including mortgage backed securities and REIT debt securities, and to continue to invest in other real estate related investments, including credit leased real estate and mortgage loans. The mortgage backed securities we intend to invest in will generally be junior in right of payment of interest and principal to one or more senior classes, but will benefit from the support of one or more subordinate classes of securities or other form of credit support within a securitization structure. The REIT debt securities we intend to invest in will reflect comparable credit risk. We believe that these securities offer attractive risk-adjusted returns with varying degrees of principal protection under a variety of default and loss scenarios. While the expected yield on these securities is sensitive to the performance of the underlying assets, the more subordinated securities or other features of the securitization structure, in the case of mortgage backed securities, and the issuer's underlying equity and subordinated debt, in the case of REIT debt, are designed to bear the first risk of default and loss. We intend to further minimize credit risk through active management of our portfolio.

     Returns on these investments can be sensitive to interest rate volatility. We intend to minimize exposure to interest rate fluctuations through the use of match-funded financing structures. In particular, we expect to finance our real estate securities investments through the issuance of debt securities in the form of collateralized bond obligations, known as CBOs, which are obligations issued in multiple classes secured by an underlying portfolio of securities. CBO transactions offer us structural flexibility to buy and sell certain investment positions to manage risk and, subject to certain limitations, to optimize returns.

     The annual gross return on our weighted average equity investment of $92.3 million in our first CBO transaction issued in July 1999, which we refer to as CBO I, was approximately 22.1% from inception through March 31, 2002. On April 25, 2002 we closed our second CBO transaction, which we refer to as CBO II. The
annual gross return on our weighted average equity investment of $     million
in CBO II was approximately   % from inception through             , 2002. As of
May 31, 2002, the aggregate dollar amount of the collateral owned by CBO I and CBO II is approximately $1.0 billion. The weighted average credit rating of the collateral in CBO I and CBO II is BBB-. We are currently discussing financing arrangements with various investment banks to purchase securities for our third CBO transaction.

OUR INVESTMENT STRATEGY

     The keys to our investment strategy are:

     - to actively manage our investment portfolio to minimize credit risk;

     - to use match-funded financing structures, such as CBOs, to minimize exposure to interest rate fluctuations and to take advantage of the structural flexibility offered by CBO transactions to buy and sell investment positions; and

     - to take advantage of our manager's significant existing business relationships, its expertise in real estate investing and financing, capital markets, transaction structuring and resolution of distressed assets, its operational and risk management systems and the economies of scale associated with its current business operation.

OUR COMPETITIVE STRENGTHS

  Asset Quality and Diversification

     Our portfolio is diversified by asset type, industry, location and issuer. We expect that diversification will minimize the risk of capital loss, and will also enhance the terms of our financing structures.

     Our CBO collateral, which consists primarily of real estate securities, has an overall weighted average credit rating of BBB-, and approximately 67% of these securities have an investment grade rating (BBB- or higher). As of March 31, 2002, 78% of the square footage of our credit leased real estate was occupied by tenants having investment grade credit ratings. For a detailed description of the ratings assigned by Standard and Poor's and Moody's, see "Newcastle Investment Corp. -- Ratings." The credit ratings of our tenants and our real estate securities do not represent a rating of the securities offered in this prospectus.

  Match-Funding Discipline

     Generally, we "match fund" our assets and liabilities with respect to interest rates and maturities. Our objective is to finance our investments with like-kind debt (i.e., floating-rate assets are financed with floating-rate debt and fixed-rate assets are financed with fixed-rate debt), directly or through the use of hedges such as interest rate swaps, caps and other financial instruments, subject to limitations on the ability to utilize these instruments pursuant to the tax rules applicable to REITs. In addition, we attempt to match the maturities of our investments with the maturities of our financial obligations. This allows us to reduce the impact of changing interest rates on our earnings and net asset value. As of March 31, 2002, a 100 basis point change in short-term interest rates would affect our earnings by no more than $2.2 million per annum.

  Creative Financing Strategies

     We seek to enhance returns to stockholders through the use of leverage. We finance our investments in real estate securities by issuing debt securities, in particular, CBOs, to take advantage of the structural flexibility offered by CBO transactions. Unlike typical securitization structures, the assets underlying the CBOs may be sold, subject to certain limitations, without a corresponding pay-down of the CBO, provided the proceeds are reinvested in qualifying assets. As a result, CBOs enable us to actively manage, subject to certain limitations, the pool of assets. We have also employed lease securitizations to finance certain of our credit leased real estate. We intend to use short term financing, in the form of repurchase agreements, bridge financings and bank warehousing facilities, prior to implementing optimal match-funded financing.

  Experienced Management

     The principal executives of our manager have an average of more than 17 years of experience in the fields of real estate investing and finance, private equity investment, capital markets, transaction structuring and risk management with respect to both dollar and non-dollar denominated investments, providing us with significant expertise in key areas of our business. Over the last six years alone, the founders of our manager have managed the acquisition of over $20 billion of real estate-related assets and the issuance of over $11 billion of real estate securities.

                                  OUR MANAGER

     We are externally managed and advised by Fortress Investment Group LLC. Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. We have no ownership interest in our manager. At March 31, 2002, our manager and its employees owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options to purchase shares of Newcastle Investment Holdings) and options to
purchase      shares of our common stock, representing      % of our equity upon
exercise of outstanding options. In addition, in connection with this offering,
we will grant to our manager an option to purchase an additional      shares of
our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. As a result, upon completion of this offering, our manager will beneficially own
approximately      % of our common stock, taking into account its interest in
Newcastle Investment Holdings and assuming exercise of all of its options. Our manager is entitled to receive an annual base management fee from us and may receive an incentive return based on certain performance criteria.

     As required by our management agreement with our manager, our manager provides a dedicated management team to us, including a President, Chief Financial Officer and Chief Operating Officer, whose primary responsibility is to manage us. The members of this team have as their primary responsibility our management and must devote such of their time to our management as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time.

     Our manager also serves as manager of our sole stockholder, Newcastle Investment Holdings. In addition, our manager also manages other real estate-related assets and intends to engage in additional management and investment opportunities and investment vehicles in the future. However, our manager has agreed not to raise or sponsor any new investment vehicle that targets, as its primary investment category, investment in credit sensitive real estate securities, although these entities, and other entities managed by our manager, are not prohibited from investing in credit sensitive real estate securities.

     Our manager, including its directors and executive officers, our directors and our executive officers have agreed under lock-up agreements with Bear Stearns that, without the prior written consent of Bear Stearns, they will not, directly or indirectly, offer for sale, sell, pledge, enter into any swap or other derivatives transaction that transfers to another person any of the economic benefits or risks of ownership of our common stock, or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of common stock for a period ending 365 days after the date of this prospectus or pursuant to an earlier release as provided in the lock-up agreements.

                         NEWCASTLE INVESTMENT HOLDINGS

     Newcastle Investment Holdings currently owns all of our outstanding stock.
After completion of this offering, Newcastle Investment Holdings will own      %
of our common stock. Newcastle Investment Holdings has informed us that it may make a distribution to its stockholders of shares of our common stock. However, Newcastle Investment Holdings has agreed with the underwriters of this offering not to distribute any shares of our common stock to its stockholders earlier than 180 days after the date of this prospectus.

     The following chart shows our corporate structure and the equity ownership after giving effect to the formation transactions and this offering. The percentage ownership information in the chart assumes full exercise of all outstanding options to purchase shares of our common stock and all outstanding options to purchase shares of Newcastle Investment Holdings.

                     [Post-Initial Public Offering Graphic]

                              SUMMARY RISK FACTORS

     An investment in shares of our common stock involves various material risks. You should consider carefully the risks discussed below and under "Risk Factors" before purchasing our common stock.

     - RELIANCE ON OUTSIDE MANAGER. We have no employees. Our officers are employees of the manager. We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation of our operating policies and strategies.

     - CONFLICTS OF INTEREST. We are subject to potential conflicts of interest arising out of our relationships with our manager. Our chairman and each of our executive officers serve as officers of our manager. Our chairman and chief executive officer and certain of our executive officers also serve as officers and/or directors of other real estate-related companies, some of which may compete with us for investments. Our manager and certain of our officers will devote substantial time to activities outside of our business. We are also subject to potential conflicts of interest arising out of our relationship with Newcastle Investment Holdings. Our chairman and chief executive officer also serves as chairman and chief executive officer of Newcastle Investment Holdings and, at the time the transfer of assets and liabilities from Newcastle Investment Holdings to us was approved and other organizational matters were approved for us, Newcastle Investment Holdings was our sole stockholder.

     - NO SEPARATE OPERATING HISTORY. We were organized in June 2002 for the purpose of separating the core real estate securities business from Newcastle Investment Holdings' other investments. We have not operated separate from Newcastle Investment Holdings.

     - SUBSTANTIAL MANAGEMENT FEES ARE PAYABLE REGARDLESS OF PERFORMANCE AND OUR MANAGER'S INCENTIVE RETURN MAY CAUSE US TO MAKE RISKIER INVESTMENTS. We pay our manager substantial base management fees regardless of the performance of our portfolio and may pay an incentive return based on our portfolio's performance, which may lead our manager to place emphasis on the maximization of revenues which could result in increased risk to the value of the invested portfolio. Termination of the management agreement is also difficult and costly.

     - DIVIDEND RISK. A significant percentage of Newcastle Investment Holdings' historical revenues and earnings was derived from gains upon sales of investments. We have included such gains in the calculation of historical funds from operations (FFO). Our ability to pay dividends on shares of our common stock at or above the historical levels paid by Newcastle Investment Holdings may be dependent upon our ability to generate similar gains in the future.

     - BROAD INVESTMENT DISCRETION. We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus.

     - INVESTMENTS MAY BE ILLIQUID. Real estate and real estate-related assets are generally illiquid and real estate securities purchased in privately negotiated, unregistered transactions have restrictions on their transfer, sale, pledge or other disposition. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.

     - COMPETITION. We compete with respect to our acquisition of assets with several other companies, including other REITs, insurance companies and other investors, some of which have greater resources than us and we may not be able to compete successfully for investments.

     - LEVERAGE MAY COMPOUND LOSSES. We leverage our assets, which can compound losses and reduce the cash available for distribution to our stockholders. Our leverage policy permits us to leverage up to 90% of the value of our assets on an aggregate basis.

     - CREDIT SENSITIVE REAL ESTATE SECURITIES ARE SUBJECT TO LOSSES. We invest in real estate securities rated primarily BBB (the lowest investment grade rating) and BB (one level below investment grade.) These securities are subject to the credit risk of the underlying assets. In the event of default of such assets and the exhaustion of any underlying credit support, we may not recover our full investment.

     - INTEREST RATE FLUCTUATIONS MAY CAUSE LOSSES. The yield on our investments in credit leased real estate and real estate securities will be sensitive to changes in prevailing interest rates and changes in prepayment rates, which may result in a mismatch between our asset yields and borrowing rates and consequently reduce or eliminate income derived from our investments.

     - SIGNIFICANT CONCENTRATION OF CREDIT RISK. Approximately 5.9% of our total assets at December 31, 2001 and 6.1% of our total assets at March 31, 2002 consisted of properties leased to Bell Canada after giving effect to the formation transactions as if they occurred as of such date. If the credit quality of this tenant is downgraded, or if it is unable or unwilling to timely pay rent, the value of our Bell Canada portfolio would decline. In addition, as of March 31, 2002, we had a $13.9 million investment in GSA portfolio mezzanine bonds issued by affiliates of Newcastle Investment Holdings that own a portfolio of 14 office properties primarily leased to the U.S. General Services Administration, which we refer to in this prospectus as the GSA portfolio. Prior to the closing of this offering, we will have an approximately $43.2 million aggregate investment in such bonds. If the value of the GSA properties is diminished, the value of this investment could decline.

     - CONFLICTS RELATING TO OUR INVESTMENT IN THE GSA PORTFOLIO MEZZANINE BONDS. The GSA portfolio mezzanine bonds are not entitled to any scheduled interest or amortization payments prior to the maturity date. If the value of the GSA properties declines and does not support the repayment of the senior mortgage debt and our mezzanine bonds, then our manager, who also manages Newcastle Investment Holdings, will be subject to a conflict of interest in managing our interests and those of Newcastle Investment Holdings. Our manager also has an equity interest in both us and in Newcastle Investment Holdings.

     - HEDGING TRANSACTIONS MAY CAUSE LOSSES. We hedge from time to time our interest rate exposure through the use of derivative instruments. Our hedging transactions, which are conducted to limit losses, may actually limit gains and increase our exposure to losses.

     - FAILURE TO QUALIFY AS A REIT WILL RESULT IN INCREASED TAXES AND REDUCED CASH AVAILABLE FOR DISTRIBUTIONS. If we fail to qualify as a REIT, we will be subject to income tax at regular corporate rates, which will reduce the cash available for distribution to our stockholders.

     - RESTRICTIONS IMPOSED BY TAX LAW. The REIT qualification rules impose limitations on the types of investments and activities which we may undertake, including limitations on our use of hedging transactions and derivatives. Such limitations may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

     - FUTURE SALES OF SIGNIFICANT AMOUNTS OF OUR SHARES MAY ADVERSELY AFFECT OUR STOCK PRICE. After completion of this offering, Newcastle Investment
       Holdings will own      % of our common stock, assuming no exercise of the
       options granted to our manager to purchase shares of our common stock. Newcastle Investment Holdings has informed us that it may make a distribution to its stockholders of its holdings of our common stock. Upon any such distribution, all of those shares of our common stock that are not owned by our affiliates (representing approximately 75% of the shares of our common stock that may be distributed by Newcastle Investment Holdings) would be eligible for immediate resale in the public market. Any sales of a substantial number of our shares in the public market, or the perception that such sales might occur, may cause the market price of our shares to decline. Newcastle Investment Holdings has agreed not to distribute our common stock to its stockholders earlier than 180 days after the date of this prospectus.

     Newcastle Investment Holdings was incorporated in the State of Maryland in May 1998. We were incorporated in the State of Maryland in June 2002. Our principal executive offices are located at 1251 Avenue of the Americas, New York, New York 10020. Our telephone number is (212) 798-6100.

                                  THE OFFERING

     The following information assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.

Common stock we are offering........                shares

Common stock to be outstanding after
the offering........................                shares

Use of proceeds.....................      Proceeds will be used to purchase
                                          mortgage loans. See "Use of Proceeds."

Proposed NYSE symbol................      NCT

     The number of shares of common stock that will be outstanding after the
offering is based on the number of shares outstanding as of           , 2002,
and excludes           options held by our manager and        options to be
granted to our manager in connection with this offering, representing 10% of the number of shares being offered hereby, subject to adjustment if the underwriters' overallotment option is exercised.

                       RESTRICTIONS ON OWNERSHIP OF STOCK

     Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, our charter prohibits any stockholder from directly or indirectly owning more than 9.8% of the aggregate value of the outstanding shares of any class or series of our stock, referred to in this prospectus as the stock ownership limit. Notwithstanding the foregoing, our board of directors has exercised its right under our charter to exempt Newcastle Investment Holdings, our manager and certain of its affiliates and executive officers from such limitation.

                              DISTRIBUTION POLICY

     We generally need to distribute at least 90% of our net taxable income each year (subject to certain adjustments) so as to qualify as a REIT under the Internal Revenue Code. We may, under certain circumstances, make a distribution of capital or of assets. Distributions will be made at the discretion of our board of directors.

          SUMMARY SELECTED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following table sets forth certain summary selected financial and operating information on a pro forma basis.

     The summary selected unaudited pro forma consolidated statements of income are presented as if the formation transactions had been consummated on January 1, 2002 or 2001, as applicable. The historical results of operations of the assets and liabilities to be retained by Newcastle Investment Holdings have been presented as discontinued operations, in the case of the GSA portfolio and the mortgage loans, or eliminated. Certain intercompany transactions between investments of Newcastle Investment Holdings and our investments which were historically eliminated in the consolidated financial statements of Newcastle Investment Holdings have not been eliminated for this presentation.

     For purposes of this pro forma financial presentation, the formation transactions are adjusted to include: (1) the deposit for the CBO II collateral, but not the subsequent purchase of the CBO II collateral and the issuance of the CBO II securitization, which were consummated subsequent to March 31, 2002 in the ordinary course of our business and (2) our $13.9 million investment in GSA portfolio mezzanine bonds as of March 31, 2002, but not any additional investment by us in those bonds subsequent to March 31, 2002.

     The summary selected unaudited pro forma consolidated balance sheets are presented as if the formation transactions had been consummated on March 31, 2002. Certain intercompany balances between investments of Newcastle Investment Holdings and our investments which were historically eliminated in the consolidated financial statements of Newcastle Investment Holdings have not been eliminated for this presentation.

     The summary selected unaudited pro forma consolidated financial statements are presented for comparative purposes only, and are not necessarily indicative of what our actual financial position or our consolidated results of operations would have been at the date or for the periods presented, nor do they purport to represent the results of any future periods. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The summary selected pro forma consolidated financial information set forth below as of March 31, 2002 and for the year ended December 31, 2001 and the three month periods ended March 31, 2002 and 2001 have been derived from our unaudited pro forma financial statements.

     The information below should be read in conjunction with "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations" and the financial statements and notes thereto included in this prospectus.

         SUMMARY SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,         YEAR ENDED
                                                           -------------------   DECEMBER 31,
                                                             2002       2001         2001
                                                           --------   --------   ------------
OPERATING DATA
Revenues
  Interest and dividend income...........................  $ 12,951   $ 12,541     $ 47,707
  Rental and escalation income...........................     5,563      6,137       23,117
  Gain on settlement of investments......................     3,026      6,390        7,405
  Other income...........................................         4          4           43
                                                           --------   --------     --------
                                                             21,544     25,072       78,272
Expenses
  Interest expense.......................................     7,273      8,698       32,659
  Property operating expense.............................     2,456      2,762        9,941
  Loan servicing and REO expense.........................        88         56          243
  General and administrative expense.....................       431        418        1,291
  Management fees........................................       874        793        3,642
  Depreciation and amortization..........................       718        736        2,905
                                                           --------   --------     --------
                                                             11,840     13,463       50,681
                                                           --------   --------     --------
Income from continuing operations........................  $  9,704   $ 11,609     $ 27,591
                                                           ========   ========     ========
Income from discontinued operations......................  $    868   $  2,537     $  6,118
                                                           ========   ========     ========
Income from continuing operations per common share, basic
  and diluted............................................  $   0.59   $   0.70     $   1.67
                                                           ========   ========     ========
Weighted average number of common shares outstanding,
  basic and diluted......................................    16,489     16,500       16,493
                                                           ========   ========     ========

                                                           MARCH 31,
                                                             2002
                                                           ---------
BALANCE SHEET DATA
CBO collateral, net......................................  $533,033
Operating real estate, net...............................  $117,407
Cash and cash equivalents................................  $    834
Total assets.............................................  $731,012
Debt.....................................................  $531,983
Stockholders' equity.....................................  $187,523

                                                           THREE MONTHS ENDED     YEAR ENDED
                                                                MARCH 31,        DECEMBER 31,
                                                           -------------------   ------------
                                                             2002       2001         2001
                                                           --------   --------   ------------
OTHER DATA
Cash flow from continuing operations provided by (used
  in):
  Operating activities...................................  $  6,927   $  6,685     $17,483
  Investing activities...................................  $(23,119)  $ 22,596     $(6,973)
  Financing activities...................................  $(12,936)  $(28,194)    $16,294
Funds from Operations (FFO) from continuing
  operations(A)..........................................  $ 10,411   $ 12,331     $30,443

---------------

(A) We believe funds from operations (FFO) is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Funds from operations (FFO), for our purposes, represents net income available for common stockholders (computed in accordance with accounting principles generally accepted in the United States ("GAAP")), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at funds from operations (FFO). Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect funds from operations (FFO) on the same basis. Funds from operations (FFO) does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

                                                             THREE MONTHS ENDED     YEAR ENDED
                                                                  MARCH 31,        DECEMBER 31,
                                                             -------------------   ------------
                                                               2002       2001         2001
                                                             --------   --------   ------------
CALCULATION OF FUNDS FROM OPERATIONS (FFO)
Income from continuing operations..........................  $ 9,704    $11,609      $27,591
Real estate depreciation and amortization..................      707        722        2,852
                                                             -------    -------      -------
Funds from Operations (FFO) from continuing operations.....  $10,411    $12,331      $30,443
                                                             =======    =======      =======

         SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth certain summary selected financial and operating information on an historical consolidated basis.

     The historical summary selected consolidated financial information set forth below as of December 31, 2001, 2000, 1999 and 1998 and for the years ended December 31, 2001, 2000 and 1999 and for the period from May 11, 1998 to December 31, 1998 have been derived from our audited historical consolidated financial statements. The summary selected historical financial information set forth below as of March 31, 2002 and for the three month periods ended March 31, 2002 and 2001 have been derived from our unaudited historical financial statements.

     The information below should be read in conjunction with "Management's Discussion and Analysis of Historical Financial Condition and Results of Operations" and the financial statements and notes thereto included in this prospectus.

                                  THREE MONTHS ENDED                        YEAR ENDED                      PERIOD
                                       MARCH 31,                           DECEMBER 31,                  FROM MAY 11,
                              ---------------------------   ------------------------------------------     1998 TO
                                  2002           2001           2001           2000           1999       DEC 31, 1998
                              ------------   ------------   ------------   ------------   ------------   ------------
                              (UNAUDITED)    (UNAUDITED)
OPERATING DATA
Revenues
  Interest and dividend
    income..................    $ 13,010       $15,028        $ 53,430       $ 65,389       $ 50,286       $19,675
  Rental and escalation
    income..................      19,886        20,804          81,458         80,641         65,352        23,143
  Gain (loss) on settlement
    of investments..........       3,105         7,206          10,386         21,763         (1,526)        2,584
  Equity in earnings
    (losses) of
    unconsolidated
    subsidiaries............        (452)         (346)          2,807           (980)        (3,615)          117
  Incentive income (loss)...     (12,810)           --          28,709             --             --            --
  Other income..............           6            78             146          1,006            462           369
                                --------       -------        --------       --------       --------       -------
                                  22,745        42,770         176,936        167,819        110,959        45,888
Expenses
  Interest expense..........      14,100        17,326          62,767         68,517         46,778        12,693
  Property operating
    expense.................       7,416         7,930          30,261         29,552         23,251         7,027
  Loan servicing and REO
    expense.................         235           242             965          2,325          3,122         1,291
  General and administrative
    expense.................         762           605           2,425          3,988          3,516         2,751
  Management fees...........       1,363         1,434           5,746          6,646          7,407         6,751
  Incentive return..........         840            --           2,834             --             --            --
  Depreciation and
    amortization............       3,571         3,398          13,996         13,183         10,474         4,165
                                --------       -------        --------       --------       --------       -------
                                  28,287        30,935         118,994        124,211         94,548        34,678
                                --------       -------        --------       --------       --------       -------
Income (loss) before
  minority interest.........      (5,542)       11,835          57,942         43,608         16,411        11,210
Minority interest in
  (income) loss of
  consolidated
  subsidiaries..............       6,413          (139)        (14,271)          (748)        (1,258)         (570)
                                --------       -------        --------       --------       --------       -------
Income before extraordinary
  item......................         871        11,696          43,671         42,860         15,153        10,640
Extraordinary item -- loss
  on extinguishment of
  debt......................          --            --              --             --         (2,341)           --
                                --------       -------        --------       --------       --------       -------

                                  THREE MONTHS ENDED                        YEAR ENDED                      PERIOD
                                       MARCH 31,                           DECEMBER 31,                  FROM MAY 11,
                              ---------------------------   ------------------------------------------     1998 TO
                                  2002           2001           2001           2000           1999       DEC 31, 1998
                              ------------   ------------   ------------   ------------   ------------   ------------
                              (UNAUDITED)    (UNAUDITED)
Income before change in
  accounting principle......         871        11,696          43,671         42,860         12,812        10,640
Cumulative effect of change
  in accounting
  principle -- write off of
  organizational costs......          --            --              --             --           (513)           --
                                --------       -------        --------       --------       --------       -------
Net Income..................         871        11,696          43,671         42,860         12,299        10,640
Preferred dividends and
  related accretion.........        (638)         (630)         (2,540)        (2,084)            --            --
                                --------       -------        --------       --------       --------       -------
Income available for common
  shareholders..............    $    233       $11,066        $ 41,131       $ 40,776       $ 12,299       $10,640
                                ========       =======        ========       ========       ========       =======
Net Income per Common Share,
  basic and diluted.........    $   0.01       $  0.67        $   2.49       $   2.16       $   0.59       $  0.51
                                ========       =======        ========       ========       ========       =======
Income before extraordinary
  item per common share,
  basic and diluted.........    $   0.01       $  0.67        $   2.49       $   2.16       $   0.72       $  0.51
                                ========       =======        ========       ========       ========       =======
Effect of extraordinary item
  per common share, basic
  and diluted...............    $     --       $    --        $     --       $     --       $  (0.11)      $    --
                                ========       =======        ========       ========       ========       =======
Effect of change in
  accounting principle per
  common share, basic and
  diluted...................    $     --       $    --        $     --       $     --       $  (0.02)      $    --
                                ========       =======        ========       ========       ========       =======
Weighted average number of
  common shares outstanding,
  basic and diluted.........      16,489        16,500          16,493         18,892         20,917        20,862
                                ========       =======        ========       ========       ========       =======
Dividends declared per
  common share..............    $   0.60       $  0.50        $   2.00       $   1.50       $   2.04       $  0.55
                                ========       =======        ========       ========       ========       =======

                                                                                  DECEMBER 31,
                               MARCH 31,                    ---------------------------------------------------------
                                  2002                          2001           2000           1999           1998
                              ------------                  ------------   ------------   ------------   ------------
                              (UNAUDITED)
BALANCE SHEET DATA
CBO collateral, net.........   $  519,086                    $  522,258     $  509,729     $  504,669      $     --
Operating real estate,
  net.......................   $  521,077                    $  524,834     $  540,539     $  558,849      $383,073
Cash and cash equivalents...   $   25,780                    $   31,360     $   10,575     $   14,345      $ 75,596
Total assets................   $1,262,487                    $1,276,473     $1,331,086     $1,381,600      $765,650
Debt........................   $  912,453                    $  897,390     $  975,656     $  971,260      $336,845
Stockholders' equity........   $  292,392                    $  310,545     $  300,655     $  354,673      $384,924

                                  THREE MONTHS ENDED                        YEAR ENDED                      PERIOD
                                       MARCH 31,                           DECEMBER 31,                  FROM MAY 11,
                              ---------------------------   ------------------------------------------     1998 TO
                                  2002           2001           2001           2000           1999       DEC 31, 1998
                              ------------   ------------   ------------   ------------   ------------   ------------
                              (UNAUDITED)    (UNAUDITED)
OTHER DATA
Cash flow provided by (used
  in):
  Operating activities......   $    9,248     $    8,395     $   34,448     $   24,823     $   32,834     $  (7,230)
  Investing activities......   $  (16,093)    $   47,070     $  106,053     $  151,632     $ (683,420)    $(638,844)
  Financing activities......   $    1,265     $  (46,132)    $ (119,716)    $ (180,225)    $  589,335     $ 721,670
Funds from
  Operations(FFO)(A)........   $   10,098     $   14,568     $   48,264     $   53,523     $   24,707     $  14,337

---------------

(A) We believe funds from operations (FFO) is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Funds from operations (FFO), for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at funds from operations (FFO). In addition, we exclude accrued incentive income (loss) from Fortress Investment Fund (the "Fund" or "FIF") and include incentive income distributed or distributable from the Fund in accordance with the operating agreement of the Fund since this more accurately reflects cash distributed or distributable to us from the Fund, while our accrued incentive income is based upon the fair value of the Fund's net assets, which is subject to fluctuation in future periods. Adjustments for unconsolidated subsidiaries are calculated to reflect funds from operations (FFO) on the same basis. Funds from operations (FFO) does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

                                  THREE MONTHS ENDED                        YEAR ENDED                      PERIOD
                                       MARCH 31,                           DECEMBER 31,                  FROM MAY 11,
                              ---------------------------   ------------------------------------------     1998 TO
                                  2002           2001           2001           2000           1999       DEC 31, 1998
                              ------------   ------------   ------------   ------------   ------------   ------------
                              (UNAUDITED)    (UNAUDITED)
CALCULATION OF FUNDS FROM
  OPERATIONS (FFO):
Income available for common
  shareholders..............    $   233        $11,066        $ 41,131       $40,776        $12,299        $10,640
Extraordinary item -- loss
  on extinguishment of
  debt......................         --             --              --            --          2,341             --
Real estate depreciation and
  amortization..............      3,330          3,201          12,909        12,621          9,927          3,697
Real estate depreciation and
  amortization --
  unconsolidated
  subsidiaries..............        864            301           2,564           126            140             --
Incentive (income) loss
  accrued from FIF(A).......      6,405             --         (14,354)           --             --             --
Equity in incentive return
  accrued by FIF............       (734)            --           1,645            --             --             --
Distributable incentive
  income from FIF(B)........         --             --           4,369            --             --             --
                                -------        -------        --------       -------        -------        -------
Funds from Operations
  (FFO).....................    $10,098        $14,568        $ 48,264       $53,523        $24,707        $14,337
                                =======        =======        ========       =======        =======        =======

---------------

(A) Represents our 50% interest in the incentive income as follows:

                              THREE MONTHS                      YEAR
                                 ENDED                         ENDED
                               MARCH 31,                    DECEMBER 31,
                                  2002                          2001
                              ------------                  ------------
                              (UNAUDITED)
Total incentive income
  (loss)....................    $(12,810)                     $ 28,709
Minority
  interest -- Manager.......    $  6,405                      $(14,355)
                                --------                      --------
  Our incentive income
    (loss)..................    $ (6,405)                     $ 14,354
                                ========                      ========

 (B) Represents our 50% interest in the distributable incentive income:

Total distributable incentive income.....................     $  8,738
Distributable incentive income due Manager...............     $ (4,369)
                                                              --------
  Our distributable incentive income.....................     $  4,369
                                                              ========

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus, before buying shares of our common stock. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under "Cautionary Statement Regarding Forward-Looking Statements."

RISKS RELATING TO OUR MANAGEMENT

WE ARE DEPENDENT ON OUR MANAGER AND MAY NOT FIND A SUITABLE REPLACEMENT IF OUR MANAGER TERMINATES THE MANAGEMENT AGREEMENT.

     We have no employees. Our officers are employees of our manager. We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of the manager's executive officers, whose continued service is not guaranteed.

THERE ARE CONFLICTS OF INTEREST IN OUR RELATIONSHIP WITH OUR MANAGER.

     Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. As a result, the management agreement was not negotiated at arm's-length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

     Our manager also manages and invests in other real estate-related investment vehicles, including Newcastle Investment Holdings, and our chairman and chief executive officer and some of our other officers also serve as officers and/or directors of these other entities. As a result, they may not be able to devote sufficient time to the management of our business operations. For example, our manager manages Fortress Investment Fund, which has a substantial investment in Capstead Mortgage Corporation, a publicly traded mortgage REIT. Our chairman and chief executive officer, who is also an officer of our manager, also serves as chairman and chief executive officer of Capstead. Capstead's portfolio consists primarily of adjustable-rate residential mortgage backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. However, Capstead has a broader investment mandate, which could lead to a future conflict with our business. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles and our manager may decide to make a particular investment through another investment vehicle rather than through us. Our manager also intends to engage in additional real estate-related management and investment opportunities in the future which may also compete with us for investments.

     Our management agreement with our manager generally does not limit or restrict our manager from engaging in any business or managing any other vehicle that invests generally in real estate securities. The ability of our manager and its officers and employees to engage in these other business activities will reduce the time our manager spends managing us. The manager is required to seek the approval of the independent members of our board of directors before we engage in a material transaction with another entity managed by our manager.

     The management compensation structure that we have agreed to with our manager may cause our manager to invest in high risk investments. In addition to its annual management fee, our manager is entitled to receive an incentive return based in part upon our achievement of targeted levels of funds from operations. In evaluating investments and other management strategies, the opportunity to earn an incentive return based on funds from operations may lead our manager to place undue emphasis on the maximization of funds from operations at the expense of other criteria, such as preservation of capital, in

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

order to achieve a higher incentive return. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

     Termination of the management agreement with our manager is difficult and costly. The management agreement may only be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our manager that is materially detrimental to us or (2) a determination that the compensation to our manager is not fair, subject to our manager's right to prevent such a compensation termination by accepting a mutually acceptable reduction of fees. Our manager will be provided 60 days' prior notice of any termination and will be paid a termination fee equal to the amount of the management fee earned by the manager during the twelve-month period preceding such termination. In addition, following any termination of the management agreement, the manager may require us to purchase its incentive return at a price determined as if our assets were sold for their fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or otherwise we may continue to pay the incentive return to our manager. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

THERE ARE CONFLICTS OF INTEREST IN OUR RELATIONSHIP WITH NEWCASTLE INVESTMENT HOLDINGS.

     Our chairman and chief executive officer also serves as chairman and chief executive officer of Newcastle Investment Holdings and, at the time the transfer of assets and liabilities from Newcastle Investment Holdings to us was approved and other organizational matters were approved for us, Newcastle Investment Holdings was our sole stockholder. As a result, these matters were not approved at arm's length and the terms of the transfer may not be as favorable to us as if the transfer was with an unaffiliated third party. As of March 31, 2002, we had a $13.9 million investment in the GSA portfolio mezzanine bonds issued by affiliates of Newcastle Investment Holdings that currently hold indirectly all of the equity in the GSA portfolio. Prior to the closing of this offering, we will have an approximately $43.2 million investment in such bonds. If the value of the GSA properties declines and does not support the repayment of the senior mortgage debt and our bonds, then our manager, who also manages Newcastle Investment Holdings, will be subject to a conflict of interest in managing our interests and those of Newcastle Investment Holdings. Our manager also has an equity interest in both us and in Newcastle Investment Holdings. In addition, we may enter into transactions in the future with Newcastle Investment Holdings with the approval of the independent members of our board.

WE HAVE NO SEPARATE OPERATING HISTORY FROM NEWCASTLE INVESTMENT HOLDINGS.

     Newcastle Investment Holdings was organized in May 1998. We were organized in June 2002 for the purpose of separating the core real estate securities business from Newcastle Investment Holdings' other investments and have not operated separately from Newcastle Investment Holdings. The results of our operations will depend on many factors, including the availability of opportunities for the acquisition of assets, the level and volatility of interest rates, readily accessible short and long term funding, alternative conditions in the financial markets and economic conditions. We will face substantial competition in acquiring suitable investments, which could increase our costs.

OUR DIRECTORS HAVE APPROVED VERY BROAD INVESTMENT GUIDELINES FOR OUR MANAGER AND DO NOT APPROVE EACH INVESTMENT DECISION MADE BY OUR MANAGER.

     Our manager is authorized to follow very broad investment guidelines. Our directors will periodically review our investment guidelines and our investment portfolio. However, our board does not review each proposed investment. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager has great latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us.

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

WE MAY CHANGE OUR INVESTMENT STRATEGY WITHOUT STOCKHOLDER CONSENT.

     We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations.

RISKS RELATING TO OUR BUSINESS

WE ARE SUBJECT TO SIGNIFICANT COMPETITION AND WE MAY NOT COMPETE SUCCESSFULLY.

     We are subject to significant competition in seeking investments. We compete with several other companies, including other REITs, insurance companies and other investors, including funds and companies affiliated with our manager. Some of our competitors have greater resources than us and we may not be able to compete successfully for investments.

WE LEVERAGE OUR PORTFOLIO, WHICH MAY ADVERSELY AFFECT OUR RETURN ON OUR INVESTMENTS AND MAY REDUCE CASH AVAILABLE FOR DISTRIBUTION.

     We leverage our portfolio through borrowings, generally through the use of bank credit facilities, repurchase agreements, mortgage loans on real estate, securitizations, including the issuance of CBOs, and other borrowings. The percentage of leverage varies depending on our ability to obtain credit facilities and the lender's estimate of the stability of the portfolio's cash flow. We currently have a policy limiting the use of leverage up to 90% of the value of our assets on an aggregate basis. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired.

     Our debt service payments reduce the net income available for distributions to stockholders. After giving effect to the formation transactions as if they occurred as of that date, for the year ended December 31, 2001, our debt service payments were $1.1 million and $35.0 million of principal and interest payments, respectively, and for the three months ended March 31, 2002, our debt service payments were $0.9 million and $7.5 million of principal and interest payments, respectively. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations.

     We may leverage certain of our investments through repurchase agreements. A decrease in the value of the assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls.

THE MORTGAGE LOANS WE MAY INVEST IN AND THE MORTGAGE LOANS UNDERLYING THE MORTGAGE BACKED SECURITIES WE INVEST IN ARE SUBJECT TO DELINQUENCY, FORECLOSURE AND LOSS.

     Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

     Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers' abilities to repay their loans.

     In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

     Residential mortgage backed securities evidence interests in or are secured by pools of residential mortgage loans and commercial mortgage backed securities evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage backed securities we invest in are subject to all of the risks of the underlying mortgage loans.

OUR INVESTMENTS IN SUBORDINATED MORTGAGE BACKED SECURITIES ARE SUBJECT TO
LOSSES.

     In general, losses on a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the "first loss" subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage backed securities, the securities in which we invest may effectively become the "first loss" position behind the more senior securities, which may result in significant losses to us.

     The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying mortgage backed securities to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

OUR INVESTMENTS IN REIT DEBT SECURITIES ARE SUBJECT TO SPECIFIC RISKS RELATING TO THE PARTICULAR REIT ISSUER OF THE SECURITIES AND TO THE GENERAL RISKS OF INVESTING IN SUBORDINATED REAL ESTATE SECURITIES.

     Our investments in REIT debt securities involve special risks. REITs generally are required to substantially invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus. Our investments in REIT debt securities are subject to the risks described above with respect to mortgage loans and mortgage backed securities and similar risks, including (i) risks of delinquency and foreclosure, and risks of loss in the event thereof,
(ii) the dependence upon the successful operation of and net income from real property, (iii) risks generally incident to interests in real property, and (iv) risks that may be presented by the type and use of a particular commercial property.

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

     REIT debt securities are generally unsecured and may also be subordinated to other obligations of the issuer. We may also invest in REIT debt securities that are rated below investment grade. As a result, REIT debt securities investments are also subject to risks of: (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (v) the possibility that earnings of the REIT debt security issuer may be insufficient to meet its debt service and (vi) the declining creditworthiness and potential for insolvency of the issuer of such REIT debt securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT debt securities and the ability of the issuers thereof to repay principal and interest.

THE B NOTES WE INVEST IN MAY BE SUBJECT TO ADDITIONAL RISKS RELATING TO THE PRIVATELY NEGOTIATED STRUCTURE AND TERMS OF THE TRANSACTION.

     We intend to invest in one or more "B Notes." A "B Note" is a mortgage loan typically (a) secured by a first mortgage on a single large commercial property or group of related properties and (b) sub-ordinated to an "A Note" secured by the same first mortgage on the same collateral. As a result, if an issuer defaults, there may not be sufficient funds remaining for B Note holders. B Notes reflect similar credit risks to comparably rated commercial mortgage backed securities. However, since each transaction is privately negotiated, B Notes can vary in their structural characteristics and risks. For example, the rights of holders of B Notes to control the process following a borrower default may vary from transaction to transaction. Further, B Notes typically are secured by a single property, and so reflect the risks associated with significant concentration. B Notes also are less liquid than commercial mortgage backed securities.

OUR INSURANCE ON OUR REAL ESTATE AND INSURANCE ON OUR REAL ESTATE COLLATERAL MAY NOT COVER ALL LOSSES.

     There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property.

     As a result of the events of September 11, 2001, insurance companies are limiting and/or excluding coverage for acts of terrorism in insurance policies. As a result, we may suffer losses from acts of terrorism that are not covered by insurance. In addition, the mortgage loans which are secured by certain of our properties contain customary covenants, including covenants that require us to maintain property insurance in an amount equal to replacement cost of the properties. There can be no assurance that the lenders under our mortgage loans will not take the position that exclusions from our coverage for losses due to terrorist acts is a breach of a covenant which, if uncured, could allow the lenders to declare an event of default and accelerate repayment of the mortgage loans.

ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES WITH RESPECT TO OUR REAL ESTATE MAY AFFECT OUR RESULTS OF OPERATIONS.

     Our operating costs may be affected by our obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation with respect to the assets, or loans secured by assets, with environmental problems that materially impair the value of the assets. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of properties, we may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our results of operations and financial condition.

MANY OF OUR INVESTMENTS MAY BE ILLIQUID.

     Real estate and real estate-related assets are generally illiquid. In addition, the real estate securities that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. A majority of the mortgage backed securities and REIT debt securities, and all of the B Notes, that we purchase are purchased in private, unregistered transactions and are therefore subject to restrictions on resale or otherwise have no established trading market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.

INTEREST RATE FLUCTUATIONS MAY CAUSE LOSSES.

     Our primary interest rate exposures relate to our loans, mortgage backed securities and variable-rate debt, as well as our interest rate swaps and caps that we primarily utilize for hedging purposes. Changes in interest rates can affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Changes in the level of interest rates also can affect our ability to originate and acquire assets, the value of our assets and our ability to realize gains from the settlement of such assets.

     In a period of rising interest rates, our interest expense could increase while the interest we earn on our fixed-rate mortgage backed securities would not change. This would adversely affect our profitability.

     Our operating results will depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us.

OUR HEDGING TRANSACTIONS MAY LIMIT OUR GAINS OR RESULT IN LOSSES.

     We use derivatives to hedge our liabilities and this has certain risks, including the risk that losses on a hedge position will reduce the cash available for distribution to stockholders and that such losses may exceed the amount invested in such instruments. Our board of directors has adopted a general policy with respect to the use of derivatives, which generally allows us to use derivatives where appropriate, but does not set forth specific policies and procedures. We use derivative instruments, including forwards, futures, swaps and options, in our risk management strategy to limit the effects of changes in interest rates on our operations. A hedge may not be effective in eliminating all of the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of derivatives.

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

WE MAY NOT BE ABLE TO ACQUIRE ELIGIBLE SECURITIES FOR A CBO ISSUANCE, OR MAY NOT BE ABLE TO ISSUE CBO SECURITIES ON ATTRACTIVE TERMS, WHICH MAY REQUIRE US TO SEEK MORE COSTLY FINANCING FOR OUR INVESTMENTS OR TO LIQUIDATE ASSETS.

     We acquire real estate securities and finance them on a long-term basis, such as through the issuance of collateralized bond obligations. During the period that we are acquiring these assets, we finance our purchases through relatively short-term credit facilities. We use these warehouse lines of credit to finance the acquisition of real estate securities until a sufficient quantity of securities is accumulated at which time we may refinance these lines through a securitization, such as a CBO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our warehouse facility is available, a sufficient amount of eligible securities to maximize the efficiency of a collateralized bond obligation issuance. In addition, conditions in the capital markets may make the issuance of a collateralized bond obligation less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a collateralized bond obligation to finance these assets, we may be required to seek such other forms of potentially less attractive financing or otherwise to liquidate the assets.

PREPAYMENT RATES CAN INCREASE, ADVERSELY AFFECTING YIELDS ON OUR INVESTMENTS.

     The value of our assets may be affected by prepayment rates on mortgage loans. Prepayment rates on mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, the market value of the mortgage assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

INTERNATIONAL INVESTMENTS ARE SUBJECT TO CURRENCY RATE EXPOSURE AND THE UNCERTAINTY OF FOREIGN LAWS AND MARKETS.

     We own real estate located outside of the United States which in addition to all the risks inherent in the investment in real estate generally discussed in this prospectus are also subject to fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, potentially adverse tax consequences, enhanced accounting and control expenses and the burden of complying with a wide variety of foreign laws. A change in foreign currency exchange rates may adversely impact returns on our non-dollar denominated investments. Our principal currency exposures are to the Euro and the Canadian Dollar. Changes in the currency rates can adversely impact the fair values and earnings streams of our international holdings. We generally do not directly hedge our foreign currency risk through the use of derivatives, due to, among other things, REIT income qualification issues.

WE ARE EXPOSED TO CREDIT RISK FROM BELL CANADA AND FROM THE GENERAL SERVICES ADMINISTRATION OF THE U.S. GOVERNMENT.

     After giving effect to the formation transactions as if they occurred as of such date, approximately 5.9% of our total assets at December 31, 2001 and 6.1% of our total assets at March 31, 2002 consisted of properties leased to Bell Canada. If the credit quality of this tenant is downgraded, or if it is unable or unwilling to timely pay rent, the value of our Bell Canada portfolio would decline.

     In addition, as of March 31, 2002, we had a $13.9 million investment, which represented approximately 1.9% of our total assets at March 31, 2002, in GSA portfolio mezzanine bonds issued by affiliates of Newcastle Investment Holdings that own a portfolio of 14 office properties primarily leased to the U.S. General Services Administration. Prior to this offering, we will have an approximately $43.2 million investment in such bonds. If the value of the GSA properties is diminished, the value of this investment could decline.

RISKS RELATED TO OUR COMPANY

OUR FAILURE TO QUALIFY AS A REIT WOULD RESULT IN HIGHER TAXES AND REDUCED CASH AVAILABLE FOR STOCKHOLDERS.

     We intend to operate in a manner so as to qualify as a REIT for federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service (the IRS) as to our REIT status, we will receive the opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to our qualification as a REIT. This opinion will be issued in connection with this offering of common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP will represent only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our manager. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP also relies on various legal opinions issued by other counsel for Newcastle and its predecessors with respect to certain issues and transactions. The opinions, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part, are expressed as of the date issued, and do not cover subsequent periods. Counsel will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to satisfy some of the asset tests depends upon the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Moreover, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or other issuers will not cause a violation of the REIT requirements. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our common stock. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. The rule against re-electing REIT status following a loss of such status would also apply to us if Newcastle Investment Holdings fails to qualify as a REIT, and we are treated as a successor to Newcastle Investment Holdings for federal income tax purposes. See "Federal Income Tax Considerations" for a discussion of material federal income tax consequences relating to us and our common stock.

REIT DISTRIBUTION REQUIREMENTS COULD ADVERSELY AFFECT OUR LIQUIDITY.

     We generally must distribute annually at least 90% of our net taxable income, excluding any net capital gain, in order for corporate income tax not to apply to earnings that we distribute. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Internal Revenue Code. Certain of our assets generate substantial mismatches between taxable income and available cash. Such assets include (a) rental real estate that has been financed through financing structures which require some or all of available cash flows to be used to service borrowings and
(b) mortgage backed securities and mezzanine bonds we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash. As a result, the requirement to distribute a substantial portion of our net taxable income could cause us to: (a) sell assets in adverse market conditions, (b) borrow on unfavorable terms or (c) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with REIT requirements.

     Further, amounts distributed will not be available to fund investment activities. Newcastle Investment Holdings has historically funded its investments, initially, by raising capital in a private equity offering and, subsequently, through borrowings from financial institutions, along with securitization financings. We expect to finance our investments this way. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

OUR ABILITY TO CONTINUE TO PAY DIVIDENDS AT OR ABOVE NEWCASTLE INVESTMENT HOLDINGS' HISTORICAL LEVELS MAY BE DEPENDENT ON OUR ABILITY TO GENERATE GAINS UPON SALES OF INVESTMENTS.

     A significant percentage of Newcastle Investment Holdings' historical revenues and earnings was derived from gains upon sales of investments. We have included such gains in the calculation of our funds from operations. Our ability to continue to pay dividends on shares of our common stock at or above our historical levels may be dependent upon our ability to generate similar gains in the future.

MAINTENANCE OF OUR INVESTMENT COMPANY ACT EXEMPTION IMPOSES LIMITS ON OUR OPERATIONS.

     We conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940. We believe that there are a number of exemptions under the Investment Company Act that may be applicable to us. The assets that we may acquire, therefore, are limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. In addition, we could, among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price for our common stock.

ERISA MAY RESTRICT INVESTMENTS BY PLANS IN OUR COMMON STOCK.

     A plan fiduciary considering an investment in our common stock should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, the Internal Revenue Code or any substantially similar federal, state or local law and whether an exemption from such prohibited transaction rules is available. See "ERISA Considerations."

THE STOCK OWNERSHIP LIMIT IMPOSED BY THE INTERNAL REVENUE CODE FOR REITS AND OUR CHARTER MAY INHIBIT MARKET ACTIVITY IN OUR STOCK AND MAY RESTRICT OUR BUSINESS COMBINATION OPPORTUNITIES.

     In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person, other than Newcastle Investment Holdings, our manager and certain of its affiliates and executive officers, each of which have been exempted by our board, may own more than 9.8% of the aggregate value of the outstanding shares of any class or series of our stock. Our board may not grant such an exemption to any proposed transferee whose ownership of in excess of 9.8% of the value of our outstanding shares would result in the termination of our status as a REIT. These ownership limits could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

MARYLAND TAKEOVER STATUTES MAY PREVENT A CHANGE OF OUR CONTROL. THIS COULD DEPRESS OUR STOCK PRICE.

     Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

     - any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

     - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

     A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder.

     After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

     - 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

     - two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

     The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See "Important Provisions of Maryland Law and of Our Charter and Bylaws -- Business Combinations" and "-- Control Share Acquisitions."

OUR AUTHORIZED BUT UNISSUED PREFERRED STOCK MAY PREVENT A CHANGE IN OUR CONTROL.

     Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock. In addition, our board of directors may classify or reclassify any unissued shares of preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board may establish a series of preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

OUR STOCKHOLDER RIGHTS PLAN COULD INHIBIT A CHANGE IN OUR CONTROL.

     We have adopted a stockholder rights agreement. Under the terms of the rights agreement, in general, if a person or group acquires more than 15% of the outstanding shares of our common stock, all of our other stockholders will have the right to purchase securities from us at a discount to such securities' fair market value, thus causing substantial dilution to the acquiring person. The rights agreement may have the effect of inhibiting or impeding a change in control not approved by our board of directors and, therefore, could adversely affect our stockholders' ability to realize a premium over the then-prevailing market price for our common stock in connection with such a transaction. In addition, since our board of directors can prevent the rights agreement from operating, in the event our board approves of an acquiring person, the rights agreement gives our board of directors significant discretion over whether a potential acquiror's efforts to acquire a large interest in us will be successful. Because the rights agreement contains provisions that are designed to assure that the executive officers, our manager and its affiliates will never, alone, be considered a group that is an acquiring person, the rights agreement provides the executive officers, our manager and its affiliates with certain advantages under the rights agreement that are not available to other stockholders. See "Description of Capital
Stock -- Stockholder Rights Plan."

OUR STAGGERED BOARD AND OTHER PROVISIONS OF OUR CHARTER AND BYLAWS MAY PREVENT A CHANGE IN OUR CONTROL.

     Our board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2003, 2004 and 2005, respectively. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the stockholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our stockholders. In addition, our charter and bylaws also contain other provisions that may delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

RISKS RELATED TO THIS OFFERING

YOU WILL EXPERIENCE IMMEDIATE AND SIGNIFICANT DILUTION IN THE BOOK VALUE PER SHARE.

     The initial public offering price of our common stock is substantially higher than the book value per share of our outstanding common stock will be immediately after this offering. If you purchase our common stock in this
offering, you will incur immediate dilution of approximately $          in the
book value per share of common stock from the price you pay for our common stock in this offering.

THE MARKET PRICE FOR OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE OFFERING PRICE AND OUR STOCK PRICE MAY BE VOLATILE.

     Prior to this offering, there has been no public market for the shares of our common stock. The initial public offering price will be determined by negotiations between us and representatives of the underwriters. The price at which the shares of our common stock may sell in the public market after this offering may be lower than the price at which they are sold by the underwriters.

     The stock market in general has recently experienced extreme price fluctuations. Fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results. Our stock price may fluctuate as a result of factors that are beyond our control or unrelated to our operating results.

OUR INITIAL PAYOUT RATIO WILL BE   % BASED ON PRO FORMA OPERATING RESULTS FOR
THE THREE MONTHS ENDED MARCH 31, 2002 AND   % BASED ON PRO FORMA OPERATING
RESULTS FOR THE YEAR ENDED DECEMBER 31, 2001, IN EACH CASE AS PRESENTED UNDER "DISTRIBUTION POLICY." IF WE DO NOT MEET EXPECTED OPERATING RESULTS, WE MAY NOT BE ABLE TO PAY OUR ESTIMATED INITIAL DISTRIBUTIONS.

     Our estimated initial quarterly distributions will represent    % of our
estimated cash available for distribution for the three months ended March 31,
2002 and our estimated initial annual distribution will represent   % of our
estimated cash available for distribution for the year ended December 31, 2001. Accordingly, if we fail to achieve our expected operating results, our ability
to pay our estimated initial annual distribution of $   per share to
stockholders out of cash available for distribution could be adversely affected. If we are unable to pay such distribution out of cash available for distribution, we could be required to borrow funds or sell assets for funds for such distribution, or to reduce the amount of such distribution.

FUTURE SALES OF SHARES OF OUR COMMON STOCK, INCLUDING SHARES OF COMMON STOCK AS A RESULT OF ANY DISTRIBUTION BY NEWCASTLE INVESTMENT HOLDINGS, MAY DEPRESS THE PRICE OF OUR SHARES.

     Any sales of a substantial number of our shares in the public market, or the perception that such sales might occur, may cause the market price of our shares to decline. Upon completion of this offering, all shares we are offering will be freely tradable without restriction, unless the shares are owned by one of our affiliates. Newcastle Investment Holdings has informed us that it may make a distribution to its stockholders of its holdings of our common stock. Newcastle Investment Holdings has agreed not to distribute our common stock to its stockholders earlier than 180 days after the date of this prospectus. Upon any such distribution, all of those shares of our common stock that are not owned by our affiliates (representing approximately 75% of the shares of our common stock that may be distributed by Newcastle Investment Holdings) would be eligible for immediate resale in the public market. We are unable to predict whether significant numbers of shares will be sold in the open market in anticipation of or following a distribution.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue" or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of capital, interest rates and interest rate spreads, generally accepted accounting principles and policies and rules applicable to REITs. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this prospectus. The "Risk Factors" and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement. For a discussion of our critical accounting policies see "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations -- Critical Accounting Policies."

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of the
               shares of common stock will be approximately $     million, or
approximately $     million if the underwriters exercise their over-allotment
option in full, based upon an assumed public offering price per share of
$          , after deducting assumed underwriting discounts and estimated offering expenses.

     We intend to use the net proceeds of this offering to pay a portion of the purchase price for a portfolio of mortgage loans. The mortgage loans and related financing are to be obtained from affiliates of Bear Stearns. We intend to use the financing to fund the balance of the purchase price for such mortgage loans. The financing will permit us to further borrow an amount up to 90% of the purchase price of the mortgage loans. We intend to utilize borrowings under the financing to purchase additional real estate securities and for general corporate purposes.

                              DISTRIBUTION POLICY

     In order for corporate income tax not to apply to the earnings that we distribute, we must distribute to our stockholders an amount at least equal to
(i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain) plus (ii) 90% of the excess of our net income from foreclosure property (as defined in Section 856 of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code less (iii) any excess non-cash income (as determined under the Internal Revenue Code). See "Federal Income Tax Considerations." The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our financial condition in addition to the requirements of the Internal Revenue Code.

     Subject to the distribution requirements referred to in the immediately preceding paragraph, we intend, to the extent practicable, to invest substantially all of the proceeds from repayments, sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of capital or of assets. Such distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to extent that cash is available for distribution.

     It is anticipated that distributions generally will be taxable as ordinary income to our non-exempt stockholders, although a portion of such distributions may be designated by us as long-term capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by us, see "Federal Income Tax Considerations -- Taxation of Newcastle" and "-- Taxation of Stockholders."

     Subsequent to the offering, we intend to make regular quarterly distributions to the holders of our common stock. The first dividend, for the period commencing at the closing of the offering and ending September 30, 2002, is anticipated to be in an amount approximately equivalent to a quarterly
distribution of $     per share (which, if annualized, would equal $     per
share), or an annual yield of      %, based upon an assumed public offering
price of $     per share. We do not intend to reduce the expected distribution per share if the underwriters' over-allotment option is exercised. We intend to maintain our initial distribution rate through December 31, 2002, unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate, and to review the distribution rate on a quarterly basis. If revenues generated by our investments in future periods decrease materially from current levels, our ability to make expected distributions would be materially adversely affected, which could result in a decrease in the market price of the shares of common stock. The board of directors may vary the percentage of cash available for distribution which is distributed if the actual results of operations, economic conditions or other factors differ from the assumptions used in our estimates.

     The following estimate of cash available for distributions ("CAD") is based upon pro forma CAD for the year ended December 31, 2001 and the three months ended March 31, 2002, adjusted to reflect the effect during such periods of the transactions described in the adjustments (A), (B), (C), (D), (E) and

(F) to the following table and for completion of the offering and application of the estimated net proceeds therefrom, as described below. We do not believe that any other transactions entered into subsequent to March 31, 2002 would be material to the calculation of CAD. This estimate of CAD is being made solely for the purpose of establishing the distribution policy described above and is not intended to be a projection or forecast of our results of operations or our liquidity.

     The following table illustrates the adjustments made in order to calculate our estimated Cash Available for Distribution for the year ended December 31, 2001 and for the three months ended March 31, 2002, which we believe provides the best estimate of our Cash Available for Distribution in 2002 (in thousands, except per share data):

                                                               THREE MONTHS
                                                                  ENDED           YEAR ENDED
                                                              MARCH 31, 2002   DECEMBER 31, 2001
                                                              --------------   -----------------
Pro forma income from continuing operations.................     $ 9,704            $27,591
ADJUSTMENTS:
Net interest on investment in mortgage loans(A).............       2,408              9,630
Net interest on CBO II(B)...................................       1,017              8,658
Incentive return(C).........................................      (1,660)            (4,989)
                                                                 -------            -------
Pro forma income from continuing operations as adjusted.....      11,469             40,890
FFO reconciling item:
  Real estate depreciation..................................         707              2,852
                                                                 -------            -------
Pro forma FFO from continuing operations as adjusted........      12,176             43,742
CAD reconciling items:
  Straight-lined rent.......................................        (261)            (1,227)
  Non-real estate depreciation and amortization.............      (2,034)            (7,489)
  Gain on sale of investments(D)............................      (3,026)            (7,405)
                                                                 -------            -------
Estimated net cash provided by operating activities.........       6,855             27,621
Estimated pro forma as adjusted cash flows from investing
  activities:
  Capital expenditures on a normalized basis(E).............        (113)              (452)
  Gain on sale of investments(D)............................       3,026              7,405
                                                                 -------            -------
Estimated net cash provided by investing activities.........       2,913              6,953
Estimated pro forma as adjusted cash flows from financing
  activities:
  Recurring debt principal payments(F)......................        (931)              (803)
                                                                 -------            -------
Estimated pro forma as adjusted CAD from continuing
  operations(G).............................................     $ 8,837            $33,771
                                                                 =======            =======

---------------

(A) Represents net interest income on the approximately $91.7 million of proceeds from the offering which are anticipated to be invested in a pool of mortgage loans with a face value of $225 million purchased at 103% bearing interest at approximately 6% (or an approximate effective rate of 5.73%) with $140.1 million of financing bearing interest at LIBOR plus 0.75% or 2.59% based on LIBOR of 1.84% on June 13, 2002.

(B) Represents incremental net interest income on CBO II as if it had closed on January 1, 2002 or 2001, as applicable.

(C) Reflects incentive return payable to our manager pursuant to our management agreement with our manager as if the adjustments described in Notes (A) and
     (B) had taken place at the beginning of the period and has been calculated taking into account the shares issued in this offering.

(D) See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations" for a discussion of gain on sale of investments.

(E) Estimated at $0.25 multiplied by the total portfolio's gross leasable area to be contributed to us of 1.8 million square feet, which approximates our historical experience for recurring capital expenditures.

(F) Represents all of our debt principal payments for this period on a pro forma basis.

(G) Based on the estimated CAD shown above, the payout ratio would be calculated as follows:

                                                               THREE MONTHS
                                                                  ENDED           YEAR ENDED
                                                              MARCH 31, 2002   DECEMBER 31, 2001
                                                              --------------   -----------------
Pro forma shares outstanding subsequent to the offering.....
Anticipated quarterly distribution, subsequent to the
  offering, per share.......................................
                                                                 -------            -------
Anticipated quarterly distribution, subsequent to the
  offering..................................................     $                  $
                                                                 =======            =======
Payout ratio................................................           %                  %

     It is anticipated that our board of directors will declare a special
distribution of $0.     per share to Newcastle Investment Holdings, our sole
stockholder prior to the consummation of the offering. We anticipate paying this dividend so that holders of common stock prior to the offering will receive a full quarterly distribution for the quarter ending September 30, 2002. Purchasers of shares of our common stock in this offering will not be entitled to this special distribution.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of March 31, 2002:

     (i)  on a pro forma basis to give effect to the formation transactions;

     (ii) on a pro forma basis, as adjusted for transactions entered into in the ordinary course of business subsequent to March 31, 2002 as described in Note (A) below; and

     (iii) on a pro forma as adjusted basis as described in clause (ii), as
           further adjusted to give effect to the sale of                shares
           of our common stock offered by us in this offering at an assumed
           initial public offering price of $          , after deducting assumed
           underwriting discounts and estimated offering expenses payable by us, and the use of the proceeds as described under "Use of Proceeds."

                                                                      MARCH 31, 2002
                                                    --------------------------------------------------
                                                                    PRO FORMA           PRO FORMA
                                                     PRO FORMA    AS ADJUSTED(A)   AS FURTHER ADJUSTED
                                                    -----------   --------------   -------------------
                                                                  (DOLLARS IN THOUSANDS)
Debt..............................................   $531,983       $  956,239         $1,096,289
Stockholders' equity:
  Preferred stock, $0.01 par value: 100,000,000
     shares authorized; no shares issued and
     outstanding on an as adjusted basis; no
     shares issued and outstanding on a pro forma
     as adjusted basis............................         --               --                 --
  Common stock, $0.01 par value: 500,000,000
     shares authorized;          shares issued and
     outstanding on an as adjusted basis;
     shares issued and outstanding on a pro forma
     as adjusted basis............................        165              165                237
Additional paid-in capital........................    195,161          203,690            295,318
Retained earnings.................................         --               --                 --
Accumulated other comprehensive income............     (7,803)          (7,803)            (7,803)
                                                     --------       ----------         ----------
Total stockholders' equity(B).....................    187,523          196,052            287,752
                                                     --------       ----------         ----------
     Total capitalization.........................   $719,506       $1,152,291         $1,384,041
                                                     ========       ==========         ==========

---------------

(A) The transactions entered into subsequent to March 31, 2002 consist of:

     - the Bell Canada portfolio refinancing;

     - the purchase of the CBO II collateral and the issuance of the CBO II securitization;

     - the issuance to us of additional GSA portfolio mezzanine bonds by affiliates of Newcastle Investment Holdings that hold indirectly all of the equity in the GSA portfolio;

     - the sale of a property in the LIV portfolio; and

     - our repurchase of the CBO I Class E Note.

(B) Total stockholders' equity is subject to change based on the mark-to-market value of our assets.

                                    DILUTION

     The information below assumes that the formation transactions were completed as of March 31, 2002.

     Our pro forma book value attributable to common stockholders on March 31, 2002, as adjusted for the subsequent transactions described under Note (A) to the table under "Capitalization," was approximately $196.1 million, or $11.89 per common share.

     After giving effect to this offering, our pro forma book value attributable
to common stockholders on March 31, 2002 would have been $     million, or
$     per common share. The adjustments made to determine pro forma book value per share are the following:

     - increasing total assets to reflect the estimated net proceeds of the offering as described under "Use of Proceeds" at an assumed initial
       public offering price of $     per share; and

     - adding the number of common shares offered by this prospectus to the number of common shares outstanding.

     The following table illustrates the pro forma increase in book value of
$     per common share and the dilution (the difference between the offering price per common share and book value per common share) to new investors:

Initial public offering price per share of common stock.....           $
Book value per share of common stock prior to the
  offering..................................................  $11.89
Increase in book value per share of common stock
  attributable to investors in the offering.................
Pro forma book value per common share, after the offering...
Dilution to new investors...................................
                                                                       ========

     The following table shows the difference between Newcastle Investment Holdings, our sole stockholder, as of March 31, 2002 and new investors with respect to the number of shares purchased, the total consideration paid and the average price paid per common share. We have used an assumed initial public
offering price of $     per share.

                             SHARES PURCHASED        TOTAL CONSIDERATION
                          ----------------------   -----------------------   AVERAGE PRICE
                            NUMBER      PERCENT       AMOUNT      PERCENT      PER SHARE
                          -----------   --------   ------------   --------   -------------
Newcastle Investment
  Holdings..............   16,488,517              $196,052,000                 $11.89
New investors...........
Total...................
                          ===========   ========   ============   ========      ======

     In the discussion and tables above, we assume no exercise of outstanding
options to purchase shares of our common stock. As of             , 2002, there
were outstanding options to purchase a total of                shares of our
common stock at a weighted average exercise price of $     per share. To the
extent that outstanding options are exercised, new investors will be further diluted.

             SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth certain selected financial and operating information on a pro forma basis.

     The selected unaudited pro forma consolidated statements of income are presented as if the formation transactions had been consummated on January 1, 2002 or 2001, as applicable. The historical results of operations of the assets and liabilities to be retained by Newcastle Investment Holdings have been presented as discontinued operations, in the case of the GSA portfolio and the mortgage loans, or eliminated. Certain intercompany transactions between investments of Newcastle Investment Holdings and our investments which were historically eliminated in the consolidated financial statements of Newcastle Investment Holdings have not been eliminated for this presentation.

     For purposes of this pro forma financial presentation, the formation transactions are adjusted to include: (1) the deposit for the CBO II collateral, but not the subsequent purchase of the CBO II collateral and the issuance of the CBO II securitization, which were consummated subsequent to March 31, 2002 in the ordinary course of our business and (2) our $13.9 million investment in GSA portfolio mezzanine bonds as of March 31, 2002, but not any additional investment by us in those bonds subsequent to March 31, 2002.

     The selected unaudited pro forma consolidated balance sheets are presented as if the formation transactions had been consummated on March 31, 2002. Certain intercompany balances between investments of Newcastle Investment Holdings and our investments which were historically eliminated in the consolidated financial statements of Newcastle Investment Holdings have not been eliminated for this presentation.

     The selected unaudited pro forma consolidated financial statements are presented for comparative purposes only, and are not necessarily indicative of what our actual financial position or our consolidated results of operations would have been at the date or for the periods presented, nor do they purport to represent the results of any future periods. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The selected pro forma financial information set forth below as of March 31, 2002 and for the year ended December 31, 2001 and the three month periods ended March 31, 2002 and 2001 have been derived from our unaudited pro forma financial statements.

     The information below should be read in conjunction with "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations" and the financial statements and notes thereto included in this prospectus.

             SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS
                                                                    ENDED              YEAR
                                                                  MARCH 31,           ENDED
                                                             -------------------   DECEMBER 31,
                                                               2002       2001         2001
                                                             --------   --------   ------------
OPERATING DATA
Revenues
  Interest and dividend income.............................  $ 12,951   $ 12,541     $ 47,707
  Rental and escalation income.............................     5,563      6,137       23,117
  Gain on settlement of investments........................     3,026      6,390        7,405
  Other income.............................................         4          4           43
                                                             --------   --------     --------
                                                               21,544     25,072       78,272
Expenses
  Interest expense.........................................     7,273      8,698       32,659
  Property operating expense...............................     2,456      2,762        9,941
  Loan servicing and REO expense...........................        88         56          243
  General and administrative expense.......................       431        418        1,291
  Management fees..........................................       874        793        3,642
  Depreciation and amortization............................       718        736        2,905
                                                             --------   --------     --------
                                                               11,840     13,463       50,681
                                                             --------   --------     --------
Income from continuing operations..........................  $  9,704   $ 11,609     $ 27,591
                                                             ========   ========     ========
Income from discontinued operations........................  $    868   $  2,537     $  6,118
                                                             ========   ========     ========
Income from continuing operations per common share, basic
  and diluted..............................................  $   0.59   $   0.70     $   1.67
                                                             ========   ========     ========
Weighted average number of common shares outstanding, basic
  and diluted..............................................    16,489     16,500       16,493
                                                             ========   ========     ========

                                                             MARCH 31,
                                                               2002
                                                             ---------
BALANCE SHEET DATA
CBO collateral, net........................................  $533,033
Operating real estate, net.................................  $117,407
Cash and cash equivalents..................................  $    834
Total assets...............................................  $731,012
Debt.......................................................  $531,983
Stockholders' equity.......................................  $187,523

                                                                 THREE MONTHS
                                                                     ENDED              YEAR
                                                                   MARCH 31,           ENDED
                                                              -------------------   DECEMBER 31,
                                                                2002       2001         2001
                                                              --------   --------   ------------
OTHER DATA
Cash flow from continuing operations provided by (used in):
  Operating activities......................................  $  6,927   $  6,685     $ 17,483
  Investing activities......................................  $(23,119)  $ 22,596     $ (6,973)
  Financing activities......................................  $(12,936)  $(28,194)    $ 16,294
Funds from Operations (FFO) from continuing operations(A)...  $ 10,411   $ 12,331     $ 30,443

---------------

(A) We believe funds from operations (FFO) is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Funds from operations (FFO), for our purposes, represents net income available for common stockholders (computed in accordance with accounting principles generally accepted in the United States ("GAAP")), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at funds from operations (FFO). Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect funds from operations (FFO) on the same basis. Funds from operations (FFO) does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

                                                                THREE MONTHS
                                                                    ENDED             YEAR
                                                                  MARCH 31,          ENDED
                                                              -----------------   DECEMBER 31,
                                                               2002      2001         2001
                                                              -------   -------   ------------
CALCULATION OF FUNDS FROM OPERATIONS
Income from continuing operations...........................  $ 9,704   $11,609     $27,591
Real estate depreciation and amortization...................      707       722       2,852
                                                              -------   -------     -------
Funds from Operations (FFO) from continuing operations......  $10,411   $12,331     $30,443
                                                              =======   =======     =======

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth certain selected financial and operating information on an historical consolidated basis.

     The selected historical consolidated financial information set forth below as of December 31, 2001, 2000, 1999 and 1998 and for the years ended December 31, 2001, 2000 and 1999 and for the period from May 11, 1998 to December 31, 1998 have been derived from our audited historical consolidated financial statements. The selected historical financial information set forth below as of March 31, 2002 and for the three month periods ended March 31, 2002 and 2001 have been derived from our unaudited historical financial statements.

     The information below should be read in conjunction with "Management's Discussion and Analysis of Historical Financial Condition and Results of Operations" and the financial statements and notes thereto included in this prospectus.

                               THREE MONTHS ENDED                        YEAR ENDED                      PERIOD
                                    MARCH 31,                           DECEMBER 31,                  FROM MAY 11,
                           ---------------------------   ------------------------------------------      1998 TO
                               2002           2001           2001           2000           1999       DEC. 31, 1998
                           ------------   ------------   ------------   ------------   ------------   -------------
OPERATING DATA             (UNAUDITED)    (UNAUDITED)
Revenues
  Interest and dividend
     income..............    $ 13,010       $15,028        $ 53,430       $ 65,389       $ 50,286        $19,675
  Rental and escalation
     income..............      19,886        20,804          81,458         80,641         65,352         23,143
  Gain (loss) on
     settlement of
     investments.........       3,105         7,206          10,386         21,763         (1,526)         2,584
  Equity in earnings
     (losses) of
     unconsolidated
     subsidiaries........        (452)         (346)          2,807           (980)        (3,615)           117
  Incentive income.......     (12,810)           --          28,709             --             --             --
  Other income...........           6            78             146          1,006            462            369
                             --------       -------        --------       --------       --------        -------
                               22,745        42,770         176,936        167,819        110,959         45,888
Expenses
  Interest expense.......      14,100        17,326          62,767         68,517         46,778         12,693
  Property operating
     expense.............       7,416         7,930          30,261         29,552         23,251          7,027
  Loan servicing and REO
     expense.............         235           242             965          2,325          3,122          1,291
  General and
     administrative
     expense.............         762           605           2,425          3,988          3,516          2,751
  Management fees........       1,363         1,434           5,746          6,646          7,407          6,751
  Incentive return.......         840            --           2,834             --             --             --
  Depreciation and
     amortization........       3,571         3,398          13,996         13,183         10,474          4,165
                             --------       -------        --------       --------       --------        -------
                               28,287        30,935         118,994        124,211         94,548         34,678
                             --------       -------        --------       --------       --------        -------
Income (loss) before
  minority interest......      (5,542)       11,835          57,942         43,608         16,411         11,210
Minority interest in
  (income) loss of
  consolidated
  subsidiaries...........       6,413          (139)        (14,271)          (748)        (1,258)          (570)
                             --------       -------        --------       --------       --------        -------

                               THREE MONTHS ENDED                        YEAR ENDED                      PERIOD
                                    MARCH 31,                           DECEMBER 31,                  FROM MAY 11,
                           ---------------------------   ------------------------------------------      1998 TO
                               2002           2001           2001           2000           1999       DEC. 31, 1998
OPERATING DATA             ------------   ------------   ------------   ------------   ------------   -------------
                           (UNAUDITED)    (UNAUDITED)
Income before
  extraordinary item.....         871        11,696          43,671         42,860         15,153         10,640
Extraordinary
  item -- loss on
  extinguishment of
  debt...................          --            --              --             --         (2,341)            --
                             --------       -------        --------       --------       --------        -------
Income before change in
  accounting principle...         871        11,696          43,671         42,860         12,812         10,640
Cumulative effect of
  change in accounting
  principle -- write off
  of organizational
  costs..................          --            --              --             --           (513)            --
                             --------       -------        --------       --------       --------        -------
Net Income...............         871        11,696          43,671         42,860         12,299         10,640
Preferred dividends and
  related accretion......        (638)         (630)         (2,540)        (2,084)            --             --
                             --------       -------        --------       --------       --------        -------
Income available for
  common shareholders....    $    233       $11,066        $ 41,131       $ 40,776       $ 12,299        $10,640
                             ========       =======        ========       ========       ========        =======
Net Income per Common
  Share, basic and
  diluted................    $   0.01       $  0.67        $   2.49       $   2.16       $   0.59        $  0.51
                             ========       =======        ========       ========       ========        =======
Income before
  extraordinary item per
  common share, basic and
  diluted................    $   0.01       $  0.67        $   2.49       $   2.16       $   0.72        $  0.51
                             ========       =======        ========       ========       ========        =======
Effect of extraordinary
  item per common share,
  basic and diluted......    $     --       $    --        $     --       $     --       $  (0.11)       $    --
                             ========       =======        ========       ========       ========        =======
Effect of change in
  accounting principle
  per common share, basic
  and diluted............    $     --       $    --        $     --       $     --       $  (0.02)       $    --
                             ========       =======        ========       ========       ========        =======
Weighted average number
  of common shares
  outstanding, basic and
  diluted................      16,489        16,500          16,493         18,892         20,917         20,862
                             ========       =======        ========       ========       ========        =======
Dividends declared per
  common share...........    $   0.60       $  0.50        $   2.00       $   1.50       $   2.04        $  0.55
                             ========       =======        ========       ========       ========        =======

                                                                          DECEMBER 31,
                                                         -----------------------------------------------
                           MARCH 31, 2002                   2001         2000         1999        1998
                           --------------                ----------   ----------   ----------   --------
BALANCE SHEET DATA          (UNAUDITED)
CBO collateral, net......    $  519,086                  $  522,258   $  509,729   $  504,669   $     --
Operating real estate,
  net....................    $  521,077                  $  524,834   $  540,539   $  558,849   $383,073
Cash and cash
  equivalents............    $   25,780                  $   31,360   $   10,575   $   14,345   $ 75,596
Total assets.............    $1,262,487                  $1,276,473   $1,331,086   $1,381,600   $765,650
Debt.....................    $  912,453                  $  897,390   $  975,656   $  971,260   $336,845
Stockholders' equity.....    $  292,392                  $  310,545   $  300,655   $  354,673   $384,924

                               THREE MONTHS ENDED                        YEAR ENDED                      PERIOD
                                    MARCH 31,                           DECEMBER 31,                  FROM MAY 11,
                           ---------------------------   ------------------------------------------     1998 TO
                               2002           2001           2001           2000           1999       DEC 31, 1998
                           ------------   ------------   ------------   ------------   ------------   ------------
OTHER DATA                 (UNAUDITED)    (UNAUDITED)
Cash flow provided by
  (used in):
  Operating activities...    $  9,248       $  8,395      $  34,448      $  24,823      $  32,834      $  (7,230)
  Investing activities...    $(16,093)        47,070      $ 106,053      $ 151,632      $(683,420)     $(638,844)
  Financing activities...    $  1,265       $(46,132)     $(119,716)     $(180,225)     $ 589,335      $ 721,670
Funds from operations
  (FFO)(A)...............    $ 10,098       $ 14,568      $  48,264      $  53,523      $  24,707      $  14,337

---------------

(A) We believe funds from operations (FFO) is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Funds from operations (FFO), for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at funds from operations (FFO). In addition, we exclude accrued incentive income from Fortress Investment Fund (the "Fund" or "FIF") and include incentive income distributed or distributable from FIF in accordance with the operating agreement of the Fund since this more accurately reflects cash distributed or distributable to us from the Fund, while our accrued incentive income is based upon the fair value of the Fund's net assets, which is subject to fluctuation in future periods. Adjustments for unconsolidated subsidiaries are calculated to reflect funds from operations (FFO) on the same basis. Funds from operations (FFO) does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

                                               THREE MONTHS ENDED                                     PERIOD FROM
                                                    MARCH 31,             YEAR ENDED DECEMBER 31,       MAY 11,
                                            -------------------------   ---------------------------     1998 TO
CALCULATION OF FUNDS FROM OPERATIONS (FFO)     2002          2001        2001      2000      1999     DEC 31, 1998
------------------------------------------  -----------   -----------   -------   -------   -------   ------------
                                            (UNAUDITED)   (UNAUDITED)
Income available for common
  shareholders........................        $   233       $11,066     $41,131   $40,776   $12,299     $10,640
Extraordinary item -- loss on
  extinguishment of debt..............             --            --          --        --     2,341          --
Real estate depreciation and
  amortization........................          3,330         3,201      12,909    12,621     9,927       3,697
Real estate depreciation and
  amortization -- unconsolidated
  subsidiaries........................            864           301       2,564       126       140          --
Incentive (income) loss accrued from FIF
  (A).................................          6,405            --     (14,354)       --        --          --
Equity in incentive return accrued by
  FIF.................................           (734)           --       1,645        --        --          --

                                               THREE MONTHS ENDED                                     PERIOD FROM
                                                    MARCH 31,             YEAR ENDED DECEMBER 31,       MAY 11,
                                            -------------------------   ---------------------------     1998 TO
CALCULATION OF FUNDS FROM OPERATIONS (FFO)     2002          2001        2001      2000      1999     DEC 31, 1998
------------------------------------------  -----------   -----------   -------   -------   -------   ------------
                                            (UNAUDITED)   (UNAUDITED)
Distributable incentive income from FIF
  (B).................................             --            --       4,369        --        --          --
                                              -------       -------     -------   -------   -------     -------
Funds from Operations (FFO)...........        $10,098       $14,568     $48,264   $53,523   $24,707     $14,337
                                              =======       =======     =======   =======   =======     =======

---------------

(A) Represents our 50% interest in the incentive income as follows:

                                               THREE MONTHS
                                                   ENDED            YEAR ENDED
                                              MARCH 31, 2002     DECEMBER 31, 2001
                                             -----------------   -----------------
                                                (UNAUDITED)
     Total incentive income (loss)........       $(12,810)           $ 28,709
     Minority interest - Manager..........       $  6,405            $(14,355)
     Our incentive income (loss)..........             --                  --
                                                 --------            --------
                                                 $ (6,405)           $ 14,354
                                                 ========            ========

(B) Represents our 50% interest in the distributable incentive income:

     Total distributable incentive income..................     $ 8,738
     Distributable incentive income due Manager............     $(4,369)
                                                                -------
     Our distributable incentive income....................     $ 4,369
                                                                =======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OF PRO FORMA FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following should be read in conjunction with our Unaudited Pro Forma Consolidated Financial Statements and Notes thereto included herein. Management's discussion for the years ended December 31, 2000 and 1999 is based on the table set forth below, which adjusts the Unaudited Pro Forma Consolidated Financial Statements to reflect the elimination of the historical results of operations of the assets and liabilities to be retained by Newcastle Investment Holdings, which have not been treated as discontinued operations. Such adjustments, which are detailed below, also include allocations of general and administrative expense and management fees, pro rata based on equity, between us and Newcastle Investment Holdings. The Unaudited Pro Forma Consolidated Financial Statements included herein for the year ended December 31, 2001 and the three months ended March 31, 2001 and 2002 already reflect the elimination of such amounts.

                                      THREE MONTHS                          PRO FORMA                                   PRO FORMA
                                         ENDED                               FOR THE                     YEAR ENDED      FOR THE
                                       MARCH 31,             YEAR ENDED     YEAR ENDED                  DECEMBER 31,    YEAR ENDED
                               --------------------------   DECEMBER 31,   DECEMBER 31,                     2000       DECEMBER 31,
                                   2002          2001           2001           2000       ADJUSTMENTS   AS ADJUSTED        1999
                               ------------   -----------   ------------   ------------   -----------   ------------   ------------
Revenues
Interest and dividend
 income......................    $12,951       $ 12,541       $47,707        $50,989        $(3,954)      $47,035        $30,288
Rental and escalation
 income......................      5,563          6,137        23,117         23,555             --        23,555         17,087
Gain (loss) on settlement of
 investments.................      3,026          6,390         7,405         20,836        (20,821)           15          1,765
Equity in earnings (losses)
 of unconsolidated
 subsidiaries................         --             --            --           (980)           980            --         (3,615)
Other income.................          4              4            43            728           (674)           54             69
                                 -------       --------       -------        -------        -------       -------        -------
                                  21,544         25,072        78,272         95,128        (24,469)       70,659         45,594
                                 -------       --------       -------        -------        -------       -------        -------
Expenses
Interest expense.............      7,273          8,698        32,659         36,897         (1,757)       35,140         19,741
Property operating expense...      2,456          2,762         9,941         10,229             --        10,229          8,428
Loan servicing and REO
 expense.....................         88             56           243            265             --           265            112
General and administrative
 expense.....................        431            418         1,291          3,310         (1,101)        2,209          3,083
Management fees..............        874            793         3,642          6,646         (2,971)        3,675          7,387
Depreciation and
 amortization................        718            736         2,905          3,263           (515)        2,748          1,819
                                 -------       --------       -------        -------        -------       -------        -------
                                  11,840         13,463        50,681         60,610         (6,344)       54,266         40,570
                                 -------       --------       -------        -------        -------       -------        -------
Income from continuing
 operations..................    $ 9,704       $ 11,609       $27,591        $34,518        $(18,125)     $16,393        $ 5,024
                                 =======       ========       =======        =======        =======       =======        =======
Income from discontinued
 operations..................    $   868       $  2,537       $ 6,118        $ 8,342        $    --       $ 8,342        $ 7,788
                                 =======       ========       =======        =======        =======       =======        =======
Income from continuing
 operations per common share,
 basic and diluted...........    $  0.59       $   0.70       $  1.67        $  1.83        $ (0.96)      $  0.87        $  0.24
                                 =======       ========       =======        =======        =======       =======        =======
Income from discontinued
 operations per common share,
 basic and diluted...........    $  0.05       $   0.15       $  0.37        $  0.44        $    --       $  0.44        $  0.37
                                 =======       ========       =======        =======        =======       =======        =======
Weighted average number of
 common shares outstanding,
 basic and diluted...........     16,489         16,500        16,493         18,892         18,892        18,892         20,917
                                 =======       ========       =======        =======        =======       =======        =======


                                              YEAR ENDED
                                             DECEMBER 31,
                                                 1999
                               ADJUSTMENTS   AS ADJUSTED
                               -----------   ------------
Revenues
Interest and dividend
 income......................    $(4,827)      $25,461
Rental and escalation
 income......................         --        17,087
Gain (loss) on settlement of
 investments.................      1,143         2,908
Equity in earnings (losses)
 of unconsolidated
 subsidiaries................      3,615            --
Other income.................        (62)            7
                                 -------       -------
                                    (131)       45,463
                                 -------       -------
Expenses
Interest expense.............       (242)       19,499
Property operating expense...         --         8,428
Loan servicing and REO
 expense.....................         --           112
General and administrative
 expense.....................     (1,258)        1,825
Management fees..............     (3,291)        4,096
Depreciation and
 amortization................       (461)        1,358
                                 -------       -------
                                  (5,252)       35,318
                                 -------       -------
Income from continuing
 operations..................    $ 5,121       $10,145
                                 =======       =======
Income from discontinued
 operations..................    $    --       $ 7,788
                                 =======       =======
Income from continuing
 operations per common share,
 basic and diluted...........    $  0.25       $  0.49
                                 =======       =======
Income from discontinued
 operations per common share,
 basic and diluted...........    $    --       $  0.37
                                 =======       =======
Weighted average number of
 common shares outstanding,
 basic and diluted...........     20,917        20,917
                                 =======       =======

GENERAL

     We were formed in June 2002 as a wholly owned subsidiary of Newcastle Investment Holdings Corp. for the purpose of separating the core real estate securities business from Newcastle Investment Holdings' other investments. Prior to the closing of this offering, Newcastle Investment Holdings will have transferred to us certain assets and liabilities in exchange for shares of our common stock.

     We are organized and conduct our operations to qualify as a REIT for federal income tax purposes. As such, we will generally not be subject to federal income tax on that portion of our income that is distributed to shareholders if we distribute at least 90% of our REIT taxable income to our shareholders by the due date of our federal income tax return and comply with various other requirements.

     We conduct our business through two primary segments: (i) real estate securities and (ii) revenue-producing real estate, primarily credit leased real estate. Revenues attributable to each segment are disclosed below (unaudited) (in thousands).

                                                             REAL
                                             REAL           ESTATE           UN-
                                            ESTATE        SECURITIES      ALLOCATED     TOTAL
                                          ----------    --------------    ---------    -------
For the three months
  ended March 31, 2002..................   $ 5,598         $15,608         $  338      $21,544
For the year ended
  December 31, 2001.....................   $23,311         $53,095         $1,866      $78,272

     Certain activities described herein occurred prior to our formation in June 2002 and were consummated by our predecessor, Newcastle Investment Holdings Corp., with respect to investments anticipated to be contributed to us as part of the formation transactions.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     We have classified our real estate securities as available for sale. As such, they are carried at market value with net unrealized gains or losses reported as a component of accumulated other comprehensive income. Market value is based primarily upon broker quotations. These quotations are subject to significant variability based on market conditions, such as interest rates and spreads. Changes in market conditions could therefore result in a significant increase or decrease in our book equity.

     Similarly, our derivative instruments, held for hedging purposes, are carried at market value pursuant to Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended. To the extent they qualify as hedges under SFAS No. 133, net unrealized gains or losses are reported as a component of accumulated other comprehensive income; otherwise, they are reported as a component of current income. Market values of such derivatives are subject to significant variability based on many of the same factors as the securities discussed above. The results of such variability could be a significant increase or decrease in our book equity and/or earnings.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2002 TO THE THREE MONTHS ENDED MARCH 31, 2001 ON A PRO FORMA BASIS

     Interest and dividend income increased by $0.5 million or 3.3%, from $12.5 million to $13.0 million. This increase is primarily the result of the CBO II transaction ($1.2 million) offset by a decrease in interest from a security subsequent to its restructuring ($0.5 million).

     Rental and escalation income decreased by $0.5 million or 9.4%, from $6.1 million to $5.6 million. This decrease is primarily the result of foreign currency fluctuations related to our Bell Canada portfolio. Escalation income represents contractual increases in rental income to offset increases in expenses or general price increases over a base amount.

     Gain on settlement of investments decreased by $3.4 million, from $6.4 million to $3.0 million, primarily as a result of a reduction in the volume of sales of certain CBO I securities.

     Interest expense decreased by $1.4 million or 16.4%, from $8.7 million to $7.3 million. This decrease is primarily the result of lower interest rates being paid on the variable rate CBO I securities classes.

     Property operating expense decreased by $0.3 million or 11.1%, from $2.8 million to $2.5 million, primarily as the result of foreign currency fluctuations related to our Bell Canada portfolio.

     Loan servicing expense remained at approximately $0.1 million.

     General and administrative expense remained at approximately $0.4 million.

     Management fee expense increased by $0.1 million, from $0.8 million to $0.9 million. The calculation of the management fee is more fully discussed under "Our Manager and The Management Agreement -- Management Fees" in this prospectus.

     Depreciation and amortization remained at approximately $0.7 million.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31, 2000 ON A PRO FORMA BASIS

     Interest and dividend income increased by $0.7 million or 1.4%, from $47.0 million to $47.7 million. This increase is primarily the result of interest on securities acquired in late 2000 ($1.2 million) offset by decreased interest earned on the CBO I collateral securities ($0.7 million).

     Rental and escalation income decreased by $0.5 million or 1.9%, from $23.6 million to $23.1 million. This decrease is primarily the result of foreign currency fluctuations related to our Bell Canada portfolio.

     Gain on settlement of investments increased by $7.4 million, primarily as a result of gains on the sale of certain CBO I collateral securities in 2001.

     Interest expense decreased by $2.4 million or 7.1%, from $35.1 million to $32.7 million. This decrease is primarily the result of lower interest rates being paid on the variable rate CBO I securities classes.

     Property operating expense decreased by $0.3 million or 2.8%, from $10.2 million to $9.9 million, primarily as the result of foreign currency fluctuations related to our Bell Canada portfolio.

     Loan servicing expense remained at approximately $0.2 million.

     General and administrative expense decreased by $0.9 million or 41.6%, from $2.2 million to $1.3 million, primarily as a result of a decrease in professional fees.

     Management fee expense decreased $0.1 million, from $3.7 million to $3.6 million. The calculation of the management fee is more fully discussed under "Our Manager and The Management Agreement -- Management Fees" in this prospectus.

     Depreciation and amortization increased by $0.2 million or 5.7%, from $2.7 million to $2.9 million, primarily as the result of depreciation on the capital expenditures we made with respect to our real estate assets.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED DECEMBER 31, 1999 ON A PRO FORMA BASIS

     Interest and dividend income increased by $21.5 million or 84.7%, from $25.5 million to $47.0 million. This increase is primarily the result of our CBO investments during 1999.

     Rental and escalation income increased by $6.5 million or 37.9%, from $17.1 million to $23.6 million. This increase is primarily the result of the acquisition of our LIV portfolio in November 1999.

     Gain on settlement of investments decreased by $2.9 million, primarily as a result of a reduction in the volume of sales of certain CBO I collateral securities.

     Interest expense increased by $15.6 million or 80.2%, from $19.5 million to $35.1 million. This increase is primarily the result of the CBO securitization, the Bell Canada mortgage and the LIV mortgage, which were entered into in 1999, net of interest on various notes payable which were repaid with the proceeds thereof.

     Property operating expense increased by $1.8 million or 21.4%, from $8.4 million to $10.2 million, primarily as the result of the acquisition of our LIV portfolio in November 1999.

     Loan servicing expense increased $0.2 million, from $0.1 million to $0.3 million as a result of the CBO I securitization.

     General and administrative expense increased by $0.4 million or 21.0%, from $1.8 million to $2.2 million, primarily as a result of an increase in professional fees.

     Management fee expense decreased $0.4 million, from $4.1 million to $3.7 million. The calculation of the management fee is more fully discussed under "Our Manager and The Management Agreement -- Management Fees" in this prospectus.

     Depreciation and amortization increased by $1.3 million or 102.4%, from $1.4 million to $2.7 million, primarily as the result of the acquisition of our LIV portfolio in November 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, and other general business needs. Additionally, to maintain our status as a REIT under the Internal Revenue Code, we must distribute annually at least 90% of our taxable income. Our primary sources of funds for liquidity, in addition to this offering, consist of net cash provided by operating activities, borrowings under loans and the issuance of debt securities.

     Our ability to execute our business strategy, particularly the growth of our investment portfolio, depends to a significant degree on our ability to obtain additional capital. Our CBO strategy is dependent upon our ability to place the match funded debt we create in the market at spreads that provide a positive arbitrage. If spreads for CBO liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute future CBO transactions will be severely restricted.

     We expect to meet our short-term liquidity requirements generally through our cash flow provided by operations, as well as investment specific borrowings and secured or unsecured lines of credit. Our real estate investments are financed long-term and primarily leased to credit tenants with long-term leases and are therefore expected to generate generally stable cash flows. Our real estate securities are also financed long-term and their credit status is continuously monitored; therefore, these investments are also expected to generate a generally stable return, subject to interest rate fluctuations. See "-- Quantitative and Qualitative Disclosures About Market Risk -- Interest Rate Exposure" below. We consider our ability to generate cash to be adequate and expect it to continue to be adequate to meet operating requirements both in the short- and long-terms.

     We expect to meet our long-term liquidity requirements, specifically the repayment of our debt and our investment funding needs, through additional borrowings, the issuance of debt and/or equity securities and the liquidation or refinancing of our assets at maturity. We believe that the value of these assets is, and will continue to be, sufficient to repay our debt at maturity under either scenario.

     With respect to our real estate assets, we expect to incur approximately $1.2 million of tenant improvements in connection with the inception of leases and capital expenditures during the nine months ending December 31, 2002.

     Our long-term debt existing at March 31, 2002 (gross of $8.9 million of discounts) is expected to mature as follows: $34.8 million during the period from April 1, 2002 through December 31, 2002, $2.9 million in 2003, $2.9 million in 2004, $2.9 million in 2005, $2.9 million in 2006, $2.9 million in 2007, and $491.6 million thereafter. Of the $34.8 million maturing during the period from April 1, 2002 through December 31, 2002, $31.2 has been repaid in connection with the refinancing of our Bell Canada portfolio, as described below, subsequent to March 31, 2002. Our debt contains various customary loan covenants.

     In July 1999, we completed our first CBO securitization, CBO I, whereby the CBO I collateral was contributed to a consolidated subsidiary which issued $437.5 million face amount of investment grade senior securities and $62.5 million face amount of non-investment grade subordinated securities in a private placement. As a result of the CBO I securitization, the existing short-term repurchase agreement on the CBO I collateral was repaid. At March 31, 2002, the subordinated securities were retained by us, except for the Class E Note as described below, and the senior securities (all of which are still outstanding), which bore interest at a weighted average effective rate, including discount and cost amortization, of 4.86%, had an expected weighted average life of approximately 6.0 years. Two classes of the senior securities bear floating interest rates. We have obtained an interest rate swap and cap in order to hedge our exposure to the risk of changes in market interest rates with respect to these securities, at an initial cost of approximately $14.3 million. In addition, in connection with the sale of one class of senior securities, we entered into two interest rate swaps and two interest rate cap agreements that do not qualify for hedge accounting.

     In March 1999, we obtained the Bell Canada mortgage secured by the Bell Canada properties, which had an outstanding balance of $31.1 million and bore interest at a fixed rate of 7.25% as of March 31, 2002, and was due in April 2002. In April 2002, we refinanced the Bell Canada properties through a securitization transaction by issuing approximately $37.6 million of investment grade debt securities in a private placement. The issued securities, which bear interest at a weighted average effective rate, including discount and cost amortization, of approximately 6.70%, have an expected weighted average life of approximately 5.1 years. We have retained one class of the issued securities. The proceeds from the issued securities were used, in part, to repay the Bell Canada mortgage.

     In November 1999, we obtained the LIV mortgage, which had an outstanding balance of $53.3 million and bore interest at 4.76% as of March 31, 2002, and is due in November 2016. We hedged our exposure to the risk of changes in market interest rates with respect to the LIV mortgage by obtaining an interest rate cap.

     We utilize repurchase agreements for short-term financings of investments. As of March 31, 2002 we had a $1.5 million repurchase agreement outstanding, bearing interest at approximately 3.25% with a short-term maturity.

     In October 2001, we entered into an agreement with a major investment bank whereby we had the right to purchase up to $400 million, plus our deposit, of commercial mortgage backed securities, unsecured REIT debt and asset backed securities, which we refer to as the CBO II collateral, which were specifically designated for our second CBO transaction, the CBO II securitization. As of March 31, 2002, $357.1 million of mortgage backed securities had been accumulated, on which we had deposited $43.3 million. In April 2002, we completed the CBO II securitization whereby a consolidated subsidiary of ours issued $444.0 million face amount of investment grade senior securities and $56.0 million face amount of non-investment grade subordinated securities, collectively referred to as the CBO II securities, in a private placement. The senior securities were issued for net proceeds of $438.8 million after issue costs. The subordinated securities have been retained by us. As of May 31, 2002, the CBO II securities are collateralized by (i) our purchase of a portfolio of CMBS, unsecured REIT debt, asset-backed securities, and a limited amount of other securities with an aggregate principal balance of $455.6 million for approximately $441.1 million and (ii) restricted cash, which will be included in CBO collateral, of $43.1 million (collectively, the "CBO II collateral"). The senior securities, which bear interest at a weighted average effective rate, including discount and cost amortization, of approximately 3.69%, have an expected weighted average life of approximately 8.04 years. One class of the senior securities bears a floating interest rate. We obtained an interest rate swap and cap in order to hedge our exposure to the changes in market interest rates with respect to this security, at an initial cost of $1.2 million.

     In November 2001, we sold the retained subordinated $17.5 million Class E Note from our CBO I to a third party for approximately $18.5 million. The Class E Note bore interest at a fixed rate of 8.0% and had a stated maturity of June 2038. The sale of the Class E Note represented an issuance of debt and was recorded as additional CBO Bonds Payable. In April 2002, a wholly owned subsidiary of ours repurchased the Class E Note. The repurchase of the Class E Note represents a repayment of debt and will be recorded as a reduction of CBO Bonds Payable. The Class E Note is included in the CBO II collateral. The Class E Note will be eliminated in consolidation.

     We are currently discussing financing arrangements with various investment banks to purchase securities for our third CBO transaction.

     In June 2002, we entered into a financing arrangement with an affiliate of Bear Stearns to fund a portion of the purchase price for up to $225 million face amount of mortgage loans. This financing arrangement will permit us to further borrow an amount up to 90% of the purchase price of the mortgage loans at a rate of LIBOR plus 0.75%.

INFLATION

     Substantially all of our office leases provide for separate escalations of real estate taxes and operating expenses over a base amount, and/or increases in the base rent based on changes in the Consumer Price Index ("CPI"). We believe that inflationary increases in expenses will generally be offset by the expense reimbursements and contractual rent increases described above.

     We believe that our risk of increases in the market interest rates on our floating rate debt as a result of inflation is largely offset by our use of match funding and hedging instruments as described above. See "-- Quantitative and Qualitative Disclosure About Market Risk -- Interest Rate Exposure" below.

PRO FORMA FUNDS FROM OPERATIONS

     We believe Funds from Operations (FFO) is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Funds from Operations (FFO), for our purposes, represents net income available for common shareholders (computed in accordance with accounting principles generally accepted in the United States ("GAAP")), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

     Funds from Operations (FFO), on a pro forma basis after giving effect to the formation transactions, is calculated as follows (unaudited) (in thousands):

                              FOR THE THREE MONTHS ENDED
                                       MARCH 31,                        FOR THE YEAR ENDED DECEMBER 31,
                                 2002             2001            2001            2000(A)            1999(A)
                            --------------   --------------   -------------   ----------------   ----------------
Income from continuing
  operations..............     $ 9,704          $11,609          $27,591          $16,393            $10,145
Real estate depreciation
  and amortization........         707              722            2,852            2,727              1,358
                               -------          -------          -------          -------            -------
Funds from Operations
  (FFO) from continuing
  operations..............     $10,411          $12,331          $30,443          $19,120            $11,503
                               =======          =======          =======          =======            =======

     (A) Adjusted as described in the introduction to "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risks that we are exposed to are interest rate risk and foreign currency exchange rate risk. Interest rate risk and foreign currency exchange rate risk are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. All of our market risk sensitive assets, liabilities and related derivative positions are for non-trading purposes only.

  Interest Rate Exposure

     Our primary interest rate exposures relate to our loans, mortgage backed securities and variable-rate debt, as well as our interest rate swaps and caps. Changes in the general level of interest rates can effect our net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities. Changes in the level of interest rates also can effect, among other things, our ability to originate and acquire loans and securities, the value of our loans and mortgage backed securities, and our ability to realize gains from the settlement of such assets. We utilize interest rate swaps, caps and match-funded financings in order to limit the effects of interest rates on our operations. As of March 31, 2002, a 100 basis point change in short-term interest rates would affect our earnings by no more than $2.2 million per annum.

  Currency Rate Exposure

     Our primary foreign currency exchange rate exposures relate to our real estate leases and assets. Our principal direct currency exposures are to the Euro and the Canadian Dollar. Changes in the currency rates can adversely impact the fair values and earnings streams of our international holdings. We have attempted to mitigate this impact in part by utilizing local currency-denominated financing on our foreign investments to partially hedge, in effect, these assets.

     We have material investments in a portfolio of Belgian properties, the LIV portfolio and a portfolio of Canadian properties, the Bell Canada portfolio. These properties are financed utilizing debt instruments denominated in their respective local currencies (the Euro and the Canadian Dollar). The net equity invested in these portfolios, approximately $17.7 million and $25.2 million, respectively, at March 31, 2002, is exposed to foreign currency exchange risk.

  Fair Values

     For certain of our financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated for these investments using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. We note that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate and currency rate environments as of March 31, 2002 and do not take into consideration the effects of subsequent interest rate or currency rate fluctuations.

     We held the following interest rate risk sensitive instruments at March 31, 2002 on a pro forma basis after giving effect to the formation transactions (unaudited) (dollars in thousands):

                                    PRINCIPAL      WEIGHTED
                                    BALANCE OR      AVERAGE
                          CARRYING   NOTIONAL      EFFECTIVE      MATURITY
                           AMOUNT     AMOUNT     INTEREST RATE      DATE           OTHER TERMS         FAIR VALUE
                          --------  ----------   -------------   ----------  ------------------------  ----------
Assets:
  CBO collateral,
    net(A)..............  $533,033   $587,766        8.91%                   Various (mixed floating    $533,033
                                                                                 and fixed rates,
                                                                             amortizing and interest
                                                                                      only)
  Marketable securities,
    available for
    sale(B).............     7,184     19,326         N/A           (B)                (B)                 7,184
  Interest rate caps,
    treated as hedges,
    net(C)..............     9,421    205,547         N/A           (C)                (C)                 9,421
Liabilities:
  CBO bonds payable(D)..   446,036    455,000        4.86%         Jul-38      Amortizes principal       465,493
                                                                               based on collateral
                                                                               payments, subject to
                                                                                   reinvestment
  Notes payable(E)......    84,490     84,490        5.85%          (F)                (F)                84,490
  Repurchase
    agreement(E)........     1,457      1,457        3.25%       Short-term       Interest only            1,457
  Interest rate swaps,
    treated as hedges,
    net(G)..............     6,542    190,278         N/A           (G)                (G)                 6,542
  Non-hedge derivative
    obligations(H)......       180         (H)        N/A           (H)                (H)                   180

---------------

(A) The fair value of these securities is estimated by obtaining third party independent broker quotations.

(B) These two securities with carrying amounts of $3.9 million and $3.2 million, respectively, mature in November 2007 and August 2030, respectively, and represent subordinate and residual interests in securitizations. The fair values of these securities, for which quoted market prices are not readily available, are estimated by means of a price/yield analysis based on our expected disposition strategies for such assets.

(C) These two agreements have notional balances of $152.2 million and $53.3 million, respectively, mature in March 2009 and August 2004, respectively, and cap 1-month LIBOR at 6.50% and 3-month EURIBOR at 4.75%, respectively. The fair value of these agreements is estimated by obtaining broker quotations.

(D) For those bonds bearing floating rates at spreads over market indices, representing approximately $341.7 million of the carrying amount of the CBO Bonds Payable, we believe that for similar financial instruments with comparable credit risks, the effective rates at March 31, 2002 approximate market rates. Accordingly, the carrying amount outstanding on these bonds is believed to approximate fair value. For those bonds bearing fixed interest rates, values were obtained by discounting expected future payments by a rate calculated by imputing a spread over a market index on the date of borrowing.

(E) We believe that for similar financial instruments with comparable credit risks, the stated interest rates at March 31, 2002 (all of which are floating rates at spreads over market indices) approximate market rates, with the exception of the Bell Canada mortgage which bears interest at a fixed rate. The Bell Canada mortgage was repaid through the proceeds of a refinancing in April 2002 at its face amount, which therefore approximates fair value. Accordingly, the carrying amount outstanding is believed to approximate fair value for these notes.

(F) The two notes payable have carrying amounts of $31.1 million and $53.3 million, respectively, and mature in April 2002 and November 2016, respectively. The note maturing in April 2002 has been refinanced as described in "-- Liquidity and Capital Resources" above. The note due in 2016 is making principal amortization payments and has a balloon payment at maturity.

(G) This agreement has a notional balance of $190.3 million, matures in July 2005 and swaps 1-month LIBOR for 6.1755%. The fair value of this agreement is estimated by obtaining broker quotations.

(H) These are two essentially offsetting interest rate caps and two essentially offsetting interest rate swaps, each with notional amounts of $32.5 million as of March 31, 2002, as well as an interest rate cap with a notional balance of $17.5 million as of March 31, 2002. The maturity date of the purchased swap is July 2009; the maturity date of the sold swap is July 2014, the maturity date of the $32.5 million caps is July 2038, and the maturity date of $17.5 million cap is July 2009. They have been valued by reference to current broker quotations on similar instruments.

     We held the following currency rate risk sensitive balances at March 31, 2002 on a pro forma basis and after giving effect to the formation transactions (unaudited):

                                                             CURRENT    EFFECT OF A 5%   EFFECT OF A 5%
                                                             EXCHANGE      NEGATIVE         NEGATIVE
                                      CARRYING     LOCAL     RATE TO      CHANGE IN        CHANGE IN
                                       AMOUNT    CURRENCY      USD        EURO RATE         CAD RATE
                                      --------   ---------   --------   --------------   --------------
                                                (DOLLARS IN THOUSANDS, EXCEPT EXCHANGE RATES)
Assets:
  LIV portfolio.....................  $66,673      Euro      1.14718       $(3,334)             N/A
  Bell Canada portfolio.............   50,734       CAD      1.59490           N/A          $(2,537)
  LIV interest rate cap.............      324      Euro      1.14718           (16)             N/A
  LIV other, net....................    4,050      Euro      1.14718          (203)             N/A
  Bell Canada other, net............    5,595       CAD      1.59490           N/A             (280)
Liabilities:
  LIV mortgage......................   53,324      Euro      1.14718         2,666              N/A
  Bell Canada mortgage..............   31,166       CAD      1.59490           N/A            1,558
                                                                           -------          -------
  Total.............................                                       $  (887)         $(1,259)
                                                                           =======          =======

---------------

USD refers to U.S. dollars; CAD refers to Canadian dollars.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF HISTORICAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the Historical Consolidated Financial Statements and Notes thereto included herein.

GENERAL

     Newcastle Investment Holdings was incorporated on May 11, 1998 and was initially capitalized through the sale of 50 shares of common stock for $1,000. In June 1998, Newcastle Investment Holdings completed a private offering, including an over-allotment option, for the sale of 20,912,401 shares of common stock for proceeds of approximately $384.5 million, net of expenses. In addition, in July 1998, certain employees of Fortress Investment Group LLC purchased an aggregate of 4,288 shares of the common stock of Newcastle Investment Holdings resulting in additional proceeds of approximately $0.1 million. In 2000 and 2001, Newcastle Investment Holdings repurchased an aggregate of 4,428,222 shares of its common stock for $32.4 million of cash and $46.3 million of newly issued shares of its Series A Cumulative Convertible Preferred Stock (the "Series A Preferred"). At March 31, 2002, Newcastle Investment Holdings had 16,488,517 shares of its common stock outstanding. The Series A Preferred was fully redeemed on June 14, 2002.

     Newcastle Investment Holdings has elected to be taxed as a REIT under the Internal Revenue Code. As such, it will generally not be subject to federal income tax on that portion of its income that is distributed to shareholders if it distributes at least 90% of its REIT taxable income to its shareholders by the due date of its federal income tax return and complies with various other requirements.

     Newcastle Investment Holdings conducts its business through four primary segments: (1) real estate securities, (2) revenue-producing real estate, primarily credit leased real estate, (3) its investment in Fortress Investment Fund LLC (the "Fund") and (4) real estate loans. Revenues attributable to each segment are disclosed below. For a further discussion of Newcastle Investment Holdings' operating segments, please see the audited Historical Consolidated Financial Statements included herein. As discussed in this prospectus, in connection with the formation transactions, Newcastle Investment Holdings' investments in real estate securities and a portion of its investments in revenue-producing real estate will be contributed to us. All of Newcastle Investment Holdings' historical operations are considered below, including those to be contributed to us. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations" for a separate discussion of the operations to be contributed to us on a stand alone basis.

                                                  REAL       REAL     FORTRESS
                                      REAL       ESTATE     ESTATE   INVESTMENT      UN-
                                     ESTATE    SECURITIES   LOANS       FUND      ALLOCATED    TOTAL
                                     -------   ----------   ------   ----------   ---------   --------
                                                        (UNAUDITED) (IN THOUSANDS)
FOR THE THREE MONTHS ENDED MARCH
  31, 2002:
Revenues...........................  $20,079    $15,420     $   94    $(12,832)    $   436    $ 23,197
Equity in earnings (loss) of
  unconsolidated subsidiaries......       --         --         --        (479)         27        (452)
FOR THE YEAR ENDED DECEMBER 31,
  2001:
Revenues...........................   81,927     53,095      6,270      29,356       3,481     174,129
Equity in earnings (loss) of
  unconsolidated subsidiaries......       --         --         --       5,360      (2,553)      2,807

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     Newcastle Investment Holdings has classified its real estate securities, which will be contributed to us, as available for sale. As such, they are carried at market value with net unrealized gains or losses reported as a component of accumulated other comprehensive income. Market value is based upon broker quotations. Such quotations are subject to significant variability based on market conditions, such as interest rates and spreads. Changes in market conditions could therefore result in a significant increase or decrease in the book equity of Newcastle Investment Holdings.

     Similarly, Newcastle Investment Holdings' derivative instruments, held for hedging purposes, are carried at market value pursuant to Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended. Such derivative instruments will primarily be contributed to us. To the extent they qualify as hedges under SFAS No. 133, net unrealized gains or losses are reported as a component of accumulated other comprehensive income; otherwise, they are reported as a component of current income. Market values of such derivatives are subject to significant variability based on many of the same factors as the securities discussed above. The results of such variability could be a significant increase or decrease in Newcastle Investment Holdings' book equity and/or earnings.

     The investment in the Fund will be retained by Newcastle Investment Holdings. The managing member of the Fund is Fortress Fund MM LLC (the "Managing Member"), which is owned jointly, through subsidiaries, by Newcastle Investment Holdings, approximately 94%, and the Manager, approximately 6%. The Managing Member is entitled to an incentive return (the "Fund Incentive Return") generally equal to 20% of the Fund's returns, as defined, subject to: (1) a 10% preferred return payable to the Investors and (2) a clawback provision which requires amounts previously distributed as Fund Incentive Return to be returned to the Fund if, upon liquidation of the Fund, the amounts ultimately distributed to each Investor do not meet a 10% preferred return to the Investors. The Fund is managed by the Manager pursuant to the Managing Member's operating agreement and a management agreement between the Manager and the Managing Member. In accordance with those documents, (1) the Manager is entitled to 100% of the management fee payable by the Fund, (2) the Manager is entitled to 50% of the Fund Incentive Return payable by the Fund, (3) Newcastle Investment Holdings is entitled to 50% of the Fund Incentive Return payable by the Fund and (4) Newcastle Investment Holdings is entitled to receive 100% of the investment income or loss attributable to the capital invested in the Fund by the Managing Member. The Manager of the Fund also manages Newcastle Investment Holdings. Newcastle Investment Holdings consolidates the financial results of the Managing Member because it owns substantially all of the voting interest in the Managing Member. As a result, the financial statements of Newcastle Investment Holdings reflect all of the Fund Incentive Return payable to the Managing Member, including the 50% portion payable to the Manager which is treated as Minority Interest.

     The Fund Incentive Return is payable on an asset-by-asset basis, as realized. Accordingly, a Fund Incentive Return may be paid to the Managing Member in connection with a particular Fund investment if and when such investment generates proceeds to the Fund in excess of the capital called with respect to such investment, plus a 10% preferred return thereon. If, upon liquidation of the Fund, the aggregate amount paid to the Managing Member as the Fund Incentive Return exceeds the amount actually due to the Managing Member (that is, amounts that should instead have been paid to Investors) after taking into account the aggregate return to Investors, the excess is required to be returned by the Managing Member (that is "clawed back") to the Fund. Newcastle Investment Holdings receives a credit against management fees otherwise payable under the Management Agreement with the Manager for management fees and any Fund Incentive Return paid to the Manager by the Fund in connection with Newcastle Investment Holdings' investment in the Fund.

     Newcastle Investment Holdings has adopted Method 2 of Emerging Issues Task Force Topic D-96 which specifies that companies with management arrangements that contain a performance based incentive return that is not finalized until the end of a period of time specified in the contract may record such return as revenue in the amount that would be due under the formula at any point in time as if the incentive return arrangement was terminated at that date.

     Newcastle Investment Holdings records as incentive income the amount that would be due based on the fair value of the assets in the Fund exceeding the required return at a specific point in time as if the management arrangement was terminated on that date. Based on this methodology, the net income of

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Newcastle Investment Holdings in each reporting period will reflect changes in the fair value of the assets in the Fund which may be significant. The fair value of the assets in the Fund is determined by the Managing Member pursuant to guidelines established by the Fund's board of directors. Due to the inherent uncertainty of valuations of investments without a public market, the estimates of value may differ from the values that are ultimately realized by the Fund, and the differences could be material. Such estimates of fair value can fluctuate from quarter to quarter, which can result in material fluctuations in the amount of Fund Incentive Return recorded by Newcastle Investment Holdings. Fund Incentive Return recorded in prior periods may be reversed in future periods if value estimates decrease. This could result in material fluctuations, positive or negative, in Newcastle Investment Holdings' earnings from quarter to quarter.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2002 TO THE THREE MONTHS ENDED MARCH 31, 2001

     Interest and dividend income decreased by $2.0 million or 13.4%, from $15.0 million to $13.0 million. This decrease is primarily the result of a decrease in interest earned on loan and mortgage pool investments as the result of the settlement of a substantial portion of such investments during 2001, offset by an increase resulting from the CBO II transaction.

     Rental and escalation income decreased by $0.9 million or 4.4%, from $20.8 million to $19.9 million. This decrease is primarily the result of foreign currency fluctuations related to the Bell Canada portfolio.

     Gain on settlement of investments decreased by $4.1 million, from $7.2 million to $3.1 million, primarily as a result of a reduction in the volume of sales of certain CBO collateral securities.

     Equity in earnings (losses) of unconsolidated subsidiaries decreased $0.1 million, from a $0.3 million loss to a $0.4 million loss, as a result of the recognition of Newcastle Investment Holdings' share of loss from its investment in Fortress Investment Fund LLC (a $1.2 million reduction in income) offset by the elimination of prior loss recognition from Newcastle Investment Holdings' investment in Austin Holdings Corporation due to the winding-up of its activities ($1.1 million).

     Fund Incentive Return from Newcastle Investment Holdings' investment in Fortress Investment Fund LLC of $12.8 million of loss was recorded during the three months ended March 31, 2002. Newcastle Investment Holdings records as Fund Incentive Return the amount that would be due based on the fair value of the assets in the Fund exceeding the required return as if the management arrangement was terminated. In the three months ended March 31, 2002, the amount previously recognized as Fund Incentive Return in 2001 was reduced due to losses incurred in the Fund. The calculation of incentive income is more fully discussed above.

     Minority interest decreased by $6.5 million primarily due to the Manager's 50% share of the incentive income (loss) of $6.4 million.

     Interest expense decreased by $3.2 million or 18.6%, from $17.3 million to $14.1 million. This decrease is primarily the result of the repayment of debt associated with the settlement of certain of Newcastle Investment Holdings' loan and mortgage pool investments during these periods ($1.4 million), as well as the payment of bond principal amortization on the GSA securitization ($0.2 million) and lower interest rates being paid on the variable rate CBO securities classes ($1.2 million).

     Property operating expense decreased by $0.5 million or 6.5%, from $7.9 million to $7.4 million, primarily as the result of foreign currency fluctuations related to the Canadian properties.

     Loan servicing and REO expense remained at approximately $0.2 million. REO expense represents expenses related to maintaining foreclosed property and preparing it for sale.

     General and administrative expense increased by $0.2 million or 26.0%, from $0.6 million to $0.8 million, primarily as a result of increased insurance costs and increased state and local taxes.

     Management fee expense remained at approximately $1.4 million. The calculation of the management fee is more fully discussed under "Our Manager and The Management Agreement -- Management Fees" in this prospectus.

     Incentive return increased by $0.8 million as a result of Newcastle Investment Holdings reaching the incentive return threshold in late 2001. The calculation of the incentive return is more fully discussed under "Our Manager and The Management Agreement -- Management Fees" in this prospectus.

     Depreciation and amortization increased by $0.2 million or 5.1%, from $3.4 million to $3.6 million, primarily as the result of depreciation on the capital expenditures we made with respect to our real estate assets.

     Preferred dividends and related accretion remained at approximately $0.6 million.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31,
2000

     Interest and dividend income decreased by $12.0 million or 18.3%, from $65.4 million to $53.4 million. This decrease is primarily the result of a decrease in interest earned on loan and mortgage pool investments as the result of the settlement of a substantial portion of such investments during 2001 ($9.8 million) and a decrease in interest earned on cash balances due to Newcastle Investment Holdings being more fully invested in 2001.

     Rental and escalation income increased by $0.9 million or 1.0%, from $80.6 million to $81.5 million. This increase is primarily the result of increased escalations related to the GSA properties.

     Gain on settlement of investments decreased by $11.4 million, from $21.8 million to $10.4 million, primarily as a result of the gains on the sale of various securities acquired in the ICH transaction occurring in 2000 ($21.3 million) offset by gains on the sale of certain CBO collateral securities ($7.4 million) and notes receivable ($3.0 million) in 2001.

     Equity in earnings (losses) of unconsolidated subsidiaries increased $3.8 million, from a $1.0 million loss to a $2.8 million gain, primarily as a result of the recognition of Newcastle Investment Holdings' share of increased income from its investment in Fortress Investment Fund LLC.

     Fund Incentive Return from Newcastle Investment Holdings' Fortress Investment Fund LLC investment of $28.7 million was recorded during the year ended December 31, 2001. Newcastle Investment Holdings records as incentive income the amount that would be due based on the fair value of the assets in the Fund exceeding the required return as if the management arrangement was terminated. The calculation of incentive income is more fully discussed above.

     Minority interest increased by $13.6 million primarily due to the Manager's 50% share of the incentive income of $14.4 million.

     Interest expense decreased by $5.7 million or 8.4%, from $68.5 million to $62.8 million. This decrease is primarily the result of the repayment of debt associated with the settlement of certain loan and mortgage pool investments during these periods ($3.4 million) and lower interest rates being paid on the variable rate CBO securities classes ($2.9 million).

     Property operating expense increased by $0.7 million or 2.4%, from $29.6 million to $30.3 million, primarily as the result of increased expenses at the GSA properties, which is offset by increased escalation income (see above).

     Loan servicing and REO expense decreased by $1.3 million or 58.5%, from $2.3 million to $1.0 million. This decrease is primarily the result of the settlement of a substantial portion of Newcastle Investment Holdings' mortgage pool investments during these periods.

     General and administrative expense decreased by $1.6 million or 39.2%, from $4.0 million to $2.4 million, primarily as a result of decreases in insurance expense ($0.4 million) and professional fees ($1.1 million).

     Management fee expense decreased $0.9 million from $6.6 million to $5.7 million. The calculation of the management fee is more fully discussed under "Our Manager and The Management Agreement -- Management Fees" in this prospectus.

     Incentive return increased by $2.8 million as a result of Newcastle Investment Holdings reaching the incentive return threshold in late 2001. The calculation of the incentive return is more fully discussed under "Our Manager and The Management Agreement -- Management Fees" in this prospectus.

     Depreciation and amortization increased by $0.8 million or 6.2%, from $13.2 million to $14.0 million, primarily as the result of depreciation on the capital expenditures made with respect to real estate assets.

     Preferred dividends and related accretion increased by $0.4 million from $2.1 million to $2.5 million as a result of the contractual increase in dividend rate effective July 1, 2001.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED DECEMBER 31,
1999

     Rental and escalation income increased by $15.2 million, from $65.4 million to $80.6 million. This increase was primarily the result of the acquisition of three GSA properties during 1999 ($7.5 million) and the acquisition of the Belgian real estate portfolio in November 1999 ($6.2 million), plus rental increases on other properties.

     Interest and dividend income increased by $15.1 million, from $50.3 million to $65.4 million. This increase was primarily the result of CBO investments during 1999 ($20.8 million), offset by a decrease in interest earned on mortgage pool investments as the result of the settlement of a substantial portion of such investments during 1999 and 2000 ($4.2 million) as well as a decrease in interest earned on cash balances due to Newcastle Investment Holdings being more fully invested in 2000.

     Gain (loss) on settlement of investments improved $23.3 million, from a loss of $1.5 million to a gain of $21.8 million, primarily as a result of the gains on the sale of various securities acquired in the ICH transaction in November and December 2000 ($21.3 million), as well as improved net gains on the settlement of a substantial portion of Newcastle Investment Holdings' mortgage pool investments ($4.4 million), offset by a reduction in gains on the sale of CBO collateral subsequent to the securitization of such collateral in July 1999 (after which trading of such securities was reduced substantially) ($2.9 million).

     Equity in earnings (losses) of unconsolidated subsidiaries improved $2.6 million, from a loss of $3.6 million to a loss of $1.0 million, primarily as a result of losses associated with certain joint ventures, including Ascend Residential Holdings, Inc., whose primary business is the acquisition, rehabilitation and sale of single-family residential properties, which were recorded in 1999.

     Interest expense increased by $21.7 million, from $46.8 million to $68.5 million. This increase is primarily the result of interest on the GSA securitization, the CBO securitization, the LIV mortgage, the Bell Canada mortgage, and the GSA Kansas City mortgage which were funded in 1999 and Newcastle Investment Holdings' credit facility which was entered in July 2000, net of interest on various notes payable which were repaid with the proceeds thereof.

     Property operating expense increased by $6.3 million, from $23.3 million to $29.6 million, primarily as the result of the same factors described under "rental and escalation income" above.

     Loan servicing and REO expense decreased by $0.8 million, from $3.1 million to $2.3 million. This decrease is primarily the result of the settlement of a substantial portion of Newcastle Investment Holdings' mortgage pool investments during 1999 and 2000.

     General and administrative expense increased by $0.5 million, from $3.5 million to $4.0 million, primarily as a result of increased costs associated with Newcastle Investment Holdings being more fully invested.

     Management fee expense decreased by $0.8 million, from $7.4 million to $6.6 million. The calculation of the management fee is more fully discussed under "Our Manager and The Management Agreement -- Management Fees" in this prospectus.

     Depreciation and amortization increased by $2.7 million, from $10.5 million to $13.2 million, primarily as the result of the same factors described under "rental and escalation income" above.

     Preferred dividends and related accretion increased by $2.1 million as a result of the issuance of the Series A Preferred in June 2000.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measurement of the ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, and other general business needs. Additionally, to maintain its status as a REIT under the Internal Revenue Code, Newcastle Investment Holdings must distribute annually at least 90% of its taxable income. Newcastle Investment Holdings' primary sources of funds for liquidity, subsequent to its private equity offering in 1998, have consisted of net cash provided by operating activities, borrowings under loans, the issuance of debt securities and the settlement of investments.

     At this time, Newcastle Investment Holdings does not expect to materially grow its separate investment portfolio in the future, except for its required contributions to the Fund.

     Newcastle Investment Holdings expects to meet its short-term liquidity requirements generally through its cash flow provided by operations, as well as investment specific borrowings and secured or unsecured lines of credit. Its real estate investments, a portion of which will be contributed to us, are financed long-term and primarily leased to credit tenants with long-term leases and are therefore expected to generate generally stable cash flows. Its real estate securities, which are anticipated to be contributed to us, are also financed long-term and their credit status is continuously monitored; therefore, these investments are also expected to generate a generally stable return, subject to interest rate fluctuations. See "- Interest Rate Exposure" below. Returns on Newcastle Investment Holdings' investment in the Fund, which is expected to be retained by Newcastle Investment Holdings, are subject to significant variability. However, this asset is unleveraged. Newcastle Investment Holdings considers its ability to generate cash to be adequate and expects it to continue to be adequate to meet operating requirements both in the short-and long-terms.

     Newcastle Investment Holdings expects to meet its long-term liquidity requirements, specifically the repayment of its debt and its investment funding needs, through additional borrowings, the issuance of debt and/or equity securities and the liquidation or refinancing of its assets at maturity. Newcastle Investment Holdings believes that the value of these assets is, and will continue to be, sufficient to repay its debt at maturity under either scenario.

     Newcastle Investment Holdings has certain investments in, and commitments to, two unconsolidated subsidiaries as described below. Both of these investments, and the related commitments, will be retained by Newcastle Investment Holdings.

     Newcastle Investment Holdings has committed to contribute approximately $100 million to Fortress Investment Fund LLC, along with other major institutional investors who, together with Newcastle Investment Holdings and its affiliates, have committed approximately $872.8 million over the three years ending April 28, 2003. Approximately $539.5 million, net, of this amount had been funded through March 31, 2002. The portion of the expenses payable by Newcastle Investment Holdings in connection with raising the Fund, including placement agent fees, printing costs and legal fees, is approximately $9.8 million, of which approximately $4.0 million has been paid through March 31, 2002.

     In 1998, Newcastle Investment Holdings and Fortress Principal Investment Group LLC ("FPIG"), an affiliate of our manager, formed Austin Holdings Corporation ("Austin"). FPIG contributed cash and Newcastle Investment Holdings contributed its interest in entities that owned certain assets, primarily non-performing loans and foreclosed real estate intended for sale, which it originally acquired as part of a loan pool acquisition. The assets Newcastle Investment Holdings contributed, and any income generated from them, are not well suited to be held by a REIT because of the following reasons. If the assets were treated as inventory held for sale in the ordinary course of business, any gain from the sale of these assets would be subject to a 100% excise tax in the hands of a REIT. By holding these assets indirectly through Austin, a corporate entity, Newcastle Investment Holdings instead receives dividend income from the corporation, which is not subject to the 100% excise tax, and is treated as qualifying income for purposes of the REIT 95% income test. Newcastle Investment Holdings holds non-voting preferred stock of Austin. Newcastle Investment Holdings' preferred stock in Austin represents a 95% economic ownership interest in Austin and has a liquidation preference over the common stockholders. Newcastle Investment Holdings' interest in Austin is accounted for under the equity method. As of March 31, 2002, Newcastle Investment Holdings had no outstanding obligations to Austin. Newcastle Investment Holdings acquired stock that is non-voting in order to comply with the rule that REITs generally may not hold more than 10% of the voting stock of any corporation. FPIG is the holder of all of the common stock, which represents 100% of the vote and 5% of the economic ownership interest in Austin. Austin also owns 100% of the common stock of Ascend Residential Holdings, Inc. ("Ascend"). Ascend's primary business is the acquisition, rehabilitation and sale of single-family residential properties. As of March 31, 2002, Newcastle Investment Holdings' gross investment in Austin is $4.5 million, Austin has no debt outstanding, and Austin is in the process of disposing of its remaining assets.

     With respect to its real estate assets, Newcastle Investment Holdings expects to incur approximately $1.2 million and $4.0 million, related to the assets to be held by us and Newcastle Investment Holdings, after the formation transactions, respectively, of tenant improvements in connection with the inception of leases and capital expenditures during the nine months ending December 31, 2002.

     Newcastle Investment Holdings' long-term debt existing at March 31, 2002 (gross of $48.9 million of discounts) is expected to mature as follows: $79.5 million during the period from April 1, 2002 through December 31, 2002, $52.0 million in 2003, $22.0 million in 2004, $23.6 million in 2005, $25.2 million in 2006, $26.0 million in 2007, and $733.0 million thereafter. Of the $79.5 million maturing during the period from April 1, 2002 through December 31, 2002, $24.5 million has been repaid in connection with the sale of one of the GSA properties and $31.2 has been repaid in connection with the refinancing of the Bell Canada portfolio, as described below, subsequent to March 31, 2002. Of the remaining $23.8 million maturing during this period, $20.2 relates to investments to be retained by Newcastle Investment Holdings and $3.6 million relates to investments to be contributed to us. Newcastle Investment Holdings' debt contains various customary loan covenants.

     In August 1998, Newcastle Investment Holdings closed on the $234.2 million GSA mortgage. In March 1999, it closed on the $18.6 million GSA San Diego mortgage. In May 1999, it repaid these two mortgages with proceeds from the $399.1 million GSA Securitization, of which $356.0 million (gross of discounts) was outstanding on March 31 2002. The GSA securitization matures in May 2011 and has a weighted average effective interest rate, including discount and cost amortization, of approximately 7.04%. The GSA securitization, and related assets, will be retained by Newcastle Investment Holdings.

     In July 1999, Newcastle Investment Holdings completed its first CBO securitization whereby the CBO collateral was contributed to a consolidated subsidiary of Newcastle Investment Holdings which issued $437.5 million of investment grade senior securities and $62.5 million of non-investment grade subordinated securities in a private placement. As a result of the CBO securitization, the existing short-term repurchase agreement on the CBO collateral was repaid. At March 31, 2002, the subordinated securities were retained by Newcastle Investment Holdings, except for the Class E Note as described below, and the senior securities (all of which are still outstanding), which bore interest at a weighted average effective rate, including discount and cost amortization, of 4.86%, had an expected weighted average life of approximately 6.0 years. Two classes of the senior securities bear floating interest rates. Newcastle Investment Holdings has obtained an interest rate swap and cap in order to hedge its exposure to the risk of changes in market interest rates with respect to these securities, at an initial cost of approximately $14.3 million. In addition, in connection with the sale of one class of senior securities, we entered into two interest rate swaps and two interest rate cap agreements that do not qualify for hedge accounting. The CBO securitization, and related assets, will be contributed to us.

     In November 1999, Newcastle Investment Holdings securitized a U.S. commercial mortgage loan by issuing $55.6 million of bonds. The bonds were also secured by a $15.0 million letter of credit. These obligations were repaid in December 2001.

     In March 1999, Newcastle Investment Holdings obtained the Bell Canada mortgage secured by the Bell Canada properties, which had an outstanding balance of $31.1 million and bore interest at a fixed rate of 7.25% as of March 31, 2002, and was due in April 2002. In April 2002, Newcastle Investment Holdings refinanced the Bell Canada properties by issuing approximately $37.6 million of investment grade debt securities in a private placement. The issued securities, which bear interest at a weighted average effective rate, including discount and cost amortization, of approximately 6.70%, have an expected weighted average life of approximately 5.1 years. Newcastle Investment Holdings has retained one class of the issued securities. The proceeds from the issued securities were used, in part, to repay the Bell Canada mortgage. In November 1999, Newcastle Investment Holdings obtained the LIV mortgage, which had an outstanding balance of $53.3 million and bore interest at 4.76% as of March 31, 2002, and is due in November 2016. In November 1999, Newcastle Investment Holdings obtained the $24.8 million GSA Kansas City mortgage, which was repaid in May 2002 upon sale of the related asset. Newcastle Investment Holdings hedged its exposure to the risk of changes in market interest rates with respect to the LIV mortgage and the GSA Kansas City mortgage by obtaining interest rate caps. The Bell Canada mortgage, LIV mortgage, and related assets, will be contributed to us.

     In July 2000, Newcastle Investment Holdings entered into a $40 million revolving credit agreement, which had an outstanding balance of $40.0 million and bore interest at 6.16% as of March 31, 2002, and is due in July 2003. Newcastle Investment Holdings hedged its exposure to the risk of changes in market interest rates with respect to the credit agreement by obtaining an interest rate swap. This credit agreement will be retained by Newcastle Investment Holdings.

     Newcastle Investment Holdings utilizes repurchase agreements for short-term financings of mortgage pools and of investments prior to securitizations. As of March 31, 2002 Newcastle Investment Holdings had a $1.5 million repurchase agreement outstanding, bearing interest at approximately 3.25% with a short-term maturity. This agreement, and the related asset, will be contributed to us.

     In October 2001, Newcastle Investment Holdings entered into an agreement with a major investment bank whereby it had the right to purchase up to $400 million, plus our deposit, of commercial mortgage backed securities, unsecured REIT debt and asset backed securities (the "CBO II collateral"), which were specifically designated for a securitization transaction (the "CBO II transaction"). As of March 31, 2002, $357.1 million of $400 million had been accumulated, on which Newcastle Investment Holdings had deposited $43.3 million. In April 2002, Newcastle Investment Holdings completed the CBO II transaction whereby a consolidated subsidiary of Newcastle Investment Holdings issued $444.0 million of investment grade senior securities and $56.0 million of non-investment grade subordinated securities (the "CBO II securities") in a private placement. The senior securities were issued for net proceeds of $438.8 million after issue costs. The subordinated securities have been retained by Newcastle Investment Holdings. The CBO II securities are collateralized by (i) the purchase, via a forward purchase arrangement with a U.S. investment bank, of a portfolio of CMBS, unsecured REIT debt, asset-backed securities, and a limited amount of other securities with an aggregate principal balance of $411.3 million for approximately $399.1 million and (ii) restricted cash, which will be included in CBO collateral, of $85.1 million (collectively, the "CBO II collateral"). The senior securities, which bear interest at a weighted average effective rate, including discount and cost amortization, of approximately 3.69%, have an expected weighted average life of approximately 8.04 years. One class of the senior securities bears a floating interest rate. Newcastle Investment Holdings obtained an interest rate swap and cap in order to hedge its exposure to the changes in market interest rates with respect to this security, at an initial cost of $1.2 million. The CBO II collateral and retained CBO II securities will be contributed to us.

     In November 2001, Newcastle Investment Holdings sold the retained subordinated $17.5 million Class E Note (the "Note") from CBO I, issued by Fortress CBO Investments I, Ltd., for approximately $18.5 million. The Note bore interest at a fixed rate of 8.0% and had a stated maturity of June 2038. The sale of the Note represented an issuance of debt and was recorded as additional CBO Bonds Payable. In April 2002, a wholly owned subsidiary of Newcastle Investment Holdings repurchased the Note. The repurchase of the Note represents a repayment of debt and will be recorded as a reduction of CBO Bonds Payable. The Note is included in the CBO II collateral which was purchased in connection with the CBO II transaction. The Note will be eliminated in consolidation.

     The net cash flow provided by operating activities increased from $24.8 million for the year ended December 31, 2000 to $34.4 million for the year ended December 31, 2001 and decreased from $32.8 million for the year ended December 31, 1999 to $24.8 million for the year ended December 31, 2000. It increased from $8.4 million for the three months ended March 31, 2001 to $9.2 million for the three months ended March 31, 2002. These changes generally resulted from the acquisition and settlement of Newcastle Investment Holdings' investments as described above.

     Investing activities provided (used) $106.1 million, $151.6 million and ($683.4 million) during the years ended December 31, 2001, 2000 and 1999, respectively. They provided (used) ($16.1 million) and $47.1 million during the three months ended March 31, 2002 and 2001, respectively. Investing activities consisted primarily of the acquisition and improvement of properties and the investments made in certain loans, mortgage pools, and equity securities, as well as debt instruments used as the CBO collateral, net of proceeds from the settlement of such debt and equity investments (no properties have been sold through March 31, 2002).

     Financing activities provided (used) ($119.7 million), ($180.2 million) and $589.3 million during the years ended December 31, 2001, 2000 and 1999, respectively. They provided (used) $1.3 million and ($46.1 million) during the three months ended March 31, 2002 and 2001, respectively. The borrowings and debt issuances described above, as well as the issuance of the Series A Preferred and certain short-term repurchase agreements and other borrowings, served as the primary sources of cash flow from financing activities. Offsetting uses included the payment of related deferred financing costs (including the purchase of hedging instruments), the payment of dividends and the repayment of debt and repurchase of common shares as described above.

     See the Historical Consolidated Statements of Cash Flows included in our Historical Consolidated Financial Statements included herein for a reconciliation of Newcastle Investment Holdings' cash position for the periods described herein.

INFLATION

     Substantially all of the office leases of Newcastle Investment Holdings provide for separate escalations of real estate taxes and operating expenses over a base amount, and/or increases in the base rent based on changes in the Consumer Price Index ("CPI"). Newcastle Investment Holdings' management believes that inflationary increases in expenses will generally be offset by the expense reimbursements and contractual rent increases described above.

     The management of Newcastle Investment Holdings believes that its risk of increases in the market interest rates on its floating rate debt as a result of inflation is largely offset by its use of match funding and hedging instruments as described above. See "-- Quantitative and Qualitative Disclosures About Market Risk -- Interest Rate Exposure" below.

FUNDS FROM OPERATIONS

     Newcastle Investment Holdings believes Funds from Operations (FFO) is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of Newcastle Investment Holdings' ability to incur and service debt and make capital expenditures. Funds from Operations (FFO), for its purposes, represents net income available for common shareholders (computed

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in accordance with accounting principles generally accepted in the United States
("GAAP")), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries. Newcastle Investment Holdings considers gains and losses on resolution of its investments to be a normal part of its recurring operations and therefore does not exclude such gains and losses when arriving at Funds from Operations (FFO). In addition, Newcastle Investment Holdings excludes accrued incentive income from Fortress Investment Fund LLC (the "Fund" or "FIF") and includes incentive income distributed or distributable from FIF in accordance with the operating agreement of the Fund since this reflects cash distributed or distributable to Newcastle Investment Holdings from the Fund, while its accrued incentive income is based upon the fair value of the Fund's net assets, which is subject to fluctuation in future periods. Adjustments for unconsolidated subsidiaries are calculated to reflect Funds from Operations (FFO) on the same basis. Funds from Operations
(FFO) does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of the operating performance of Newcastle Investment Holdings or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

     Funds from Operations for Newcastle Investment Holdings is calculated as follows (unaudited) (in thousands):

                                FOR THE THREE MONTHS ENDED MARCH 31,            FOR THE YEAR ENDED DECEMBER 31,
                               ---------------------------------------   ---------------------------------------------
                                      2002                 2001              2001            2000            1999
                               ------------------   ------------------   -------------   -------------   -------------
Income available for common
  shareholders...............       $   233              $11,066           $ 41,131         $40,776         $12,299
Extraordinary item -- loss on
  extinguishment of debt.....            --                   --                 --              --           2,341
Real estate depreciation and
  amortization...............         3,330                3,201             12,909          12,621           9,927
Real estate depreciation and
  amortization -- unconsolidated
  subsidiaries...............           864                  301              2,564             126             140
Incentive income accrued from
  Fortress Investment
  Fund(A)....................         6,405                   --            (14,354)             --              --
Equity in incentive return
  accrued by Fortress
  Investment Fund............          (734)                  --              1,645              --              --
Distributable incentive
  income from Fortress
  Investment Fund(B).........            --                   --              4,369              --              --
                                    -------              -------           --------         -------         -------
Funds from Operations
  (FFO)......................       $10,098              $14,568           $ 48,264         $53,523         $24,707
                                    =======              =======           ========         =======         =======

---------------

(A) Represents our 50% interest in the incentive income as follows:

                                       FOR THE THREE
                                          MONTHS              FOR THE YEAR
                                        ENDED MARCH              ENDED
                                            31,               DECEMBER 31,
                                       -------------         -------------
      Total incentive income.........    $(12,810)              $ 28,709
      Minority interest -- Manager...    $  6,405               $(14,355)
                                         --------                --------
      Our incentive income...........    $ (6,405)              $ 14,354
                                         ========               ========


(B) Represents our 50% interest in the distributable incentive income:

                                                               FOR THE YEAR
                                                                  ENDED
                                                               DECEMBER 31,
                                                              ------------
 Total distributable incentive income..............             $ 8,738
      Distributable incentive income due Manager...             $(4,369)
      Our distributable incentive income...........              -------
                                                                $ 4,369

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risks that Newcastle Investment Holdings is exposed to are interest rate risk and foreign currency exchange rate risk. Interest rate risk and foreign currency exchange rate risk are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond its control. All of its market risk sensitive assets, liabilities and related derivative positions are for non-trading purposes only.

  Interest Rate Exposure

     Newcastle Investment Holdings' primary interest rate exposures relate to its loans, mortgage pools, mortgage backed securities and variable-rate debt, as well as its interest rate swaps and caps. Changes in the general level of interest rates can effect its net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Changes in the level of interest rates also can effect, among other things, its ability to originate and acquire loans and securities, the value of its loans, mortgage pools and mortgage backed securities, and its ability to realize gains from the settlement of such assets. Newcastle Investment Holdings utilizes interest rate swaps, caps and match-funded financings in order to limit the effects of interest rates on its operations. As of March 31, 2002, a 100 basis point change in short-term interest rates would affect its earnings from its real estate securities, credit leased real estate portfolio and mortgage loans, which represents 94% of its assets based on book value, by no more than $2.4 million per annum.

  Currency Rate Exposure

     Newcastle Investment Holdings' primary foreign currency exchange rate exposures relate to its real estate leases and assets and one of its mortgage pools, as well as a portion of its investment in Fortress Investment Fund LLC. Newcastle Investment Holdings' principal direct currency exposures are to the Euro and the Canadian Dollar. Changes in the currency rates can adversely impact the fair values and earnings streams of its international holdings. Newcastle Investment Holdings has attempted to mitigate this impact in part by utilizing local currency-denominated financing on its foreign investments to partially hedge, in effect, these assets.

     Newcastle Investment Holdings has material investments in a portfolio of Belgian properties and a portfolio of Canadian properties. These properties are financed utilizing debt instruments denominated in their respective local currencies (the Euro and the Canadian Dollar). The net equity invested in these portfolios, approximately $17.7 million and $25.2 million, respectively, at March 31, 2002, is exposed to foreign currency exchange risk. These assets are expected to be contributed to us.

  Fair Values

     For the majority of Newcastle Investment Holdings' financial instruments, principally loans and certain securities, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. Newcastle Investment Holdings' notes that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate and currency rate environments as of March 31, 2002 and do not take into consideration the effects of subsequent interest rate or currency rate fluctuations.

     Newcastle Investment Holdings held the following interest rate risk sensitive instruments at March 31, 2002 (unaudited) (dollars in thousands):

                                    PRINCIPAL      WEIGHTED
                                    BALANCE OR      AVERAGE
                          CARRYING   NOTIONAL      EFFECTIVE      MATURITY
                           AMOUNT     AMOUNT     INTEREST RATE      DATE           OTHER TERMS         FAIR VALUE
                          --------  ----------   -------------    --------         -----------         ----------
Assets:
  CBO collateral,
    net(A)..............  $519,086   $562,766        8.91%                   Various (mixed floating    $519,086
                                                                                 and fixed rates,
                                                                             amortizing and interest
                                                                                      only)
  Marketable securities,
    available for
    sale(B).............    14,975    296,326         N/A           (B)                (B)                14,975
  Mortgage pool
    receivables,
    net(C)..............     3,824     18,495         (C)         Various    Various (mixed floating       8,219
                                                                                 and fixed rates,
                                                                             amortizing and interest
                                                                                      only)
  Interest rate caps,
    treated as hedges,
    net(D)..............     9,421    229,547         N/A           (D)                (D)                 9,421
Liabilities:
  CBO bonds payable(E)..   446,036    455,000        4.86%         Jul-38      Amortizes principal       465,493
                                                                               based on collateral
                                                                               payments, subject to
                                                                                   reinvestment
  Other bonds
    payable(E)..........   316,007    355,991        7.04%         May-11    Amortizes principal with    379,825
                                                                                a balloon payment
  Notes payable(F)......   108,953    108,953        5.39%          (G)                (G)               108,953
  Repurchase
    agreement(F)........     1,457      1,457        3.25%       Short-term       Interest only            1,457
  Credit facility(F)....    40,000     40,000        6.16%         Jul-03         Interest only           40,000
  Interest rate swaps,
    treated as hedges,
    net(H)..............     8,285    230,278         N/A           (H)                (H)                 8,285
  Non-hedge derivative
    obligations(I)......       180         (I)        N/A           (I)                (I)                   180

---------------

(A) The fair value of these securities is estimated by obtaining third party independent broker quotations. These securities will be contributed to us.

(B) These three securities with carrying amounts of $3.9 million, $3.2 million and $7.9 million, respectively, mature in November 2007, August 2030 and August 2018, respectively, and represent subordinate and residual interests in securitizations and an interest-only strip security. The fair values of these securities, for which quoted market prices are not readily available, are estimated by means of a price/yield analysis based on our expected disposition strategies for such assets. The former two of these securities will be contributed to us.

(C) The remaining mortgage pool assets, which will be retained by Newcastle Investment Holdings, primarily consist of non-accruing, non-performing loans purchased at a discount. The fair value of impaired loans is estimated by means of a discounted cash flow analysis, utilizing expected cash flows and discount rates estimated by the manager to approximate those that a willing buyer and seller might use.

(D) These three agreements have notional balances of $152.2 million, $53.3 million and $24.0 million, respectively, mature in March 2009, August 2004 and November 2002, respectively, and cap 1-month LIBOR at 6.50%, 3-month EURIBOR at 4.75% and 3-month LIBOR at 6.50%, respectively. The fair value of these agreements is estimated by obtaining broker quotations. The former two of these agreements will be contributed to us.

(E) For those bonds bearing floating rates at spreads over market indices, representing approximately $341.7 million of the carrying amount of the CBO Bonds Payable, Newcastle Investment Holdings believes that for similar financial instruments with comparable credit risks, the effective rates at March 31, 2002 approximate market rates. Accordingly, the carrying amount outstanding on these bonds is believed to approximate fair value. For those bonds bearing fixed interest rates, values were obtained by discounting expected future payments by a rate calculated by imputing a spread over a market index on the date of borrowing. These bonds will be contributed to us.

(F) Newcastle Investment Holdings believes that for similar financial instruments with comparable credit risks, the stated interest rates at March 31, 2002 (all of which are floating rates at spreads over market indices) approximate market rates, with the exception of the Bell Canada mortgage which bears interest at a fixed rate. The Bell Canada mortgage was repaid through the proceeds of a refinancing in April 2002 at its face amount, which therefore approximates fair value. Accordingly, the carrying amount outstanding is believed to approximate fair value for these notes. This debt, except for a $24.5 million note, will be contributed to us.

(G) The three notes payable have carrying amounts of $31.1 million, $53.3 million and $24.5 million, respectively, and mature in April 2002, November 2016 and November 2002, respectively. The note maturing in April 2002 has been refinanced as described above. The note maturing in November 2002 has been repaid as described above. The note due in 2016 is making principal amortization payments and has a balloon payment at maturity.

(H) These two agreements have notional balances of $190.3 million and $40.0 million, respectively, mature in July 2005 and July 2003, respectively, and swap 1-month LIBOR for 6.1755% and 7.18%, respectively. The fair value of these agreements is estimated by obtaining broker quotations. The former agreement will be contributed to us.

(I) These are two essentially offsetting interest rate caps and two essentially offsetting interest rate swaps, each with notional amounts of $32.5 million as of March 31, 2002, as well as an interest rate cap with a notional balance of $17.5 million as of March 31, 2002. The maturity date of the purchased swap is July 2009; the maturity date of the sold swap is July 2014, the maturity date of the $32.5 million caps is July 2038, and the maturity date of $17.5 million cap is July 2009. They have been valued by reference to current broker quotations on similar instruments. These agreements will be contributed to us.

     Newcastle Investment Holdings held the following currency rate risk sensitive balances at March 31, 2002 (unaudited) (dollars in thousands, except exchange rates):

                                                        CURRENT    EFFECT OF A   EFFECT OF A   EFFECT OF A
                                                        EXCHANGE   5% NEGATIVE   5% NEGATIVE   5% NEGATIVE
                               CARRYING      LOCAL      RATE TO     CHANGE IN     CHANGE IN     CHANGE IN
                                AMOUNT    CURRENCY(B)    USD(B)     EURO RATE    CAD RATE(B)   GBP RATE(B)
                               --------   -----------   --------   -----------   -----------   -----------
Assets, to be Contributed to
  us:
LIV portfolio................  $66,673      Euro         1.14718     $(3,334)          N/A          N/A
Bell Canada portfolio........   50,734       CAD         1.59490         N/A       $(2,537)         N/A
LIV interest rate cap........      324      Euro         1.14718         (16)          N/A          N/A
LIV other, net...............    4,050      Euro         1.14718        (203)          N/A          N/A
Bell Canada other, net.......    5,595       CAD         1.59490         N/A          (280)         N/A
Liabilities, to be
  Contributed to us:
LIV mortgage.................   53,324      Euro         1.14718       2,666           N/A          N/A
Bell Canada mortgage.........   31,166       CAD         1.59490         N/A         1,558          N/A
                                                                     -------       -------        -----
Net Operations to be
  Contributed
  to us......................                                           (887)       (1,259)         N/A
Assets, to be retained by
  Newcastle Investment
  Holdings
Italian mortgage loan pool...    3,782      Euro         1.14718        (189)          N/A          N/A
Bell Canada mortgage loan
  pool.......................       64       CAD         1.59490         N/A            (3)         N/A
Fortress Investment Fund
  LLC(A).....................   19,098     Various       Various        (271)          N/A        $(684)
Italian other, net...........    1,036      Euro         1.14718         (52)          N/A          N/A
                                                                     -------       -------        -----
Net Operations to be retained
  by Newcastle Investment
  Holdings...................                                           (512)           (3)        (684)
                                                                     -------       -------        -----
Total........................                                        $(1,399)      $(1,262)       $(684)
                                                                     =======       =======        =====

---------------

(A) Represents foreign portion only. Excludes the affect of hedging at the Fortress Investment Fund LLC level.

(B) USD refers to U.S. dollars; CAD refers to Canadian dollars; and GBP refers to the Great Britain Pound.

                           NEWCASTLE INVESTMENT CORP.

     We invest in real estate securities and other real estate-related assets. We seek to finance these investments primarily using match-funded financing structures. Match-funded financing structures match assets and liabilities with respect to interest rates and maturities. Our objective is to maximize the difference between the yield on our investments and the cost of financing these investments while hedging our positions. We are organized and conduct our operations to qualify as a real estate investment trust (REIT) for federal income tax purposes.

     Newcastle Investment Holdings Corp. currently owns all of our outstanding common stock. Newcastle Investment Holdings was formed in May 1998. We were formed in June 2002 for the purpose of separating the core real estate securities business from Newcastle Investment Holdings' other investments. We believe that separating this core business from Newcastle Investment Holdings provides an opportunity for achieving more stable earnings. In connection with our formation, Newcastle Investment Holdings changed its name from Newcastle Investment Corp. Immediately upon completion of this offering, Newcastle
Investment Holdings will own      % of our common stock and new investors in
this offering will own      % of our common stock.

     At March 31, 2002, our manager, Fortress Investment Group, and its employees owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options). We have granted to our
manager an option to purchase           shares of our common stock. In addition,
in connection with this offering, we will grant to our manager an option to
purchase an additional           shares of our common stock, representing 10% of
the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. As a result, upon completion of this offering, our
manager will beneficially own approximately      % of our common stock, taking
into account its interest in Newcastle Investment Holdings and assuming its exercise of all of its options.

     Prior to the closing of this offering, Newcastle Investment Holdings will have transferred to us certain assets and liabilities in exchange for shares of our common stock. We describe each of these assets and liabilities below under "Newcastle Investment Corp. -- Our Investments." As a result of the formation transactions, we will own a diversified portfolio of credit sensitive real estate securities, including commercial and residential mortgage backed securities and unsecured REIT debt, rated primarily BBB (the lowest investment grade rating) and BB (one level below investment grade). Mortgage backed securities are interests in or obligations secured by pools of commercial or residential mortgage loans. We will also own credit leased real estate in Canada. We consider credit leased real estate to be real estate that is leased to tenants with investment grade (BBB- or higher) credit ratings. After giving effect to the formation transactions as if they had been completed as of the dates below:

     - our portfolio consists of approximately $731 million of assets at March 31, 2002;

     - for the year ended December 31, 2001, we had revenues of approximately $78.3 million and income from continuing operations of approximately $27.6 million;

     - for the three months ended March 31, 2002, we had revenues of approximately $21.5 million and income from continuing operations of approximately $9.7 million; and

     - our income from continuing operations per common share was $1.67 for 2001 and was $0.59 per share for the three months ended March 31, 2002.

     As of and for the three months ended March 31, 2002, 82% of our total assets was comprised of real estate securities and 18% was comprised of credit leased real estate, and 74% of our total revenue was derived from interest and dividend income and gains on settlement of investments from our real estate securities and 26% was derived from rental and escalation income from our credit leased real estate.

     We have also entered into an agreement with an affiliate of Bear Stearns that provides us with an option to purchase up to $225 million face amount of mortgage loans, which we intend to purchase with the proceeds of this offering. For more information, including a description of these assets and related financing, see "Newcastle Investment Corp. -- Our Investments."

     We are externally managed and advised by Fortress Investment Group LLC. Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. We have no ownership interest in our manager. We have chosen to be externally managed by Fortress Investment Group to take advantage of the existing business relationships, operational and risk management systems, expertise and economies of scale associated with our manager's current business operation. At March 31, 2002, our manager and its employees owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options to purchase shares of
Newcastle Investment Holdings) and options to purchase           shares of our
common stock, representing      % of our equity upon exercise of outstanding
options. In addition, in connection with this offering, we will grant to our
manager an option to purchase an additional           shares of our common
stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. Fortress Investment Group would have a total beneficial ownership in our common stock of approximately
     %, taking into account its interest in Newcastle Investment Holdings and its exercise of all of its options. We pay Fortress Investment Group an annual management fee and an incentive return based on certain performance criteria. Fortress Investment Group also manages and invests in other entities, including Newcastle Investment Holdings, that invest in real estate assets.

     Newcastle Investment Holdings was formed in 1998 by Messrs. Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone and Erik P. Nygaard. In June 2002, we were organized under the laws of the State of Maryland. For information regarding each of these individuals, including the positions and offices they hold, see "Our Manager and the Management Agreement -- Officers of Our Manager."

     We may form an operating partnership, of which we will be the sole general partner, through which we may make certain of our investments in the future.

OUR STRATEGY

     We intend to focus on increasing our holdings in credit sensitive real estate securities, including mortgage backed securities and REIT debt securities, and to continue to invest in other real estate related investments, including credit leased real estate and mortgage loans. The mortgage backed securities we intend to invest in will generally be junior in right of payment of interest and principal to one or more senior classes, but will benefit from the support of one or more subordinate classes of securities or other form of credit support within a securitization transaction. The REIT debt securities we intend to invest in will reflect comparable credit risk. We believe that these securities offer attractive risk-adjusted returns with long-term principal protection under a variety of default and loss scenarios. While the expected yield on these securities is sensitive to the performance of the underlying assets, the more subordinated securities or other features of the securitization transaction, in the case of mortgage backed securities, and the issuer's underlying equity and subordinated debt, in the case of REIT debt, are designed to bear the first risk of default and loss. We intend to further minimize credit risk through active management of our portfolio.

     Returns on these investments can be sensitive to interest rate volatility. We intend to minimize exposure to interest rate fluctuation through the use of match-funded financing structures. In particular, we expect to finance our real estate securities investments through the issuance of debt securities in the form of CBOs to take advantage of the structural flexibility offered by CBO transactions to buy and sell certain investment positions to manage risk and, subject to certain limitations, to optimize returns.

     We actively monitor our investment portfolio and the underlying credit quality of our holdings and, where appropriate, reposition our investments to upgrade the credit quality and yield on our investments. We selectively pursue special investment situations where we believe cash flows have been mispriced, including discounted securities purchases in sectors or jurisdictions which have fallen out of favor due to economic pressures, regulatory issues or illiquidity. We will draw on our manager's expertise and significant business relationships with participants in the real estate securities industry to enhance our access to these investments, which may not be broadly marketed.

     We intend to broadly diversify our portfolio by asset type, industry, location and issuer. We expect that diversification will minimize the risk of capital loss, and will also enhance the terms of our financing structures.

     Our investments may be made directly or indirectly, such as in the form of an investment in a vehicle created to hold such assets. We do not intend that our investment in securities of other issuers will require us to register as an "investment company" under the Investment Company Act of 1940, as amended, and we would divest securities before any such registration would be required.

OUR INVESTMENT GUIDELINES

     Our board of directors has adopted general guidelines for our investments and borrowings to the effect that:

     - no investment shall be made which would cause us to fail to qualify as a REIT;

     - no investment shall be made which would cause us to be regulated as an investment company;

     - no more than 20% of our equity, determined as of the date of such investment, shall be invested in any single asset;

     - our leverage shall not exceed 90% of the value of our assets; and

     - we shall not co-invest with the manager or any of its affiliates unless
       (i) our co-investment is otherwise in accordance with these guidelines and (ii) the terms of such co-investment are at least as favorable to us as to the manager or such affiliate (as applicable) making such co-investment.

     Our manager is required to seek the approval of the independent members of our board of directors before we engage in a material transaction with another entity managed by our manager. These investment guidelines may be changed by our board of directors without the approval of our stockholders.

OUR TARGETED INVESTMENTS

     COMMERCIAL MORTGAGE BACKED SECURITIES. We intend to invest in commercial mortgage backed securities (CMBS), which are secured by or evidence ownership interests in a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties. These securities may be senior, subordinate, investment grade or non-investment grade securities. We expect the majority of our CMBS investments to be rated by at least one nationally recognized rating agency. The majority of our investments in CMBS will consist of securities that are part of a capital structure or securitization where the rights of such class to receive principal and interest are subordinate to senior classes but senior to the rights of lower rated classes of securities. We intend to seek to invest in CMBS that will yield high current interest income and where we consider the return of principal to be likely. We intend to acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

     The yield on CMBS depends on the timely payment of interest and principal due on the underlying mortgage loans and defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the CMBS. In the event of a default, the trustee for the benefit of the holders of CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. However, holders of relatively senior classes of CMBS will be protected to a certain degree by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the relatively more junior classes of the CMBS.

     The credit quality of CMBS depends primarily on the credit quality of the underlying mortgage loans. Among the factors determining credit quality of a mortgage loan are (i) the purpose of the mortgage loan (e.g. refinancing or new purchase), (ii) the principal amount of the mortgage loan relative to the value of the related mortgaged property at origination and at maturity, (iii) the mortgage loan terms (e.g. amortization, balloon amounts, reserves, prepayment terms), (iv) the geographic location of the mortgaged property securing the mortgage loan, and (v) the creditworthiness of tenants occupying the underlying properties.

     In considering whether to acquire a CMBS, we perform due diligence to assess the credit quality of the mortgage loans as discussed above, as well as
(i) the capabilities of the master and special servicer servicing the mortgage loans, (ii) the CMBS structure including subordination levels, (iii) the prepayment and default history of the other mortgage loans previously originated by lenders, (iv) cash flow analyses under various prepayment and interest rate scenarios (including sensitivity analyses), and (v) an analysis of various default scenarios.

     B NOTES. We intend to invest in one or more "B Notes" rated by at least one nationally recognized rating agency. A "B Note" is typically a privately negotiated loan (a) secured by a first mortgage on a single large commercial property or group of related properties and (b) subordinated to an "A Note" secured by the same first mortgage on the same property. The subordination of a B Note is typically evidenced by an inter-creditor agreement with the holder of the related A Note.

     B Notes share certain credit characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding senior securities or the A Notes, as the case may be. As opposed to a typical CMBS secured by a large pool of mortgage loans, B Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B Notes also share certain credit characteristics with second mortgages, in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A Note, as the case may be. We will acquire B Notes in negotiated transactions with the originators, as well as in the secondary market.

     The yield on a B Note depends on the timely payment by the borrower of interest and principal. Default by the borrower may, depending on the transaction structure, result in the immediate interruption of current cash flow and may ultimately result in the loss of principal of the B Note. In the event of such a default, the rights of the B Note holders to foreclose on the mortgage collateral are typically subject to the prior right of the holder of the corresponding A Note. As a result, the rights of the holder of a B Note to mitigate losses in the event of a borrower default may be impaired.

     The credit quality of a B Note depends on (i) the borrower under the underlying mortgage, (ii) the value of the underlying collateral and the extent to which it secures the obligation owed to the B Note holder, (iii) the rights under the mortgage loan documents (e.g. personal guarantees, additional collateral, default covenants, remedies), (iv) the B Note holder's rights under an inter-creditor agreement with the A Note holders, (v) the level and stability of cash flow from the property available to service the mortgage debt, and (vi) the availability of capital for refinancing by the borrower if the mortgage loan does not fully amortize.

     We perform extensive due diligence and credit analysis including (i) borrower credit underwriting, (ii) property review (e.g. appraisal, environmental, structural), (iii) mortgage loan and B Note documentation review,
(iv) property cash flow analysis, and (v) analysis of the eligibility of each mortgage loan for inclusion as collateral in a future securitization or appropriateness for other forms of financing or sale.

     REIT DEBT SECURITIES. We intend to invest in investment grade and non-investment grade debt securities issued by other REITs. REIT debt securities are generally unsecured corporate obligations of REITs. We expect the majority of these REIT debt securities to be rated by at least one nationally recognized rating agency. We will seek to invest in REIT debt securities that will yield high current interest income and where we consider the return of principal to be likely. We intend to acquire REIT debt from companies representing a variety of property types.

     The credit quality of REIT debt is directly dependent on the financial condition and business outlook of the issuer. Factors determining the financial condition and outlook include (i) portfolio credit quality (e.g. diversity, type of asset and stability of cash flow), (ii) availability of capital, (iii) leverage and leverage trends, (iv) size of portfolio, (v) competition, and (vi) quality of the REIT's management team.

     In analyzing these debt securities, we consider, among other factors, the credit quality factors described above as well as unencumbered and encumbered cash flow coverage, capital structure, refinancing risks, and covenants of the issuer's outstanding debt.

     RESIDENTIAL MORTGAGE SECURITIES. We intend to invest in residential mortgage backed securities (RMBS), which are secured by or evidence ownership interests in pools of mortgage loans secured by single family residential properties. We will invest in securities with credit quality and subordination levels similar to those described above for our CMBS investments.

     We will seek to invest in RMBS that will yield high current interest income and where we consider the return of principal to be likely. We intend to acquire RMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

     Like CMBS, the yield on RMBS depends on the timely payment of interest and principal due on the underlying mortgage loans by the borrowers under such mortgage loans and defaults by such borrowers may ultimately result in deficiencies and defaults on the RMBS. In the event of a default, the trustee for the benefit of the holders of RMBS has rights similar to corresponding rights of a CMBS trustee.

     Like CMBS, the credit quality of RMBS depends on the credit quality of the underlying mortgage loans, which is a function of factors such as (i) the purpose of the mortgage loans (e.g. refinancing or new purchase), (ii) the principal amount of the mortgage loans relative to the value of the related mortgaged properties, (iii) the mortgage loan terms (e.g. amortization), (iv) the geographic location of the properties securing the mortgage loans, and (v) the creditworthiness of the borrowers.

     In considering whether to acquire an RMBS, we will perform due diligence to assess the credit quality of the mortgage loans as discussed above for CMBS, as well as the likelihood of prepayment, which residential borrowers are generally permitted to do without penalty. For RMBS, credit quality may also depend on the extent of any government or agency guarantee of the mortgage loans securing the mortgage loans.

     MORTGAGE LOANS. We may invest in portfolios of mortgage loans from various sellers, including life insurance companies, banks and other owners, generally secured by commercial or residential properties in the U.S. Among the factors determining credit quality of a mortgage loan are (i) the purpose of the mortgage loan (e.g. refinancing or new purchase), (ii) the principal amount of the mortgage loan relative to the value of the related mortgaged property at origination and at maturity, (iii) the mortgage loan terms (e.g. amortization, balloon amounts, reserves, prepayment terms), (iv) the geographic location of the mortgaged property securing the mortgage loan, and (v) the creditworthiness of tenants or borrowers occupying the underlying property.

     We intend to use the net proceeds of this offering to pay a portion of the purchase price for a portfolio of mortgage loans. We have entered into an agreement with an affiliate of Bear Stearns that provides us with an option to purchase up to $225 million face amount of mortgage loans. We have also entered into a financing arrangement with an affiliate of Bear Stearns to fund the balance of the purchase price for the mortgage loans. This financing arrangement will permit us to further borrow an amount up to 90% of the purchase price of the mortgage loans.

     OTHER REAL ESTATE-RELATED INVESTMENTS. We may also make investments in other types of commercial real estate assets as well as in non-mortgage backed securities. In particular, we may invest in credit leased real property similar to our current credit leased real estate portfolio.

     Although we intend to invest in the investments described above, our business decisions will depend on changing market conditions. As a result, we cannot predict with any certainty the percentage of our assets that will be invested in each category. We may change our investment strategy and policies without a vote of stockholders. We may acquire assets from our manager or its affiliates, including securities issued by our manager or its affiliates. There are no limitations on such transactions, except that they must comply with our general investment guidelines and our management agreement with our manager.

OUR FINANCING STRATEGY

     We will seek to enhance returns to stockholders through the use of leverage. Our financing strategy focuses on the use of match-funded financing structures. This means that we seek to match the maturities of our financial obligations with the maturities of our investments to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on earnings. In addition, we match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, caps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings. In this regard, we intend to utilize securitization structures, particularly collateralized bond obligations, otherwise known as CBOs, as well as other match-funded financing structures. CBOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage backed securities, B Notes and REIT debt. Like typical securitization structures, in a CBO (a) the assets are pledged to a trustee for the benefit of the holders of the bonds, (b) one or more classes of the bonds are rated by one or more rating agencies, and (c) one or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the CBO sponsor to achieve a relatively low cost of long-term financing. Unlike typical securitization structures, the underlying assets may be sold, subject to certain limitations, without a corresponding pay-down of the CBO, provided the proceeds are reinvested in qualifying assets. As a result, CBOs enable the sponsor to actively manage, subject to certain limitations, the pool of assets. We believe that CBO financing structures are an appropriate financing vehicle for our targeted asset classes, because they will enable us to lock in a long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our investments while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities.

     We may also use short term financing, in the form of repurchase agreements, bridge financings and bank warehousing facilities, as an intermediary step prior to the implementation of optimal match-funded financing. We utilize leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. As of March 31, 2002, a 100 basis point change in short-term interest rates would affect our earnings by no more than $2.2 million per annum.

OUR HEDGING ACTIVITIES

     We intend to enter into hedging transactions to protect our positions from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as our manager determines is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our status as a REIT. Our manager may elect to have us bear a level of interest rate risk that could otherwise be hedged when our manager believes, based on all relevant facts, that bearing such risks is advisable. Our manager has extensive experience in hedging real estate positions with these types of instruments. Our manager engages in hedging for the sole purpose of protecting against interest rate risk and not for the purpose of speculating on changes in interest rates.

OUR INVESTMENTS

     As a result of the formation transactions, we own a diversified portfolio of credit sensitive real estate securities, including commercial mortgage backed securities and unsecured REIT debt rated primarily

BBB (the lowest investment grade rating) and BB (one level below investment grade). We also own certain credit leased real estate in Canada and Europe and mezzanine bonds relating to a real estate portfolio credit leased to the Government Services Administration of the U.S. government. Newcastle Investment Holdings transferred these assets and liabilities to us and retained its investment and interest in, among other things, Fortress Investment Fund, a private equity fund managed by our manager, and a portfolio of credit leased real estate leased to the Government Services Administration of the United States government. The retained assets produce less predictable current cash flows than the transferred assets. Accordingly, these assets were not transferred.

     As of March 31, 2002, our assets, after giving effect to the formation transactions, based on the book value of our operating segments, were 81.9% in real estate securities, 17.8% in credit leased real estate and 0.3% in cash and other assets. The following is a description of our investment assets as of
          , 2002. For an explanation of the ratings assigned by Standard & Poor's and Moody's Investor Services, see "-- Ratings."

REAL ESTATE SECURITIES

     CBO I: In July 1999, Fortress CBO Investments I, Limited and Fortress CBO Investments I Corp. issued approximately $500 million face amount of collateralized bond obligations (CBOs) and other securities in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S thereunder. As of March 31, 2002, the underlying securities securing CBO I consist of:

     - $290.9 million face amount in commercial mortgage backed securities
       (CMBS) with a weighted average coupon of 6.55%, a weighted average rating of approximately Ba2 and a weighted average term to maturity of 7.28 years at March 31, 2002. Retail, multifamily and office properties comprise 32%, 21% and 17%, respectively, of the underlying collateral.

     - $253.8 million face amount in unsecured REIT debt securities with a weighted average coupon of 7.00%, a weighted average rating of approximately Ba1 and a weighted average remaining term to maturity of
       6.01 years at March 31, 2002. Office, retail, industrial and residential REIT industries comprise 24%, 36%, 15%, 17%, respectively, of the debt.

     $437.5 million of Senior CBO I Securities were sold to third parties and we own $62.5 million of the Subordinated CBO I Securities. The table below sets forth further information with respect to the CBO I structure.

                                          MOODY'S/S&P                                EXPECTED
                                CLASS       RATINGS     FACE AMOUNT      COUPON      MATURITY
                              ---------   -----------   ------------   -----------   --------
Senior CBO I Securities.....      A        Aaa/AAA      $322,500,000   LIBOR +0.65%  July-04
                                  B         Aa2/AA      $ 20,000,000   LIBOR +0.80%  July-04
                                  C         A2/NR       $ 62,500,000          7.85%  July-09
                                  D        Baa2/NR      $ 32,500,000          8.60%  July-09
                                                        ------------
     TOTAL..................                            $437,500,000
                                                        ============
Subordinate CBO I
  Securities................      E          Ba2        $ 17,500,000          9.00%  July-09
                              Preferred       B2        $ 17,500,000          9.00%  July-09
                              Common I                  $ 26,400,000           N/A       N/A
                              Common II                 $  1,100,000           N/A       N/A
                                                        ------------
     TOTAL..................                            $ 62,500,000
                                                        ============

     We act as collateral manager for CBO I and are paid a monthly fee of 0.5% per annum of the principal balance of the CBO I collateral. We have the discretion to buy and sell up to 15% of the outstanding face of the collateral annually, and to sell defaulted and credit risk securities on an unlimited basis. Until 2004, we are obligated to reinvest principal received from the collateral. In 2004, we intend to refinance the Class A and B Senior CBO I securities, provided it would not result in a downgrade of any rated classes of securities. Failure to so refinance on the scheduled date in 2004 will result in an additional allocation of cash flows from certain of the Subordinate CBO I securities to the Class A and B Senior CBO I securities. To better match the collateral cash flow to the debt service on the CBO I Securities, we entered into interest rate swap and cap agreements.

     CBO II: On April 25, 2002, Newcastle CDO I Limited and Newcastle CDO I Corp. issued $500 million face amount of collateralized bond obligations and other securities in our second CBO transaction. As of May 31, 2002, the proceeds had been 91% invested. We expect to be 100% invested by July 2002 with a portfolio composed of approximately 59% CMBS, 25% REIT debt securities and 16% Asset Backed Securities and other securities. More specifically, at May 31, 2002 the second CBO, which we refer to as CBO II, consisted of:

     - $281 million face amount in CMBS with a weighted average coupon of 6.44%, a weighted average rating of approximately Baa3 and a weighted average term to maturity of 7.5 years. Retail, multifamily and office properties comprise 33.8%, 15.8% and 21.5%, respectively, of the underlying collateral.

     - $132 million face amount in unsecured REIT debt securities with a weighted average coupon of 7.45%, a weighted average rating of approximately Baa2 and a weighted average remaining term to maturity of
       7.5 years. Office, retail, industrial and residential REIT industries comprise 34%, 36%, 4% and 13% respectively, of the debt.

     - $42 million face amount in asset backed securities with a weighted average coupon of 7.68% and a weighted average term to maturity of 9.0 years.

     $444 million face amount of Senior CBO II securities were sold to third parties and we own $56 million of the Subordinated CBO II securities. The table below sets for the further information with respect to the structure of CBO II.

                                            MOODY'S/S&P                               EXPECTED
                                  CLASS       RATINGS     FACE AMOUNT      COUPON     MATURITY
                                ---------   -----------   ------------   ----------   --------
Senior CBO II Securities......   Class I     Aaa/AAA      $372,000,000   LIBOR+0.55%  April-32
                                Class II      A3/A-       $ 38,000,000         7.59%  April-37
                                Class III    Baa2/BBB     $ 34,000,000         8.37%  April-37
                                                          ------------
     TOTAL....................                            $444,000,000
                                                          ============
Subordinate CBO II
  Securities..................  Class IV      Ba2/BB      $ 19,000,000         7.50%  April-37
                                Preferred       NR        $ 37,000,000          N/A   April-37
                                                          ------------
     TOTAL....................                            $ 56,000,000
                                                          ============

     We act as collateral manager for CBO II and are paid a quarterly fee of 1/4 of 0.35% of the principal balance of the CBO II collateral. We have the discretion to buy and sell up to 15% of the outstanding face of the collateral annually, and to sell defaulted and credit risk securities on an unlimited basis. Until 2007, we are obligated to reinvest principal received from the collateral. To better match the collateral cash flow to the debt service on the CBO II securities, we entered into interest rate swap and cap agreements.

     CBO III: We are currently discussing financing arrangements with various investment banks to purchase securities which we will finance through our third CBO issuance.

CREDIT LEASED REAL ESTATE

     Bell Canada Portfolio. We own four office properties and an industrial property in Canada leased primarily to Bell Canada. In this prospectus, we refer to these properties as the Bell Canada Portfolio. The total net rentable area is approximately 1.3 million square feet and the current annual rent is approximately $5.9 million. We believe that these properties are adequately covered by insurance against potential loss.

     To more effectively monetize lease cash flows and the anticipated value of the properties in the Bell Canada Portfolio, in April 2002, we issued approximately $70 million face amount of securities secured by the lease payments and by the five Bell Canada properties in a transaction exempt from the registration requirements of both Canadian and U.S. securities laws.

     The table below sets forth further information on the securities issued:

                             MOODY'S/S&P                                    EXPECTED
SERIES                         RATINGS        FACE          COUPON          MATURITY
------                       -----------   -----------   ------------      ----------
Series A Class I Notes.....    AAA         $18,000,000          6.150%     April-2012
Series A Class II Notes....    AA          $ 6,000,000          6.150%     April-2012
Series A Class III Notes...    A+          $30,000,000          6.150%     April-2012
Series B Notes.............     A          $ 6,000,000          7.675%     April-2012
Series C Notes.............    BBB         $10,000,000    LIBOR+8.000%(A)  April-2012
                                           -----------
TOTAL......................                $70,000,000
                                           ===========

---------------

(A) The coupon on these Notes is capped at 12.000%.

     The Series A and B Notes were sold to third parties and the Series C Notes were retained by us.

     The following table sets forth certain information with respect to the Bell Canada Portfolio:

                             BELL CANADA PORTFOLIO

                                                            NET
                                                         RENTABLE      YEAR
                                               STATE/     SQUARE      BUILT/     OWNERSHIP
PROPERTY ADDRESS        CITY/SUBMARKET(1)     PROVINCE     FEET      RENOVATED       %           USE
----------------       --------------------   --------   ---------   ---------   ---------   ------------
20-40 Norelco Drive,   Toronto/North York        ON        624,786      1963/       100%     Industrial/
83 Signet Drive                                                         1971/                Distribution
                                                                         1979
2 Fieldway Road        Etobicoke (Toronto)/      ON        177,214      1972/       100%     Office
                       Metro West                                    expanded
                                                                         1978
100 Dundas Street      London/CBD                ON        325,764       1980       100%     Office
449 Princess Street    Kingston/CBD              ON         45,691       1981       100%     Office
66 Bay Street South    Hamilton/CBD              ON        118,787       1974       100%     Office
                                                         ---------
Total/Average                                            1,292,242

                                                   % OF      TENANT
                                                   TOTAL       NET
                                                  SQUARE    RENTABLE     LEASE     LEASE     TENANT
                                                  FOOTAGE    SQUARE      START      EXP      CREDIT
PROPERTY ADDRESS               TENANT             LEASED      FEET       DATE       DATE     RATING
----------------      -------------------------   -------   ---------   -------   --------   ------
20-40 Norelco Drive,  Bell Canada-Office           98.48%     615,274   3/26/98    3/31/07     A
83 Signet Drive       Bell Canada-Cafeteria         0.73%       4,559   3/26/98    3/31/07     A
                      Bell Canada-Storage           0.47%       2,960   3/26/98    3/31/07     A
                      Bell Canada-O&Y               0.32%       1,993   3/26/98    3/31/07     A
2 Fieldway Road       Bell Canada-Office            94.1%     166,753   3/26/98    3/31/04     A
                      Bell Canada-Cafeteria         4.25%       7,533   3/26/98    3/31/04     A
                      Bell Canada-Storage           0.91%       1,619   3/26/98    3/31/04     A
                      Bell Canada-Mgmt              0.65%       1,153   3/26/98    3/31/04     A
                      Hosnya Elshaarawy             0.09%         156    4/1/01    3/31/06
100 Dundas Street     Bell Canada-Office           89.24%     290,706   3/26/98    3/31/06     A
                      Bell Canada-Cafeteria         3.96%      12,890   3/26/98    3/31/06     A
                      Bell Canada-Storage           0.52%       1,686   3/26/98    3/31/47     A
                      Bell Canada-Mgmt              0.45%       1,478   3/26/98    3/31/06     A
                      ComTech                       0.03%          96   1/01/00   12/31/05
                      MacTel                        0.47%       1,536    6/1/00    5/31/03
                      MacTel                        0.21%         673    4/1/01    5/31/03
                      UUNet                         0.13%         431    6/1/99    5/31/02
                      Tony & Fay Gardner            0.14%         460    9/1/99    8/31/02
                      Pointts Limited               0.61%       1,989   8/15/97    7/31/02
                      Palmieri's Fine Food Inc      0.58%       1,884   10/1/00    9/30/10
449 Princess Street   Bell Canada-Office           99.41%      45,422   3/26/98    3/31/03     A
                      Bell Canada-Storage           0.59%         269   3/26/98    3/31/03     A
66 Bay Street South   Bell Canada-Office           92.94%     110,400   3/26/98    3/31/03     A
                      Bell Canada-Cafeteria         6.42%       7,621   3/26/98    3/31/03     A
                      Bell Canada-Storage           0.41%         492   3/26/98    3/31/03     A
                      Bell Canada-Mgmt              0.23%         274   3/26/98    3/31/03     A
                                                   -----    ---------
Total/Average                                      99.08%   1,280,307

                                   CURRENT
                                    RENT       ANNUAL
                                     PER        REAL        LEASE
                        ANNUAL     SQUARE      ESTATE      RENEWAL
PROPERTY ADDRESS       RENT(2)      FOOT       TAXES        OPTION
----------------      ----------   -------   ----------   ----------
20-40 Norelco Drive,  $2,797,343   $ 4.55    $1,095,720   One 5 Year
83 Signet Drive       $   29,611   $ 6.49
                      $    9,613   $ 3.25
                      $    9,061   $ 4.55
2 Fieldway Road       $  758,143   $ 4.55    $  608,057   One 5 Year
                      $   48,927   $ 6.49
                      $    5,258   $ 3.25
                      $    7,489   $ 6.49
                             709   $ 4.55
100 Dundas Street     $1,321,695   $ 4.55    $1,057,885   One 5 Year
                      $   41,860   $ 3.25                 One 5 Year
                      $   21,901   $12.99                 None
                      $   10,080   $ 6.82
                      $      499   $ 5.20
                      $    7,981   $ 5.20                 One 2 Year
                      $    3,497   $ 5.20                 One 2 Year
                      $    4,199   $ 9.74                 One 3 Year
                      $    2,689   $ 5.85                 None
                      $   19,378   $ 9.74                 One 5 Year
                      $   31,815   $16.89                 One 5 Year
449 Princess Street   $  206,511   $ 4.55    $   59,717   One 5 Year
                      $      874   $ 3.25                 One 5 Year
66 Bay Street South   $  501,934   $ 4.55    $  308,105   One 5 Year
                      $   49,498   $ 6.49                 One 5 Year
                      $    1,598   $ 3.25                 One 5 Year
                      $    1,248   $ 4.55
                      ----------             ----------
Total/Average         $5,893,411             $3,129,484

---------------

(1) CBD means central business district.

(2) Certain operating expenses are reimbursed by tenants at rates ranging up to 15% above actual cost

All monetary amounts are in U.S. dollars based on the May 21, 2002 Canadian dollar to U.S. dollar exchange rate of 1.5396459.

     The following schedule represents the leases expiring over the next 10 years for the Bell Canada portfolio as of March 31, 2002.

SCHEDULE OF LEASE EXPIRATIONS

                             BELL CANADA PORTFOLIO

                                                               % OF GROSS ANNUAL
      NUMBER OF TENANTS   SQUARE FEET OF     ANNUAL RENT OF     RENT REPRESENTED
YEAR   LEASE EXPIRING     EXPIRING LEASES   EXPIRING LEASES*   BY EXPIRING LEASES
----  -----------------   ---------------   ----------------   ------------------
2002          3                 2,880          $   26,266             0.45%
2003          8               166,687          $  773,049            13.12%
2004          4               177,058          $  819,816            13.91%
2005          1                    96          $      499             0.01%
2006          4               305,230          $1,374,344            23.32%
2007          4               624,786          $2,845,628            48.28%
2008          0                     0          $        0             0.00%
2009          0                     0          $        0             0.00%
2010          1                 1,884          $   31,815             0.54%
2047          1                 1,686          $   21,901             0.37%

---------------

* Monetary amount is in U.S. dollars based on a Canadian dollar to U.S. dollar exchange rate of 1.5396459 as of May 21, 2002.

     LIV Portfolio. As of May 31, 2002, we own eight office and industrial properties in Belgium leased primarily to government or quasi-governmental entities, referred to in this prospectus as the LIV portfolio. The total net rentable area of the portfolio is approximately 456,000 square feet and the current annual rent is approximately $5.4 million.

     Until recently, the portfolio included a ninth property, located at 6-14 Avenue Palmerston in Brussels. We recently completed a lease/sale transaction of this asset. On April 24, 2002, we signed a 27-year capital lease with the European Commission. On May 2, 2002, we sold both our interest in this lease and our remaining interest in the property to a special-purpose entity controlled by a third party. As a consequence of this transaction, we no longer have any rights or obligations related to the asset.

     The LIV portfolio is financed with a loan from a commercial bank in Belgium, $53.3 million of which was outstanding as of March 31, 2002. The loan bears interest at a rate equal to EURIBOR + 1.49%. In order to mitigate the interest rate risk related to the financing, we are party to an interest rate cap agreement with a commercial bank in Belgium. Pursuant to the interest rate cap agreement, the hedge counterparty pays the excess, if any, between the strike rate (4.75%) and the three-month EURIBOR rate as of the payment date. The cap has a notional balance of $53.3 million and matures in August 2004.

     The following table sets forth certain information with respect to the LIV portfolio as of March 31, 2002:

                                 LIV PORTFOLIO

                                                            NET
                                              STATE/     RENTABLE      YEAR BUILT/     OWNERSHIP
PROPERTY ADDRESS          CITY/ SUBMARKET    PROVINCE   SQUARE FEET     RENOVATED          %          USE
----------------          ----------------   --------   -----------   --------------   ---------   ---------
54 Gossetlaan             Groot-Bijgaarden    Belgium      81,763          1994           100%     Office
325 Leuvensesteenweg      Zaventum            Belgium      65,175       1975/1990         100%     Office
15-17 Rue Belliard        Brussels            Belgium      28,180       1974/1996         100%     Office
159 Dreve Richelle        Waterloo            Belgium      46,231       1930/1990         100%     Office
4 Rue de law Science      Brussels            Belgium      26,651     1952/1993/1998      100%     Office
4-6 Rue Belliard          Brussels            Belgium      32,206       1987/2001         100%     Office
5 Hoge Wei                Zaventum            Belgium      55,606          1986           100%     Warehouse
10 Rue Guimard            Brussels            Belgium     119,781       1973/1995         100%     Office
6-14 Avenue Palmerston*   Brussels            Belgium      53,421       1965/1990         100%     Office
                                                          -------
Total/Average                                             509,014

                                                   % OF
                                                   TOTAL
                                                  SQUARE    TENANT NET     LEASE      LEASE
                                                  FOOTAGE    RENTABLE      START       EXP
PROPERTY ADDRESS                 TENANT           LEASED    SQUARE FEET     DATE       DATE
----------------         ----------------------   -------   -----------   --------   --------
54 Gossetlaan            Ascend/Lucent Tech         9.56%       7,815      12/1/98   11/30/02
                         Wella                     14.96%      12,228       1/1/99   12/31/07
                         Lucent Tech                6.92%       5,662      10/1/00   11/30/07
                         Media Genix               17.58%      14,370       3/1/00    2/28/08
                         United Biscuits           18.04%      14,746       3/1/99    2/28/08
                         Job @                     10.02%       8,191       7/1/00    6/30/09
325 Leuvensesteenweg     Express Road               9.27%       6,039       9/1/91    8/31/02
                         Space Applic. Services     7.27%       4,736      8/15/93    8/14/11
                         K & L                      4.38%       2,852      10/1/97    9/30/06
                         Integri                   12.48%       8,137       4/1/98    3/31/07
                         Integri                    2.44%       1,593       9/1/01    3/31/07
                         Euro Business              2.89%       1,884       6/1/99    5/31/08
                         Elsevier                  23.52%      15,199       6/1/99    5/31/08
                         Elsevier                  15.82%      10,312      12/1/99   11/30/08
                         Aprico                     7.27%       4,736       3/1/00    2/28/09
                         Secproof                   1.90%       1,238       1/1/01   12/31/09
                         Quality Infor              4.57%       2,982       3/1/01    2/28/10
15-17 Rue Belliard       Foratom                   18.87%       5,318       6/1/97    5/31/06
                         Foratom                   10.73%       3,025       6/1/99    5/31/08
                         Alliance for Beverages    10.73%       3,025       2/1/00    1/31/09
                         Agenzia Erogazioni        10.73%       3,025      10/1/00    9/30/09
                         Agricoltura
                         Czech Trade Promotioa      4.39%       1,238      12/1/00   11/30/09
                         Agency C.V.N.             10.73%       3,025       9/1/01    8/31/10
159 Dreve Richelle       CBC Banque                 4.66%       2,153      11/1/93   10/31/11
                         Battersby Chung            1.70%         786       7/1/96    6/30/05
                         Europay                   91.01%      42,076       1/1/00   12/31/07
                         Lunch Time                 2.63%       1,217       5/1/00    4/30/09
4 Rue de law Science     Swedish & Finnish Ass.    13.81%       3,681      8/15/95    8/14/04
                         Vedior Interim             8.24%       2,196       6/1/96    5/31/05
                         Vedior Interim             2.79%         743      12/1/97    5/31/05
                         Local Government          19.91%       5,307       1/1/00   12/31/08
                         Denmark
                         Government of Belgium     55.25%      14,724       4/1/01   03/31/10
4-6 Rue Belliard         Nouvelle Entreprise        28.7%       9,235     04/01/02   03/31/11
                         Stragier
5 Hoge Wei               Unidata Noortman            100%      55,606       7/1/00    6/30/09
                         Belgium
10 Rue Guimard           European Commission         100%     119,782      10/1/95    9/30/07
6-14 Avenue Palmerston*  European Commission         100%      53,421       1/1/99   12/31/01
                                                  ------      -------
Total/Average                                      88.86%     452,303


                                                     ANNUAL
                                        CURRENT       REAL
                           ANNUAL      RENT PER      ESTATE
PROPERTY ADDRESS            RENT      SQUARE FOOT    TAXES
----------------         ----------   -----------   --------
54 Gossetlaan            $  100,329     $12.84      $ 44,121
                         $  151,953     $12.43
                         $   74,364     $13.13
                         $  167,671     $11.67
                         $  183,119     $12.42
                         $   90,399     $11.04
325 Leuvensesteenweg     $   30,709     $ 5.09      $ 25,620
                         $   50,917     $10.75
                         $   26,131     $ 9.16
                         $   74,607     $ 9.17
                         $   15,394     $ 9.66
                         $   19,805     $10.51
                         $  134,566     $ 8.85
                         $   23,009     $ 2.23
                         $   46,715     $ 9.86
                         $   12,107     $ 9.78
                         $   26,828     $ 9.00
15-17 Rue Belliard       $   59,615     $11.21      $ 61,037
                         $   32,754     $10.83
                         $   32,326     $10.69
                         $   33,549     $11.09
                         $   14,940     $12.07
                         $   30,417     $10.06
159 Dreve Richelle       $   34,955     $16.24      $ 45,403
                         $    8,602     $10.94
                         $  483,144     $11.48
                         $   24,878     $20.44
4 Rue de law Science     $   52,988     $14.39      $ 51,596
                         $   20,834     $ 9.49
                         $    7,460     $10.04
                         $   64,276     $12.11
                         $  198,397     $13.47
4-6 Rue Belliard             92,542     $10.02      $ 70,257
5 Hoge Wei               $  244,599     $ 4.40      $ 13,912
10 Rue Guimard           $2,737,151     $22.85      $330,891
6-14 Avenue Palmerston*  $  814,023     $15.24      $ 43,795
                         ----------                 --------
Total/Average            $6,216,073                 $686,632

---------------

* On May 2, 2002 the company disposed of this asset in a lease/sale transaction. Please refer to the LIV Portfolio description for additional information.

All monetary amounts are in U.S. dollars based on the 5/21/2002 Euro to U.S. dollars exchange rate of 1.0878.

     The following schedule represents the leases expiring over the next 10 years for the LIV portfolio as of March 31, 2002.

SCHEDULE OF LEASE EXPIRATIONS

                                 LIV PORTFOLIO

                                                               % OF GROSS ANNUAL
      NUMBER OF TENANTS   SQUARE FEET OF     ANNUAL RENT OF     RENT REPRESENTED
YEAR   LEASE EXPIRING     EXPIRING LEASES   EXPIRING LEASES*   BY EXPIRING LEASES
----  -----------------   ---------------   ----------------   ------------------
2002          2                13,854          $  131,038             2.43%
2003          0                     0          $        0             0.00%
2004          1                 3,681          $   52,988             0.98%
2005          3                 3,725          $   36,896             0.68%
2006          2                 8,170          $   85,746             1.59%
2007          6               189,478          $3,536,613            65.47%
2008          7                64,842          $  625,200            11.57%
2009          8                78,276          $  499,513             9.25%
2010          3                20,731          $  255,642             4.73%
2011          3                16,124          $  178,414             3.30%

---------------

* Monetary amount is in U.S. dollars based on Euro to U.S. dollars exchange rate of 1.0878 as of May 21, 2002.

GSA PORTFOLIO MEZZANINE BONDS

     Prior to the closing of this offering, we will hold a $43.2 million investment in $121 million face amount of mezzanine bonds due May 2011 issued by the various affiliates of Newcastle Investment Holdings that hold indirectly investments in the GSA portfolio. The bonds are not entitled to any scheduled interest or amortization payment prior to the maturity date. None of the bonds is secured by mortgages on the GSA portfolio; approximately $81 million face amount of the bonds we own are secured by the equity interests in the direct or indirect owners of the GSA properties; and approximately $40 million face amount of the bonds we own are unsecured.

     Our manager also manages and holds an interest in Newcastle Investment Holdings. As a result, our manager could be subject to a conflict of interest in managing our interests and those of Newcastle Investment Holdings with respect to the GSA portfolio, including enforcing or waiving events of default and in connection with compliance with other obligations and covenants. There can be no assurance that Newcastle Investment Holdings will continue to hold all or any part of the GSA portfolio.

     In the event of a default prior to maturity of the subordinated mezzanine bonds, we would be entitled only to an amount equal to the accreted value of these bonds, and not the face amount of these bonds.

     As of March 31, 2002, the total undepreciated cost of the GSA portfolio is $404 million. The GSA portfolio secures $356.0 million face amount of mortgage debt at March 31, 2002, which is senior to bonds that we hold. The mortgage debt consists of:

     - $180.1 million face amount of fully amortizing lease-backed pass-through certificates, which are expected to be fully amortized by May 2011.

     - $175.9 million face amount of commercial mortgage pass-though certificates, which we refer to here as the property certificates, which are expected to be outstanding at May 2011.

     The table below sets forth the expected outstanding amount of all debt relating to the GSA portfolio at maturity in May 2011, excluding the $180.1 million of lease-backed pass-through certificates that are scheduled to be repaid by May 2011, assuming all scheduled payments prior to such date are made.

                                                      PRINCIPAL
                                                       AMOUNT
                                        RATINGS      AT MATURITY
DEBT INSTRUMENT                          (S&P)      (IN MILLIONS)                HOLDER
---------------                         -------     -------------                ------
Property Certificates...............   AA, A, BBB       $176                 Third Parties
Senior Mezzanine Bonds..............       BB           $ 44           Newcastle Investment Corp.
Senior Mezzanine Bonds..............       B            $ 31           Newcastle Investment Corp.
Senior Mezzanine Bonds..............       NR           $  6           Newcastle Investment Corp.
Senior Mezzanine Bonds..............       NR           $  4        Newcastle Investment Holdings(A)
Subordinated Mezzanine Bonds........       NR           $ 40           Newcastle Investment Corp.
                                                        ----
         Total Debt.................                    $301
                                                        ====

---------------
(A) Newcastle Investment Holdings will enter into an agreement which subordinates the rights evidenced by these bonds to the rights evidenced by the bonds that we hold, including the subordinated mezzanine bonds.

     Assuming no degradation of the value of the GSA properties, we expect that the value of the GSA portfolio will support the repayment of the mortgage debt and the mezzanine bonds, either through a refinancing or a property sale. However, there can be no assurance that the value of the GSA portfolio upon the maturity of our bonds will be sufficient, after repayment of the mortgage debt, to result in the payment of our bonds at maturity.

     We financed $     million face amount of our investment in the mezzanine
bonds through CBO I and CBO II (that is, such bonds serve as CBO collateral).

     The GSA portfolio, which is owned indirectly by Newcastle Investment Holdings, consists of 14 office properties located in 10 different states and the District of Columbia and is primarily leased to the U.S. General Services Administration. The GSA portfolio contains approximately 2.9 million square feet of total net rentable space and, as of March 31, 2002, the aggregate annual rent was approximately $45.8 million. The leases generally provide for early termination rights in the event of the destruction of the property or other casualty or upon a finding that the landlord discriminated against an employee or applicant for employment. As of March 31, 2002, the weighted average lease expiration was August 2010 and approximately 98.5% of the total square footage in the GSA portfolio was leased.

RATINGS

     The following are the explanations of the ratings provided by Standard and Poor's and Moody's. Ratings of BBB and Baa and above are considered investment grade.

STANDARD AND POOR'S RATINGS:

     AAA: The highest rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

     AA: Differs from the highest rated obligations only in small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

     A: Somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. However, the obligor's capacity to meet its financial commitment on the obligation is still strong.

     BBB: Exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

     BB: Less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation.

     PLUS (+) OR MINUS (-): Shows relative standing within the major rating categories.

MOODY'S RATINGS:

     AAA: Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

     AA: Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than the Aaa securities.

     A: Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

     BAA: Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

     BA: Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

     B: Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

     Moody's applies numerical modifiers 1, 2, and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranging; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

     If our board of directors determines that additional funding is required, we may raise such funds through additional equity offerings, debt financing, retention of cash flow (subject to provisions in the Internal Revenue Code concerning taxability of undistributed REIT taxable income) or a combination of these methods.

     In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property.

     Borrowings may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments, purchase money obligations to the sellers of assets, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, securitizations, including CBOs, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the asset. Such indebtedness may be recourse to all or any part of our assets or may be limited to the particular asset to which the indebtedness relates.

     We have authority to offer our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future. Similarly, we may offer additional interests in our operating partnership that are exchangeable into common shares or, at our option, cash, in exchange for property. We also may make loans to our subsidiaries.

     Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

     We may engage in the purchase and sale of investments. We do not underwrite the securities of other issuers.

     Our officers and directors may change any of these policies without a vote of our stockholders.

COMPETITION

     We are subject to significant competition in seeking investments. We compete with several other companies for investments, including other REITs, insurance companies and other investors. Some of our competitors have greater resources than we do and we may not be able to compete successfully for investments.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT OF 1990

     Our properties are required to meet federal requirements related to access and use by disabled persons as a result of the Americans with Disabilities Act of 1990. In addition, a number of additional federal, state and local laws may require modifications to any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants. Additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. If required changes involve greater expenditures than we currently anticipate, or if the changes must be made on a more accelerated basis, our ability to make expected distributions could be adversely affected.

COMPLIANCE WITH FEDERAL, STATE AND LOCAL ENVIRONMENTAL LAWS

     Our properties are subject to various federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances or petroleum product releases at, on, under or in its property. These laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of the hazardous or toxic substances. The costs of investigation, remediation or removal of these substances may be substantial and could exceed the value of the property. An owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Our operating costs and values of these assets may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, and our income and ability to make distributions to our stockholders could be affected adversely by the existence of an environmental liability with respect to our properties. We will endeavor to ensure our properties will be in compliance in all material respects with all Federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                    OUR MANAGER AND THE MANAGEMENT AGREEMENT

FORTRESS INVESTMENT GROUP LLC

     Our manager, Fortress Investment Group, was founded in 1998 by Messrs. Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone and Erik P. Nygaard.

     Our manager employs 15 professionals and has offices in New York, London and Rome. Our manager's principal executives have an average of more than years of experience in the fields of real estate investing and finance, private equity investment, capital markets, transaction structuring and risk management with respect to both dollar and non-dollar denominated investments. Over the last six years alone, the founders of our manager have managed the acquisition of over $20 billion of real estate-related assets and the issuance of over $11 billion of real estate securities. At March 31, 2002, our manager and its employees owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options to purchase shares of
Newcastle Investment Holdings) and options to purchase      shares of our common
stock, representing      % of our equity upon exercise of outstanding options.
In addition, in connection with this offering, we will grant to our manager an
option to purchase an additional      shares of our common stock, representing
10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. Fortress Investment Group would have a total
beneficial ownership in our common stock of approximately      %, taking into
account its interest in Newcastle Investment Holdings and its exercise of all of its options. Our manager is entitled to receive an annual base management fee from us and may receive an incentive return based on certain performance criteria.

     Our manager continues to manage Newcastle Investment Holdings and also manages and invests in other entities that invest in real estate and other assets.

     The executive offices of Fortress Investment Group are located at 1251 Avenue of the Americas, New York, New York 10020 and the telephone number of its executive offices is (212) 798-6100.

OFFICERS OF OUR MANAGER

     The following table sets forth certain information with respect to the senior officers of our manager. Each of our executive officers is also a senior officer of our manager.

NAME                                     AGE          POSITION WITH OUR MANAGER
----                                     ---          -------------------------
Wesley R. Edens........................  40    Chief Executive Officer
Robert I. Kauffman.....................  38    President
Randal A. Nardone......................  46    Chief Operating Officer
Erik P. Nygaard........................  42    Chief Information Officer
Jeffrey R. Rosenthal...................  51    Chief Financial Officer and Treasurer

     WESLEY R. EDENS has been our Chief Executive Officer and the Chairman of our board of directors since inception. Mr. Edens co-founded our manager with Messrs. Kauffman, Nardone and Nygaard and is its Chief Executive Officer. Mr. Edens was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Edens was a partner and Managing Director of BlackRock Financial Management, Inc. In addition, Mr. Edens was formerly a partner and Managing Director of Lehman Brothers, where he was head of the Non-Agency Mortgage Trading Desk. Mr. Edens received a B.S. degree in Business Administration from Oregon State University. Mr. Edens has been Chief Executive Officer, President and Chairman of the board of directors of Capstead Mortgage Corporation since April 2000.

     ROBERT I. KAUFFMAN has been President of our manager since inception. Mr. Kauffman co-founded our manager with Messrs. Edens, Nardone and Nygaard. Mr. Kauffman was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland in 1997, Mr. Kauffman was a principal of BlackRock Financial Management, Inc. Prior to joining

BlackRock, Mr. Kauffman was an Executive Director of Lehman Brothers International in London from December 1992. Mr. Kauffman received a B.S. degree in Business Administration from Northeastern University.

     RANDAL A. NARDONE has been our Secretary since inception. Mr. Nardone co-founded our manager with Messrs. Edens, Kauffman and Nygaard and has been Chief Operating Officer of our manager since inception. Mr. Nardone was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone joined Thacher Proffitt & Wood in 1980 and became head of its structured finance group in 1993. Mr. Nardone received a B.A. degree in English and Biology from the University of Connecticut and a J.D. degree from the Boston University School of Law.

     ERIK P. NYGAARD has been our Chief Information Officer since our inception and Chief Information Officer of our manager since inception. Mr. Nygaard co-founded our manager with Messrs. Kauffman and Nardone. Mr. Nygaard was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Nygaard was a principal of BlackRock Financial Management, Inc. From April 1990 to July 1994, Mr. Nygaard was a Director at Nomura Securities International. Mr. Nygaard received a B.S. degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

     JEFFREY R. ROSENTHAL has been our manager's Chief Financial Officer since June 2002. Mr. Rosenthal was previously Executive Vice President and Chief Operating Officer of Starwood Capital Group, a real estate equity fund manager, from April 1997 to June 2002. In addition, he was a member of Starwood's Executive and Investment Committees. Mr. Rosenthal previously held the positions of Chief Financial Officer of JMB Realty Corporation from December 1987 to February 1996, Chief Financial Officer of Reyes Holdings from February 1996 to April 1997, and was a partner in the public accounting firm of KPMG Peat Marwick from December 1972 to December 1987. He is also a Director of Baird & Warner, Inc., the largest independent real estate brokerage firm in the Chicago area. Mr. Rosenthal received a B.S. in Accounting from The University of Illinois in Chicago and is a Certified Public Accountant.

OTHER KEY PROFESSIONALS OF OUR MANAGER

     KENNETH M. RIIS has been our President since inception and a Managing Director of our manager since December 2001. From November 1996 to December 2001, Mr. Riis was an independent consultant for our manager as well as other financial companies. From 1989 to 1996, Mr. Riis was a Principal and Managing Director of the real estate finance group at Donaldson, Lufkin & Jenrette. Mr. Riis received a B.S. degree in Finance and Business Management from San Jose State University.

     MICHAEL I. WIRTH has been our Chief Financial Officer since our formation and joined our manager in May 2002. From August 2000 to May 2002, Mr. Wirth was the Senior Vice President and Chief Financial Officer of three public companies:
Charter Municipal Mortgage Acceptance Company, American Mortgage Acceptance Company and Aegis Realty Inc. He was also a Senior Vice President of Related Capital Company which externally managed these companies. Prior to joining Related Capital in August 2000, he was a Vice President at CGA Investment Management. From 1988-1997, he was a Senior Manager with the Estate Consulting Practice of Deloitte & Touche, where he specialized in real estate capital markets and the financial services industry. From 1986-1988, he was the Chief Financial Officer for Cochran Properties, Inc., an Atlanta, Georgia commercial real estate development company and from 1983-1986 was a Senior Accountant with Deloitte Haskins & Sells. Mr. Wirth holds a Bachelor of Business Administration from Georgia State University and is a member of the American Institute of Certified Public Accountants.

     JONATHAN ASHLEY has been our Chief Operating Officer since our formation and a Managing Director of our manager since its formation in May 1998. Mr. Ashley previously worked for Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Ashley worked for an affiliate of BlackRock Financial Management, Inc. from April 1996 to May 1997. Prior to joining BlackRock, Mr. Ashley worked at Morgan Stanley, Inc. in its Real Estate Investment Banking Group. Prior to joining Morgan Stanley, Mr. Ashley was in the Structured Finance Group at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Ashley received a B.A. degree in History from Tufts University and a J.D. degree from the University of Pennsylvania Law School.

     WILLIAM DONIGER joined our manager in May 1998 as a Managing Director. He previously worked for Union Bank of Switzerland from January 1998 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Doniger worked for an affiliate of BlackRock Financial Management, Inc. from January 1996 through December 1997. Prior to that, Mr. Doniger was in the structured finance group of the law firm of Thacher Proffitt & Wood. Mr. Doniger graduated from Princeton University with an A.B. degree in History and received a J.D. degree from American University.

     MARSHALL L. GLICK joined our manager in February 2002 and is presently serving as our Senior Credit Officer. Mr. Glick previously was a Vice President and Senior CMBS analyst in the Fixed Income Division at Alliance Capital Management L.P from April 1996 to February 2002. Prior to joining Alliance, Marshall was an Associate Director in the Structured Finance Ratings Group at Standard & Poor's Rating Services. Prior to joining Standard & Poor's, he was a Real Estate Associate with National Westminster Bank in New York. Marshall received an M.B.A. from the Graduate School of Business Administration at Fordham University with a concentration in finance and a Bachelor of Science Degree from the School of Business at the State University of New York in Albany.

     ALLISON THRUSH joined our manager in March 2001 as Director of Investor Relations. From 1996 to 2001, Ms. Thrush was with The New York State Common Retirement Fund, most recently as Senior Investment Officer. Ms. Thrush received a B.S. degree in Economics from the University of California, Berkeley, and an M.P.P. degree from Harvard University's Kennedy School of Government.

THE MANAGEMENT AGREEMENT

     We are party to a management agreement with Fortress Investment Group,
dated as of           , 2002, pursuant to which Fortress Investment Group, our
manager, provides for the day-to-day management of our operations.

     The management agreement requires our manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our manager's management is under the direction of our board of directors. The manager is responsible for
(i) the purchase and sale of real estate securities and other real estate-related assets, (ii) management of our real estate, including arranging for purchases, sales, leases, maintenance and insurance, (iii) the purchase, sale and servicing of mortgages for us, and (iv) investment advisory services. Our manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

          (i) serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations for the approval of our board of directors;

          (ii) investigating, analyzing and selecting possible investment opportunities;

          (iii) conducting negotiations with real estate brokers, sellers and purchasers and their agents and representatives, investment bankers and owners of privately and publicly held real estate companies;

          (iv) engaging and supervising, on our behalf and at our expense, independent contractors which provide real estate brokerage, investment banking and leasing services, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

          (v) negotiating on our behalf for the sale, exchange or other disposition of any of our investments;

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

          (vi) coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

          (vii) coordinating and supervising, on our behalf and at our expense, all property managers, leasing agents and developers for the administration, leasing, management and/or development of any of our investments;

          (viii) providing executive and administrative personnel, office space and office services required in rendering services to us;

          (ix) administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our manager and the board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

          (x) communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

          (xi) counseling us in connection with policy decisions to be made by our board of directors;

          (xii) evaluating and recommending to our board of directors modifications to the hedging strategies in effect and engaging in overall hedging strategies, engaging in hedging activities on our behalf, consistent with our status as a REIT and with the investment guidelines;

          (xiii) counseling us regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

          (xiv) counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

          (xv) assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate securities and other real estate-related assets;

          (xvi) representing and making recommendations to us in connection with the purchase and finance and commitment to purchase and finance of mortgage loans (including on a portfolio basis), real estate, real estate securities and other real estate-related assets, and the sale and commitment to sell such assets;

          (xvii) monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

          (xviii) investing or reinvesting any money of ours (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

          (xix) causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

          (xx) causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

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

          (xxi) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

          (xxii) taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code;

          (xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

          (xxiv) using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be reasonable or customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

          (xxv) performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our manager shall deem appropriate under the particular circumstances; and

          (xxvi) using commercially reasonable efforts to cause us to comply with all applicable laws.

     Pursuant to the management agreement, our manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our manager, its directors and its officers will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our manager, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. Our manager carries errors and omissions and other customary insurance.

     Pursuant to the terms of the management agreement, the manager is required to provide a dedicated management team, including a President, Chief Financial Officer and Chief Operating Officer, to provide the management services to be provided by the manager to us, the members of which team shall have as their primary responsibility the management of us and shall devote such of their time to the management of us as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time.

     The management agreement provides for automatic one-year extensions from
and after           , 2003. Our independent directors review our manager's
performance annually and the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon unsatisfactory performance that is materially detrimental to us or a determination by our independent directors that the compensation to our manager is not fair, subject to our manager's right to prevent such a compensation termination by accepting a mutually acceptable reduction of fees. Our manager will be provided with 60 days' prior notice of any such termination and will be paid a termination fee equal to the amount of the management fee earned by our manager during the twelve-month period preceding such termination which may make it more difficult for us to terminate the management agreement. Following any termination of the management agreement, we shall be entitled to purchase the portion of our

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

manager's incentive return, as described below, at a price determined as if our assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or otherwise we may continue to pay the incentive return to our manager. In addition, if we do not elect to so purchase our manager's incentive return, our manager will have the right to require us to purchase the same at the price discussed above. In addition, the management agreement may be terminated by us at any time for cause, which is defined as fraud, misappropriation of funds, willful violation of the management agreement, or gross negligence, without payment of the termination fee. Our manager may at any time assign certain duties under the management agreement to any affiliate of our manager provided that certain officers of the manager also jointly manage and supervise the day-to-day business and operations of such affiliate and provided, further, that our manager shall be fully responsible to us for all errors or omissions of such assignee.

MANAGEMENT FEES AND INCENTIVE RETURN

     We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our manager to conduct our operations. Expense reimbursements to our manager are made monthly. The management fee and any other expenses are payable on the first business day of each calendar month.

     To date, we have not paid any fees to our manager. Below is a summary of the fees and other amounts due from Newcastle Investment Holdings to the manager since the inception of Newcastle Investment Holdings.

                                                                                          THREE MONTHS
                          MAY - DECEMBER                                                     ENDED
                               1998             1999           2000           2001       MARCH 31, 2002
                         ----------------   ------------   ------------   ------------   --------------
Management Fee.........      $6.0 million   $5.6 million   $5.1 million   $4.8 million    $1.2 million
Reimbursement of
  Expenses.............      $1.2 million   $1.8 million   $1.6 million   $0.9 million    $0.2 million
Management Incentive
  Return...............                --             --             --   $2.8 million    $0.8 million
Manager options........  2,091,673 shares             --             --             --              --

     Management Fee. We pay our manager an annual management fee equal to 1.5% of our gross equity, as defined in the management agreement. Our manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

     Reimbursement of Expenses. Because our manager's employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our manager is paid or reimbursed for the cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm's-length basis; and provided, further that such costs shall not be reimbursed in excess of $500,000 per annum. In addition, our manager will be reimbursed for any expenses incurred in contracting with third parties, including affiliates of our manager, for the special servicing of our assets.

     We also pay all operating expenses, except those specifically required to be borne by our manager under the management agreement. Our manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our manager's employees, rent for facilities and other "overhead" expenses. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, the costs of printing and mailing proxies and reports to our stockholders, costs incurred by employees of our manager for travel on our behalf, costs associated with any computer

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

software or hardware that is used solely for us, costs to obtain liability insurance to indemnify our directors and officers and the compensation and expenses of our transfer agent.

     Incentive Return. Our manager is entitled to receive an annual incentive return pursuant to the terms of the partnership agreement for our operating partnership in which our manager or an affiliate will hold a minority equity interest. If such operating partnership lacks sufficient assets, equity or income to provide for the incentive return that may arise from time to time, the incentive return will instead be paid in accordance with the terms of the management agreement. The purpose of the incentive return is to provide an additional incentive for our manager to achieve targeted levels of funds from operations (including gains and losses) and to increase our stockholder value. This incentive return, which is calculated on a cumulative, but not compounding, basis is an amount equal to the product of:

          (A) 25% of the dollar amount by which

             (1)(a) the funds from operations before the incentive return per share of common stock, plus (b) gains (or losses) from debt restructuring and gains (or losses) from sales of property and other assets per share of common stock (subsequent to the formation transactions), exceed

             (2) an amount equal to (a) the weighted average of the price per share of common stock sold in the original issuance and sale of shares of common stock of Newcastle Investment Holdings in 1998 as ratably
        adjusted for the formation transactions ($     ) and the prices per
        share of our common stock in any offerings by us (adjusted for prior capital dividends or capital distributions) multiplied by (b) a simple interest rate of 10% per annum multiplied by

          (B) the weighted average number of shares of common stock outstanding.

"Funds from operations" means net income (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

     Upon any termination of the management agreement by either party, we shall be entitled to purchase the incentive return from our manager for a cash purchase price equal to the amount that would be distributed to our manager if all of our assets were sold for cash at their then current fair market value (taking into account, among other things, expected future performance of the underlying investments) or otherwise continue to pay the incentive return to our manager. In addition, if we do not elect to so purchase our manager's incentive return, our manager will have the right to require us to purchase the same at the price described above. In either case, such fair market value shall be determined by independent appraisal to be conducted by a nationally recognized appraisal firm mutually agreed upon by us and our manager.

     Our board of directors may request that our manager accept all or a portion of its incentive return in shares of our common stock, and our manager may elect, in its discretion, to accept such payment in the form of shares, subject to limitations that may be imposed by the rules of the New York Stock Exchange or otherwise.

     Manager Options. In addition, in connection with this offering, we will grant to our manager options representing the right to acquire 10% of the number of shares offered and sold in this offering at an exercise price per share equal to the initial public offering price per share of the shares in this offering. The options are exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of grant. The manager options provide a means of performance-based

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

compensation in order to provide an additional incentive for our manager to enhance the value of our common stock.

CONFLICTS OF INTEREST IN OUR RELATIONSHIP WITH OUR MANAGER

     Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. As a result, the management agreement was not negotiated at arm's-length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

     Our manager also manages and invests in other real estate-related investment vehicles, including Newcastle Investment Holdings, and our chairman and chief executive officer and some of our other officers also serve as officers and/or directors of these other entities. For example, our manager manages Fortress Investment Fund, which has a substantial investment in Capstead Mortgage Corporation, a publicly traded mortgage REIT. Our chairman and chief executive officer, who is an officer of our manager, also serves as chairman and chief executive officer of Capstead. Capstead's portfolio consists primarily of adjustable-rate and short-maturity assets, including residential mortgage backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. However, Capstead has a broader investment mandate, which could lead to a future conflict. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles and our manager may decide to make a particular investment through another investment vehicle rather than through us. Our manager also intends to engage in additional real estate-related management and investment opportunities in the future which may also compete with us for investments.

     Our management agreement with our manager generally does not limit or restrict our manager from engaging in any business or managing any other vehicle that invests generally in real estate securities. However, the terms of the management agreement prohibit our manager and any entity controlled by or under common control with our manager from raising or sponsoring any new investment fund, company or vehicle whose investment policies, guidelines or plan targets as its primary investment category investment in credit sensitive real estate securities, but no such fund, company or vehicle shall be prohibited from investing in credit sensitive real estate securities. Our manager is also required to seek the approval of our independent directors before we engage in a material transaction with another unrelated entity managed by our manager. The ability of our manager and its officers and employees to engage in these other business activities will reduce the time our manager spends managing us.

     The management compensation structure that we have agreed to with our manager may cause our manager to invest in high risk investments. In addition to its management fee, our manager may receive an incentive return based in part upon our achievement of targeted levels of funds from operations. In evaluating investments and other management strategies, the opportunity to earn incentive return based on funds from operations may lead our manager to place undue emphasis on the maximization of funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive return. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

     Termination of the management agreement with our manager is difficult and costly. The management agreement may only be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our manager that is materially detrimental to us or (2) a determination that the compensation to our manager is not fair, subject to our manager's right to prevent such a compensation termination by accepting a mutually acceptable reduction of fees. Our manager will be provided 60 days' prior notice of any such termination and will be paid a termination fee equal to the amount of the management fee earned by the manager during the twelve-month period preceding such termination. In addition, following any termination of the management agreement, the manager may require us to purchase its incentive return at a price determined as if our assets were sold for their fair market value (as determined by an appraisal, taking into account, among other things, the

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

expected future value of the underlying investments) or we may otherwise continue to pay the incentive return to our manager. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

     Our manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and our investment portfolio. However, our board does not review each proposed investment. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager has great latitude within the broad guidelines of the investment guidelines in determining the types of assets it may decide are proper investments for us.

     As of March 31, 2002 we had a $13.9 million investment in zero coupon mezzanine bonds issued by affiliates of Newcastle Investment Holdings which currently holds indirectly all of the equity in the GSA portfolio as well as the GSA portfolio mezzanine bonds which are subordinated to our holdings. Prior to the closing of this offering, we will have an approximately $43.2 million investment in such bonds. Our manager also manages Newcastle Investment Holdings and may become subject to conflicts of interest with respect to managing our interests and the interests of Newcastle Investment Holdings.

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

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about our directors and executive officers upon completion of the offering.

NAME                                         AGE                POSITION WITH US
----                                         ---                ----------------
Wesley R. Edens............................  40    Chief Executive Officer and Chairman of the
                                                   Board of Directors (Class III)
David J. Grain.............................  39    Independent Director (Class II)
Stuart A. McFarland........................  54    Independent Director (Class I)
Kenneth M. Riis............................  42    President
Jonathan Ashley............................  35    Chief Operating Officer
Michael I. Wirth...........................  44    Chief Financial Officer and Treasurer
Erik P. Nygaard............................  42    Chief Information Officer
Randal A. Nardone..........................  46    Secretary

     Pursuant to our charter, the board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2003, 2004 and 2005, respectively. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. All officers serve at the discretion of our board of directors. We expect to have at least a 5 person board of directors. We will have two qualified audit committee members in place within three months of the consummation of this offering and a third qualified member in place within twelve months of the consummation of this offering. Our Bylaws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law, which is one, nor more than 15.

     Information for each of our independent directors is set forth below. For biographical information on Messrs. Edens, Riis, Ashley, Wirth, Nygaard and Nardone see "Our Manager and the Management Agreement -- Officers of Our Manager."

     DAVID J. GRAIN has agreed to become a member of our board of directors upon completion of this offering. Mr. Grain has been a director of Newcastle Investment Holdings since January 2002. Mr. Grain currently serves as Senior Vice President for AT&T Broadband's Northeast Region. He is the senior executive responsible for providing cable television, high speed internet, and digital telephone service to AT&T Broadband's New England Region. Prior to joining AT&T in June 2000, Mr. Grain was a Principal at the New York investment banking firm of Morgan Stanley from 1992 to June 2000. Mr. Grain is currently a member of the Board of Directors of New England Cable News, Fox Sports New England, the New England Cable Television Association and the Greater Boston Chamber of Commerce. Mr. Grain is also a Director and member of the Investment Committee of the Pension Reserves Investment Management (PRIM) Board of Massachusetts and is a Trustee of the AT&T Foundation. Mr. Grain earned a B.A. degree in English from the College of the Holy Cross and an M.B.A. degree from the Amos Tuck School at Dartmouth College.

     STUART A. MCFARLAND has agreed to become a member of our board of directors upon completion of this offering. Mr. McFarland has been a director of Newcastle Investment Holdings since May 1998. Mr. McFarland is Managing Partner of Federal City Capital Advisors, a strategic advisory and corporate financial services firm located in Washington, D.C. Previously, Mr. McFarland was President and Chief Executive Officer of Pedestal Inc., an internet secondary mortgage market trading exchange for the trading of spot and pooled mortgage loans. Mr. McFarland was Executive Vice President and General Manager of GE Capital Mortgage Services and President and CEO of GE Capital Asset Management Corporation from 1990 to 1995 where he ran GE Capital's mortgage business. Prior to GE Capital, Mr. McFarland

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

was President and CEO of Skyline Financial Services Corp., where he was the U.S. Bankruptcy Court appointed asset manager for the EPIC Bankruptcy. Before joining Skyline, Mr. McFarland was President and CEO of National Permanent Federal Savings Bank in Washington, D.C. Prior to this, Mr. McFarland was Executive Vice President and Chief Financial Officer with Fannie Mae (Federal National Mortgage Association). From 1972 to 1981, he was also President and Director of Ticor Mortgage Insurance Company in Los Angeles, California. He currently serves as a Director of the Brandywine Funds, as a Director and Member of the Executive Committee of the Center for Housing Policy, is a Trustee of the National Building Museum and a Member of the Board of Trustees of the Brookings Greater Washington Research Program. Mr. McFarland attended Lafayette College in Easton, Pennsylvania, where he earned an A.B. degree in Government and Law in 1970.

     We pay an annual director's fee to each independent director equal to $20,000, with no additional fee to be paid for the first four meetings of our board of directors each year. After the first four meetings, each independent director will be paid a fee of $1,000 for each additional meeting of our board of directors attended in person by such independent director. All members of our board of directors are reimbursed for their costs and expenses in attending all meetings of our board of directors. In addition, an annual fee of $1,000 will be paid to the chair of any committee of our board of directors. Affiliated directors, however, will not be separately compensated by us. Fees to the independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash.

     In addition, the option plan provides for the automatic grant of 2,000 options to each of our independent directors on the first business day after each annual meeting of our board of directors each year during which the option plan is effective. These options will have an exercise price equal to 100% of the fair market value of our common stock on the date of grant, subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events.

EXECUTIVE COMPENSATION

     Because our management agreement provides that our manager will assume principal responsibility for managing our affairs, our officers, in their capacities as such, will not receive compensation from us. However, in their capacities as officers or employees of our manager, or its affiliates, they will devote such portion of their time to our affairs as is required for the performance of the duties of our manager under the management agreement. Our manager has informed us that, because the services performed by its officers or employees in their capacities as such are not performed exclusively for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our named executive officers by the manager that relates solely to their services to us. For the year ended December 31, 2001, pursuant to the management agreement between Newcastle Investment Holdings and the manager, Newcastle Investment Holdings paid the manager a management fee of $4.8 million and an incentive return of $2.8 million and reimbursed the manager for $0.9 million in expenses. See "Our Manager and the Management
Agreement -- Management Fees" and "Management -- Stock Options."

STOCK OPTIONS

     We have adopted the Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan, referred to in this prospectus as the option plan, to provide incentives to attract and retain the highest qualified directors, officers, employees, advisors, consultants and other personnel. The option plan is currently administered by our full board of directors. We expect to create a committee, a majority of whose members will be independent directors, which will administer our option plan subsequent to the offering. The maximum number of shares of our common stock reserved and available for issuance each year under the option plan is that number of shares equal to 15% of the number of our outstanding equity interests but in no event more than 10,000,000 shares in the aggregate over the term of the plan.

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

  Stock Options

     The option plan permits the granting of options to purchase common stock that do not qualify as incentive stock options under section 422 of the Internal Revenue Code ("Non-Qualified Options"). The option exercise price of each option will be determined by the committee and may be less than 100% of the fair market value of our common stock subject to such option on the date of grant.

     The terms of each option will be fixed by the committee. The committee will determine at what time or times each option may be exercised and, subject to the provisions of the option plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments, and the exercisability of options may be accelerated by the committee. Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the committee or, if the committee so permits, by delivery of shares of common stock already owned by the optionee or delivery of a promissory note. The exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee.

     At the discretion of the committee, stock options granted under the option plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of common stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the common stock on the date the additional stock option is granted) to purchase that number of shares of common stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to exercise options using previously owned shares of common stock while continuing to maintain their previous level of equity ownership in us.

     The committee may also grant stock appreciation rights, restricted stock, performance awards, tandem awards and other stock and non-stock-based awards under the option plan. These awards will be subject to such conditions and restrictions as the committee may determine, which may include the achievement of certain performance goals or continued employment with us through a specific period.

  Stock Option Grants

     Pursuant to the option plan, in June 2002, we granted to our manager
options, representing the right to acquire           shares of common stock. The
manager options expire in June 2012. In addition, in connection with this offering, we will grant to our manager an option to purchase an additional shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at an exercise price equal to the offering price of the shares in this offering. These options will have an exercise price equal to 100% of the fair market value of our common stock on the date of grant, subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

     Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while our director and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of ours and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while our director and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of ours and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of ours or a predecessor of ours.

     Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     On           , 2002, Newcastle Investment Holdings transferred certain
assets and liabilities to us in exchange for                shares of our common
stock. Our chairman and chief executive officer also serves as chairman and chief executive officer of Newcastle Investment Holdings and, at the time the transfer of assets and liabilities from Newcastle Investment Holdings to us was approved and other organizational matters were approved for us, Newcastle Investment Holdings was our sole stockholder. As a result, these matters were not approved at arm's length and the terms of the transfer may not be as favorable to us as if the transfer was with an unaffiliated third party. We may enter into future transactions with Newcastle Investment Holdings with the approval of our independent directors.

     Our chairman and chief executive officer and all of our executive officers also serve as officers of our manager. As a result, the management agreement between us and our manager was not negotiated at arm's-length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See "Our Manager and the Management Agreement -- Conflicts of Interest in Our Relationship with Our Manager."

     Prior to the closing of this offering, we will have a $43.2 million investment the GSA mezzanine bonds issued by the various affiliates of Newcastle Investment Holdings that hold indirectly the GSA portfolio. Newcastle Investment Holdings currently holds indirectly all of the equity in the GSA portfolio. Our manager also manages Newcastle Investment Holdings, and may become subject to conflicts of interest with respect to managing our interests and the interests of Newcastle Investment Holdings.

     We have not entered into any other transactions in which any other director or officer or stockholder of ours or of our manager had any material interest.

     Newcastle Investment Holdings Corp. currently owns substantially all of our outstanding stock. Newcastle Investment Holdings was formed in May 1998. We were formed in June 2002 for the purpose of separating the core real estate securities business from Newcastle Investment Holdings' other investments. Immediately upon completion of this offering, Newcastle Investment Holdings will
own      % of our common stock and new investors in this offering will own
     % of our common stock. At March 31, 2002, our manager, Fortress Investment Group, and its employees owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options). We have
granted to our manager an option to purchase           shares of our common
stock. In addition, in connection with this offering, we will grant to our
manager an option to purchase an additional           shares of our common
stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. As a result, upon completion of this offering, our manager will beneficially own approximately
     % of our common stock, taking into account its interest in Newcastle Investment Holdings and assuming exercise of all of its options.

     Fortress Investment Holdings LLC is the sole member of Fortress Investment Group LLC, our manager. The beneficial owners of Fortress Investment Holdings are Messrs. Edens, Kauffman, Nardone and Nygaard. The beneficial owners of Fortress Principal Investment Holdings are the same as the holders of Fortress Investment Holdings (Messrs. Edens, Kauffman, Nardone and Nygaard).

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

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Prior to the completion of this offering, all shares of our common stock were owned by Newcastle Investment Holdings Corp. and our manager had options to
purchase           shares of our common stock. The following table sets forth, as of May 31, 2002, the total number of shares of our common stock beneficially owned, and the percent so owned, by (i) each person known by us to own more than 5% of our common stock, (ii) each of our directors and executive officers and
(iii) all directors and executive officers as a group.

                                                                AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                                         ----------------------------------------------------------
                                                                                         PERCENT
                                                                 NUMBER OF               BEFORE      PERCENT AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                              SHARES               OFFERING(6)      OFFERING
------------------------------------                     -------------------------     -----------   --------------
Newcastle Investment Holdings Corp.(2)(3)..............                                     100%              %
Fortress Principal Investment Holdings LLC(2)(4).......                   (5)                  %              %(9)
Wesley R. Edens(2).....................................                   (7)                  %              %
David J. Grain(2)......................................                   (8)
Stuart A. McFarland(2).................................                   (8)
Jonathan Ashley(2).....................................
Randal A. Nardone(2)...................................                   (7)                  %              %
Erik P. Nygaard(2).....................................                   (7)                  %              %
Kenneth M. Riis(2).....................................
Michael Wirth(2).......................................
All directors and executive officers as a group
(8 persons)............................................                                        %              %

---------------

 *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2) The address of Newcastle Investment Holdings Corp., Fortress Principal Investment Holdings LLC and all officers and directors listed above are in care of Fortress Investment Group, 1251 Avenue of the Americas, New York, NY 10020.

(3) Certain beneficial ownership information with respect to each owner of more than 5% of the common stock of Newcastle Investment Holdings Corp. is as follows:

                                                               AMOUNT AND NATURE OF
                                                               BENEFICIAL OWNERSHIP
                                                              ----------------------
                                                              NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER                           SHARES       PERCENT
------------------------------------                          ---------     --------
Fortress Principal Investment Holdings LLC(a)...............  4,791,862(c)   25.8%
Wallace R. Weitz & Company(b)...............................  2,975,142      18.0%

---------------

     (a) For the beneficial owners of Fortress Principal Investment Holdings LLC, see footnote 4.

     (b) The address for Wallace R. Weitz & Company ("Weitz") is 1125 South 103rd Street, Omaha, NE 68124. The beneficial owners are Weitz Partners III, Weitz Value Fund, Weitz Partners Value and Weitz Hickory Fund.

     (c) Includes 2,091,673 shares underlying stock options, all of which are fully vested and exercisable.

(4) The beneficial owners of Fortress Principal Investment Holdings LLC are Messrs. Edens, Kauffman, Nardone and Nygaard. Fortress Investment Holdings LLC is the sole member of the manager. The beneficial owners of Fortress Investment Holdings LLC are also Messrs. Edens, Kauffman, Nardone and Nygaard.

(5) Includes           shares underlying manager options. See
    "Management --Stock Options" for a description of the manager options.

(6) Percentage amount assumes the exercise by such persons of all options to acquire shares of common stock and no exercise by any other person.

(7) All shares are held by Fortress Principal Investment Holdings LLC or Fortress Principal Investment Group LLC, in which Messrs. Edens, Kauffman, Nardone and Nygaard own all of the beneficial interests.

(8) Consists of shares underlying stock options.

(9) Upon completion of this offering, our manager, through Fortress Principal
    Investment Holdings LLC, will beneficially own approximately    % of our
    common stock, taking into account its interest in Newcastle Investment Holdings and assuming exercise of all its outstanding options to purchase shares of our common stock and shares of common stock of Newcastle Investment Holdings.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to this registration statement.

GENERAL

     Our charter provides that we may issue up to 500,000,000 shares of common stock, $.01 par value per share, and up to 100,000,000 shares of preferred stock, $.01 par value per share. Upon completion of this offering, shares of common stock, and no shares of preferred stock will be issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

COMMON STOCK

     All shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

     Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

     Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of common stock will have equal dividend, liquidation and other rights.

     Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters may be approved by a majority of all of the votes entitled to be cast on the matter.

POWER TO RECLASSIFY SHARES OF OUR STOCK

     Our charter authorizes our board of directors to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

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

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

     We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

STOCKHOLDER RIGHTS PLAN

     Our board of directors has adopted a stockholder rights agreement. The adoption of the stockholder rights agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, us or a large block of our common stock.

     Pursuant to the terms of the stockholder rights agreement, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock to stockholders of record at the
close of business on           . In addition, one preferred stock purchase right
will automatically attach to each share of common stock issued between the record date and the distribution date. Each preferred stock purchase right entitles the registered holder to purchase from us a unit consisting of one one-hundredth of a share, each a rights unit, of Series A Junior Participating Preferred Stock, par value $0.01 per share, the Series A Preferred Stock, at a purchase price of $70 per rights unit, the purchase price, subject to adjustment. Each share offered hereby will be entitled to a preferred stock purchase right when distributed.

     Initially, the preferred stock purchase rights are not exercisable and are attached to and transfer and trade with, the outstanding shares of common stock. The preferred stock purchase rights will separate from the common stock and will become exercisable upon the earliest of (i) the close of business on the tenth business day following the first public announcement that an acquiring person has acquired beneficial ownership of 15% or more of the sum of the outstanding shares of common stock, subject to certain exceptions, the date of said announcement being referred to as the stock acquisition date, or (ii) the close of business on the tenth business day (or such later date as our board of directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming an acquiring person, the earlier of such dates being the distribution date. For these purposes, a person will not be deemed to beneficially own shares of common stock which may be issued in exchange for rights units. The stockholder rights agreement contains provisions that are designed to ensure that the manager and its affiliates will never, alone, be considered a group that is an acquiring person.

     Until the distribution date (or earlier redemption, exchange or expiration of rights), (a) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (b) new common stock certificates issued after the record date will contain a notation incorporating the stockholder rights agreement by reference, and (c) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with common stock represented by such certificate.

     The rights are not exercisable until the distribution date and will expire
ten years after the issuance thereof, on           , unless such date is
extended or the rights are earlier redeemed or exchanged by us as described below.

     As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except as otherwise determined by our board of directors, only shares of common stock issued prior to the distribution date will be issued with rights.

     In the event that a person becomes an acquiring person, except pursuant to an offer for all outstanding shares of common stock which the independent directors determine to be fair to, not inadequate and to otherwise be in our best interests and the best interest of our stockholders, after receiving advice from one or more investment banking firms, a qualified offer, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of rights units associated with each right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us as set forth below.

     In the event that, at any time following the stock acquisition date, (i) we engage in a merger or other business combination transaction in which we are not the surviving corporation (other than with an entity which acquired the shares pursuant to a qualified offer), (ii) we engage in a merger or other business combination transaction in which we are the surviving corporation and our common stock changed or exchanged, or (iii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "triggering events."

     At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding common stock, our board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of preferred stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

     We may redeem the rights in whole, but not in part, at a price of $0.01 per right (payable in cash, common stock or other consideration deemed appropriate by our board of directors) at any time until the earlier of (i) the close of business on the tenth business day after the stock acquisition date, or (ii) the expiration date of the rights agreement. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and thereafter the only right of the holders of rights will be to receive the redemption price.

     The rights agreement may be amended by our board of directors in its sole discretion at any time prior to the distribution date. After the distribution date, subject to certain limitations set forth in the rights agreement, our board of directors may amend the rights agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of rights holders (excluding the interests of an acquiring person or its associates or affiliates). The foregoing notwithstanding, no amendment may be made at such time as the rights are not redeemable.

     Until a right is exercised, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for common stock, other securities of ours, other consideration or for common stock of an acquiring company or in the event of the redemption of the rights as set forth above.

     A copy of the rights agreement is available from us upon written request. The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

DIVIDEND REINVESTMENT PLAN

     We may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their dividends in our common stock. Details about any such plan would be sent to our stockholders following adoption thereof by our board of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

TRANSFER RESTRICTIONS

     Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% of the value of the outstanding shares of any class or series of our stock.

     Our charter further prohibits (a) any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

     Our board of directors, in its sole discretion, may exempt a person from these limits. However, our board may not exempt any person whose ownership of our outstanding stock would result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by our board for exemption, a person also must not own, directly or indirectly, an interest in our tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust. The above ownership limits do not apply to the common stock owned, directly or indirectly, by Newcastle Investment Holdings Corp., Fortress Principal Investment Group LLC, Fortress Principal Investment Holdings LLC, Fortress Investment Group LLC, and certain of their officers. Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

     Any attempted transfer of our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust ("Trust") for the exclusive benefit of one or more charitable beneficiaries ("Charitable Beneficiary"), and the proposed transferee ("Transferee") will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote.

     Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee and to the Charitable Beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Trustee upon demand.

     In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee.

     Our charter further provides that, prior to the date the common stock qualifies as a class of "publicly offered securities" (within the meaning of Department of Labor Regulation Section 2510.3-101(b)(2)), (a) no Plan investor may acquire shares of our stock without our prior written consent; and (b) any transfers to Plan investors that would increase the aggregate Plan investors, ownership of shares of our stock to a level that meets or exceeds 25% or more of the value of any class of our stock will be void ab initio. If any transfer of shares of our stock to Plan investors occurs which, if effective, would result in Plan investors beneficially or constructively owning, in the aggregate, shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock, the beneficial or constructive ownership of which otherwise would cause such Plan investors to violate such limitations shall be automatically transferred to the Trust (as defined above) to be held, subject to certain adjustments, in accordance with the provisions detailed above.

     All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance

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with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

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                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales in the public markets of substantial amounts of common stock could adversely affect the market prices prevailing from time to time for the common stock. It could also impair our ability to raise capital through future sales of equity securities.

     We are currently a wholly-owned subsidiary of Newcastle Investment Holdings Corp. We were formed in June 2002 for the purpose of separating the core real estate securities business from Newcastle Investment Holdings' other investments. We believe that separating this core business from Newcastle Investment Holdings provides an opportunity for achieving more stable earnings and moderate credit risk. In connection with our formation, Newcastle Investment Holdings changed its name from Newcastle Investment Corp. Immediately upon
completion of this offering, Newcastle Investment Holdings will own      % of
our common stock and new investors in this offering will own      % of our
common stock. At March 31, 2002, Fortress Investment Group and its employees owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options).

     After completion of this offering, we will have                shares of
common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options held by our
manager. All of the                shares of common stock sold in this offering
will be freely transferable without restriction or further registration under the Securities Act, except for any of the shares that are acquired by affiliates as that term is defined in Rule 144 under the Securities Act.

     The shares of common stock held by our manager and our officers and directors are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below.

     Newcastle Investment Holdings has agreed not to distribute our common stock to its stockholders earlier than 180 days after the date of this prospectus. However, upon any such distribution, all of the shares of our common stock that are not owned by our affiliates (representing approximately 75% of the shares of our common stock that may be distributed by Newcastle Investment Holdings) would be eligible for immediate resale in the public market.

     In connection with this offering, we will grant to our manager an option to
purchase an additional                shares of our common stock, representing
10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering, which will result in an ownership of approximately
     % of our equity upon exercise of all options. The option shares are not registered in connection with this offering.

LOCK-UP

     We have agreed that, subject to specified exceptions (including issuances of shares of common stock in connection with acquisitions), without the consent of Bear Stearns, we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of our common stock for a period of 180 days from the date of this prospectus. Our manager, including its directors and executive officers, our executive officers and our directors have agreed under lock-up agreements with Bear Stearns that, without the prior written consent of Bear Stearns, they will not, directly or indirectly, offer for sale, sell, pledge, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of our common stock, or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of common stock (collectively, "Transfer") for a period ending 365 days after the date of this prospectus or pursuant to an earlier release as provided in the lock-up agreements. Newcastle Investment Holdings has agreed under a lock-up agreement with Bear Stearns that, without the prior written consent of Bear Stearns, it will not, directly or indirectly, offer for sale, sell, pledge, enter into any swap or other derivatives transaction that transfers to another any of the economic

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benefits or risks of ownership of our common stock, or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of common stock (collectively, "Transfer") for a period ending 180 days after the date of this prospectus or pursuant to an earlier release as provided in the lock-up agreement.

RULE 144

     In general, Rule 144 provides that a person who is not an affiliate and has not been an affiliate in the prior 90 days who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

     - 1% of the total number of shares of common stock then outstanding; or

     - the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner which was not an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

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                    IMPORTANT PROVISIONS OF MARYLAND LAW AND
                           OF OUR CHARTER AND BYLAWS

     The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to this registration statement.

CLASSIFICATION OF OUR BOARD OF DIRECTORS

     Our bylaws provide that the number of our directors may be established by our board of directors but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors.

     Pursuant to our charter, the board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2003, 2004 and 2005, respectively. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. We believe that classification of the board of directors will help to assure the continuity and stability of our business strategies and policies as determined by the board of directors. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change the control of us, even though the tender offer or change in control might be in the best interest of our stockholders.

REMOVAL OF DIRECTORS

     Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

BUSINESS COMBINATIONS

     Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

     - any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

     - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

     A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in

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approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

     After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

     - 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

     - two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

     These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combinations
(a) between us and Fortress Investment Group LLC or any of its affiliates, (b) between us and Newcastle Investment Holdings, or any of its affiliates and (c) between us and any interested stockholder, provided that any such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such interested stockholder). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

     The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

CONTROL SHARE ACQUISITIONS

     Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

     - one-tenth or more but less than one-third,

     - one-third or more but less than a majority, or

     - a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

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

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.

AMENDMENT TO OUR CHARTER

     Our charter, including its provisions on classification of our board of directors and removal of directors, may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors, or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

     The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our charter on classification of our board of directors and removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in the control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

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                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax consequences relating to the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading "Federal Income Tax Considerations", references to Newcastle mean only Newcastle Investment Corp. and not its subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code of 1986, as amended (the Internal Revenue Code), the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of Newcastle and its subsidiaries and affiliated entities will be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

     - financial institutions;

     - insurance companies;

     - broker-dealers;

     - regulated investment companies;

      - holders who receive Newcastle common stock through the exercise of employee stock options or otherwise as compensation;

      - persons holding Newcastle common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

and, except to the extent discussed below:

     - tax-exempt organizations; and

     - foreign investors.

This summary assumes that investors will hold their common stock of ours as capital assets, which generally means as property held for investment.

     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF NEWCASTLE COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING NEWCASTLE COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF NEWCASTLE COMMON STOCK.

TAXATION OF NEWCASTLE

     Newcastle will elect to be taxed as a REIT commencing with its initial taxable year ending December 31, 2002. Newcastle believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT, and intends to continue to operate in such a manner.

     The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our election to be taxed as a REIT. Newcastle expects to receive the opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that Newcastle was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that its actual method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to the organization and operation of Newcastle, and is conditioned upon representations and covenants made by the management of Newcastle regarding its organization, assets and the past, present and future conduct of its business operations. While Newcastle intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of Newcastle, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or Newcastle that Newcastle will so qualify for any particular year. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP also relies on various legal opinions issued by other counsel for Newcastle and its predecessors, including Sidley Austin Brown & Wood LLP and Thacher Proffitt & Wood, with respect to certain issues and transactions. The opinions, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part, are expressed as of the date issued, and do not cover subsequent periods. Counsel will have no obligation to advise Newcastle or the holders of Newcastle common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

     Qualification and taxation as a REIT depends on the ability of Newcastle to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. In addition, Newcastle's ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, including affiliates that have made elections to be taxed as REITs, the status of which may not have been reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Newcastle's ability to qualify as a REIT also requires that it satisfies certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by Newcastle. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of Newcastle's operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

TAXATION OF REITS IN GENERAL

     As indicated above, qualification and taxation as a REIT depends upon the ability of Newcastle to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under "-- Requirements for Qualification -- General." While Newcastle intends to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge its qualification, or that it will be able to operate in accordance with the REIT requirements in the future. See "-- Failure to Qualify."

     Provided that Newcastle qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See "Taxation of Stockholders."

     If Newcastle qualifies as a REIT, it will nonetheless be subject to federal tax in the following circumstances:

     - Newcastle will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

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

     - Newcastle may be subject to the "alternative minimum tax" on its items of tax preference, including any deductions of net operating losses.

     - If Newcastle has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% excise tax. See
       "-- Prohibited Transactions", and "-- Foreclosure Property", below.

     - If Newcastle elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property", it may thereby avoid the 100% excise tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

     - If Newcastle should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount equal to (a) the greater of the amount by which Newcastle fails the 75% or the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect the profitability of Newcastle.

     - If Newcastle should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Newcastle would be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level.

     - Newcastle may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT's stockholders, as described below in "-- Requirements for Qualification -- General."

     - A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

     - If Newcastle acquires assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code), in a transaction in which the adjusted tax basis of the assets in the hands of Newcastle is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, under Temporary Treasury Regulations the subchapter C corporation would generally be required to recognize any net built-in gain that would have been realized if it had liquidated on the day before the date of the transfer (i.e., as if it had sold its assets in a taxable transaction). The regulations provide, however, that in lieu of taxation of the transferor subchapter C corporation as described immediately above, a REIT that acquires the assets may elect to be subject to tax at the highest corporate income tax rate then applicable if it subsequently recognizes the built-in gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

     - Certain of Newcastle's subsidiaries may be subchapter C corporations, the earnings of which would subject to federal corporate income tax.

     In addition, Newcastle and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on their assets and operations. Newcastle could also be subject to tax in situations and on transactions not presently contemplated.

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REQUIREMENTS FOR QUALIFICATION -- GENERAL

     The Internal Revenue Code defines a REIT as a corporation, trust or association:

          (1) that is managed by one or more trustees or directors;

          (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

          (3) which would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

          (4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

          (5) the beneficial ownership of which is held by 100 or more persons;

          (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified entities); and

          (7) which meets other tests described below, including with respect to the nature of its income and assets.

     The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Newcastle's charter provides restrictions regarding transfers of its shares, which are intended to assist Newcastle in satisfying the share ownership requirements described in conditions (5) and (6) above.

     To monitor compliance with the share ownership requirements, Newcastle is generally required to maintain records regarding the actual ownership of its shares. To do so, Newcastle must demand written statements each year from the record holders of significant percentages of its stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by Newcastle. A list of those persons failing or refusing to comply with this demand must be maintained as part of the records of Newcastle. Failure by Newcastle to comply with these record keeping requirements could subject it to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

     In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Newcastle satisfies this requirement.

EFFECT OF SUBSIDIARY ENTITIES

     Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, Newcastle's proportionate share of the assets and items of income of its subsidiary partnerships are treated as assets and items of income of Newcastle for purposes of applying the REIT requirements described below. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of Investments in Affiliated Entities -- Partnerships."

     Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary", that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests

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applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a "taxable REIT subsidiary" as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Newcastle has several qualified REIT subsidiaries. Other entities wholly-owned by Newcastle, including single member limited liability companies, are also generally disregarded as a separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with subsidiary partnerships of Newcastle, are sometimes referred to in this prospectus as "pass-through subsidiaries."

     In the event that a disregarded subsidiary of Newcastle ceases to be wholly-owned -- for example, if any equity interest in the subsidiary is acquired by a person other than Newcastle or another disregarded subsidiary of Newcastle -- the subsidiary's separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Newcastle's ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See
"-- Asset Tests" and "-- Income Tests."

     Taxable Subsidiaries. Effective in 2001, a REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary ("TRS"). The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by Newcastle and its subsidiaries in the aggregate, and Newcastle's ability to make distributions to its stockholders.

     A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

INCOME TESTS

     In order to maintain qualification as a REIT, Newcastle annually must satisfy two gross income requirements. First, at least 75% of Newcastle's gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions", must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of Newcastle's gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

     Rents received by Newcastle will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or

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render services to the tenants of such property, other than through an
"independent contractor" from which the REIT derives no revenue. Newcastle and its affiliates are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, Newcastle and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, Newcastle is permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements. Also, rental income will qualify as rents from real property only to the extent that Newcastle does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

     To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.

     To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests.

     Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If Newcastle receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that Newcastle acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and Newcastle's income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

     Newcastle may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by Newcastle from a REIT will be qualifying income in Newcastle's hands for purposes of both the 95% and 75% income tests.

     If Newcastle fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if the failure of Newcastle to meet these tests was due to reasonable cause and not due to willful neglect, Newcastle attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether Newcastle would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Newcastle, Newcastle will not qualify as a REIT. As discussed above under "-- Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the amount by which Newcastle fails to satisfy the particular gross income test.

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ASSET TESTS

     Newcastle, at the close of each calendar quarter, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the total assets of Newcastle must be represented by some combination of "real estate assets", cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Newcastle Investment Holdings has held and currently holds stock of subsidiary entities that have made elections to be taxed as REITs. If any of these entities were to fail to qualify as a REIT, it could adversely affect Newcastle's compliance with the REIT qualification requirements described in this prospectus. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

     The second asset test is that the value of any one issuer's securities owned by Newcastle may not exceed 5% of the value of Newcastle's total assets. Third, Newcastle may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to "straight debt" having specified characteristics. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT's total assets.

     Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for "straight debt". Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by Newcastle that is issued by another REIT may not so qualify.

     Interests held by Newcastle in a real estate mortgage investment conduit, or "REMIC," are generally treated as qualifying real estate assets, and income derived by Newcastle from interests in REMICs is generally treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of Newcastle's interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests.

     Newcastle believes that its holdings of securities and other assets comply, and will continue to comply, with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support Newcastle's conclusions as to the value of its total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that Newcastle's interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset requirements.

ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, Newcastle is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

          (a) the sum of

             (1) 90% of the "REIT taxable income" of Newcastle (computed without regard to the deduction for dividends paid and net capital gains of Newcastle), and

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             (2) 90% of the net income, if any, (after tax) from foreclosure property (as described below), minus

          (b) the sum of specified items of noncash income.

     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Newcastle timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by Newcastle, they must not be "preferential dividends". A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in Newcastle organizational documents.

     To the extent that Newcastle distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax at ordinary corporate tax rates on the retained portion. Newcastle may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, Newcastle could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by Newcastle. Stockholders of Newcastle would then increase the adjusted basis of their Newcastle common stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

     To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See "-- Taxation of Stockholders -- Taxation of Taxable Domestic Stockholders -- Distributions."

     If Newcastle should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Newcastle would be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax. Newcastle intends to make timely distributions so that it is not subject to the 4% excise tax.

     It is possible that Newcastle, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) the inclusion of items in income by Newcastle for federal income tax purposes. See, for example, the discussion below of excess inclusion income under "-- Taxable Mortgage Pools." Other sources of non-cash taxable income include real estate and securities that have been financed through securitization structures, such as the CBO structure (as described above under "Newcastle Investment Corp. -- Our Investments"), which require some or all of available cash flows to be used to service borrowings, loans, mortgage backed securities or mezzanine bonds we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

     Newcastle may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Newcastle's deduction for dividends paid for the earlier year. In this case, Newcastle may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, Newcastle will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

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FAILURE TO QUALIFY

     If Newcastle fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Newcastle would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Newcastle is not a REIT would not be deductible by Newcastle, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless Newcastle is entitled to relief under specific statutory provisions, Newcastle would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, Newcastle would be entitled to this statutory relief. The rule against re-electing REIT status following a loss of such status would also apply to Newcastle if Newcastle Investment Holdings fails to qualify as a REIT, and Newcastle is treated as a successor to Newcastle Investment Holdings for federal income tax purposes.

PROHIBITED TRANSACTIONS

     Net income derived from a prohibited transaction is subject to a 100% excise tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Newcastle intends to conduct its operations so that no asset owned by Newcastle or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of Newcastle's business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by Newcastle will not be treated as property held for sale to customers, or that Newcastle can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment.

FORECLOSURE PROPERTY

     Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. Newcastle does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if Newcastle does receive any such income, it intends to make an election to treat the related property as foreclosure property.

FOREIGN INVESTMENTS

     Newcastle and its subsidiaries currently hold and may acquire additional investments and, accordingly pay taxes, in foreign countries. Taxes paid by Newcastle in foreign jurisdictions may not be passed-through to, or used by, its stockholders as a foreign tax credit or otherwise. Newcastle's foreign investments may also generate foreign currency gains and losses. Foreign currency gains are treated as income that does not qualify under the 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains

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recognized by Newcastle directly or through pass-through subsidiaries, and will not adversely affect Newcastle's ability to satisfy the REIT qualification requirements.

DERIVATIVES AND HEDGING TRANSACTIONS

     Newcastle and its subsidiaries have, from time to time, and may in the future enter into hedging transactions with respect to interest rate exposure on one or more of their assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that Newcastle or a pass-through subsidiary enters into such a contract to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets, any periodic income from the instrument, or gain from the disposition of it, would be qualifying income for purposes of the REIT 95% gross income test, but not for the 75% gross income test. To the extent that Newcastle hedges with other types of financial instruments or in other situations (for example, hedges against fluctuations in the value of foreign currencies), the resultant income will be treated as income that does not qualify under the 95% or 75% income tests unless certain technical requirements are met. Newcastle intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. Newcastle may conduct some or all of its hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that Newcastle's hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect Newcastle's ability to satisfy the REIT qualification requirements.

TAXABLE MORTGAGE POOLS

     An entity, or a portion of an entity, may be classified as a taxable mortgage pool ("TMP") under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a TMP. Newcastle currently holds an interest in two TMPs, and its future financing and securitization arrangements may give rise to other TMPs, with the consequences as described in the next paragraph.

     Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT. The Treasury Department has not yet issued regulations to govern the treatment of stockholders as described below. A portion of the REIT's income from the TMP arrangement, which might be non-cash accrued income, could be treated as "excess inclusion income". This income would nonetheless be subject to the distribution requirements that apply to the REIT, and could therefore adversely affect its liquidity. See "-- Annual Distribution Requirements". Moreover, the REIT's excess inclusion income would be allocated among its stockholders. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the

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maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See "Taxation of Stockholders". To the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT would be taxable on this income at the highest applicable corporate tax rate (currently 35%). Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors.

     If a subsidiary partnership of Newcastle were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter Newcastle's REIT income and asset test calculations, and could adversely affect its compliance with those requirements. Newcastle believes that it has no subsidiary partnerships that are or will become TMPs, and intends to monitor the structure of any TMPs in which it has an interest to ensure that they will not adversely affect its status as a REIT.

TAX ASPECTS OF INVESTMENTS IN AFFILIATED ENTITIES

PARTNERSHIPS

     General. Newcastle may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. Newcastle will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Newcastle will include its proportionate share of assets held by subsidiary partnerships. See "Taxation of Newcastle -- Effect of Subsidiary Entities -- Ownership of Partnership Interests."

     Entity Classification. The investment by Newcastle in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of Newcastle's subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See "Taxation of Newcastle -- Taxable Mortgage Pools". If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of the assets of Newcastle and items of gross income of Newcastle would change and could preclude Newcastle from satisfying the REIT asset tests or the gross income tests as discussed in "Taxation of Newcastle -- Asset Tests" and "-- Income Tests," and in turn could prevent Newcastle from qualifying as a REIT. See "Taxation of Newcastle -- Failure to Qualify," above, for a discussion of the effect of the failure of Newcastle to meet these tests for a taxable year. In addition, any change in the status of any of Newcastle's subsidiary partnerships for tax purposes might be treated as a taxable event, in which case Newcastle could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

     Tax Allocations with Respect to Partnership Properties. Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

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

     To the extent that any subsidiary partnership of Newcastle acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e. non-contributing) partners. These rules may apply to the contribution by Newcastle to any subsidiary partnerships of the cash proceeds received in offerings of its stock. As a result, partners, including Newcastle, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause Newcastle to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect Newcastle's ability to comply with the REIT distribution requirements discussed above.

     INCENTIVE RETURN. To the extent that our manager's incentive return is provided through an interest in the operating partnership, a portion of any capital gain income generated by the operating partnership may be allocated to the manager. In such a case, a relatively greater proportion of the total taxable income derived by Newcastle and its stockholders may be characterized as ordinary income, with a relatively smaller portion characterized as capital gain, than would otherwise be the case. See "Our Manager and the Management Agreement -- Management Fees and Incentive Return -- Incentive Return."

TAXATION OF STOCKHOLDERS

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     Distributions. Provided that Newcastle qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed to stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of Newcastle for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by Newcastle, to the extent that Newcastle elects the application of provisions of the Internal Revenue Code that treat stockholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by Newcastle in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by Newcastle and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Newcastle before the end of January of the following calendar year.

     To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "Taxation of Newcastle -- Annual Distribution Requirements." Such losses, however, are not passed through to stockholders and do not offset income of

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

stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

     If excess inclusion income from a taxable mortgage pool is allocated to any Newcastle stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See "Taxation of Newcastle -- Taxable Mortgage Pools."

     Dispositions of Newcastle Stock. In general, capital gains recognized by individuals and other non-corporate stockholders upon the sale or disposition of shares of Newcastle stock will be subject to a maximum federal income tax rate of 20% if the Newcastle stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 39.6% if the Newcastle stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of Newcastle stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Newcastle stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Newcastle that are required to be treated by the stockholder as long-term capital gain.

TAXATION OF FOREIGN STOCKHOLDERS

     The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of Newcastle stock applicable to non-U.S. holders of Newcastle stock. A "non-U.S. holder" is any person other than:

          (a) a citizen or resident of the United States,

          (b) a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

          (c) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

          (d) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. The discussion is based on current law and is for general information only. The discussion addresses only selective and not all aspects of United States federal income and estate taxation.

     Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of the earnings and profits of Newcastle which are not attributable to capital gains of Newcastle and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty. Reduced treaty rates are not available to the extent that income is excess inclusion income allocated to the foreign stockholder. See "Taxation of Newcastle -- Taxable Mortgage Pools".

     In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Newcastle common stock. In cases where the dividend income from a non-U.S. holder's investment in Newcastle stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

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

     Non-Dividend Distributions. Unless Newcastle stock constitutes a U.S. real property interest (a "USRPI"), distributions by Newcastle which are not dividends out of the earnings and profits of Newcastle will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of Newcastle's current and accumulated earnings and profits. If Newcastle stock constitutes a USRPI, as described below, distributions by Newcastle in excess of the sum of its earnings and profits plus the stockholder's basis in its Newcastle stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of Newcastle's earnings and profits.

     Capital Gain Dividends. Under FIRPTA, a distribution made by Newcastle to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by Newcastle directly or through pass-through subsidiaries ("USRPI capital gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, Newcastle will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation.

     Dispositions of Newcastle Stock. Unless Newcastle stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of Newcastle's assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

     Even if the foregoing test is not met, Newcastle stock nonetheless will not constitute a USRPI if Newcastle is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. Newcastle believes that it is, and it expects to continue to be, a domestically-controlled REIT and, therefore, the sale of Newcastle stock should not be subject to taxation under FIRPTA. Because Newcastle common stock will be publicly traded, however, no assurance can be given that Newcastle will be a domestically-controlled REIT.

     In the event that Newcastle does not constitute a domestically-controlled REIT, a non-U.S. holder's sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) the stock is "regularly traded," as defined by applicable Treasury Department regulations, on an established securities market, and (b) the selling non-U.S. holder held 5% or less of Newcastle's outstanding stock at all times during a specified testing period.

     If gain on the sale of stock of Newcastle were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Gain from the sale of Newcastle stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder's investment in the Newcastle stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present

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

in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Estate Tax. Newcastle stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its Newcastle common stock as "debt financed property" within the meaning of the Internal Revenue Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the Newcastle common stock is not otherwise used in an unrelated trade or business, distributions from Newcastle and income from the sale of the Newcastle common stock should not give rise to UBTI to a tax-exempt stockholder. To the extent, however, that Newcastle (or a part of Newcastle, or a disregarded subsidiary of Newcastle) is a TMP, or if Newcastle holds residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. See "Taxation of Newcastle -- Taxable Mortgage Pools".

     Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from Newcastle as UBTI.

     In certain circumstances, a pension trust that owns more than 10% of Newcastle's stock could required to treat a percentage of the dividends from Newcastle as UBTI, if Newcastle is a "pension-held REIT". Newcastle will not be a pension-held REIT unless either (A) one pension trust owns more than 25% of the value of Newcastle's stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of Newcastle's stock, collectively owns more than 50% of the such stock. The restrictions on ownership and transfer of Newcastle's stock as discussed above should prevent a tax-exempt entity from owning more than 10% of the value of Newcastle's stock, or Newcastle from becoming a pension-held REIT.

     TAX-EXEMPT STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN NEWCASTLE.

OTHER TAX CONSIDERATIONS

DIVIDEND REINVESTMENT PLAN

     To the extent that a stockholder receives shares of Newcastle stock pursuant to a dividend reinvestment plan, the federal income tax treatment of the stockholder and Newcastle will generally be the same as if the distribution had been made in cash. See "Taxation of Stockholders" and "Taxation of Newcastle -- Annual Distribution Requirements."

LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in Newcastle.

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

STATE, LOCAL AND FOREIGN TAXES

     Newcastle and its subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. Newcastle owns properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of Newcastle and its stockholders may not conform to the federal income tax treatment discussed above. Newcastle will pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability. Consequently, prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in Newcastle common stock.

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

                              ERISA CONSIDERATIONS

     A plan fiduciary considering an investment in the securities should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, the tax Internal Revenue Code or any substantially similar federal, state or local law. ERISA and the Internal Revenue Code impose restrictions on:

     - employee benefit plans as defined in Section 3(3) of ERISA,

     - plans described in Section 4975(e)(1) of the Internal Revenue Code, including retirement accounts and Keogh Plans,

     - entities whose underlying assets include plan assets by reason of a plan's investment in such entities, and

     - persons who have certain specified relationships to a plan described as "parties in interest" under ERISA and "disqualified persons" under the tax code.

REGULATION UNDER ERISA AND THE TAX CODE

     ERISA imposes certain duties on persons who are fiduciaries of a plan. Under ERISA, any person who exercises any authority or control over the management or disposition of a plan's assets is considered to be a fiduciary of that plan. Both ERISA and the tax code prohibit certain transactions involving "plan assets" between a plan and parties in interest or disqualified persons. Violations of these rules may result in the imposition of an excise tax or penalty

     The term "plan assets" is not defined by ERISA or the tax code. However, a plan's assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an "equity interest" in such an entity such as the shares. In that event, the operations of such an entity could result in a prohibited transaction under ERISA and the tax code.

REGULATION ISSUED BY THE DEPARTMENT OF LABOR

     The Department of Labor issued a regulation that provides exceptions to this rule. Under this regulation, if a plan acquires a "publicly-offered security," the issuer of the security is not deemed to hold plan assets. A publicly-offered security is a security that:

     - is freely transferable,

     - is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and

     - is either:

          (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or

          (ii) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

THE SHARES OF COMMON STOCK AS "PUBLICLY-OFFERED SECURITIES'

     It is anticipated that the shares of common stock being offered here will meet the criteria of publicly-offered securities. Although no assurances can be given, the Underwriters expect that:

     - there will be no restrictions imposed on the transfer of interests in the shares of common stock,

     - shares of common stock will be held by at least 100 independent investors at the conclusion of the offering, and

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

     - the shares of common stock will be sold as part of an offering pursuant to an effective registration statement under the Securities Act and then will be timely registered under the Exchange Act.

OTHER EXCEPTIONS IN THE REGULATIONS

     In addition, the regulation provides another exception for Plan investments in a "venture capital operating company" or a "real estate operating company." To be a "venture capital operating company," an entity must have at least 50% of its assets (other than short term investments pending long-term commitment or distribution to investors), valued at cost, invested in "venture capital investments," which are defined as companies in the business of selling goods or services (other than the investment of capital) with respect to which the entity has or obtains management rights. To be a "real estate operating company," an entity must have at least 50% of its assets (other than short term investments pending long-term commitment or distribution to investors), valued at cost, invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in the management and development. We believe that we constitute either a "venture capital operating company" or a "real estate operating company" for purposes of the regulations.

EXEMPTIONS TO PROHIBITED TRANSACTIONS

     If the shares of common stock fail to meet the criteria of publicly-offered securities, or we fail to be a venture capital operating company or a real estate operating company, our assets may be deemed to include assets of plans that are stockholders. In that event, transactions involving our assets and parties in interest or disqualified persons with respect to such plans might be prohibited under ERISA and the tax code unless a statutory or administrative exemption exist and the plan satisfies all conditions for such exemptive relief.

     There are five class exemptions issued by the Department of Labor that could apply in the event of a prohibited transaction. These Department of Labor Prohibited Transaction Class Exemptions apply to:

     - plan asset transactions determined by independent qualified professional asset managers (PTE 84-14),

     - certain transactions involving bank collective investment funds (PTE 91-38),

     - certain transactions involving insurance company pooled separate accounts (PTE 90-1),

     - certain transactions involving insurance company general accounts (PTE 95-60), and

     - plan asset transactions determined by in-house asset manager (PTE 96-23).

     However, there is no assurance that these exemptions or any other exemption will apply, even if all of the conditions specified are satisfied.

SPECIAL CONSIDERATIONS FOR INSURANCE COMPANIES

     An insurance company considering an investment should consider whether its general account may be deemed to include assets of the plans investing in the general account, for example, through the purchase of an annuity contract. In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), the United States Supreme Court held that assets held in an insurance company's general account may be deemed to be plan assets under certain circumstances In that event, the insurance company might be treated as a party in interest under such plans. However, PTE 95-60 may exempt some or all of the transactions that could occur as the result of the acquisition of the common stock by an insurance company general account. Therefore, insurance company investors should analyze whether John Hancock and PTE 95-60 or any other exemption may have an impact with respect to their purchase of the common stock.

     In addition, regulations were issued pursuant to Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the tax code with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account. As a result of these regulations, assets of an insurance company general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Internal Revenue Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

GENERAL INVESTMENT CONSIDERATIONS

     Prospective fiduciaries of a plan considering the purchase of common stock should consult with their legal advisors concerning the impact of ERISA and the tax code and the potential consequences of making an investment in the certificates with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations:

     - whether the fiduciary has the authority to make the investment,

     - the composition of the plan's portfolio with respect to diversification by type of asset,

     - the plan's funding objectives,

     - the tax effects of the investment,

     - whether the assets of the trust which are represented by such interests would be considered plan assets, and

     - whether, under the general fiduciary standards of investment prudence and diversification an investment in certificates of any series is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio.

     Certain employee benefit plans, such as governmental plans and certain church plans are not subject to the provisions of Title I of ERISA and Section 4975 of the tax code. Accordingly, assets of such plans may be invested in the common stock without regard to the ERISA considerations described here, subject to the provisions of any other applicable federal and state law. It should be noted that any such plan that is qualified and exempt from taxation under the tax code is subject to the prohibited transaction rules set forth in the tax code.

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

                                  UNDERWRITING

     We intend to offer the shares of common stock being sold in this offering through the underwriters. Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Banc of America Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Bear, Stearns & Co. Inc. ...................................
Lehman Brothers Inc. .......................................
Banc of America Securities LLC..............................
                                                                  --------
     Total..................................................
                                                                  ========

     The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If any underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     The underwriters have reserved for sale, at the initial public offering
price, up to                shares of common stock for our officers and
directors, officers and employees of the manager and their families, and other persons associated with us who express an interest in purchasing these shares of common stock in this offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering.

COMMISSIONS AND DISCOUNTS

     The representatives have advised us that the underwriters initially propose to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not
in excess of $     per share. The underwriters may allow, and the dealers may
reallow, a discount not in excess of $     per share to other dealers. After
this offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the overallotment option.

                                          PER SHARE   WITHOUT OPTION   WITH OPTION
                                          ---------   --------------   -----------
Public offering price...................
Underwriting discount...................
Proceeds, before expenses, to us........

     The expenses of the offering, not including the underwriting discount, are estimated at $2.0 million and are payable by us.

OVERALLOTMENT OPTION

     We have granted an option to the underwriters to purchase up to additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

     We have agreed that, subject to specified exceptions (including issuances of shares of common stock in connection with acquisitions), without the consent of Bear Stearns, we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of our common stock for a period of 180 days from the date of this prospectus. Our manager (including its executive officers and directors), our executive officers and our directors have agreed under lock-up agreements with Bear Stearns that, subject to specified exceptions (including existing pledges and refinancing thereof and transfers for charitable and estate planning purposes), without the prior written consent of Bear Stearns, they will not, directly or indirectly, offer for sale, sell, pledge, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of our common stock, or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of common stock (collectively, "Transfer") for a period ending 365 days after the date of this prospectus or pursuant to an earlier release as provided in the lock-up agreements and as described under the heading "Shares Eligible For Future Sale -- Lock-up" in this prospectus. In addition, Newcastle Investment Holdings has agreed under a lock-up agreement with Bear Stearns that, subject to specified exceptions (including existing pledges and refinancings thereof), without the prior written consent of Bear Stearns, it will not, directly or indirectly, offer for sale, sell, pledge, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of our common stock, or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of common stock (collectively, "Transfer") for a period ending 180 days after the date of this prospectus or pursuant to an earlier release as provided in the lock-up agreement and as described under the heading "Shares Eligible For Future
Sale -- Lock-up" in this prospectus.

     In connection with this offering, we will grant to our manager an option to
purchase an additional                shares of our common stock, representing
10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering, which will result in an ownership of approximately
     % of our equity upon exercise of all options. The option shares are not registered in connection with this offering.

NEW YORK STOCK EXCHANGE LISTING

     We will apply for listing on the New York Stock Exchange under the symbol "NCT." In order to meet the requirements for listing on the NYSE, the underwriters have undertaken that the shares will be sold to ensure that the NYSE distribution standards are met.

     Prior to this offering, there has been no public market for the shares of our common stock. The initial public offering price has been negotiated between the representatives and us. The material factors considered in determining the initial public offering price of our common stock, in addition to prevailing market conditions, were:

     - our historical performance and capital structure;

     - estimates of our business potential and earning prospects;

     - an overall assessment of our management; and

     - the above factors in relation to market valuation of companies in related businesses.

     An active trading market for the shares may not develop. It is also possible that after the offering, the shares of our common stock will not trade in the public market at or above the initial public offering price.

     The underwriters do not expect to sell more than 5% of the shares of our common stock in the aggregate to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in our common stock in connection with this offering that is, if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of those purchases.

     The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of those shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions. We intend to use the net proceeds of this offering to purchase a portfolio of mortgage loans from EMC Mortgage Corporation ("EMC"), an affiliate of Bear Stearns. We have also entered into a financing arrangement with an affiliate of Bear Stearns. See "Use of Proceeds." Bear Stearns Private Equity Opportunity Fund II, LP has committed to invest $10 million in Fortress Investment Fund. Atlantic Equity Corporation, an affiliate of Banc of America Securities LLC, has committed to invest $10 million in Fortress Investment Fund and owns 536,193 shares of common stock of Newcastle Investment Holdings Corp.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Piper Rudnick LLP, Baltimore, Maryland and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York. Sidley Austin Brown & Wood LLP has represented us in the past and continues to represent us on a regular basis on a variety of matters.

                                    EXPERTS

     The consolidated financial statements of Newcastle Investment Holdings Corp. (formerly Newcastle Investment Corp. and prior to that Fortress Investment Corp.) and subsidiaries at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement, of which this prospectus is a part, on Form S-11 with the Securities and Exchange Commission (the "Commission") relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the Commission at the Commission's public reference room in Washington, D.C. at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The website address is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Newcastle Investment Corp., c/o Fortress Investment Group, 1251 Avenue of the Americas, New York, NY 10020,
Attention: Secretary or (212) 798-6100.

     Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with the Securities Exchange Act of 1934, will file reports, proxy and information statements and other information with the Commission. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS
              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Pro Forma Balance Sheet at March 31, 2002
  (unaudited)...............................................   F-3
Notes to Consolidated Pro Forma Balance Sheet at March 31,
  2002 (unaudited)..........................................   F-4
Consolidated Pro Forma Statement of Income for the Three
  Months Ended March 31, 2002 (unaudited)...................   F-5
Notes to Consolidated Pro Forma Statement of Income for the
  Three Months Ended March 31, 2002 (unaudited).............   F-6
Consolidated Pro Forma Statement of Income for the Year
  Ended December 31, 2001 (unaudited).......................   F-7
Notes to Consolidated Pro Forma Statement of Income for the
  Year Ended December 31, 2001 (unaudited)..................   F-8
Consolidated Pro Forma Statement of Income for the Three
  Months Ended March 31, 2001 (unaudited)...................   F-9
Notes to Consolidated Pro Forma Statement of Income for the
  Three Months Ended March 31, 2001 (unaudited).............  F-10
Consolidated Pro Forma Statement of Income for the Year
  Ended December 31, 2000 (unaudited).......................  F-11
Notes to Consolidated Pro Forma Statement of Income for the
  Year Ended December 31, 2000 (unaudited)..................  F-12
Consolidated Pro Forma Statement of Income for the Year
  Ended December 31, 1999 (unaudited).......................  F-13
Notes to Consolidated Pro Forma Statement of Income for the
  Year Ended December 31, 1999(unaudited)...................  F-14
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors..............................  F-15
Consolidated Balance Sheets at December 31, 2001 and 2000...  F-16
Consolidated Statements of Income For The Years Ended
  December 31, 2001, 2000 and 1999..........................  F-17
Consolidated Statements of Stockholders' Equity and
  Redeemable Preferred Stock For The Years Ended December
  31, 2001, 2000 and 1999...................................  F-18
Consolidated Statements of Cash Flows For The Years Ended
  December 31, 2001, 2000 and 1999..........................  F-19
Notes to Consolidated Financial Statements For The Years
  Ended December 31, 2001, 2000 and 1999....................  F-20
Consolidated Balance Sheets at March 31, 2002 (unaudited)
  and December 31, 2001.....................................  F-46
Consolidated Statements of Income for the Three Months Ended
  March 31, 2002 and 2001 (unaudited).......................  F-47
Consolidated Statements of Stockholders' Equity and
  Redeemable Preferred Stock for the Three Months Ended
  March 31, 2002 and 2001 (unaudited).......................  F-48
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 2002 and 2001 (unaudited).................  F-49
Notes to Consolidated Financial Statements for the Three
  Months Ended March 31, 2002 and 2001 (unaudited)..........  F-50

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma consolidated statements of income are presented as if the formation transactions had been consummated on January 1, 2002, 2001 or 2000, as applicable. The historical results of operations of the assets and liabilities to be retained by Newcastle Investment Holdings for the three months ended March 31, 2002 and 2001 and the year ended December 31, 2001 have been presented as discontinued operations, in the case of the GSA portfolio and the mortgage loans, or eliminated. The historical results of operations for the GSA portfolio and the mortgage loans have also been presented as discontinued operations for the years ended December 31, 2000 and 1999; the historical results of operations for the other assets and liabilities to be retained by Newcastle Investment Holdings have not been eliminated for these periods. Certain intercompany transactions between investments of Newcastle Investment Holdings and our investments which were historically eliminated in the consolidated financial statements of Newcastle Investment Holdings have not been eliminated for this presentation.

     For purposes of this pro forma financial presentation, the formation transactions are adjusted to include: (1) the deposit for the CBO II collateral, but not the subsequent purchase of the CBO II collateral and the issuance of the CBO II securitization, which were consummated subsequent to March 31, 2002 in the ordinary course of our business and (2) the $13.9 million investment in GSA portfolio mezzanine bonds which were completed as of March 31, 2002, but not any investment by us subsequent to March 31, 2002.

     The unaudited pro forma consolidated balance sheet is presented as if the formation transactions had been consummated on March 31, 2002. Certain intercompany balances between investments of Newcastle Investment Holdings and our investments which were historically eliminated in the consolidated financial statements of Newcastle Investment Holdings have not been eliminated for this presentation.

     The unaudited pro forma consolidated financial statements are presented for comparative purposes only, and are not necessarily indicative of what our actual financial position or our consolidated results of operations would have been for the periods presented, nor do they purport to represent the results of any future periods. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made.

     The information below should be read in conjunction with "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations" and the financial statements and notes thereto included in this prospectus.

                      NEWCASTLE INVESTMENT HOLDINGS CORP.

                      CONSOLIDATED PRO FORMA BALANCE SHEET
                                 MARCH 31, 2002
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                              DISCONTINUED
                                                              HISTORICAL(A)   OPERATIONS(B)   OTHER(C)    PRO FORMA
                                                              -------------   -------------   ---------   ----------
ASSETS
CBO collateral, net.........................................   $  519,086       $      --     $  13,947   $  533,033
Operating real estate, net..................................      521,077        (403,670)           --      117,407
Loans and mortgage pools receivable, net....................        3,824          (3,824)           --           --
Marketable securities, available for sale...................       14,975              --        (7,791)       7,184
Investments in unconsolidated subsidiaries..................       72,340              --       (72,340)          --
Cash and cash equivalents...................................       25,780          (1,951)      (22,995)         834
Restricted cash.............................................       54,967          (6,028)           --       48,939
Due from (to) affiliates....................................        9,198              --        (9,198)          --
Deferred costs, net.........................................       17,545          (5,032)       (1,015)      11,498
Receivables and other assets................................       23,695         (11,395)         (183)      12,117
                                                               ----------       ---------     ---------   ----------
                                                               $1,262,487       $(431,900)    $ (99,575)  $  731,012
                                                               ==========       =========     =========   ==========
LIABILITIES, MINORITY INTEREST, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
LIABILITIES
CBO bonds payable...........................................   $  446,036       $      --            --   $  446,036
Other bonds payable.........................................      316,007        (316,007)           --           --
Notes payable...............................................      108,953         (24,463)           --       84,490
Repurchase agreements.......................................        1,457              --            --        1,457
Credit facility.............................................       40,000              --       (40,000)          --
Deferred hedging liabilities................................        8,591              --        (1,743)       6,848
Dividends payable...........................................       10,531              --       (10,531)          --
Accrued expenses and other liabilities......................       12,060          (7,328)          (74)       4,658
                                                               ----------       ---------     ---------   ----------
                                                                  943,635        (347,798)      (52,348)     543,489
                                                               ----------       ---------     ---------   ----------
Commitments and contingencies

MINORITY INTEREST...........................................        6,050          (2,470)       (3,580)          --

Redeemable Preferred stock..................................       20,410              --       (20,410)          --

STOCKHOLDERS' EQUITY
Common stock................................................          165              --            --          165
Additional paid-in capital..................................      309,356         (79,295)      (34,900)     195,161
Dividends in excess of earnings.............................      (17,427)             --        17,427           --
Accumulated other comprehensive income......................          298          (2,337)       (5,764)      (7,803)
                                                               ----------       ---------     ---------   ----------
                                                                  292,392         (81,632)      (23,237)     187,523
                                                               ----------       ---------     ---------   ----------
                                                               $1,262,487       $(431,900)    $ (99,575)  $  731,012
                                                               ==========       =========     =========   ==========

                      NEWCASTLE INVESTMENT HOLDINGS CORP.

                 NOTES TO CONSOLIDATED PRO FORMA BALANCE SHEET
                                 MARCH 31, 2002
                                  (UNAUDITED)

(A) Historical amounts were derived from our unaudited historical consolidated financial statements as of and for the three months ended March 31, 2002.

(B) Adjustments represent historical balances of assets and liabilities related to investments to be retained by Newcastle Investment Holdings which have been treated as discontinued operations, specifically the GSA portfolio and the mortgage loans.

(C) Adjustments represent historical balances related to other investments to be retained by Newcastle Investment Holdings, which have been eliminated. Certain intercompany balances between investments of Newcastle Investment Holdings and our investments, which were historically eliminated, have not been eliminated for this presentation.

                      NEWCASTLE INVESTMENT HOLDINGS CORP.

                   CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              DISCONTINUED
                                                              HISTORICAL(A)   OPERATIONS(B)   OTHER(C)   PRO FORMA
                                                              -------------   -------------   --------   ---------
REVENUES
Interest and dividend income................................    $ 13,010        $    (37)     $   (22)    $12,951
Rental and escalation income................................      19,886         (14,323)          --       5,563
Gain (loss) on settlement of investments....................       3,105             (79)          --       3,026
Equity in earnings (losses) of unconsolidated
  subsidiaries..............................................        (452)             --          452          --
Incentive income............................................     (12,810)             --       12,810          --
Other income................................................           6              --           (2)          4
                                                                --------        --------      -------     -------
                                                                  22,745         (14,439)      13,238      21,544
                                                                --------        --------      -------     -------
EXPENSES
Interest expense............................................      14,100          (5,677)      (1,150)      7,273
Property operating expense..................................       7,416          (4,960)          --       2,456
Loan servicing and REO expense..............................         235            (147)          --          88
General and administrative expense..........................         762            (158)        (173)        431
Management fees.............................................       1,363              --         (489)        874
Incentive return............................................         840              --         (840)         --
Depreciation and amortization...............................       3,571          (2,637)        (216)        718
                                                                --------        --------      -------     -------
                                                                  28,287         (13,579)      (2,868)     11,840
                                                                --------        --------      -------     -------
INCOME BEFORE MINORITY INTEREST.............................      (5,542)           (860)      16,106       9,704
Minority interest in income of consolidated subsidiaries....       6,413              (8)      (6,405)         --
                                                                --------        --------      -------     -------
INCOME FROM CONTINUING OPERATIONS...........................    $    871        $   (868)     $ 9,701     $ 9,704
                                                                ========        ========      =======     =======
Income from discontinued operations.........................    $     --                                  $   868
                                                                ========                                  =======
Income from continuing operations per common share, basic
  and diluted...............................................    $   0.05                                  $  0.59
                                                                ========                                  =======
Income from discontinued operations per common share, basic
  and diluted...............................................    $     --                                  $  0.05
                                                                ========                                  =======
Weighted average number of common shares outstanding, basic
  and diluted...............................................      16,489                                   16,489
                                                                ========                                  =======

                      NEWCASTLE INVESTMENT HOLDINGS CORP.

              NOTES TO CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                  (UNAUDITED)

(A) Historical amounts were derived from our unaudited historical consolidated financial statements as of and for the three months ended March 31, 2002.

(B) Adjustments represent historical results of operations related to investments to be retained by Newcastle Investment Holdings which have been treated as discontinued operations, specifically the GSA portfolio and the mortgage loans.

(C) Adjustments represent historical results of operations related to other investments to be retained by Newcastle Investment Holdings, which have been eliminated. Certain intercompany transactions between investments of Newcastle Investment Holdings and our investments, which were historically eliminated, have not been eliminated for this presentation. General and administrative expense and management fees have been allocated pro rata between continuing operations and operations related to assets to be retained by Newcastle Investment Holdings, based on pro forma equity; incentive return has been allocated based on the investments which generated such return.

                      NEWCASTLE INVESTMENT HOLDINGS CORP.

                   CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               DISCONTINUED
                                                              HISTORICAL(A)    OPERATIONS(B)    OTHER(C)   PRO FORMA
                                                              -------------   ---------------   --------   ---------
REVENUES
Interest and dividend income................................    $ 53,430         $ (4,491)      $ (1,232)   $47,707
Rental and escalation income................................      81,458          (58,341)            --     23,117
Gain (loss) on settlement of investments....................      10,386           (1,948)        (1,033)     7,405
Equity in earnings (losses) of unconsolidated
  subsidiaries..............................................       2,807               --         (2,807)        --
Incentive income............................................      28,709               --        (28,709)        --
Other income................................................         146              (78)           (25)        43
                                                                --------         --------       --------    -------
                                                                 176,936          (64,858)       (33,806)    78,272
                                                                --------         --------       --------    -------
EXPENSES
Interest expense............................................      62,767          (26,904)        (3,204)    32,659
Property operating expense..................................      30,261          (20,320)            --      9,941
Loan servicing and REO expense..............................         965             (711)           (11)       243
General and administrative expense..........................       2,425             (804)          (330)     1,291
Management fees.............................................       5,746               --         (2,104)     3,642
Incentive return............................................       2,834               --         (2,834)        --
Depreciation and amortization...............................      13,996          (10,084)        (1,007)     2,905
                                                                --------         --------       --------    -------
                                                                 118,994          (58,823)        (9,490)    50,681
                                                                --------         --------       --------    -------
INCOME BEFORE MINORITY INTEREST.............................      57,942           (6,035)       (24,316)    27,591
Minority interest in income of consolidated subsidiaries....     (14,271)             (83)        14,354         --
                                                                --------         --------       --------    -------
INCOME FROM CONTINUING OPERATIONS...........................    $ 43,671         $ (6,118)      $ (9,962)   $27,591
                                                                ========         ========       ========    =======
Income from discontinued operations.........................    $     --                                    $ 6,118
                                                                ========                                    =======
Income from continuing operations per common share, basic
  and diluted...............................................    $   2.65                                    $  1.67
                                                                ========                                    =======
Income from discontinued operations per common share, basic
  and diluted...............................................    $     --                                    $  0.37
                                                                ========                                    =======
Weighted average number of common shares outstanding, basic
  and diluted...............................................      16,493                                     16,493
                                                                ========                                    =======

                      NEWCASTLE INVESTMENT HOLDINGS CORP.

              NOTES TO CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                  (UNAUDITED)

(A) Historical amounts were derived from our audited historical consolidated financial statements as of and for the year ended December 31, 2001.

(B) Adjustments represent historical results of operations related to investments to be retained by Newcastle Investment Holdings which have been treated as discontinued operations, specifically the GSA portfolio and the mortgage loans.

(C) Adjustments represent historical results of operations related to other investments to be retained by Newcastle Investment Holdings, which have been eliminated. Certain intercompany transactions between investments of Newcastle Investment Holdings and our investments, which were historically eliminated, have not been eliminated for this presentation. General and administrative expense and management fees have been allocated pro rata between continuing operations and operations related to assets to be retained by Newcastle Investment Holdings, based on pro forma equity; incentive return has been allocated based on the investments which generated such return.

                      NEWCASTLE INVESTMENT HOLDINGS CORP.

                   CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              DISCONTINUED
                                                              HISTORICAL(A)   OPERATIONS(B)   OTHER(C)   PRO FORMA
                                                              -------------   -------------   --------   ---------
REVENUES
Interest and dividend income................................     $15,028        $ (1,866)     $  (621)    $12,541
Rental and escalation income................................      20,804         (14,667)          --       6,137
Gain (loss) on settlement of investments....................       7,206          (1,505)         689       6,390
Equity in earnings (losses) of unconsolidated
  subsidiaries..............................................        (346)             --          346          --
Other income................................................          78              (3)         (71)          4
                                                                 -------        --------      -------     -------
                                                                  42,770         (18,041)         343      25,072
                                                                 -------        --------      -------     -------
EXPENSES
Interest expense............................................      17,326          (7,503)      (1,125)      8,698
Property operating expense..................................       7,930          (5,168)          --       2,762
Loan servicing and REO expense..............................         242            (186)          --          56
General and administrative expense..........................         605             (26)        (161)        418
Management fees.............................................       1,434              --         (641)        793
Depreciation and amortization...............................       3,398          (2,482)        (180)        736
                                                                 -------        --------      -------     -------
                                                                  30,935         (15,365)      (2,107)     13,463
                                                                 -------        --------      -------     -------
INCOME BEFORE MINORITY INTEREST.............................      11,835          (2,676)       2,450      11,609
Minority interest in income of consolidated subsidiaries....        (139)            139           --          --
                                                                 -------        --------      -------     -------
INCOME FROM CONTINUING OPERATIONS...........................     $11,696        $ (2,537)     $ 2,450     $11,609
                                                                 =======        ========      =======     =======
Income from discontinued operations.........................     $    --                                  $ 2,537
                                                                 =======                                  =======
Income from continuing operations per common share, basic
  and diluted...............................................     $  0.71                                  $  0.70
                                                                 =======                                  =======
Income from discontinued operations per common share, basic
  and diluted...............................................     $    --                                  $  0.16
                                                                 =======                                  =======
Weighted average number of common shares outstanding, basic
  and diluted...............................................      16,500                                   16,500
                                                                 =======                                  =======

                      NEWCASTLE INVESTMENT HOLDINGS CORP.

              NOTES TO CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                  (UNAUDITED)

(A) Historical amounts were derived from our unaudited historical consolidated financial statements as of and for the three months ended March 31, 2001.

(B) Adjustments represent historical results of operations related to investments to be retained by Newcastle Investment Holdings which have been treated as discontinued operations, specifically the GSA portfolio and the mortgage loans.

(C) Adjustments represent historical results of operations related to other investments to be retained by Newcastle Investment Holdings, which have been eliminated. General and administrative expense and management fees have been allocated pro rata between continuing operations and operations related to assets to be retained by Newcastle Investment Holdings, based on pro forma equity; incentive return has been allocated based on the investments which generated such return.

                      NEWCASTLE INVESTMENT HOLDINGS CORP.

                   CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                PRO FORMA
                                                              HISTORICAL(A)   ADJUSTMENTS(B)   PRO FORMA
                                                              -------------   --------------   ---------
REVENUES
Interest and dividend income................................    $ 65,389         $(14,400)      $50,989
Rental and escalation income................................      80,641          (57,086)       23,555
Gain (loss) on settlement of investments....................      21,763             (927)       20,836
Equity in earnings (losses) of unconsolidated
  subsidiaries..............................................        (980)              --          (980)
Other income................................................       1,006             (278)          728
                                                                --------         --------       -------
                                                                 167,819          (72,691)       95,128
                                                                --------         --------       -------
EXPENSES
Interest expense............................................      68,517          (31,620)       36,897
Property operating expense..................................      29,552          (19,323)       10,229
Loan servicing and REO expense..............................       2,325           (2,060)          265
General and administrative expense..........................       3,988             (678)        3,310
Management fees.............................................       6,646               --         6,646
Depreciation and amortization...............................      13,183           (9,920)        3,263
                                                                --------         --------       -------
                                                                 124,211          (63,601)       60,610
                                                                --------         --------       -------
INCOME BEFORE MINORITY INTEREST.............................      43,608           (9,090)       34,518
Minority interest in income of consolidated subsidiaries....        (748)             748            --
                                                                --------         --------       -------
INCOME FROM CONTINUING OPERATIONS...........................    $ 42,860         $ (8,342)      $34,518
                                                                ========         ========       =======
Income from discontinued operations.........................    $     --                        $ 8,342
                                                                ========                        =======
Income from continuing operations per common share, basic
  and diluted...............................................    $   2.27                        $  1.83
                                                                ========                        =======
Income from discontinued operations per common share, basic
  and diluted...............................................    $     --                        $  0.44
                                                                ========                        =======
Weighted average number of common shares outstanding, basic
  and diluted...............................................      18,892                         18,892
                                                                ========                        =======

                      NEWCASTLE INVESTMENT HOLDINGS CORP.

              NOTES TO CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                  (UNAUDITED)

(A) Historical amounts were derived from our audited historical consolidated financial statements as of and for the year ended December 31, 2000.

(B) Pro forma adjustments represent historical results of operations related to investments to be retained by Newcastle Investment Holdings which are treated as discontinued operations, specifically the GSA portfolio and the mortgage loans.

                      NEWCASTLE INVESTMENT HOLDINGS CORP.

                   CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                PRO FORMA
                                                              HISTORICAL(A)   ADJUSTMENTS(B)   PRO FORMA
                                                              -------------   --------------   ---------
REVENUES
Interest and dividend income................................    $ 50,286         $(19,998)      $30,288
Rental and escalation income................................      65,352          (48,265)       17,087
Gain (loss) on settlement of investments....................      (1,526)           3,291         1,765
Equity in earnings (losses) of unconsolidated
  subsidiaries..............................................      (3,615)              --        (3,615)
Other income................................................         462             (393)           69
                                                                --------         --------       -------
                                                                 110,959          (65,365)       45,594
                                                                --------         --------       -------
EXPENSES
Interest expense............................................      46,778          (27,037)       19,741
Property operating expense..................................      23,251          (14,823)        8,428
Loan servicing and REO expense..............................       3,122           (3,010)          112
General and administrative expense..........................       3,516             (433)        3,083
Management fees.............................................       7,407              (20)        7,387
Depreciation and amortization...............................      10,474           (8,655)        1,819
                                                                --------         --------       -------
                                                                  94,548          (53,978)       40,570
                                                                --------         --------       -------
INCOME BEFORE MINORITY INTEREST.............................      16,411          (11,387)        5,024
Minority interest in income of consolidated subsidiaries....      (1,258)           1,258            --
                                                                --------         --------       -------
INCOME FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY
  ITEM......................................................      15,153         $(10,129)      $ 5,024
                                                                                 ========       =======
Extraordinary item -- loss on extinguishment of debt........      (2,341)
                                                                --------
INCOME BEFORE CHANGE IN ACCOUNTING PRINCIPLE................      12,812
Cumulative effect of change in accounting principle -- write
  off of organizational costs...............................        (513)
                                                                --------
NET INCOME..................................................    $ 12,299
                                                                ========
Income from discontinued operations.........................    $     --                        $ 7,788
                                                                ========                        =======
Net Income per Common Share, basic and diluted..............    $   0.59
                                                                ========
Income from continuing operations per common share, basic
  and diluted...............................................    $   0.72                        $  0.24
                                                                ========                        =======
Income from discontinued operations per common share, basic
  and diluted...............................................    $     --                        $  0.37
                                                                ========                        =======
Income before extraordinary item per common share, basic and
  diluted...................................................    $   0.72
                                                                ========
Effect of extraordinary item per common share, basic and
  diluted...................................................    $  (0.11)
                                                                ========
Effect of change in accounting principle per common share,
  basic and diluted.........................................    $  (0.02)
                                                                ========
Weighted average number of common shares outstanding, basic
  and diluted...............................................      20,917                         20,917
                                                                ========                        =======

                      NEWCASTLE INVESTMENT HOLDINGS CORP.

              NOTES TO CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

(A) Historical amounts were derived from our audited historical consolidated financial statements as of and for the year ended December 31, 1999.

(B) Pro forma adjustments represent historical results of operations related to investments to be retained by Newcastle Investment Holdings which are treated as discontinued operations, specifically the GSA portfolio and the mortgage loans.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Newcastle Investment Holdings Corp.

     We have audited the accompanying consolidated balance sheets of Newcastle Investment Holdings Corp. (formerly Newcastle Investment Corp. and prior to that Fortress Investment Corp.) and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with general accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, in 1999 the Company adopted Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" which required the expensing of unamortized organization costs.

     As discussed in Note 2 to the consolidated financial statements, in 2001 the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by Statement of Financial Accounting Standards No. 138, "Accounting for Derivative Instruments and Certain Hedging Activities."

                                          /s/ ERNST & YOUNG LLP

New York, New York
March 15, 2002

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DEC. 31, 2001   DEC. 31, 2000
                                                              -------------   -------------
                                                                     (IN THOUSANDS)
ASSETS
Operating real estate, net -- Note 4........................   $  524,834      $  540,539
CBO collateral, net -- Note 5...............................      522,258         509,729
Loans and mortgage pools receivable, net -- Note 3..........       10,675         106,957
Marketable securities, available for sale...................       14,467          40,491
Investments in unconsolidated subsidiaries -- Note 6........       73,208          63,427
Cash and cash equivalents...................................       31,360          10,575
Restricted cash.............................................       34,508          12,453
Due from (to) affiliates -- Note 12.........................       25,688            (328)
Deferred costs, net.........................................       17,988          23,541
Receivables and other assets................................       21,487          23,702
                                                               ----------      ----------
                                                               $1,276,473      $1,331,086
                                                               ==========      ==========
LIABILITIES, MINORITY INTEREST, REDEEMABLE PREFERRED STOCK
  AND STOCKHOLDERS' EQUITY
LIABILITIES
  CBO bonds payable -- Note 10..............................   $  445,514      $  424,972
  Other bonds payable -- Note 10............................      319,303         380,663
  Notes payable -- Note 9...................................      111,116         120,727
  Repurchase agreements -- Note 8...........................        1,457          16,294
  Credit facility -- Note 9.................................       20,000          33,000
  Deferred hedging liabilities..............................       11,732          14,399
  Dividends payable.........................................        8,882             149
  Accrued expenses and other liabilities....................       10,633          12,134
                                                               ----------      ----------
                                                                  928,637       1,002,338
                                                               ----------      ----------
Commitments and contingencies -- Note 13
MINORITY INTEREST...........................................       16,881           7,926
Redeemable preferred stock, par value $.01 per share,
  100,000,000 shares authorized; 1,020,517 shares issued and
  outstanding at December 31, 2001 and 2000.................       20,410          20,167
STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 500,000,000 shares authorized;
  16,488,517 and 16,499,765 shares issued and outstanding at
  December 31, 2001 and 2000, respectively..................          165             165
Additional paid-in capital..................................      309,356         309,551
Dividends in excess of earnings.............................       (7,767)         (7,666)
Accumulated other comprehensive income (loss)...............        8,791          (1,395)
                                                               ----------      ----------
                                                                  310,545         300,665
                                                               ----------      ----------
                                                               $1,276,473      $1,331,086
                                                               ==========      ==========

                 See notes to consolidated financial statements

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                         YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                        DEC. 31, 2001   DEC. 31, 2000   DEC. 31, 1999
                                                        -------------   -------------   -------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Rental and escalation income........................  $      81,458   $      80,641   $      65,352
  Interest and dividend income........................         53,430          65,389          50,286
  Gain (loss) on settlement of investments............         10,386          21,763          (1,526)
  Equity in earnings (losses) of unconsolidated
     subsidiaries.....................................          2,807            (980)         (3,615)
  Incentive income -- Note 6..........................         28,709              --              --
  Other income........................................            146           1,006             462
                                                        -------------   -------------   -------------
                                                              176,936         167,819         110,959
                                                        -------------   -------------   -------------
EXPENSES:
  Interest expense....................................         62,767          68,517          46,778
  Property operating expense..........................         30,261          29,552          23,251
  Loan servicing and REO expense......................            965           2,325           3,122
  General and administrative expense..................          2,425           3,988           3,516
  Management fee -- Note 12...........................          5,746           6,646           7,407
  Incentive return -- Note 12.........................          2,834              --              --
  Depreciation and amortization.......................         13,996          13,183          10,474
                                                        -------------   -------------   -------------
                                                              118,994         124,211          94,548
                                                        -------------   -------------   -------------
INCOME BEFORE MINORITY INTEREST.......................         57,942          43,608          16,411
Minority interest in income of consolidated
  subsidiaries........................................        (14,271)           (748)         (1,258)
                                                        -------------   -------------   -------------
INCOME BEFORE EXTRAORDINARY ITEM......................         43,671          42,860          15,153
Extraordinary item-loss on extinguishment of
  debt -- Note 9......................................             --              --          (2,341)
                                                        -------------   -------------   -------------
INCOME BEFORE CHANGE IN ACCOUNTING PRINCIPLE..........         43,671          42,860          12,812
Cumulative effect of change in accounting
  principle-write off of organizational costs.........             --              --            (513)
                                                        -------------   -------------   -------------
NET INCOME............................................         43,671          42,860          12,299
                                                        -------------   -------------   -------------
Preferred dividends and related accretion.............         (2,540)         (2,084)             --
                                                        -------------   -------------   -------------
INCOME AVAILABLE FOR COMMON SHAREHOLDERS..............  $      41,131   $      40,776   $      12,299
                                                        =============   =============   =============
NET INCOME PER COMMON SHARE, BASIC AND DILUTED........  $        2.49   $        2.16   $        0.59
                                                        =============   =============   =============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING,
  BASIC AND DILUTED...................................     16,492,708      18,892,232      20,916,739
                                                        =============   =============   =============
Income before extraordinary item per common share,
  basic and diluted...................................  $        2.49   $        2.16   $        0.72
                                                        =============   =============   =============
Effect of extraordinary item per common share, basic
  and diluted.........................................  $          --   $          --   $       (0.11)
                                                        =============   =============   =============
Effect of change in accounting principle per common
  share, basic and diluted............................  $          --   $          --   $       (0.02)
                                                        =============   =============   =============

                 See notes to consolidated financial statements

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                   REDEEMABLE
                                PREFERRED STOCK         COMMON STOCK                     DIV'S IN                       TOTAL
                              --------------------   -------------------   ADDITIONAL    EXCESS OF   ACCUM. OTHER   STOCKHOLDERS'
                                SHARES     AMOUNT      SHARES     AMOUNT   PD. IN CAP.   EARNINGS    COMP. INCOME      EQUITY
                              ----------   -------   ----------   ------   -----------   ---------   ------------   -------------
                                                                    (DOLLARS IN THOUSANDS)
Stockholders'
  equity -- December 31,
  1998......................          --   $    --   20,916,739    $209     $388,045     $   (864)     $ (2,466)      $384,924
                              ----------   -------   ----------    ----     --------     --------      --------       --------
Dividends declared..........          --        --           --      --           --      (42,671)           --        (42,671)
Comprehensive income
  Net income................          --        --           --      --           --       12,299            --         12,299
  Unrealized loss on
    securities:
    reclassification
    adjustment..............          --        --           --      --           --           --         1,886          1,886
  Unrealized loss on
    securities..............          --        --           --      --           --           --        (1,981)        (1,981)
  Foreign currency
    translation.............          --        --           --      --           --           --           216            216
                                                                                                                      --------
  Total comprehensive
    income..................                                                                                            12,420
                              ----------   -------   ----------    ----     --------     --------      --------       --------
Stockholders'
  equity -- December 31,
  1999......................          --        --   20,916,739     209      388,045      (31,236)       (2,345)       354,673
                              ----------   -------   ----------    ----     --------     --------      --------       --------
Redemption of common
  shares....................          --        --   (2,210,540)    (22)     (32,204)          --            --        (32,226)
Exchange of redeemable
  preferred stock for common
  shares....................   2,370,516    46,312   (2,206,434)    (22)     (46,290)          --            --        (46,312)
Redemption of redeemable
  preferred stock...........  (1,349,999)  (26,999)          --      --           --           --            --             --
Dividends declared..........          --        --           --      --           --      (18,436)           --        (18,436)
Accretion of redeemable
  preferred stock...........          --       854           --      --           --         (854)           --           (854)
Comprehensive income:
  Net income................          --        --           --      --           --       42,860            --         42,860
  Unrealized loss on
    securities:
    reclassification
    adjustment..............          --        --           --      --           --           --           509            509
  Unrealized gain on
    securities..............          --        --           --      --           --           --         2,828          2,828
  Foreign currency
    translation:
    reclassification
    adjustment..............          --        --           --      --           --           --           257            257
  Foreign currency
    translation.............          --        --           --      --           --           --        (2,644)        (2,644)
                                                                                                                      --------
  Total comprehensive
    income..................                                                                                            43,810
                              ----------   -------   ----------    ----     --------     --------      --------       --------
Stockholders'
  equity -- December 31,
  2000......................   1,020,517    20,167   16,499,765     165      309,551       (7,666)       (1,395)       300,655
                              ----------   -------   ----------    ----     --------     --------      --------       --------
Redemption of common
  shares....................          --        --      (11,248)     --         (195)          --            --           (195)
Dividends declared..........          --        --           --      --           --      (43,529)           --        (43,529)
Accretion of redeemable
  preferred stock...........          --       243           --      --           --         (243)           --           (243)
Translation
  adjustment -- deferred
  hedge gains and losses....          --        --           --      --           --           --         4,064          4,064
Comprehensive income:
  Net income................          --        --           --      --           --       43,671            --         43,671
  Unrealized loss on
    securities:
    reclassification
    adjustment..............          --        --           --      --           --           --           954            954
  Unrealized gain on
    securities..............          --        --           --      --           --           --        19,695         19,695
  Foreign currency
    translation:
    reclassification
    adjustment..............          --        --           --      --           --           --            29             29
  Foreign currency
    translation.............          --        --           --      --           --           --        (3,198)        (3,198)
  Unrealized loss on
    derivatives designated
    as cash flow hedges:
    reclassification
    adjustment..............          --        --           --      --           --           --           205            205
  Unrealized loss on
    derivatives designated
    as cash flow hedges.....          --        --           --      --           --           --       (11,563)       (11,563)
                                                                                                                      --------
  Total comprehensive
    income..................                                                                                            49,793
                              ----------   -------   ----------    ----     --------     --------      --------       --------
Stockholders'
  equity -- December 31,
  2001......................   1,020,517   $20,410   16,488,517    $165     $309,356     $ (7,767)     $  8,791       $310,545
                              ==========   =======   ==========    ====     ========     ========      ========       ========

                See notes to consolidated financial statements.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                              DEC. 31, 2001   DEC. 31, 2000   DEC. 31, 1999
                                                              -------------   -------------   -------------
                                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $  43,671       $  42,860       $  12,299
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................       13,996          13,183          10,474
    Accretion of discount and other amortization............       (3,284)         (2,739)         (2,193)
    Equity in (earning) loss of unconsolidated
     subsidiaries...........................................       (2,807)            980           3,615
    Accrued incentive income................................      (26,069)             --              --
    Minority interest.......................................       14,271             748           1,258
    Deferred rent...........................................       (1,964)         (2,544)         (2,763)
    (Gain)/loss on settlement of investments................      (10,386)        (21,763)          1,526
    Write off of organizational costs.......................           --              --             513
    Loss on extinguishment of debt..........................           --              --           2,341
  Change in:
    Restricted cash.........................................        1,308             537           8,373
    Receivables and other assets............................        2,687            (627)         (3,474)
    Accrued expenses and other liabilities..................         (555)         (5,582)          2,090
    Due from affiliates.....................................        3,580            (230)         (1,225)
                                                                ---------       ---------       ---------
      Net cash provided by operating activities.............       34,448          24,823          32,834
                                                                ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase and improvement of operating real estate.........       (4,495)         (1,520)       (172,522)
  Acquisitions of and advances on loans.....................           --         (33,770)        (86,217)
  Repayments of loan principal..............................       75,324          62,891          66,610
  Proceeds from settlement of loans and foreclosed real
    estate..................................................       29,069          22,239          87,782
  Contributions to unconsolidated subsidiaries..............      (25,829)        (57,042)        (39,457)
  Distributions from unconsolidated subsidiaries............       25,814          11,170          29,845
  Purchase of CBO collateral................................      (73,365)        (10,799)       (543,141)
  Proceeds from sale of CBO collateral......................      105,722          10,543          43,410
  Deposit on CBO collateral.................................      (23,631)             --              --
  Payment of deferred transaction costs.....................       (5,150)         (1,319)         (5,126)
  Settlement of foreign exchange future contracts...........           --            (137)         (3,184)
  Purchase of marketable securities.........................       (7,680)        (29,935)        (67,399)
  Proceeds from sale of marketable securities...............       10,274         179,311           5,979
                                                                ---------       ---------       ---------
      Net cash provided by (used in) investing activities...      106,053         151,632        (683,420)
                                                                ---------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under repurchase agreements....................       10,000              --         406,884
  Repayments of repurchase agreements.......................      (24,837)       (104,314)       (484,081)
  Borrowings under notes payable............................           --              --         143,361
  Repayments of notes payable...............................       (4,157)           (541)       (252,776)
  Issuance of CBO bonds payable.............................       18,418              --         422,396
  Issuance of other bonds payable...........................           --              --         411,192
  Repayment of other bonds payable..........................      (64,175)        (17,899)        (12,655)
  Draws under credit facility...............................       21,000          74,000              --
  Repayments of credit facility.............................      (34,000)        (41,000)             --
  Redemption of common stock................................         (195)        (32,226)             --
  Redemption of redeemable preferred stock..................           --         (27,000)             --
  Minority interest contributions (distributions)...........       (5,090)         (1,485)          3,065
  Dividends paid............................................      (34,796)        (28,893)        (38,488)
  Payment of deferred financing costs.......................       (1,884)           (867)        (23,859)
  Settlement of hedges of anticipated financings............           --              --          13,563
  Purchase of non-hedge derivatives.........................           --              --          (3,022)
  Sale of non-hedge derivatives.............................           --              --           3,755
                                                                ---------       ---------       ---------
      Net cash provided by (used in) financing activities...     (119,716)       (180,225)        589,335
                                                                ---------       ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       20,785          (3,770)        (61,251)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............       10,575          14,345          75,596
                                                                ---------       ---------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................    $  31,360       $  10,575       $  14,345
                                                                =========       =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest expense............    $  61,640       $  66,141       $  45,772
                                                                =========       =========       =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Loan foreclosures.........................................    $      --       $  (5,169)      $    (945)
                                                                =========       =========       =========
  Common stock dividends declared but not paid..............    $   8,244       $      --       $  10,458
                                                                =========       =========       =========
  Redeemable preferred stock dividends declared but not
    paid....................................................    $     638       $     149       $      --
                                                                =========       =========       =========
  Deposits used in purchases of operating real estate.......    $      --       $      --       $  11,105
                                                                =========       =========       =========
  Issuance of redeemable preferred stock in exchange for
    common stock............................................    $      --       $ (46,312)      $      --
                                                                =========       =========       =========
  Repurchase agreements assumed.............................    $      --       $  94,776       $      --
                                                                =========       =========       =========
  Transfer of interest in unconsolidated subsidiary.........    $      --       $   5,169       $      --
                                                                =========       =========       =========

                See notes to consolidated financial statements.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2001, 2000 AND 1999
      (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION

     Newcastle Investment Holdings Corp. (formerly Newcastle Investment Corp. and prior to that Fortress Investment Corp.) ("Newcastle" or the "Company") is a Maryland corporation that invests in real estate-related assets on a global basis. Its primary businesses are (1) investing in marketable real estate-related debt securities, (2) investing in commercial properties leased to third parties, (3) investing in Fortress Investment Fund LLC (the "Fund"), and
(4) investing in distressed, sub-performing and performing residential and commercial mortgage loans, or portfolios thereof, and related properties acquired in foreclosure or by deed-in-lieu of foreclosure.

     The consolidated financial statements include the accounts of Newcastle and its controlled subsidiaries, which include Fortress Partners, L.P. (the "Operating Partnership"), its primary investment subsidiary.

     Newcastle was incorporated on May 11, 1998 and was initially capitalized through the sale of 50 shares of common stock for $1,000. In June 1998, Newcastle completed a private offering for the sale of 20,912,401 shares of common stock (the "Private Offering"), including an over-allotment option, for proceeds of approximately $384.5 million, net of expenses. In addition, in July 1998, certain employees of Fortress Investment Group LLC (the "Manager") purchased 4,288 shares of common stock resulting in additional proceeds of approximately $0.1 million. In 2000 and 2001, Newcastle repurchased 4,416,974 and 11,248 shares of common stock, respectively, for an aggregate of $32.4 million of cash and $46.3 million of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred"). At December 31, 2001, Newcastle had 16,488,517 common shares issued and outstanding.

     The Series A Preferred has a $20 liquidation preference and pays dividends of $2.00 per share for the year ended June 30, 2001, $2.50 per share for the year ending June 30, 2002, and $3.00 per share each year thereafter. The Series A Preferred is convertible during the period from June 30, 2002 through December 27, 2002 at a price of $17 per common share and can also be redeemed by the holder at the liquidation preference amount at any time after June 30, 2002. Newcastle can redeem the Series A Preferred at $20 per share at any time. Approximately $20.4 million of the Series A Preferred remained outstanding at December 31, 2001.

     Newcastle has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 (the "Code"). As such, Newcastle will generally not be subject to federal income tax on that portion of its income that is distributed to shareholders if it distributes at least 90% of its REIT taxable income to its shareholders by the due date of its federal income tax return and complies with various other requirements.

     The Company has entered into a management agreement (the "Management Agreement," further described in Note 12) with the Manager under which the Manager advises the Company on various aspects of its business and manages its day-to-day operations, subject to the supervision of the Company's board of directors. For its services, the Manager receives an annual management fee, as defined in the Management Agreement. In addition, an affiliate of the Manager holds an equity interest in the Operating Partnership which provides for an Incentive Return (Note 12).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING -- The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include the accounts of Newcastle, the Operating Partnership, and their consolidated subsidiaries. All significant intercompany transactions and balances have been eliminated. The Company consolidates those entities in

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity. For entities over which the Company exercises significant influence through its relationship with the Manager, but which do not meet the requirements for consolidation, the Company uses the equity method of accounting. Minority interest represents the ownership in certain consolidated subsidiaries held by entities other than the Company.

     The Company records incentive income from the Fund, which is one of its unconsolidated subsidiaries accounted for under the equity method. For a discussion of the Company's policy for recognition of such incentive income, see
Note 6.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

     RISKS AND UNCERTAINTIES -- In the normal course of business, the Company encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on the Company's securities, leases, and loans that results from a borrower's, lessee's or derivative counterparty's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments in securities, loans and real estate or in derivatives due to changes in interest rates or other market factors, including the value of the collateral underlying loans and securities and the valuation of real estate held by the Company. Concentrations of risks include the leasing of a substantial portion of the Company's operating real estate to two tenants as described in Note 4. Management believes that the carrying values of its investments are reasonable taking into consideration these risks along with estimated collateral values, payment histories, and other borrower information.

     The Company also invests in real estate, or mortgage loans secured by real estate, located outside of the United States. The Company's international operations are subject to the same risks associated with its United States operations as well as additional risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risk of political and economic instability, potential adverse tax consequences and the burden of complying with a wide variety of foreign laws.

     Additionally, the Company is subject to significant tax risks. If Newcastle were to fail to qualify as a REIT in any taxable year, Newcastle would be subject to federal income tax on its taxable income at regular corporate rates, which could be material. Unless entitled to relief under certain provisions of the Code, Newcastle could also be disqualified from taxation as a REIT for the four taxable years following the year during which it failed to qualify as a REIT.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     FEDERAL INCOME TAXES -- Newcastle expects to qualify as a REIT under the Code. A REIT will generally not be subject to federal income taxation on that portion of its income that is distributed to shareholders if it distributes at least 90% (95% prior to 2001) of its REIT taxable income by the due date of its federal income tax return and complies with certain other requirements. Since the Company distributed 100% of its 2001, 2000 and 1999 taxable income, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

     Distributions relating to 1999, 2000 and 2001 were taxable as follows:

                                             DIVIDENDS   ORDINARY   CAPITAL
                                             PER SHARE    INCOME     GAINS    RETURN OF CAPITAL
                                             ---------   --------   -------   -----------------
1999.......................................    $1.50       48.56%       --%         51.44%
2000.......................................    $1.50       61.93%       --%         38.07%
2001.......................................    $2.00       71.82%    28.18%            --%

     CASH AND CASH EQUIVALENTS AND RESTRICTED CASH -- The Company considers all highly liquid short-term investments with maturities of 90 days or less when purchased to be cash equivalents. Restricted cash consisted of amounts held by third parties in margin accounts of $1.6 million and $1.5 million at December 31, 2001 and 2000, respectively, related to certain derivative hedge agreements, restricted property operating accounts of $8.4 million and $8.4 million at December 31, 2001 and 2000, respectively, cash held by trustees related to certain of the Company's investments of $0.9 million and $2.6 million at December 31, 2001 and 2000, respectively, and cash held as a deposit on the CBO II Collateral (Note 5) of $23.6 million at December 31, 2001. Certain amounts on deposit with major financial institutions exceed insured limits.

     INVESTMENT IN MARKETABLE SECURITIES -- The Company has classified its investment in marketable securities as available for sale. Securities available for sale are carried at market value with the net unrealized gains or losses reported as a separate component of accumulated other comprehensive income. At disposition, the net realized gain or loss is determined on the basis of the cost of the specific investments and is included in earnings. Unrealized losses on securities are charged to earnings if they reflect a decline in value that is other than temporary.

     The Company held the following investments classified as marketable securities available for sale:

                                                                                      UNREALIZED
                                          COST BASIS            FAIR VALUE          HOLDING LOSSES
                                      -------------------   -------------------   -------------------
TYPE                                  12/31/01   12/31/00   12/31/01   12/31/00   12/31/01   12/31/00
----                                  --------   --------   --------   --------   --------   --------
REIT#1 common equity
  securities(a).....................  $    --    $ 3,035    $    --    $ 2,080      $--        $955
CMBS#1(b)...........................    3,940      4,787      3,940      4,787       --          --
CMBS#2(b)...........................       --      6,504         --      6,504       --          --
CMBS#3(b)...........................    3,137     27,120      3,137     27,120       --          --
                                      -------    -------    -------    -------      ---        ----
I/O security(c).....................    7,430         --      7,390         --       40          --
                                      -------    -------    -------    -------      ---        ----
                                      $14,507    $41,446    $14,467    $40,491      $40        $955
                                      =======    =======    =======    =======      ===        ====

---------------

(a) During 2000, the Company sold 55,900 shares of REIT #1 for net proceeds of approximately $1.1 million at a loss of approximately $0.5 million. In January 2001, the Company sold the remaining 105,675 shares of REIT #1 for net proceeds of approximately $2.1 million at a loss of approximately $1.0 million.

(b) Acquired from ICH (Note 6). CMBS #1 is encumbered by a $1.5 million repurchase agreement at December 31, 2001. CMBS #1 has a maturity of November 2007, CMBS #2 was sold in May 2001 at a gain of $1.4 million, and CMBS #3 has a maturity of August 2030. CMBS #3 was restructured in April 2001 and a $23.7 million portion was transferred into the CBO securitization (Note 5).

(c) The I/O security matures in August 2018.

     LOANS AND MORTGAGE POOLS RECEIVABLE AND CBO COLLATERAL -- The Company invests in performing, sub-performing, and non-performing individual loans, loan portfolios, and securities secured by loans or loan portfolios for prices generally at or below face value. Loans and mortgage pools receivable are

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES presented in the consolidated balance sheet net of any unamortized discount and an allowance for loan losses. Discounts are accreted into interest income based upon a comparison of actual collections and expected collections. Income is not accrued on non-performing loans; cash received on such loans is treated as income to the extent of interest previously accrued. Interest income with respect to non-discounted loans is recognized on an accrual basis. Deferred fees and costs are recognized as interest income over the terms of the loans using the interest method. Upon settlement of loans, the excess (or deficiency) of net proceeds over the net carrying value of the loan is recognized as a gain (or loss) in the period of settlement.

     ALLOWANCE FOR LOAN AND MORTGAGE POOL LOSSES -- The Company periodically evaluates loans for impairment. Commercial and residential real estate loans are considered to be impaired, for financial reporting purposes, when it is probable that the Company will be unable to collect all principal or interest when due according to the contractual terms of the original loan agreements, or, for loans purchased at a discount for credit losses, when the Company determines that it is probable that it would be unable to collect as anticipated. Upon determination of impairment, the Company establishes specific valuation allowances, through provisions for losses, based on the estimated fair value of the underlying real estate collateral using a discounted cash flow analysis (see
Note 7). The allowance for each loan pool is maintained at a level believed adequate by management to absorb probable losses. It is the Company's policy to establish an allowance for uncollectible interest on performing loans that are past due more than 90 days or sooner when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. Upon such a determination, those loans are placed on non-accrual status and deemed to be non-performing. Actual losses may differ from the Company's estimates.

     RENTAL AND ESCALATION INCOME -- Contractual minimum rental income is recognized on a straight-line basis over the terms of the related operating leases. The excess of straight-line rents above contractual amounts was $2.0 million, $2.5 million and $2.8 million during 2001, 2000 and 1999, respectively. Expense recoveries are included in rental and escalation income.

     INVESTMENT IN REAL ESTATE -- Investment in real estate is recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis. Buildings are depreciated over 40 years. Major improvements are capitalized and depreciated over their estimated useful lives. Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. Expenditures for repairs and maintenance are expensed as incurred. Foreclosed real estate, held for sale, is recorded in Receivables and Other Assets at the lower of its cost or fair value less cost to sell and is not depreciated. The Company reviews its real estate assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No material impairment was recorded during 2001, 2000 or 1999. In August 2001, Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued, and will be effective in 2002. The Company does not expect the adoption of SFAS No. 144 to have a material effect on its financial position or results of operations.

     DEFERRED COSTS -- Deferred costs consist primarily of costs incurred in obtaining financing (amortized over the term of such financing using the interest method) and external costs related to probable acquisitions and $0.8 million related to a potential public offering of shares (Note 13). During 2001, 2000 and 1999, approximately $1.9 million, $2.5 million and $0.9 million of financing costs were amortized into interest expense, respectively.

     NET INCOME PER COMMON SHARE -- Net income per common share is calculated using net income available for common shareholders, on the basis of the weighted average number of common shares outstanding plus the additional dilutive effect of common stock equivalents during each period. The

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

Company did not have any dilutive common stock equivalents during 2001, 2000 or 1999. Net income available for common shareholders is equal to net income less preferred dividends and accretion of the discount on the Series A Preferred.

     STOCK OPTIONS -- The Company accounts for stock options granted to non-employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The fair value of the options issued as compensation to the Manager for its efforts in raising capital for the Company was recorded in 1998 as an increase in stockholders' equity with an offsetting reduction of capital proceeds received. No options were issued in 2001, 2000 or 1999.

     DERIVATIVES AND HEDGING ACTIVITIES -- In January 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either stockholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

     For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a cash flow hedge, fair value hedge or a hedge of a net investment in a foreign operation.

     Derivative transactions are entered into by the Company solely for risk-management purposes. The decision of whether or not a given transaction/position (or portion thereof) is hedged is made on a case-by-case basis, based on the risks involved and other factors as determined by senior management, including restrictions imposed by the Internal Revenue Code among others. In determining whether to hedge a risk, the Company may consider whether other assets, liabilities, firm commitments and anticipated transactions already offset or reduce the risk. All transactions undertaken as hedges are entered into with a view towards minimizing the potential for economic losses that could be incurred by the Company. Generally, all derivatives entered into are intended to qualify as hedges under GAAP, unless specifically stated otherwise. To this end, terms of hedges are matched closely to the terms of hedged items.

  Description of the risks being hedged:

          1) Interest rate risk, existing positions -- The Company generally hedges the aggregate risk of interest rate fluctuations with respect to its borrowings, regardless of the form of such borrowings, which require payments based on a variable interest rate index. The Company generally intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR or a Treasury rate).

          In order to reduce such risks, the Company may enter into swap agreements whereby the Company would receive floating rate payments in exchange for fixed rate payments, effectively converting the borrowing to fixed rate. The Company may also enter into cap agreements whereby, in exchange for a fee, the Company would be reimbursed for interest paid in excess of a certain cap rate.

          2) Interest rate risk, anticipated transactions -- The Company may hedge the aggregate risk of interest rate fluctuations with respect to anticipated transactions, primarily anticipated borrowings. The primary risk involved in an anticipated borrowing is that interest rates may increase between the date the transaction becomes probable and the date of consummation. The Company generally intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR or a Treasury rate).

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

          In order to "lock in" the rate on the date of forecast, the Company may enter into swap agreements whereby the Company would receive fixed rate payments in exchange for floating rate payments. The value of such a swap should vary inversely with the expected proceeds of a given fixed rate borrowing in the future, assuming the terms of the swap and borrowing are properly matched. At the date the borrowing occurs, the swap is unwound at a gain or loss which should equal the change in expected proceeds between the date of forecast and the date of consummation which result from changes in market interest rates, effectively hedging such changes. At December 31, 2001, no such derivative transactions were outstanding.

          3) Foreign currency rate risk, net investments -- The Company may hedge the aggregate risk of fluctuations in the exchange rate between a foreign currency, in which the Company has made a net investment, and the U.S. dollar.

          In order to reduce the risk, the Company may maintain a short position in the applicable foreign currency. The amount of the position would be equal to the anticipated net equity in the foreign investment at a forward date, as denominated in the foreign currency. This effectively locks in the current exchange rate on the Company's net equity position for the period of such position. At December 31, 2001, no such derivative transactions were outstanding.

     The Company has employed interest rate swaps primarily in four ways: (i) to hedge fluctuations in the fair value of the fixed lease payments underlying its revenue-producing real estate in Canada, (ii) to hedge the anticipated GSA Securitization (Note 10), which occurred in May 1999, (iii) to hedge the anticipated securitization of the CBO Collateral (Note 10), which occurred in July 1999, and (iv) to hedge its exposure to changes in market interest rates with respect to its floating rate debt. Approximately, $224.5 million and $216.4 million in principal amount of the Company's floating rate debt were designated as the hedged items to interest rate swap and cap agreements at December 31, 2001, respectively.

     To qualify for cash flow hedge accounting, interest rate swaps and caps must meet certain criteria, including (1) the items to be hedged expose the Company to interest rate risk, (2) the interest rate swaps or caps are highly effective in reducing the Company's exposure to interest rate risk, and (3) with respect to an anticipated transaction, such transaction is probable. Correlation and effectiveness are periodically assessed based upon a comparison of the relative changes in the fair values or cash flows of the interest rate swaps and caps and the items being hedged.

     For derivative instruments that are designated and qualify as a cash flow hedge (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss, and net payments received or made, on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. No material ineffectiveness was recorded during the year ended December 31, 2001. Prior to the adoption of SFAS No. 133, these hedges were measured at historical cost which was amortized into interest expense on the interest method. Periodic net payments received or made on such hedges were also included in interest expense at such time.

     With respect to interest rate swaps which were designated as hedges of the fair value of lease payments, periodic net payments and any gain or loss from fluctuations in the fair value of the interest rate swaps were capitalized as adjustments to deferred rent and are being recognized over the term of the leases as adjustments to rental income. Pursuant to SFAS No. 133, such net amounts were reclassified to accumulated other comprehensive income at January 1, 2001. The Company's hedge of such payments

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES was terminated in 1999. As of December 31, 2001 and 2000, $1.6 million and $1.9 million of such losses were deferred, net of amortization, respectively.

     With respect to interest rate swaps which have been designated as hedges of anticipated refinancings, periodic net payments were recognized currently as adjustments to interest expense; any gain or loss from fluctuations in the fair value of the interest rate swaps was recorded as a deferred hedging gain or loss and treated as a component of the anticipated transaction at the time of such transaction. Pursuant to SFAS No. 133, such net amounts were reclassified to accumulated other comprehensive income at January 1, 2001. In the event the anticipated refinancing failed to occur as expected, the deferred hedging credit or charge was recognized currently in income. The Company's hedges of such refinancings were terminated upon the consummation of such refinancings. As of December 31, 2001 and 2000, $9.1 million and $13.7 million of such gains were deferred, net of amortization, respectively.

     SFAS No. 133 has resulted in a change in the Company's method of accounting for interest rate caps and swaps used as hedges. As a result of this change, the Company recorded a transition gain adjustment to other comprehensive income of approximately $4.1 million on January 1, 2001. During the year ended December 31, 2001, the Company recorded an aggregate $11.4 million of loss to other comprehensive income and an aggregate of $4.7 million of gain to earnings, as an adjustment to interest expense, related to such hedges. The Company expects to reclassify approximately $0.4 million of net gain on derivative instruments from accumulated other comprehensive income to earnings during the next twelve months due to differences in the present value of net interest payments associated with interest rate swaps and to changes in fair value associated with interest rate caps.

     With respect to interest rate swaps and caps that have not been designated as hedges, any net payments under, or fluctuations in the fair value of, such swaps and caps has been recognized currently in income.

     The Company's derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. The Company minimizes such risk by limiting its counterparties to major financial institutions with good credit ratings. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored. Management does not expect any material losses as a result of default by other parties. The Company does not require collateral.

     FOREIGN CURRENCY OPERATIONS -- Assets and liabilities relating to foreign operations are translated using exchange rates as of the end of each reporting period. The results of the Company's foreign operations are translated at the weighted average exchange rate for each reporting period. Translation adjustments are included as a component of accumulated other comprehensive income.

     Foreign exchange contracts are, from time to time, used to hedge the Company's net investments in its foreign operations. Gains and losses on foreign exchange contracts which qualify as hedges of net investments in foreign operations as well as changes in the market value of these instruments are included in accumulated other comprehensive income. Upon sale or liquidation of its investment in a foreign operation, the related amount in accumulated other comprehensive income is reclassified to transaction gain or loss in the period of such liquidation.

     Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions which qualify as a hedge, are included currently in income.

     COMPREHENSIVE INCOME -- Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For the Company's purposes, comprehensive income represents net income, as presented in the statements of operations, adjusted for net foreign currency

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES translation adjustments and unrealized gains or losses on marketable securities held for sale and derivatives designated as cash flow hedges. Accumulated other comprehensive income at December 31, 2001 and 2000 represented $5.6 million and $2.4 million of net foreign currency translation loss adjustments, respectively, $21.7 million and $1.0 million of net unrealized gains on marketable securities, respectively, and $7.3 million and $0.0 million of net unrealized losses on derivatives designated as cash flow hedges, respectively.

     ORGANIZATION COSTS -- The AICPA has issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities." This SOP requires costs of start-up activities and organizational costs to be expensed as incurred and was effective for financial statements for fiscal years beginning after December 15, 1998. The initial application of this SOP has been recorded by the Company in 1999 as a cumulative effect of a change in accounting principle. The Company carried approximately $0.5 million of net deferred organizational costs on its books as of December 31, 1998 that were written off in 1999.

3. LOAN PORTFOLIO

     Loans and mortgage pools receivable consisted of the following at December 31, 2001 and 2000:

                                                                                INDIVIDUAL
2001                                                     TOTAL     LOAN POOLS     LOANS
----                                                    --------   ----------   ----------
Residential real estate loans.........................  $ 17,002    $ 17,002      $   --
Commercial real estate loans..........................     8,393       1,833       6,560
                                                        --------    --------      ------
Total mortgage loans..................................    25,395      18,835       6,560
Allowance for loan losses(a)..........................   (14,720)    (14,720)         --
                                                        --------    --------      ------
Loans receivable, net.................................  $ 10,675    $  4,115      $6,560
                                                        ========    ========      ======

---------------

(a) During 2001, the Company settled loans which had an aggregate allowance of approximately $7.3 million on the date of settlement. The total allowance also increased $0.5 million as a result of foreign currency fluctuations.

                                                                                INDIVIDUAL
2000                                                     TOTAL     LOAN POOLS     LOANS
----                                                    --------   ----------   ----------
Residential real estate loans.........................  $ 48,596    $ 48,596     $    --
Commercial real estate loans..........................    81,025       4,412      76,613
                                                        --------    --------     -------
Total mortgage loans..................................   129,621      53,008      76,613
Unaccreted discount...................................    (1,095)     (1,095)         --
Allowance for loan losses(b)..........................   (21,569)    (21,404)       (165)
                                                        --------    --------     -------
Loans receivable, net.................................  $106,957    $ 30,509     $76,448
                                                        ========    ========     =======

---------------

(b) During 2000, the Company recorded allowances on existing loan portfolios of approximately $1.2 million (which is included in Gain (Loss) on Settlement of Investments) and settled and foreclosed loans which had an aggregate allowance of approximately $5.0 million on the date of settlement. The total allowance also decreased $1.2 million as a result of foreign currency fluctuations.

     The average net balance of the Company's mortgage pools was approximately $11.8 million and $37.2 million during 2001 and 2000, respectively, on which the Company earned approximately $1.6 million and $5.7 million of gross revenues, respectively.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

The following table sets forth certain information regarding individual mortgage loans:

LOAN #        COLLATERAL          LOCATION    INTEREST RATE   FINAL MATURITY DATE    PAYMENT TERMS
------  ----------------------   ----------   -------------   --------------------   -------------
  1         Retail Stores        19 States    LIBOR + 4.0%    Repaid January 2002    Interest Only
  2     Residential Properties   California      10.75%         Repaid June 2001     Interest Only
  3     Residential Properties   Wisconsin       9.25%        Repaid February 2001   Interest Only

                          FACE AMOUNT         CARRYING AMOUNT        ENCUMBRANCES
                      -------------------   -------------------   -------------------
LOAN #  PRIOR LIENS   12/31/01   12/31/00   12/31/01   12/31/00   12/31/01   12/31/00
------  -----------   --------   --------   --------   --------   --------   --------
  1      None          $6,560    $75,391     $6,560    $75,391     None      $48,862
  2      None          $   --    $ 1,087     $   --    $   928     None         None
  3      None          $   --    $   135     $   --    $   129     None         None

The following table sets forth certain additional information regarding mortgage loan pools:

                                             12/31/2001                                                     PRINCIPAL AMOUNT
                      ---------------------------------------------------------     CARRYING AMOUNT (A)       OVER 90 DAYS
                          RANGE OF LOAN      RANGE OF INTEREST   RANGE OF FINAL   -----------------------     PAST DUE AT
 TYPE OF COLLATERAL         BALANCES               RATES           MATURITIES     12/31/2001   12/31/2000      12/31/2001
 ------------------   ---------------------  -----------------   --------------   ----------   ----------   ----------------
Primarily
  Residential
  Portfolios               Under $100                                               $   --       $12,504        $
                            $100-$200           (B)                (B)                 804         8,545          2,148
                            Over $200           (B)                (B)               3,268         8,786         14,855
                                                                                    ------       -------        -------
Subtotal                                                                             4,072        29,835         17,003
                                                                                    ------       -------        -------
Primarily Commercial
  Portfolios               Under $500                                                   --           530             --
                          $500 - $1,000                                                 --            --             --
                           Over $1,000          (B)                (B)                  43           144          1,583
                                                                                    ------       -------        -------
Subtotal                                                                                43           674          1,583
                                                                                    ------       -------        -------
Total mortgage
  loan pool                                                                         $4,115       $30,509        $18,586
                                                                                    ======       =======        =======

---------------

(A) The primary residential portfolios were encumbered by $14.5 million of debt at December 31, 2000.

(B) These loans have passed their stated maturities and are considered non-performing loans. The Company is in the process of restructuring or settling all of these loans and, as such, their stated interest rates are not longer significant.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

4. OPERATING REAL ESTATE

     Investments in operating real estate consisted of the following commercial properties:

                                                          12/31/01   12/31/00
                                                          --------   --------
Land....................................................  $ 61,417   $ 62,585
U.S. properties.........................................   395,066    392,154
Canadian properties.....................................    46,206     49,015
Belgian properties......................................    61,093     63,169
                                                          --------   --------
Total...................................................   563,782    566,923
Accumulated depreciation................................   (38,948)   (26,384)
Investment in real estate, net..........................  $524,834   $540,539
                                                          ========   ========

     The North American properties are primarily leased on a long-term basis to the General Services Administration of the U.S. Government ("GSA") (the "GSA Properties") and Bell Canada, a wholly-owned subsidiary of BCE, Inc. (the "Bell Canada Properties"). The Belgian properties (the "Belgian Properties") are leased to a variety of tenants, including the European Commission ("EC") which has leased approximately 46% of these properties by gross carrying value. For 2001, 2000 and 1999, approximately 71.9%, 67.9% and 66.8% of the Company's consolidated rental and escalation income was attributable to GSA, respectively, and approximately 19.4%, 20.6% and 25.0% was attributable to Bell Canada, respectively. The GSA leases expire over various dates through the year 2018 and the Bell Canada leases expire over various dates through the year 2007. Each Bell Canada lease contains one five-year lease renewal option and provides for a significant payment due upon expiration of the lease. These terminal payments have been included in the calculation of straight-line rental income assuming that each lease is renewed once.

     In addition to minimum rent, GSA leases generally include an annual rental escalation based on the increase in the Consumer Price Index ("CPI") applied to the portion of the base rent attributable to operating expenses, as well as a provision requiring GSA to pay all increases in taxes over the base year. The leases to Bell Canada provide for the reimbursement of substantially all operating expenses and property taxes plus an administrative fee. The leases on the Belgian Properties provide for annual increases in base rent based on the change in the Sante Index, as well as payment of increases in operating expenses and real estate taxes over base year amounts. The following is a schedule by year of the future minimum rental payments to be received under the non-cancelable operating leases:

2002.............................................   $ 54,552
2003.............................................     49,342
2004.............................................     46,017
2005.............................................     42,895
2006.............................................     41,180
Thereafter.......................................    129,684
                                                    --------
                                                    $363,670
                                                    ========

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

                                                                             GROSS CARRYING AMOUNT AT 12/31/01
                                   INITIAL COSTS                            -----------------------------------
                               ----------------------                                     BLDG.
 TYPE OF                                  BLDG. AND     COSTS CAP SUBSEQ.                  AND
PROPERTY        LOCATION       LAND(A)   IMPROV'S.(A)      TO ACQ'S(A)        LAND       IMPROV'S     TOTAL(B)
---------  ------------------  -------   ------------   -----------------   ---------   ----------   ----------
                                   (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Off.
 Bldg.     Aurora, CO          $   720     $ 12,167          $   663         $   720     $ 12,830     $ 13,550
Warehouse  Burlington, NJ        4,850       89,390              741           4,850       90,131       94,981
Off.
 Bldg.     Philadelphia, PA      1,095       12,977              493           1,095       13,470       14,565
Off.
 Bldg.     Concord, MA           2,100       14,175              115           2,100       14,290       16,390
Off.
 Bldg.     Huntsville, AL          351       12,180            1,923             351       14,103       14,454
Off.
 Bldg.     Norfolk, VA             318        5,044               90             318        5,134        5,452
Off.
 Bldg.     Lakewood, CO            459        5,388               40             459        5,428        5,887
Off.
 Bldg.     Providence, RI        1,630       16,824              287           1,630       17,111       18,741
Off.
 Bldg.     Sacramento, CA        8,125       55,687            1,716           8,125       57,403       65,528
Off.
 Bldg.     Suffolk, VA             924       36,450              441             924       36,891       37,815
Off.
 Bldg.     Washington, DC        6,482       29,749              477           6,482       30,226       36,708
Off.
 Bldg.     Houston, TX           2,800       11,092               97           2,800       11,189       13,989
Off.
 Bldg.     San Diego, CA         1,600       25,254              164           1,600       25,418       27,018
Off.
 Bldg.     Kansas City, KS       5,679       32,179               25           5,679       32,204       37,883
Off.
 Bldg.     Kansas City, MO       5,152       29,202               35           5,152       29,237       34,389
Off.
 Bldg.     Etobicoke, ON           345        8,473              518             345        8,991        9,336
Off.
 Bldg.     London, ON              759       13,676              186             759       13,862       14,621
Off.
 Bldg.     Hamilton, ON            458        3,381               --             458        3,381        3,839
Industrial Toronto, ON           6,768       18,414               94           6,768       18,508       25,276
Off.
 Bldg.     Kingston, ON            188        1,289              176             188        1,465        1,653
Off.
 Bldg.     G. Bijgaarden, BEL    1,310        7,088              176           1,310        7,264        8,574
Off.
 Bldg.     Brussels, BEL         3,531       19,603               10           3,531       19,613       23,144
Off.
 Bldg.     Brussels, BEL           593        3,298              279             593        3,577        4,170
Off.
 Bldg.     Brussels, BEL         1,512        8,417               23           1,512        8,440        9,952
Off.
 Bldg.     Waterloo, BEL           969        5,405               11             969        5,416        6,385
Off.
 Bldg.     Zaventem, BEL           867        4,835               50             867        4,885        5,752
Off.
 Bldg.     Brussels, BEL           703        3,940               94             703        4,034        4,737
Warehouse  Zaventem, BEL           479        2,673                4             479        2,677        3,156
Off.
 Bldg.     Brussels, BEL           650        3,657            1,530             650        5,187        5,837
                               -------     --------          -------         -------     --------     --------
           TOTALS:             $61,417     $491,907          $10,458         $61,417     $502,365     $563,782
                               =======     ========          =======         =======     ========     ========

                                         UNAUDITED
                                ---------------------------
                  12/31/2001
           -------------------------
 TYPE OF              ACCUM.           NET RENTABLE   ACQ.
PROPERTY   ENCUMB.     DEPR.    OCC.     SQ. FT.      DATE
---------  --------   -------   ----   ------------   -----
           (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) 67
Off.
 Bldg.     $  9,618   $ 1,101   100%        116,500    7/98
Warehouse    76,928     7,814   100%      1,048,631    7/98
Off.
 Bldg.       11,098     1,135   100%         93,552    7/98
Off.
 Bldg.       14,217     1,229   100%        104,527    7/98
Off.
 Bldg.       10,432     1,171   100%        117,476    7/98
Off.
 Bldg.        4,092       459   100%         53,830    7/98
Off.
 Bldg.        5,618       478    73%         82,845    7/98
Off.
 Bldg.       16,254     1,516   100%        130,600    7/98
Off.
 Bldg.       50,207     4,969    78%        323,456    7/98
Off.
 Bldg.       27,928     3,242   100%        278,978    7/98
Off.
 Bldg.       30,927     2,577   100%        162,038    7/98
Off.
 Bldg.       10,451       976    96%        138,000    7/98
Off.
 Bldg.       21,318     1,774   100%        144,327    3/99
Off.
 Bldg.       30,216     1,981   100%        182,554    7/99
Off.
 Bldg.       24,555     1,553   100%        204,607   11/99
Off.
 Bldg.        5,153       694   100%        177,212   10/98
Off.
 Bldg.        8,436     1,113    96%        325,764   10/98
Off.
 Bldg.        2,243       271   100%        118,787   10/98
Industria    14,716     1,480   100%        624,786   10/98
Off.
 Bldg.          863       108   100%         45,691   10/98
Off.
 Bldg.        7,997       411    77%         81,763   11/99
Off.
 Bldg.       21,617     1,043   100%        119,781   11/99
Off.
 Bldg.        2,258       237   100%         26,651   11/99
Off.
 Bldg.        6,221       451   100%         53,421   11/99
Off.
 Bldg.        4,304       291   100%         46,231   11/99
Off.
 Bldg.        4,598       278   100%         65,175   11/99
Off.
 Bldg.        3,432       227    68%         28,180   11/99
Warehouse     1,427       142   100%         55,606   11/99
Off.
 Bldg.        3,295       227     0%         32,206   11/99
           --------   -------   ---    ------------
           $430,419   $38,948    98%      4,983,175
           ========   =======   ===    ============

---------------

(A) Adjusted for changes in foreign, currency exchange rates, which aggregated $7.6 million of loss and $7.3 million of loss between land, building and improvements in 2001 and 2000, respectively.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

     The following is a reconciliation of operating real estate assets and accumulated depreciation:

                                                                 ACCUMULATED
                                                       GROSS     DEPRECIATION     NET
                                                      --------   ------------   --------
Balance at December 31, 1999........................  $572,664     $(13,815)    $558,849
Improvements........................................     1,520           --        1,520
Changes in foreign currency exchange rates..........    (7,261)          52       (7,209)
Depreciation........................................        --      (12,621)     (12,621)
                                                      --------     --------     --------
Balance at December 31, 2000........................   566,923      (26,384)     540,539
                                                      --------     --------     --------
Improvements........................................     4,495           --        4,495
Changes in foreign currency exchange rates..........    (7,636)         345       (7,291)
Depreciation........................................        --      (12,909)     (12,909)
                                                      --------     --------     --------
Balance at December 31, 2001........................  $563,782     $(38,948)    $524,834
                                                      ========     ========     ========

5. REAL ESTATE DEBT SECURITIES

     During 1999, the Company purchased various commercial mortgage backed securities ("CMBS") and unsecured REIT loans (collectively, the "CBO Collateral"). The CBO Collateral is summarized as follows:

                                                                       RANGE OF         RANGE OF       DELINQUENCY
                           CARRYING AMOUNT      PRINCIPAL BALANCE    COUPON RATES   FINAL MATURITIES     STATUS
                         -------------------   -------------------   ------------   ----------------   -----------
                         12/31/01   12/31/00   12/31/01   12/31/00     12/31/01         12/31/01        12/31/01
                         --------   --------   --------   --------   ------------   ----------------   -----------
CMBS
  Fixed................  $220,211   $216,810   $253,673   $277,011   2.00 - 12.06%   11/07 - 6/32       Current
  Floating.............    51,426     55,019     62,384     66,384   6.97 - 7.53%    4/12 - 9/33        Current
Unsecured REIT loans
  Fixed................   225,392    228,050    219,515    234,815   6.70 - 8.88%    2/03 - 3/13        Current
  Floating.............        --      9,850         --      9,850       N/A             N/A              N/A
Restricted cash(A).....    25,229         --         --         --       N/A             N/A              N/A
                         --------   --------   --------   --------
    Total..............  $522,258   $509,729   $535,572   $588,060
                         ========   ========   ========   ========

---------------

(A) Represents cash held in a temporary investment account by the trustee for reinvestment in securities.

     The CBO Collateral was initially financed pursuant to a repurchase agreement, which had a balance of $281.2 million immediately prior to the CBO securitization (Note 10). This agreement was satisfied with proceeds from the CBO Securitization.

     In May 2000, pursuant to SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities," as amended, the Company transferred the CBO Collateral from its securities held to maturity category to its securities available for sale category. As a result, the CBO Collateral is marked to market (see Note 7).

     In March and April 2001, the Company traded out of 5 collateral positions in its CBO securitization with an aggregate basis of approximately $64.5 million in exchange for approximately $23.7 million of privately issued CMBS from a subsidiary of the Company (representing a portion of the CMBS #3 securities as described in Note 2), $25.6 million of publicly issued CMBS, and approximately $12.6 million of unsecured REIT debt securities. As a result of the trade, the Company received gross proceeds of approximately $71.1 million and recorded a gain on the sale of approximately $6.4 million. The Company recognized an additional $1.0 million in gains on sales of CBO Collateral during 2001.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

     In October 2001, the Company entered into an agreement with a major investment bank whereby the Company has the right to purchase up to $400 million, plus our deposit, of commercial mortgage backed securities, unsecured REIT debt and asset backed securities (the "CBO II Collateral"), which are specifically designated for a securitization transaction (the "CBO II Transaction"). As of December 31, 2001, $181.2 million of the $400 million had been accumulated. Should the Company choose not to purchase the CBO II Collateral, the Company's liability would be limited to the aggregate market decline in the CBO II Collateral, net of any aggregate gains on swaps entered into by the investment bank, to the extent of the Company's deposit. The balance of the deposit, if any, would then be refunded to the Company. Through December 31, 2001, there has been no material decline in the value of the collateral in the aggregate. At December 31, 2001, the Company had a deposit of $23.6 million related to this agreement, which is recorded in Restricted Cash. The Company plans to finance the purchase of the CBO II Collateral with a securitization. There is no assurance, however, that the CBO II Transaction will be consummated.

6. INFORMATION REGARDING BUSINESS SEGMENTS

     The Company conducts its business in four primary segments: revenue-producing real estate, real estate debt securities, real estate loans, and its investment in the Fund. Details of the Company's real estate debt securities are shown in Note 5. Details of the Company's real estate investments are shown in Note 4. Details of the Company's loan investments are shown in Note
3. The loan investments are secured by real estate or by loans that are in turn secured by real estate. The loan segment includes foreclosed property. The unallocated portion consists primarily of interest income on short-term investments, dividends on equity investments and expenses for professional and management fees and other overhead. The Company has combined two of its previously reported segments, loan pools and individual loans, into one segment, real estate loans. The Company's investment in the Fund is now shown separately, whereas it was previously included in the unallocated caption. These changes have been made due to the settlement of a significant portion of the assets in the combined segments and the Company's increasing investment in the Fund.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

     Summary financial data on the Company's segments is given below, together with a reconciliation to the same data for the Company as a whole.

                                          RE DEBT    REAL ESTATE
                            REAL ESTATE    SEC'S        LOANS        FUND     UNALLOCATED     TOTAL
                            -----------   --------   -----------   --------   -----------   ----------
2001
Gross revenues............   $ 81,927     $ 53,095    $  6,270     $ 29,356    $  3,481     $  174,129
Operating expenses........    (31,548)        (253)       (938)          --      (9,492)       (42,231)
                             --------     --------    --------     --------    --------     ----------
Operating income..........     50,379       52,842       5,332       29,356      (6,011)       131,898
Interest expense..........    (29,449)     (26,793)     (3,234)          --      (3,291)       (62,767)
Depreciation and
  amortization............    (12,989)          --          --         (560)       (447)       (13,996)
Equity in earnings of
  unconsolidated
  subsidiaries............         --           --          --        5,360      (2,553)         2,807
                             --------     --------    --------     --------    --------     ----------
Income before minority
  interest................      7,941       26,049       2,098       34,156     (12,302)        57,942
Minority interest.........        (10)          --          93      (14,354)         --        (14,271)
                             --------     --------    --------     --------    --------     ----------
Net Income................   $  7,931     $ 26,049    $  2,191     $ 19,802    $(12,302)    $   43,671
                             ========     ========    ========     ========    ========     ==========
Revenue derived from
  non-U.S. sources:
  Canada..................   $ 16,092     $     --    $    (17)    $     --    $     --     $   16,075
                             ========     ========    ========     ========    ========     ==========
  Belgium.................   $  7,219     $     --    $     --     $     --    $     --     $    7,219
                             ========     ========    ========     ========    ========     ==========
  Italy...................   $     --     $     --    $    764     $     --    $     --     $      764
                             ========     ========    ========     ========    ========     ==========
Total assets..............   $565,481     $560,155    $ 12,920     $ 97,562    $ 40,355     $1,276,473
                             ========     ========    ========     ========    ========     ==========
Long lived assets outside
  the U.S.:
  Canada..................   $ 51,060     $     --    $     --     $     --    $     --     $   51,060
                             ========     ========    ========     ========    ========     ==========
  Belgium.................   $ 68,399     $     --    $     --     $     --    $     --     $   68,399
                             ========     ========    ========     ========    ========     ==========

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

                                          RE DEBT    REAL ESTATE
                            REAL ESTATE    SEC'S        LOANS        FUND     UNALLOCATED     TOTAL
                            -----------   --------   -----------   --------   -----------   ----------
2000
Gross revenues............   $ 81,203     $ 46,222    $ 15,252     $     --    $ 26,122     $  168,799
Operating expenses........    (30,744)        (343)     (2,296)          --      (9,128)       (42,511)
                             --------     --------    --------     --------    --------     ----------
Operating income..........     50,459       45,879      12,956           --      16,994        126,288
Interest expense..........    (30,505)     (29,663)     (6,583)          --      (1,766)       (68,517)
Depreciation and
  amortization............    (12,668)          --          --           --        (515)       (13,183)
Equity in earnings of
  unconsolidated
  subsidiaries............         --           --          --        1,044      (2,024)          (980)
                             --------     --------    --------     --------    --------     ----------
Income before minority
  interest................      7,286       16,216       6,373        1,044    $ 12,689         43,608
Minority interest.........        (10)          --        (738)          --          --           (748)
                             --------     --------    --------     --------    --------     ----------
Net Income................   $  7,276     $ 16,216    $  5,635     $  1,044    $ 12,689     $   42,860
                             ========     ========    ========     ========    ========     ==========
Revenue derived from
  non-U.S. sources:
  Canada..................   $ 16,742     $     --    $   (103)    $     --    $     --     $   16,639
                             ========     ========    ========     ========    ========     ==========
  Belgium.................   $  7,022     $     --    $     --     $     --    $     --     $    7,022
                             ========     ========    ========     ========    ========     ==========
  Italy...................   $     --     $     --    $  2,171     $     --    $     --     $    2,171
                             ========     ========    ========     ========    ========     ==========
Total assets..............   $576,728     $527,989    $112,507     $ 50,694    $ 63,168     $1,331,086
                             ========     ========    ========     ========    ========     ==========
Long lived assets outside
  the U.S.:
  Canada..................   $ 55,404     $     --    $     --     $     --    $     --     $   55,404
                             ========     ========    ========     ========    ========     ==========
  Belgium.................   $ 72,615     $     --    $     --     $     --    $     --     $   72,615
                             ========     ========    ========     ========    ========     ==========

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

                                          RE DEBT    REAL ESTATE
                            REAL ESTATE    SEC'S        LOANS        FUND     UNALLOCATED     TOTAL
                            -----------   --------   -----------   --------   -----------   ----------
1999
Gross revenues............   $ 66,272     $ 28,277    $ 16,279     $     --    $  3,746     $  114,574
Operating expenses........    (23,824)        (152)     (3,119)          --     (10,201)       (37,296)
                             --------     --------    --------     --------    --------     ----------
Operating income..........     42,448       28,125      13,160           --      (6,455)        77,278
Interest expense..........    (23,568)     (17,342)     (5,868)          --          --        (46,778)
Depreciation and
  amortization............    (10,003)          --         (10)          --        (461)       (10,474)
Equity in earnings of
  unconsolidated
  subsidiaries............         --           --      (3,259)          --        (356)        (3,615)
                             --------     --------    --------     --------    --------     ----------
Income before minority
  interest................      8,877       10,783       4,023           --      (7,272)        16,411
Minority interest.........         --           --      (1,258)          --          --         (1,258)
Extraordinary item -- loss
  on debt
  extinguishment..........     (2,341)          --          --           --          --         (2,341)
Cumulative effect of
  change in acct.
  principle...............         --           --          --           --        (513)          (513)
                             --------     --------    --------     --------    --------     ----------
Net Income................   $  6,536     $ 10,783    $  2,765     $     --    $ (7,785)    $   12,299
                             ========     ========    ========     ========    ========     ==========
Revenue derived from
  non-U.S. sources:
  Canada..................   $ 16,579     $     --    $ (2,444)    $     --    $     20     $   14,155
                             ========     ========    ========     ========    ========     ==========
  Belgium.................   $    608     $     --    $     --     $     --    $     --     $      608
                             ========     ========    ========     ========    ========     ==========
  Italy...................   $     --     $     --    $    313     $     --    $     --     $      313
                             ========     ========    ========     ========    ========     ==========
Total assets..............   $594,248     $523,660    $172,990     $     --    $ 90,702     $1,381,600
                             ========     ========    ========     ========    ========     ==========
Long lived assets outside
  the U.S.:
  Canada..................   $ 57,954     $     --    $     --     $     --    $     --     $   57,954
                             ========     ========    ========     ========    ========     ==========
  Belgium.................   $ 80,835     $     --    $     --     $     --    $     --     $   80,835
                             ========     ========    ========     ========    ========     ==========

     The managing member of the Fund is Fortress Fund MM LLC (the "Managing Member"), which is owned jointly, through subsidiaries, by the Company, approximately 94%, and the Manager, approximately 6%. The Company and its affiliates, including the Managing Member, have committed to contribute an aggregate of $100 million, or approximately 11.5% of the Fund's total committed capital, to the Fund; in the aggregate, the Company and 21 unaffiliated investors (collectively, the "Investors") have committed approximately $872.8 million (the "Capital Commitment") to the Fund over the three years ending April 28, 2003. The Company has committed to fund 100% of the capital commitments of its affiliates, including the Managing Member (which has committed $8.7 million or approximately 1% of the Fund's total committed capital), to the Fund.

     The Managing Member is entitled to an incentive return (the "Incentive Return") generally equal to 20% of the Fund's returns, as defined, subject to:
1) a 10% preferred return payable to the Investors and 2) a clawback provision which requires amounts previously distributed as Incentive Return to be returned to the Fund if, upon liquidation of the Fund, the amounts ultimately distributed to each Investor do not meet a 10% preferred return to the Investors. The Fund is managed by the Manager pursuant to the Managing Member's operating agreement and a management agreement between the Manager and the

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

Managing Member. In accordance with those documents, (a) the Manager is entitled to 100% of the management fee payable by the Fund, (b) the Manager is entitled to 50% of the Incentive Return payable by the Fund, (c) the Company is entitled to 50% of the Incentive Return payable by the Fund and (d) the Company is entitled to receive 100% of the investment income or loss attributable to the capital invested in the Fund by the Managing Member. The Manager of the Fund also manages the Company. The Company consolidates the financial results of the Managing Member because the Company owns substantially all of the voting interest in the Managing Member. As a result, the Company's financial statements reflect all of the Incentive Return payable to the Managing Member, including the 50% portion payable to the Manager which is treated as Minority Interest.

     In January 2000, the Company transferred, in exchange for cash, approximately $51.2 million of preferred equity securities, acquired in December 1999, to the Fund at their market value, which approximated their book value, resulting in no gain or loss being recorded. During 2001 and 2000, the Company invested approximately $21.5 million and $47.2 million, respectively, in the Fund. During 2001, the Company received $16.3 million of distributions from the Fund, excluding Incentive Return. The Company accounts for its investment in the Fund under the equity method. During 2001, 2000 and 1999, the Manager earned $8.9 million, $9.2 million and $0.7 million of management and administrative fees from the Fund, respectively, through its agreement with the Managing Member.

     The Incentive Return is payable on an asset-by-asset basis, as realized. Accordingly, an Incentive Return may be paid to the Managing Member in connection with a particular Fund investment if and when such investment generates proceeds to the Fund in excess of the capital called with respect to such investment, plus a 10% preferred return thereon. If upon liquidation of the Fund the aggregate amount paid to the Managing Member as Incentive Return exceeds the amount actually due to the Managing Member (that is, amounts that should instead have been paid to Investors) after taking into account the aggregate return to Investors, the excess is required to be returned by the Managing Member (that is "clawed back") to the Fund. The Company receives a credit against management fees otherwise payable under the Management Agreement with the Manager for management fees and any Incentive Return paid to the Manager by the Fund in connection with the Company's investment in the Fund.

     The Company has adopted Method 2 of Emerging Issues Task Force Topic D-96 which specifies that companies with management arrangements that contain a performance based incentive return that is not finalized until the end of a period of time specified in the contract may record such return as revenue in the amount that would be due under the formula at any point in time as if the incentive return arrangement was terminated at that date.

     The Company records as incentive income the amount that would be due based on the fair value of the assets in the Fund exceeding the required return at a specific point in time as if the management arrangement was terminated on that date. Based on this methodology, the Company's net income in each reporting period will reflect changes in the fair value of the assets in the Fund which may be significant. As such, the Company has accrued $28.7 million of Incentive Return through December 31, 2001. This amount has been recorded in Incentive Income and Due from Affiliates. The Manager is entitled to 50% of this income which the Company records as Minority Interest. The Company has received $4.4 million of such income in cash pertaining to the year ended December 31, 2001, representing its 50% interest in the Incentive Return paid by the Fund.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

     Summarized financial information related to the Company's unconsolidated subsidiaries was as follows:

                                                      INCLUDED IN REAL ESTATE LOANS SEGMENT
                           -------------------------------------------------------------------------------------------
                                                                                             FORTRESS INVESTMENT FUND
                                  AUSTIN HOLDINGS                FIC MANAGEMENT INC.                  LLC(A)
                           ------------------------------   ------------------------------   -------------------------
                           12/31/01   12/31/00   12/31/99   12/31/01   12/31/00   12/31/99    12/31/01      12/31/00
                           --------   --------   --------   --------   --------   --------   -----------   -----------
Assets...................  $ 7,947    $21,259    $ 31,370      $--      $  --      $5,941     $612,083      $434,009
Liabilities..............   (2,353)    (7,207)    (17,482)     --          --          --           --            --
Minority interest........     (352)      (590)       (896)     --          --          --           --            --
                           -------    -------    --------      --       -----      ------     --------      --------
Equity...................  $ 5,242    $13,462    $ 12,992      $--      $  --      $5,941     $612,083      $434,009
                           =======    =======    ========      ==       =====      ======     ========      ========
Equity held by
  Newcastle..............  $ 4,977    $12,733    $ 12,327      $--      $  --      $5,643     $ 68,231      $ 50,694
                           =======    =======    ========      ==       =====      ======     ========      ========
Revenues.................  $(1,370)   $ 2,675    $  2,444               $ 234      $   --     $141,475      $ 21,894
Expenses.................   (1,302)    (5,001)     (6,997)               (523)       (375)      (9,941)       (8,941)
Minority interest........      (16)       484       1,123      --          --          --           --            --
                           -------    -------    --------      --       -----      ------     --------      --------
Net income (loss)........  $(2,688)   $(1,842)   $ (3,430)     $--      $(289)     $ (375)    $131,534      $ 12,953
                           =======    =======    ========      ==       =====      ======     ========      ========
Newcastle's equity in net
  income (loss)..........  $(2,553)   $(1,749)   $ (3,259)     $--      $(275)     $ (356)    $  5,360      $  1,044
                           =======    =======    ========      ==       =====      ======     ========      ========

---------------

(A) Fortress Investment Fund LLC's summary financial information is presented on a fair value basis, consistent with its internal basis of accounting, while Newcastle's equity is presented on a GAAP basis. Newcastle's equity in net income excludes its incentive income.

     In 1998, the Company and Fortress Principal Investment Group LLC ("FPIG"), an affiliate of the Manager, formed Austin Holdings Corporation ("Austin"). FPIG contributed cash, and the Company contributed its interest in entities that owned certain assets, primarily non-performing loans and foreclosed real estate intended for sale, which were originally acquired as part of loan pool acquisitions. The assets the Company contributed, and any income generated from them, are not well suited to be held by a REIT because of the following reasons. If the assets were treated as inventory held for sale in the ordinary course of business, any gain from the sale of these assets would be subject to a 100% excise tax in the hands of a REIT. By holding these assets indirectly through Austin, a corporate entity, the Company instead receives dividend income from the corporation, which is not subject to the 100% excise tax, and is treated as qualifying income for purposes of the REIT 95% income test. The Company holds non-voting preferred stock of Austin. The Company's preferred stock in Austin represents a 95% economic ownership interest in Austin, and has a liquidation preference over the common stockholders. The Company's interest in Austin is accounted for under the equity method. As of December 31, 2001, the Company has no outstanding obligations to Austin. The Company and Austin have elected to treat Austin as a taxable REIT subsidiary ("TRS") as of January 1, 2001 in order to comply with the rule that REITs generally may not hold more than 10% of the voting securities or 10% of the value of securities of any corporation that is not a TRS. FPIG is the holder of all of the common stock which represents 100% of the vote and 5% of the economic ownership interest of Austin. FPIG's ownership interest was funded in part by a $0.7 million loan from Austin in 2001.

     Austin also owns 100% of the common stock of Ascend Residential Holdings, Inc. ("Ascend"), which has a net book value of $3.9 million at December 31, 2001. Ascend's primary business is the acquisition, rehabilitation and sale of single-family residential properties.

     In May 1999, the Company purchased from Impac Commercial Holdings, Inc. ("ICH"), a publicly traded mortgage REIT, approximately $12 million of non-voting Series B Convertible Preferred Stock with

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES a coupon of 8.5%. The preferred stock was initially convertible into 1,683,635 shares of common stock of ICH. Subsequently, during 1999 and 2000, the Company purchased 832,400 shares of common stock of ICH. Additionally, FIC Management Inc. ("FICMI"), an unconsolidated subsidiary of Newcastle created for this purpose, purchased the management contract for ICH for $6 million and subcontracted the management of ICH to the Manager. FICMI was entitled to an incentive fee under the management agreement, as defined, if certain minimum returns were achieved. During the third quarter of 2000, FICMI recognized incentive fee income of $0.2 million based on ICH's achievement of such returns. During 2000 and 1999, ICH reimbursed the Manager for approximately $0.7 million and $1.6 million of expenses pursuant to such contract, respectively, and reimbursed the Company for $0.4 million of such expenses in 2000. These investments were included in the "Unallocated" category. FICMI had substantially the same legal structure as Austin. The Company and FICMI and Fortress Fund MM, Inc. (FFMMI) have made elections to treat FICMI and FFMMI as TRS's as of January 1, 2001.

     In November 2000 a wholly-owned subsidiary of the Company completed a tender offer for all of the remaining outstanding common shares of ICH. The Company's basis in its investment in ICH was approximately $22.1 million at the date of acquisition. In addition, the Company incurred approximately $44.3 million in connection with its tender offer and assumed approximately $95.7 million of ICH's liabilities, resulting in total assets acquired of $162.1 million (including $12.1 million of cash), based on the "purchase" method of accounting. As part of the transaction, the Company acquired ICH's net operating loss carry-forwards, subject to applicable tax law limitations. Subsequent to the acquisition, the Company sold $108.9 million of the former ICH assets during 2000 for net proceeds of approximately $130.2 million at a gain of approximately $21.3 million, and repaid approximately $92.8 million of the former ICH liabilities. The remaining, non-cash ICH assets at December 31, 2001 and 2000 were primarily included in Marketable Securities Available for Sale (Note 2). The Company's consolidated financial statements include ICH's results of operations for the period subsequent to the completion of the tender offer.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     For the majority of the Company's financial instruments, principally loans, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate environments as of December 31, 2001 and do not take into consideration the effects of subsequent interest rate fluctuations.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

     The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2001 are as follows:

                                                      CARRYING   PRINCIPAL BALANCE OR   ESTIMATED FAIR
                                                       AMOUNT      NOTIONAL AMOUNT          VALUE
                                                      --------   --------------------   --------------
Assets:
  Marketable securities, available for sale.........  $ 14,467              N/A            $ 14,467
  CBO Collateral, net...............................   522,258        $ 535,572             522,258
  Loans and mortgage pools receivable, net..........    10,675           25,395              10,864
  Interest rate caps, treated as hedges, net(A).....    10,271          216,365              10,271
Liabilities:
  CBO bonds payable.................................   445,514          455,000             466,521
  Other bonds payable...............................   319,303          360,029             388,306
  Notes payable.....................................   111,116          111,116             111,424
  Repurchase agreements.............................     1,457            1,457               1,457
  Credit facility...................................    20,000           20,000              20,000
  Interest rate swaps, treated as hedges, net(B)....    11,318          244,549              11,318
  Non-hedge derivative obligations(B)...............       304        See Below                 304

---------------
(A) Included in Deferred Costs, Net. The longest cap maturity is March 2009.

(B) Included in Deferred Hedging Liabilities. The longest swap maturity is July 2005.

     The methodologies used and key assumptions made to estimate fair value are as follows:

     MARKETABLE SECURITIES AVAILABLE FOR SALE -- The fair value of marketable securities is generally based upon quoted market price. The related unrealized holding gain or loss is reflected in accumulated other comprehensive income. The fair value of certain securities acquired from ICH, for which quoted market prices are not readily available, is estimated by means of price/yield analyses based on the Company's expected disposition strategies for such assets. Such assets include the Company's interest in a securitization executed by ICH (the "CMO Asset"). The CMO Asset has an estimated value of $3.1 million at December 31, 2001 based on a discount rate of 20% and estimated credit losses of $5.5 million. Increasing such estimated discount rate and credit losses to 25% and $7.3 million, respectively, would decrease the estimated value by $0.6 million and $0.5 million, respectively. The gross securitized assets underlying the CMO Asset aggregate $275.9 million (of which $3.5 million is delinquent) at December 31, 2001, subject to $264.3 million of debt.

     CBO COLLATERAL, NET -- The fair value of the REIT unsecured loans and CMBS is estimated by obtaining broker quotations.

     LOANS AND MORTGAGE POOLS RECEIVABLE, NET -- The fair value of floating-rate loans is estimated at their face amount. The fair value of fixed-rate or impaired loans is estimated by means of a discounted cash flow analysis, utilizing expected cash flows and discount rates estimated by management to approximate those that a willing buyer and seller might use.

     INTEREST RATE CAP AND SWAP AGREEMENTS -- The fair value of these agreements is estimated using current broker quotations.

     CBO AND OTHER BONDS PAYABLE -- For those bonds bearing floating rates at spreads over market indices, representing approximately $341.4 million of the CBO Bonds Payable, management believes that for similar financial instruments with comparable credit risks, the effective rates at December 31, 2001 approximate market rates. Accordingly, the carrying amount outstanding on these bonds is believed to

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES approximate fair value. For those bonds bearing fixed interest rates, values were obtained by discounting expected future payments by a rate calculated by inferring a spread over a market index on the date of borrowing.

     REPURCHASE AGREEMENTS, NOTES PAYABLE AND CREDIT FACILITY -- Management believes that for similar financial instruments with comparable credit risks, the stated interest rates at December 31, 2001 (all of which are floating rates at a spread over market indices) approximate market rates, with the exception of the Bell Canada Mortgage which bears interest at a fixed rate. Accordingly, the carrying amount outstanding is believed to approximate fair value except with respect to the Bell Canada Mortgage. The Bell Canada Mortgage was valued by discounting expected future payments by a rate calculated by inferring a spread over a market index on the date of borrowing.

     NON-HEDGE DERIVATIVE OBLIGATIONS -- These obligations are valued by reference to current broker quotations on similar instruments. These obligations represent two essentially offsetting interest rate caps and two essentially offsetting interest rate swaps, each with notional amounts of $32.5 million as of December 31, 2001, as well as an interest rate cap with a notional amount of $17.5 million as of December 31, 2001. The longest maturity of these derivatives is July 2038.

8. REPURCHASE AGREEMENTS

     The following table presents certain information regarding the Company's securities and loan pools (including foreclosed real estate) sold under agreements to repurchase:

                     ASSET CARRYING VALUE      REPURCHASE OBLIGATION    CURRENT
          TYPE OF   -----------------------   -----------------------   INTEREST    CURRENT
MATURITY   ASSET    12/31/2001   12/31/2000   12/31/2001   12/31/2000     RATE     MATURITY
--------  --------  ----------   ----------   ----------   ----------   --------   ---------
30 to 90  Mortgage                                                       LIBOR
  Days     loans      $3,940      $17,855       $1,457      $ 6,827     +1.35%     One-Month
Over 90   Mortgage
  Days     loans          --       11,575           --        9,467
                      ------      -------       ------      -------
                      $3,940      $29,430       $1,457      $16,294
                      ======      =======       ======      =======

     The repurchase agreements bore interest at weighted average rates of 3.26% and 8.94% at December 31, 2001 and 2000, respectively.

9. NOTES PAYABLE AND CREDIT FACILITY

     The following table presents certain information regarding the Company's notes payable and credit facility:

                                             CARRYING AMOUNT
                                         -----------------------
          NOTE              MATURITY     12/31/2001   12/31/2000          INTEREST RATE
------------------------  -------------  ----------   ----------   ----------------------------
Bell Canada Mortgage       April 2002     $ 31,412     $ 34,233               7.25%
Belgian Mortgage          November 2016     55,149       61,694           Euribor+1.49%
                                                                   (4.90% at December 31, 2001)
GSA Kansas City Mortgage  November 2002     24,555       24,800            LIBOR+1.40%
                                                                   (3.34% at December 31, 2001)
                                          --------     --------
                                          $111,116     $120,727
                                          ========     ========
Credit Facility             July 2003     $ 20,000     $ 33,000            LIBOR+4.25%
                                                                   (6.38% at December 31, 2001)

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

     Two previously existing mortgages totaling approximately $252.8 million were repaid in May 1999 with proceeds from the GSA Securitization (Note 10) resulting in a loss on debt extinguishment of $2.3 million (comprised of a prepayment penalty of $0.8 million and the write off of deferred financing costs of $1.5 million) which is classified as an extraordinary item on the Company's 1999 consolidated statement of operations.

     In March 1999, the Company obtained debt financing (the "Bell Canada Mortgage") secured by the Bell Canada Properties. In November 1999, the Company obtained debt financing (the "Belgian Mortgage") secured by the Belgian Properties and a mortgage (the "GSA Kansas City Mortgage") secured by a newly acquired GSA Property. The Company has hedged its exposure to the risk of changes in market interest rates with respect to the Belgian Mortgage and the GSA Kansas City Mortgage by obtaining interest rate caps. In November 2001, the Company extended the term and modified the rate on the Belgian Mortgage and obtained a new interest rate cap related thereto.

     In July 2000, the Company and Fortress Partners LP, its subsidiary, entered into a $40 million revolving credit agreement (the "Credit Facility"). The Company has hedged its exposure to the risk of changes in market interest rates with respect to the Credit Facility by entering into an interest rate swap.

10. COLLATERALIZED BOND OBLIGATIONS ("CBO") AND BONDS PAYABLE

                                                                           OUTSTANDING
                                                                         CARRYING AMOUNT
                                                                       -------------------
BOND ISSUE                                     FINAL STATED MATURITY   12/31/01   12/31/00
----------                                     ---------------------   --------   --------
CBO Securitization...........................        July 2038         $445,514   $424,972
                                                                       ========   ========
OTHER BONDS
GSA Securitization...........................        May 2011          $319,303   $331,801
Loan Portfolio Securitization................                                --     48,862
                                                                       --------   --------
                                                                       $319,303   $380,663
                                                                       ========   ========

     In July 1999, the Company completed a transaction (the "CBO
Securitization") whereby the CBO Collateral (Note 5) was contributed to a consolidated subsidiary of the Company (the "CBO Trust") which issued $437.5 million of investment grade senior securities and $62.5 million of non-investment grade subordinated securities (collectively, the "CBO Securities") in a private placement. As a result of the CBO Securitization, the existing repurchase agreement on the CBO Collateral (Note 5) was repaid.

     In November 2001, the Company sold, through its wholly-owned subsidiary, the retained subordinated $17.5 million Class E Note (the "Note") issued by Fortress CBO Investments I, Ltd. for approximately $18.5 million. The Note bears interest at a fixed rate of 8.0% and has a stated maturity of June 2038. The sale of the Note represents an issuance of debt and has been recorded as additional CBO Bonds Payable. The Company anticipates that the Note will become part of the CBO II Collateral (Note 5).

     At December 31, 2001, the subordinated securities other than the Note were retained by the Company. The issued securities, which bore interest at a weighted average effective rate, including discount and cost amortization, of 4.50%, had an expected weighted average life of approximately 6.3 years at December 31, 2001. Two classes of the outstanding CBO Securities bear floating interest rates. The Company has obtained an interest rate swap and cap in order to hedge its exposure to the risk of changes in market interest rates with respect to these securities, at an initial cost of approximately $14.3 million. In addition, in connection with the sale of two classes of the CBO Securities, the Company entered into two interest rate swaps and three interest rate cap agreements that do not qualify for hedge accounting. Changes in the values of these instruments have been recorded currently in income.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

     In May 1999, the Company executed a securitization (the "GSA Securitization") to finance fourteen of the GSA Properties (Note 4) on a long-term basis. The securitization was a two-prong financing pursuant to which the Company caused the issuance and sale of the following classes of securities:
(1) $223.2 million of "AAA" rated certificates which pay current interest and principal, amortize over the life of the transaction and are secured by a portion of the lease cash flows on the properties and (2) $175.9 million of current interest paying certificates which have a bullet principal payment at maturity, ratings from "AA" to "BBB" and are secured primarily by the residual value of the properties. The securitization has a weighted average effective interest rate, including discount and cost amortization, of approximately 7.04%.

     In November 1999, the Company securitized a US commercial mortgage loan portfolio by issuing $55.6 million of bonds that bear interest at a weighted average stated rate of LIBOR +1.8%. The bonds were also secured by a $15.0 million letter of credit, bearing interest at LIBOR +2.5%, with a maturity date of December 2004, under which no amounts were drawn. These bonds were fully repaid in December 2001.

     The Company's long-term debt, including its repurchase agreements, notes payable, credit facility, CBO and bonds payable, matures as follows (gross of discounts of $50.2 million):

2002.............................................   $ 80,664
2003.............................................     36,097
2004.............................................     22,058
2005.............................................     23,689
2006.............................................     25,286
Thereafter.......................................    759,808
                                                    --------
                                                    $947,602
                                                    ========

11. STOCK OPTION PLAN

     In June 1998, the Company (with the approval of the board of directors) adopted a non-qualified stock option plan (the "Option Plan") for non-employee directors and the Manager. The non-employee directors were granted options in 1998 to acquire an aggregate of 6,000 shares of common stock at a price of $20 per share, which were fully exercisable upon issuance. The fair value of such options was not material at the date of grant. For the purpose of compensating the Manager for its successful efforts in raising capital for the Company, the Manager was granted options in 1998 representing the right to acquire 2,091,673 shares of common stock (or, at the election of the Manager, units in the Operating Partnership) at an exercise price per share of common stock equal to $20.00 at December 31, 2001, with such price subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events (including capital dividends and capital distributions made by the Company). The 2,091,673 shares represented an amount equal to 10% of the shares of common stock and units of the Company outstanding after the Company's stock issuances in 1998.

     The options granted to the Manager were fully vested upon issuance and were exercisable beginning on June 5, 1999. From and after such date, one thirtieth of the options became exercisable on the first day of each of the following thirty calendar months, or earlier upon the occurrence of certain events, such as a change in control of the Company or the termination of the Management Agreement. The options expire on June 5, 2008.

     The fair value of the options granted to the Manager at the date of grant was approximately $3.6 million. The Company estimated this value by reference to the volatility and dividend yields of the

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

Morgan Stanley REIT Index that were approximately 15.4% and 7.1%, respectively, together with an expected life assumption of 5 years, and a risk-free rate assumption of 4.88%. Since the Company's common stock was not publicly traded at December 31, 2001 and the Option Plan has characteristics significantly different from those of traded options, the actual value of the options could vary materially from management's estimate.

12. MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

     The Company entered into the Management Agreement with the Manager in June 1998, which provides for an initial term of three years with automatic one-year extensions, subject to certain termination rights. After the initial three year term, the Manager's performance will be reviewed annually and the Management Agreement may be terminated by the Company by payment of a termination fee, as defined in the Management Agreement, upon the affirmative vote of at least two-thirds of the independent directors, or by a majority vote of the holders of common stock. Pursuant to the Management Agreement, the Manager, under the supervision of the Company's board of directors, will formulate investment strategies, arrange for the acquisition of assets, arrange for financing, monitor the performance of the Company's assets and provide certain advisory, administrative and managerial services in connection with the operations of the Company. For performing these services, the Company will pay the Manager an annual management fee equal to 1.5% of the gross equity of the Company, as defined. The management fee incurred in 2001, 2000 and 1999 was $4.8 million, $5.1 million and $5.6 million, respectively.

     An affiliate of the Manager holds units for a nominal percentage of the Operating Partnership. To provide an incentive for the Manager to enhance the value of the common stock, the Manager's affiliate is entitled to receive a quarterly incentive return (the "Incentive Return") on its units on a cumulative, but not compounding, basis in an amount equal to the product of (A) 25% of the dollar amount by which (1) (a) the Funds from Operations, as defined (before the Incentive Return) of the Company per share of common stock and per unit (based on the weighted average number of shares of common stock and units outstanding) plus (b) gains (or losses) from debt restructuring and from sales of property and other assets per share of common stock and per unit (based on the weighted average number of shares of common stock and units outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share of common stock and units in the Private Offering, and in any subsequent offerings by the Company (adjusted for prior capital dividends or capital distributions) multiplied by (b) a simple interest rate of 10% per annum (divided by four to adjust for quarterly calculations) multiplied by (B) the weighted average number of shares of common stock and units outstanding. No Incentive Return was incurred for 2000 or 1999. During the year ended December 31, 2001, an Incentive Return of $2.8 million was accrued. This amount is included in Incentive Return and Due to Affiliates.

     The Management Agreement provides that the Company will reimburse the Manager for various expenses incurred by the Manager or its officers, employees and agents on the Company's behalf, including costs of legal, accounting, tax, auditing, administrative and other similar services rendered for the Company by providers retained by the Manager or, if provided by the Manager's employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis. The Company incurred $0.9 million, $1.6 million and $1.8 million in 2001, 2000 and 1999, respectively, of reimbursement to the Manager for eligible services provided by the Manager's employees on behalf of the Company.

     The Company has a $68.2 million investment in the Fund and a $5.0 million investment in Austin, which are accounted for under the equity method. The Company also owns an investment in the Managing Member of the Fund, which is consolidated. As a result of this investment, the Company is entitled to an Incentive Return from the Fund. The Manager of the Company also manages the Fund. For a more complete discussion of these relationships, see Note 6.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

     In January 2001, an employee co-investment program was adopted whereby certain employees of the Manager and of Fortress Registered Investment Trust's ("FRIT") operating subsidiary will have the opportunity to invest in the Fund by purchasing part of the Company's investment. FRIT is the Fund's investment vehicle. The purpose of the program is to align the interests of FRIT's employees and the employees of the Manager with those of the Fund's Investors, including the Company, and to enable the Manager and FRIT to retain such employees and provide them with appropriate incentives and rewards for their performance. These employees are integral to the success of the Company and the Fund. Certain of the employees of the Manager are officers of the Company and the Fund and/or provide management services to the Company and the Fund. No employees of the Fund are officers of the Company or provide management services to the Company. The Company has set aside $10.0 million of its commitment to the Fund for this program, of which $6.9 million has been allocated, and will finance approximately 80% of the employee investments via non-recourse loans through Austin, which are secured by such employees' interest in the Fund. The loans, which are included in Due from Affiliates, bear interest at 10%, which is payable currently from distributions from the Fund, and mature upon liquidation of the Fund. The principal balance of, and any unpaid interest on, these loans is payable at maturity. At December 31, 2001, Austin was owed $3.2 million of principal and less than $0.1 million of interest in connection with this financing. The Manager will fund up to $0.1 million of the purchase price of these commitments on behalf of employees.

     At December 31, 2001, Due From (To) Affiliates is comprised of $26.1 million of Incentive Return receivable, $3.2 million receivable from Austin primarily related to the co-investment program, $2.8 million of Incentive Return payable, $0.4 million of management fees payable and $0.4 million of expense reimbursements payable.

     HOLDINGS OF FORTRESS SECURITIES BY THE MANAGER -- The Manager holds options to purchase 2,091,673 shares of the common stock of the Company, as more fully described in Note 11. Additionally, an affiliate of the Manager owns 2,700,189 shares of the common stock of the Company. The principal owners and executive officers of the Manager also serve as directors and officers of the Company.

13. COMMITMENTS AND CONTINGENCIES

     PRIVATE EQUITY FUND -- The Company and its affiliates have committed to contribute $100 million to the Fund (see Note 6), along with other major institutional investors who, together with Newcastle and its affiliates, have committed approximately $872.8 million to the Fund over the three years ending April 28, 2003. The portion of the expenses payable by the Company in connection with raising the Fund, including placement agent fees, printing costs and legal fees is approximately $9.8 million, of which approximately $4.0 million was paid during the year ended December 31, 2001. Such amount was recorded as an adjustment to the basis of the Company's investment in the Fund and is being amortized over the expected life of the Fund.

     STOCKHOLDER RIGHTS AGREEMENT -- The Company has adopted a stockholder rights agreement (the "Rights Agreement"). Pursuant to the terms of the Rights Agreement, the Company will attach to each share of common stock one preferred stock purchase right (a "Right"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share of Series A Junior Participation Preferred Stock, par value $0.01 per share, at a purchase price of $80 per unit. Initially, the Rights are not exercisable and are attached to and transfer and trade with the outstanding shares of common stock. The Rights will separate from the common stock and will become exercisable upon the acquisition or tender offer to acquire a 15% beneficial ownership interest by an acquiring person, as defined. The effect of the Rights Agreement will be to dilute the acquiring party's beneficial interest. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

     REGISTRATION RIGHTS AGREEMENT -- In connection with the Private Offering, the Company entered into a registration rights agreement which, among other things, required the Company to (1) file a registration statement (the "Registration Statement") with respect to the resale of common stock issued in the Private Offering within 90 days following the First Closing Date, as defined, of the Private Offering, (2) use its best efforts to cause such Registration Statement to be declared effective by the Securities and Exchange Commission (the "Commission"), and (3) use its best efforts to cause such Registration Statement to remain continuously effective until the second anniversary of the First Closing Date. The Company filed a registration statement on Form S-11 in September 1998 and an amendment thereto in April 1999. In October 2001, the Company filed a new registration statement on Form S-11, which included a potential public offering of additional shares, and filed five amendments thereto between December 2001 and February 2002. The SEC had comments to Amendment No. 5 and the Company is currently evaluating another amendment.

     PURCHASE AND SALE COMMITMENTS -- In the ordinary course of business, the Company enters into various commitments and letters of intent relating to the purchase and sale of loans and real estate. There can be no assurance that any of these transactions will ultimately be consummated. As of December 31, 2001, the Company was not subject to any such commitments.

     LITIGATION -- The Company is a defendant in legal actions from transactions conducted in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate liability, if any, arising from such actions which existed at December 31, 2001 will not materially affect the Company's consolidated results of operations or financial position.

     ENVIRONMENTAL COSTS -- As a commercial real estate owner, the Company is subject to potential environmental costs. At December 31, 2001, management of the Company is not aware of any environmental concerns that would have a material adverse effect on the Company's consolidated financial position or results of operations.

     DEBT COVENANTS -- The Company's long-term debt contains various customary loan covenants. Such covenants do not, in management's opinion, materially restrict the Company's investment strategy or ability to raise capital. The Company is in compliance with all of its loan covenants at December 31, 2001.

14. EARNINGS PER SHARE

     The Company is required to present both basic and diluted earnings per share ("EPS") on the face of its statement of operations. Basic EPS is calculated by dividing net income after preferred dividends and amortization by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by dividing net income after preferred dividends and amortization by the weighted average number of shares of common stock outstanding and the dilutive potential common shares related to outstanding stock options (Note 11). The option exercise price of $20.00 per share equals the initial issuance price and is subject to adjustment pursuant to such option agreements (Note 11). In the absence of an active trading market, the Company uses net book value per common share ($18.83, $18.22 and $16.96 at December 31, 2001, 2000 and 1999, respectively) to assess whether options are dilutive. Based upon the treasury stock method, the options are not dilutive for the periods ended December 31, 2001, 2000 or 1999.

15. SUBSEQUENT EVENTS

     In 2002, the Company has agreed to sell one of its GSA Properties (Note 4) with a net basis of $32.8 million for a gross purchase price of $34.5 million, subject to closing expenses, in the second quarter of 2002.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              MARCH 31, 2002    DECEMBER 31, 2001
                                                              --------------    -----------------
                                                               (UNAUDITED)
ASSETS
  Operating real estate, net................................    $  521,077         $  524,834
  CBO collateral, net.......................................       519,086            522,258
  Loans and mortgage pools receivable, net..................         3,824             10,675
  Marketable securities, available for sale.................        14,975             14,467
  Investments in unconsolidated subsidiaries................        72,340             73,208
  Cash and cash equivalents.................................        25,780             31,360
  Restricted cash...........................................        54,967             34,508
  Due from (to) affiliates..................................         9,198             25,688
  Deferred costs, net.......................................        17,545             17,988
  Receivables and other assets..............................        23,695             21,487
                                                                ----------         ----------
                                                                $1,262,487         $1,276,473
                                                                ==========         ==========
LIABILITIES, MINORITY INTEREST, REDEEMABLE PREFERRED STOCK
  AND STOCKHOLDERS' EQUITY
LIABILITIES
  CBO bonds payable.........................................    $  446,036         $  445,514
  Other bonds payable.......................................       316,007            319,303
  Notes payable.............................................       108,953            111,116
  Repurchase agreements.....................................         1,457              1,457
  Credit facility...........................................        40,000             20,000
  Deferred hedging liabilities..............................         8,591             11,732
  Dividends payable.........................................        10,531              8,882
  Accrued expenses and other liabilities....................        12,060             10,633
                                                                ----------         ----------
                                                                   943,635            928,637
                                                                ----------         ----------
MINORITY INTEREST...........................................         6,050             16,881
  Redeemable preferred stock, $.01 par value, 100,000,000
     shares authorized, 1,020,517 shares issued and
     outstanding............................................        20,410             20,410
STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, 500,000,000 shares
     authorized, 16,488,517 shares issued and outstanding at
     March 31, 2002 and December 31, 2001...................           165                165
  Additional paid-in capital................................       309,356            309,356
  Dividends in excess of earnings...........................       (17,427)            (7,767)
  Accumulated other comprehensive income....................           298              8,791
                                                                ----------         ----------
                                                                   292,392            310,545
                                                                ----------         ----------
                                                                $1,262,487         $1,276,473
                                                                ==========         ==========

                See notes to consolidated financial statements.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED   THREE MONTHS ENDED
                                                             MARCH 31, 2002       MARCH 31, 2001
                                                           ------------------   ------------------
REVENUES:
  Rental and escalation income...........................      $   19,886           $   20,804
  Interest and dividend income...........................          13,010               15,028
  Gain on settlement of investments......................           3,105                7,206
  Equity in earnings (losses) of unconsolidated
     subsidiaries........................................            (452)                (346)
  Incentive income.......................................         (12,810)                  --
  Other income...........................................               6                   78
                                                               ----------           ----------
                                                                   22,745               42,770
                                                               ----------           ----------
EXPENSES:
  Interest expense.......................................          14,100               17,326
  Property operating expense.............................           7,416                7,930
  Loan servicing and REO expense.........................             235                  242
  General and administrative expense.....................             762                  605
  Management fees........................................           1,363                1,434
  Incentive return.......................................             840                   --
  Depreciation and amortization..........................           3,571                3,398
                                                               ----------           ----------
                                                                   28,287               30,935
                                                               ----------           ----------
  Income before minority interest........................          (5,542)              11,835
  Minority Interest......................................           6,413                 (139)
                                                               ----------           ----------
NET INCOME...............................................             871               11,696
                                                               ----------           ----------
Preferred dividends and related accretion................            (638)                (630)
                                                               ----------           ----------
INCOME AVAILABLE FOR COMMON SHAREHOLDERS.................      $      233           $   11,066
                                                               ==========           ==========
NET INCOME PER COMMON SHARE, BASIC AND DILUTED...........      $     0.01           $     0.67
                                                               ==========           ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING, BASIC AND DILUTED...........................      16,488,517           16,499,765
                                                               ==========           ==========

                See notes to consolidated financial statements.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK
                                  (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                             (DOLLARS IN THOUSANDS)

                             REDEEMABLE PREFERRED                                                          ACCUM.
                                     STOCK              COMMON STOCK                         DIVIDENDS      OTHER    TOTAL STOCK-
                             ---------------------   -------------------   ADDITIONAL PD.   IN EXCESS OF    COMP.      HOLDERS'
                               SHARES      AMOUNT      SHARES     AMOUNT     IN CAPITAL       EARNINGS     INCOME       EQUITY
                             ----------   --------   ----------   ------   --------------   ------------   -------   ------------
STOCKHOLDERS'
  EQUITY -- DECEMBER 31,
  2001.....................  1,020,517    $20,410    16,488,517    $165       $309,356        $ (7,767)    $ 8,791     $310,545
Dividends declared.........         --         --            --      --             --         (10,531)         --      (10,531)
Comprehensive income:
  Net income...............         --         --            --      --             --             871                      871
  Unrealized (loss) on
     securities............         --         --            --      --             --              --      (9,071)      (9,071)
  Foreign currency
     translation...........         --         --            --      --             --              --        (486)        (486)
  Unrealized gain on
     derivatives designated
     as cash flow hedges...         --         --            --      --             --              --       1,064        1,064
                                                                                                                       --------
  Total comprehensive
     income................                                                                                              (7,622)
                             ---------    -------    ----------    ----       --------        --------     -------     --------
Stockholders'
  equity -- March 31,
  2002.....................  1,020,517    $20,410    16,488,517    $165       $309,356        $(17,427)    $   298     $292,392
                             =========    =======    ==========    ====       ========        ========     =======     ========
STOCKHOLDERS'
  EQUITY -- DECEMBER 31,
  2000.....................  1,020,517    $20,167    16,499,765    $165       $309,551        $ (7,666)    $(1,395)    $300,655
Dividends declared.........         --         --            --      --             --          (8,760)         --       (8,760)
Accretion of redeemable
  preferred stock..........         --        120            --      --             --            (120)         --         (120)
Transition
  adjustment -- deferred
  hedge gains and losses...         --         --            --      --             --              --      (1,795)      (1,795)
Comprehensive income:
  Net income...............         --         --            --      --             --          11,696          --       11,696
  Unrealized gain on
     securities............         --         --            --      --             --              --       2,242        2,242
  Unrealized loss on
     securities:
     reclassification
     adjustment............         --         --            --      --             --              --         954          954
  Foreign currency
     translation...........         --         --            --      --             --              --      (2,827)      (2,827)
  Unrealized (loss) on
     derivatives designated
     as cash flow hedges...         --         --            --      --             --              --      (1,952)      (1,952)
                                                                                                                       --------
  Total comprehensive
     income................                                                                                              10,113
                             ---------    -------    ----------    ----       --------        --------     -------     --------
Stockholders'
  equity -- March 31,
  2001.....................  1,020,517    $20,287    16,499,765    $165       $309,551        $ (4,850)    $(4,773)    $300,093
                             =========    =======    ==========    ====       ========        ========     =======     ========

                See notes to consolidated financial statements.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                           THREE MONTHS ENDED   THREE MONTHS ENDED
                                                             MARCH 31, 2002       MARCH 31, 2001
                                                           ------------------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................       $    871             $ 11,696
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.......................          3,571                3,398
     Accretion of discount and other amortization........         (1,060)                (458)
     Equity in (earnings) loss of unconsolidated
       subsidiaries......................................            452                  346
     Accrued incentive income............................         12,810                   --
     Minority interest...................................         (6,413)                 139
     Deferred rent.......................................           (427)                (579)
     (Gain)/loss on settlement of investments............         (3,105)              (7,206)
  Change in:
     Restricted cash.....................................           (926)                 179
     Receivables and other assets........................         (1,837)              (1,432)
     Accrued expenses and other liabilities..............          1,493                2,350
     Due from affiliates.................................          3,819                  (38)
                                                                --------             --------
       Net cash provided by operating activities.........          9,248                8,395
                                                                --------             --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase and improvement of operating real estate......         (1,002)              (1,900)
  Repayments of loan principal...........................          7,569                6,908
  Proceeds from settlement of loans and foreclosed real
     estate..............................................            289               25,369
  Contributions to unconsolidated subsidiaries...........         (5,029)              (8,593)
  Distributions from unconsolidated subsidiaries.........          3,450                4,706
  Purchase of CBO collateral.............................        (67,080)                  --
  Proceeds from sale of CBO collateral...................         65,940               22,624
  Deposit on CBO collateral..............................        (19,631)                  --
  Payment of deferred transaction costs..................           (491)              (4,358)
  Purchase of marketable securities......................           (108)                  --
  Proceeds from sale of marketable securities............             --                2,314
                                                                --------             --------
       Net cash provided by (used in) investing
          activities.....................................        (16,093)              47,070
                                                                --------             --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under repurchase agreements.................             --               10,000
  Repayments of repurchase agreements....................             --               (9,181)
  Repayments of notes payable............................         (1,027)                (204)
  Repayments of other bonds payable......................         (4,038)             (17,672)
  Draws under credit facility............................         20,000                7,000
  Repayments of credit facility..........................             --              (23,000)
  Minority interest contributions (distributions)........         (4,369)              (4,086)
  Dividends paid.........................................         (8,882)              (8,909)
  Payment of deferred financing costs....................           (419)                 (80)
                                                                --------             --------
       Net cash provided by (used in) financing
          activities.....................................          1,265              (46,132)
                                                                --------             --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....         (5,580)               9,333
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........         31,360               10,575
                                                                --------             --------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................       $ 25,780             $ 19,908
                                                                ========             ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest expense.......       $ 13,411             $ 16,243
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Common stock dividends declared but not paid...........       $  9,893             $     --
  Redeemable preferred stock dividends declared but not
     paid................................................       $    638             $     --

                See notes to consolidated financial statements.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002

1. GENERAL

     Newcastle Investment Corp. (formerly Fortress Investment Corp.) ("Newcastle" or the "Company") is a Maryland corporation that invests in real estate-related assets on a global basis. Its primary businesses are (1) investing in marketable real estate-related debt securities, (2) investing in commercial properties leased to third parties, (3) investing in Fortress Investment Fund LLC (the "Fund") and (4) investing in distressed, sub-performing and performing residential and commercial mortgage loans, or portfolios thereof, and related properties acquired in foreclosure or by deed-in-lieu of foreclosure.

     The consolidated financial statements include the accounts of Newcastle and its controlled subsidiaries, which include Fortress Partners, L.P. (the "Operating Partnership"), its primary investment subsidiary. Capitalized terms used herein, and not otherwise defined, are defined in the Company's December 31, 2001 financial statements.

     Newcastle was incorporated on May 11, 1998. During 1998, Newcastle sold 20,916,739 common shares for net proceeds of approximately $384.7 million, including 4,288 shares sold to certain employees of Fortress Investment Group LLC (the "Manager") for proceeds of approximately $0.1 million. In 2000 and 2001, Newcastle repurchased 4,428,222 shares of common stock for $32.4 million of cash and $46.3 million of Series A Cumulative Convertible Preferred Stock. At March 31, 2002, Newcastle had 16,488,517 common shares issued and outstanding.

     Newcastle has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 (the "Code"). As such, Newcastle will generally not be subject to federal income tax on that portion of its income that is distributed to shareholders if it distributes at least 90% of its REIT taxable income to its shareholders by the due date of its federal income tax return and complies with various other requirements.

     The Company has entered into a management agreement (the "Management Agreement") with the Manager under which the Manager advises the Company on various aspects of its business and manages its day-to-day operations, subject to the supervision of the Company's board of directors. For its services, the Manager receives an annual management fee, as defined in the Management Agreement. In addition, an affiliate of the Manager holds an equity interest in the Operating Partnership which provides for a Incentive Return.

     The accompanying consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principals generally accepted in the United States for interim financial reporting. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under accounting principals generally accepted in the United States have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows have been included and are of a normal and recurring nature. These financial statements should be read in conjunction with the Company's financial statements for the year ended December 31, 2001.

2. INFORMATION REGARDING BUSINESS SEGMENTS

     The Company conducts its business in four primary segments:
revenue-producing real estate, real estate debt securities, real estate loans, and its investment in the Fund.

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

     Summary financial data on the Company's segments is given below, together with a reconciliation to the same data for the Company as a whole (in thousands):

                                                  R.E. DEBT    REAL ESTATE
                                    REAL ESTATE   SECURITIES      LOANS        FUND     UNALLOCATED     TOTAL
                                    -----------   ----------   -----------   --------   -----------   ----------
MARCH 31, 2002 AND THE THREE
  MONTHS THEN ENDED
Gross revenues....................   $ 20,079      $ 15,420      $    94     $(12,832)    $   436     $   23,197
Operating expenses................     (7,700)          (64)        (121)          --      (2,731)       (10,616)
                                     --------      --------      -------     --------     -------     ----------
Operating income..................     12,379        15,356          (27)     (12,832)     (2,295)        12,581
Interest expense..................     (6,933)       (6,020)          --           --      (1,147)       (14,100)
Depreciation and amortization.....     (3,355)           --           --         (164)        (52)        (3,571)
Equity in earnings of
  unconsolidated subsidiaries.....         --            --           --         (479)         27           (452)
                                     --------      --------      -------     --------     -------     ----------
Income before minority interest...      2,091         9,336          (27)     (13,475)     (3,467)        (5,542)
Minority interest.................         --            --            8        6,405          --          6,413
                                     --------      --------      -------     --------     -------     ----------
Net Income........................   $  2,091      $  9,336      $   (19)    $ (7,070)    $(3,467)    $      871
                                     ========      ========      =======     ========     =======     ==========
Revenue derived from non-US
  sources:
  Canada..........................   $  3,918      $     --      $    --     $     --     $    --     $    3,918
                                     ========      ========      =======     ========     =======     ==========
  Belgium.........................   $  1,680      $     --      $    --     $     --     $    --     $    1,680
                                     ========      ========      =======     ========     =======     ==========
  Italy...........................   $     --      $     --      $    88     $     --     $    --     $       88
                                     ========      ========      =======     ========     =======     ==========
Total assets......................   $564,422      $577,120      $ 6,083     $ 78,335     $36,527     $1,262,487
                                     ========      ========      =======     ========     =======     ==========
Long-lived assets outside the US:
  Canada..........................   $ 50,734      $     --      $    --     $     --     $    --     $   50,734
                                     ========      ========      =======     ========     =======     ==========
  Belgium.........................   $ 66,673      $     --      $    --     $     --     $    --     $   66,673
                                     ========      ========      =======     ========     =======     ==========
DECEMBER 31, 2001
Total assets......................   $565,481      $560,155      $12,920     $ 97,562     $40,355     $1,276,473
                                     ========      ========      =======     ========     =======     ==========
Long-lived assets outside the US:
  Canada..........................   $ 51,060      $     --      $    --     $     --     $    --     $   51,060
                                     ========      ========      =======     ========     =======     ==========
  Belgium.........................   $ 68,399      $     --      $    --     $     --     $    --     $   68,399
                                     ========      ========      =======     ========     =======     ==========
THREE MONTHS ENDED MARCH 31, 2001
Gross revenues....................   $ 20,946      $ 18,059      $ 3,291     $    306     $   514     $   43,116
Operating expenses................     (8,247)          (56)        (113)          --      (1,795)       (10,211)
                                     --------      --------      -------     --------     -------     ----------
Operating income..................     12,699        18,003        3,178          306      (1,281)        32,905
Interest expense..................     (7,545)       (7,206)      (1,419)          --      (1,156)       (17,326)
Depreciation and amortization.....     (3,218)           --           --          (67)       (113)        (3,398)
Equity in earnings of
  unconsolidated subsidiaries.....         --            --           --          723      (1,069)          (346)
                                     --------      --------      -------     --------     -------     ----------
Income before minority interest...      1,936        10,797        1,759          962      (3,619)        11,835
Minority interest.................         --            --         (139)          --          --           (139)
                                     --------      --------      -------     --------     -------     ----------
Net Income........................   $  1,936      $ 10,797      $ 1,620     $    962     $(3,619)    $   11,696
                                     ========      ========      =======     ========     =======     ==========

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES

                                                  R.E. DEBT    REAL ESTATE
                                    REAL ESTATE   SECURITIES      LOANS        FUND     UNALLOCATED     TOTAL
                                    -----------   ----------   -----------   --------   -----------   ----------
Revenue derived from non-US
  sources:
  Canada..........................   $  4,415      $     --      $    71     $     --     $    --     $    4,486
                                     ========      ========      =======     ========     =======     ==========
  Belgium.........................   $  1,781      $     --      $    --     $     --     $    --     $    1,781
                                     ========      ========      =======     ========     =======     ==========
  Italy...........................   $     --      $     --      $   463     $     --     $    --     $      463
                                     ========      ========      =======     ========     =======     ==========

     Summarized financial information related to the Company's unconsolidated subsidiaries was as follows (in thousands):

                                              AUSTIN HOLDINGS            FORTRESS INVESTMENT FUND LLC(A)
                                       ------------------------------    --------------------------------
                                          3/31/02         12/31/01          3/31/02           12/31/01
                                       -------------    -------------    --------------    --------------
Assets...............................     $ 7,616          $ 7,947          $600,746          $612,083
Liabilities..........................      (2,501)          (2,353)               --                --
Minority Interest....................        (365)            (352)               --                --
                                          -------          -------          --------          --------
Equity...............................     $ 4,750          $ 5,242          $600,746          $612,083
                                          =======          =======          ========          ========
Equity held by Newcastle.............     $ 4,512          $ 4,977          $ 67,828          $ 68,231
                                          =======          =======          ========          ========

                                       THREE MONTHS     THREE MONTHS     THREE MONTHS     THREE MONTHS
                                       ENDED 3/30/02    ENDED 3/30/01    ENDED 3/30/02    ENDED 3/30/01
                                       -------------    -------------    -------------    -------------
Revenues.............................     $   305          $  (415)        $(27,003)        $ 24,008
Expenses.............................        (262)            (748)          (2,235)          (3,235)
Minority interest....................         (15)              38               --               --
                                          -------          -------         --------         --------
Net income...........................     $    28          $(1,125)        $(29,238)        $ 20,773
                                          =======          =======         ========         ========
Newcastle's equity in net income.....     $    27          $(1,069)        $   (479)        $    723
                                          =======          =======         ========         ========

---------------

(A) Fortress Investment Fund LLC's summary financial information is presented on a fair value basis, consistent with its internal basis of accounting, while Newcastle's equity is presented on a GAAP basis. Newcastle's equity in net income excludes its incentive income.

3. RECENT ACTIVITIES

     In March 2002, the Company declared a common dividend of $0.60 per common share which was paid in April 2002.

     In April 2002, the Company completed the CBO II Transaction whereby a consolidated subsidiary of the Company issued $444.0 million of investment grade senior securities and $56.0 million of non-investment grade subordinated securities (the "CBO II Securities") in a private placement. The senior securities were issued for net proceeds of $438.8 million after issue costs. The subordinated securities have been retained by the Company. The CBO II Securities are collateralized by (i) the Company's purchase, via a forward purchase arrangement with a large U.S. investment bank, of a portfolio of CMBS, unsecured REIT debt, asset-backed securities, and a limited amount of other securities with an aggregate principal balance of $411.3 million for approximately $399.1 million and (ii) restricted cash, which will be included in CBO Collateral, of $85.1 million (collectively, the "CBO II Collateral"). The senior securities, which bear interest at a weighted average effective rate, including discount and cost amortization, of approximately 3.69%, have an expected weighted average life of approximately 8.04 years. One class of the senior securities bears a floating interest rate. The Company obtained an interest rate swap and cap in

              NEWCASTLE INVESTMENT HOLDINGS CORP. AND SUBSIDIARIES order to hedge its exposure to the changes in market interest rates with respect to this security, at an initial cost of $1.2 million.

     In April 2002, a wholly owned subsidiary of the Company repurchased the $17.5 million Class E Note (the "Note") issued by Fortress CBO Investments I, Ltd. The repurchase of the Note represents a repayment of debt and will be recorded as a reduction of CBO Bonds Payable. The Note is included in the CBO II Collateral which was purchased in connection with the CBO II Transaction. The Note will be eliminated in consolidation.

     In April 2002, the Company refinanced the Bell Canada Properties by issuing approximately $37.6 million of investment grade debt securities in a private placement. The issued securities, which bear interest at a weighted average effective rate, including cost amortization, of approximately 6.70%, have an expected weighted average life of approximately 5.1 years. The Company has retained one class of the issued securities. The proceeds from the issued securities were used, in part, to repay the Bell Canada Mortgage.

     In May 2002, the Company sold one of its GSA Properties with a net basis of $32.7 million for a net purchase price of approximately $34.1 million.

     In May 2002, a wholly owned subsidiary of the Company sold its commercial property located in Brussels, Belgium. The gross proceeds from the sale aggregated approximately $8.6 million. The Company expects to realize a loss on the sale of the property of approximately $0.8 million.

4. DERIVATIVE INSTRUMENTS

     The following table summarizes the notional amounts and fair (carrying) values of the Company's derivative financial instruments as of March 31, 2002 (in thousands).

                                                                                        LONGEST
                                                      NOTIONAL AMOUNT    FAIR VALUE     MATURITY
                                                      ---------------    ----------    ----------
Interest rate caps treated as hedges, net(A)........     $229,547         $ 9,421      March 2009
Interest rate swaps, treated as hedges, net(B)......     $230,278         $(8,285)     July 2005
Non-hedge derivative obligations....................      (C)             $  (179)     July 2038

---------------

(A) Included in Deferred Costs, Net.

(B) Included in Deferred Hedging Liabilities.

(C) Represents two essentially offsetting interest rate caps and two essentially offsetting interest rate swaps, each with notional amounts of $32.5 million as of March 31, 2002, as well as an interest rate cap with a notional amount of $17.5 million as of March 31, 2002.

------------------------------------------------------
------------------------------------------------------

    PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER NEWCASTLE, NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

    UNTIL           , 2002, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                             PAGE
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................   16
Cautionary Statement Regarding Forward-
  looking Statements.......................   28
Use of Proceeds............................   29
Distribution Policy........................   29
Capitalization.............................   32
Dilution...................................   33
Selected Pro Forma Consolidated Financial
  Information..............................   34
Selected Historical Consolidated Financial
  Information..............................   37
Management's Discussion and Analysis of Pro
  Forma Financial Condition and Results of
  Operations...............................   41
Management's Discussion and Analysis of
  Historical Financial Condition and
  Results of Operations....................   50
Newcastle Investment Corp..................   64
Our Manager and the Management Agreement...   81
Management.................................   90
Certain Relationships and Related Party
  Transactions.............................   94
Security Ownership of Certain Beneficial
  Owners and Management....................   95
Description of Capital Stock...............   97
Shares Eligible for Future Sale............  103
Important Provisions of Maryland Law and of
  Our Charter and Bylaws...................  105
Federal Income Tax Considerations..........  108
ERISA Considerations.......................  124
Underwriting...............................  127
Legal Matters..............................  130
Experts....................................  130
Where You Can Find More Information........  130
Index to Financial Statements..............  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                 Newcastle Logo

                                   NEWCASTLE
                                INVESTMENT CORP.
                                             SHARES

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                            BEAR, STEARNS & CO. INC.

                                LEHMAN BROTHERS

                                BANC OF AMERICA
                                 SECURITIES LLC
                                          , 2002
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered.

Securities and Exchange Commission registration fee.........  $10,580.00
National Association of Securities Dealers, Inc. and Blue
  Sky Registration Fees.....................................           *
Printing and engraving expenses.............................           *
Legal Fees and Expenses.....................................           *
Accounting Fees and Expenses................................           *
Miscellaneous...............................................           *
                                                              ----------
     Total..................................................  $        *
                                                              ==========

---------------

* To be filed by amendment.

ITEM 32.  SALES TO SPECIAL PARTIES.

     See Item 33.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES

     On June   , 2002 we issued 1,000 shares of our common stock to Newcastle
Investment Holdings for $          . Prior to the closing of the offering of
which this registration statement relates, we will issue to Newcastle Investment
Holdings            shares of our common stock in exchange for certain assets.

     In May 1999, a special purpose subsidiary, Government Lease Trust (formed by Fortress GSA Securities L.L.C.), issued approximately $400 million face amount of securities in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S thereunder to qualified institutional buyers and persons outside the United States.

     In July 1999, Newcastle Investment Holdings, through special purpose subsidiaries, Fortress CBO Investments I, Limited, and Fortress CBO Investments I Corp., issued approximately $500 million of collateralized bond obligations in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S thereunder to qualified institutional buyers and persons outside the United States.

     In April 2002, Fortress Asset Trust issued approximately $70 million face amount of securities secured by the lease payments and by the five Bell Canada properties in a transaction exempt from the registration requirements of the U.S. Securities laws pursuant to Rule 144A and Regulation S thereunder to qualified institutional buyers and persons outside the United States.

     On April 25, 2002, Newcastle CDO I Limited and Newcastle CDO I Corp. issued $500 million face amount of collateralized bond obligations and other securities in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S thereunder to qualified institutional buyers and persons outside the United States.

ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company's Charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

     The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

     Maryland law requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) The following financial statements are being filed as part of this Registration Statement:

         PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         Consolidated Pro Forma Balance Sheet at March 31, 2002 (unaudited)

         Notes to Consolidated Pro Forma Balance Sheet at March 31, 2002 (unaudited)

         Consolidated Pro Forma Statement of Income for the Three Months Ended March 31, 2002 (unaudited)

         Notes to Consolidated Pro Forma Statement of Income for the Three Months Ended March 31, 2002 (unaudited)

         Consolidated Pro Forma Statement of Income for the Year Ended December 31, 2001 (unaudited)

         Notes to Consolidated Pro Forma Statement of Income for the Year Ended December 31, 2001(unaudited)

         Consolidated Pro Forma Statement of Income for the Three Months Ended March 31, 2001 (unaudited)

         Notes to Consolidated Pro Forma Statement of Income for the Three Months Ended March 31, 2001 (unaudited)

         Consolidated Pro Forma Statement of Income for the Year Ended December 31, 2000 (unaudited)

         Notes to Consolidated Pro Forma Statement of Income for the Year Ended December 31, 2000 (unaudited)

         Consolidated Pro Forma Statement of Income for the Year Ended December 31, 1999 (unaudited)

         Notes to Consolidated Pro Forma Statement of Income for the Year Ended December 31, 1999 (unaudited)

         HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

         Report of Independent Auditors

         Consolidated Balance Sheets at December 31, 2001 and 2000

         Consolidated Statements of Income for the Years Ended December 31, 2001, 2000 and 1999

         Consolidated Statements of Stockholders' Equity and Redeemable Preferred Stock for the Years Ended December 31, 2001, 2000 and 1999

         Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999

         Notes to Consolidated Financial Statements for the Years Ended December 31, 2001, 2000 and 1999

         Consolidated Balance Sheets at March 31, 2002 (unaudited) and December 31, 2001

         Consolidated Statements of Income for the Three Months Ended March 31, 2002 and 2001 (unaudited)

         Consolidated Statements of Stockholders' Equity and Redeemable Preferred Stock for the Three Months Ended March 31, 2002 and 2001 (unaudited)

         Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2002 and 2001 (unaudited)

         Notes to Consolidated Financial Statements for the Three Months Ended March 31, 2002 and 2001 (unaudited)

     (b) The following is a list of exhibits filed as part of this Registration Statement.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   1.1   Form of Underwriting Agreement*
   3.1   Articles of Incorporation of the Registrant
   3.2   By-laws of the Registrant
   4.1   Form of Certificate for Common Stock
   4.2   Form of Rights Agreement between the Registrant and American
         Stock Transfer & Trust Company, as Rights Agent
   5.1   Opinion of Piper Rudnick LLP relating to the legality of the common stock*
   8.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
  10.1   Management and Advisory Agreement, dated as of         ,
         2002 by and among the Registrant and Fortress Investment
         Group LLC*
  10.2   Limited Liability Company Agreement of Fortress Investment
         Group LLC, dated February 6, 1998
  10.3   Investment Guidelines
  10.4   Newcastle Investment Corp. Nonqualified Stock Option and
         Incentive Award Plan*
  10.5   Form of Stock Option Agreement*
  21.1   Subsidiaries of the Registrant*
  23.1   Consent of Ernst & Young LLP
  23.2   Consent of Piper Rudnick LP (contained in Exhibit 5.1)
  23.3   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (contained in Exhibit 8.1)
  23.4   Consent of David Grain
  23.5   Consent of Stuart McFarland

---------------

* To be filed by amendment.

ITEM 37.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (i) The undersigned registrant hereby undertakes that:

             (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1)
        or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             (2) For the purposes determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 14, 2002.

                                          NEWCASTLE INVESTMENT CORP.

                                          By: /s/ WESLEY R. EDENS
                                            ------------------------------------
                                              Name: Wesley R. Edens
                                              Title:   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----



              /s/ WESLEY R. EDENS                 Chief Executive Officer and Chairman   June 14, 2002
------------------------------------------------              of the Board
                Wesley R. Edens




              /s/ KENNETH M. RIIS                              President                 June 14, 2002
------------------------------------------------
                Kenneth M. Riis




              /s/ MICHAEL I. WIRTH                      Chief Financial Officer          June 14, 2002
------------------------------------------------        (Principal Financial and
                Michael I. Wirth                          Accounting Officer)




             /s/ RANDAL A. NARDONE                              Director                 June 14, 2002
------------------------------------------------
               Randal A. Nardone